Use these links to rapidly review the document
TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on October 17, 2002

Registration No. 333-98657

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

AMENDMENT NO. 1
 TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IESI Corporation
Subsidiary Guarantors Listed On
Schedules A Through C Hereto

(Exact name of registrants as specified in its charter)

Delaware	4953	75-2712191
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6125 Airport Freeway
Suite 202
Haltom City, Texas 76117
(817) 314-5800
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Charles F. Flood
President and Chief Executive Officer
IESI Corporation
6125 Airport Freeway
Suite 202
Haltom City, Texas 76117
(817) 314-5800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen B. Selbst, Esq.	Christopher V. Della Pietra, Esq.
Dov T. Schwell, Esq.	General Counsel
Jonathan Rochwarger, Esq.	IESI Corporation
McDermott, Will & Emery	2 Commerce Street
50 Rockefeller Plaza	Bayonne, New Jersey 07002
New York, NY 10020	(201) 437-5200
(212) 547-5400

        Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

10 1/4% Senior Subordinated Notes due 2012	$150,000,000	100%	$150,000,000	$13,800.00(2)

Subsidiary Guarantees of the 10 1/4% Senior Subordinated Notes due 2012	$150,000,000	N/A(3)	N/A(3)	N/A(3)

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act.
(2)
Previously paid in connection with the initial filing of this Registration Statement on August 23, 2002.
(3)
Pursuant to Rule 457(n) under the Securities Act, no additional registration fee is payable for the subsidiary guarantees.

        The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Schedule A

Additional Registrants
(Subsidiary Guarantors)

Exact Name of Additional Registrant as Specified in its Charter*	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number
IESI TX Corporation	Texas	75-2545116
IESI TX GP Corporation	Delaware	75-2826524
IESI NY Corporation	Delaware	13-3960687
IESI NJ Corporation	Delaware	13-3968203
IESI NJ Recycling Corporation	Delaware	22-3598747
IESI AR Corporation	Arkansas	71-0529295
IESI AR Landfill Corporation	Arkansas	71-0671192
IESI MO Corporation	Missouri	62-1447008
IESI OK Corporation	Oklahoma	73-1497573
IESI PA Corporation	Delaware	52-2175834
IESI PA Bethlehem Landfill Corporation	Delaware	22-3575227
IESI PA Blue Ridge Landfill Corporation	Pennsylvania	23-1712936
IESI LA Corporation	Delaware	52-2274673
IESI LA Landfill Corporation	Delaware	52-2274680
Total Waste Systems, Inc.	Oklahoma	73-1483168
TWS, Inc.	Oklahoma	73-1195454
TWS of Southwestern Oklahoma, Inc.	Oklahoma	73-1514987
Ervin's Trash Service, Inc.	Oklahoma	73-1482135
Grand Lake Sanitation, Inc.	Oklahoma	73-1552301
TWS of Caddo County, Inc.	Oklahoma	73-1514992
Center Point Disposal, Inc.	Oklahoma	73-1535391
AMD Inc.	Oklahoma	73-1518191
Enviroclean Systems, Inc.	Mississippi	64-0796877

*
The address of each of the additional registrants is c/o IESI Corporation, 6125 Airport Freeway, Suite 202, Haltom City, Texas 76117, telephone (817) 314-5800. (The primary standard industrial classification number for each of the additional registrants set forth above is 4953.)

Schedule B

Additional Registrants
(Subsidiary Guarantors)

Exact Name of Additional Registrant as Specified in its Charter*	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number
IESI DE Corporation	Delaware	51-0410528
IESI DE LP Corporation	Delaware	51-0390773

*
The address of each of the additional registrants is c/o IESI Corporation, 6125 Airport Freeway, Suite 202, Haltom City, Texas 76117, telephone (817) 314-5800. (The primary standard industrial classification number for each of the additional registrants set forth above is 4953.)

Schedule C

Additional Registrants
(Subsidiary Guarantors)

Exact Name of Additional Registrant as Specified in its Charter*	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number
IESI TX Landfill LP	Texas	75-2826525
Central Louisiana Waste, LLC	Louisiana	72-1297074
Best Disposal Service, Inc.	Texas	75-2760717

*
The address of each of the additional registrants is c/o IESI Corporation, 6125 Airport Freeway, Suite 202, Haltom City, Texas 76117, telephone (817) 314-5800. (The primary standard industrial classification number for each of the additional registrants set forth above is 4953.)

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated            , 2002.

Prospectus

IESI Corporation
Offer To Exchange

$150,000,000 aggregate principal amount of 10 1/4% Senior Subordinated Notes due 2012, which have been registered under the Securities Act,
for any and all
outstanding, unregistered 10 1/4% Senior Subordinated Notes due 2012

        We are offering to exchange our 10 1/4% senior subordinated notes due 2012, or the exchange notes, for our currently outstanding 10 1/4% senior subordinated notes due 2012, or the outstanding notes. The exchange notes are substantially identical to the outstanding notes, except that the exchange notes have been registered under the Securities Act of 1933 and, therefore, will not have any transfer restrictions, will bear a different CUSIP number from the outstanding notes and will not entitle their holders to registration rights or rights to additional interest. The exchange notes will represent the same debt as the outstanding notes, and we will issue the exchange notes under the same indenture.

        The exchange notes will be fully and unconditionally guaranteed by all of our current and certain of our future subsidiaries. If we do not make scheduled payments on the exchange notes, the subsidiary guarantors will be required to make them for us. The exchange notes and the subsidiary guarantees will be unsecured senior subordinated obligations that will rank junior in right of payment to all of our and the subsidiary guarantors' existing and future senior debt and secured debt and that will rank equal in right of payment to our and the subsidiary guarantors' future senior subordinated debt.

        The principal terms of the exchange offer are as follows:

  •
  The exchange offer expires at 5:00 p.m., New York City time, on                        , 2002, unless extended.

  •
  We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

  •
  You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

  •
  The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes.

  •
  We will not receive any proceeds from the exchange offer.

  •
  No public market exists for the outstanding notes or the exchange notes. We do not intend to apply for listing of the exchange notes on any securities exchange or to arrange for them to be quoted on Nasdaq.

        Investing in the exchange notes involves risks. See "Risk Factors" beginning on page 14.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                 , 2002

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal delivered with this prospectus states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired by the broker-dealer as a result of market-making or other trading activities. We have agreed that, for a period of 180 days after the date of expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

TABLE OF CONTENTS

Where You Can Find More Information
Competitive Position Data
Prospectus Summary
Risk Factors
Forward-Looking Statements
Use of Proceeds
Capitalization
Unaudited Pro Forma Consolidated Financial Data
Selected Historical Consolidated Financial Data
Management's Discussion and Analysis of Financial Condition and Results of Operations
Business
Management
Security Ownership of Certain Beneficial Owners and Management
Certain Relationships and Related Transactions
The Exchange Offer
Description of Senior Credit Facility
Description of Capital Stock
Description of the Exchange Notes
Material U.S. Federal Income Tax Considerations
Plan of Distribution
Legal Matters
Experts
Index to Financial Statements

        In this prospectus:

  •
  "IESI," "the Company," "we," "us" or "our" refers to IESI Corporation and its direct and indirect subsidiaries on a consolidated basis;

  •
  "Outstanding notes" refers to the 10 1/4% senior subordinated notes due 2012 that were issued on June 12, 2002 and "exchange notes" refers to the 10 1/4% senior subordinated notes due 2012 offered pursuant to this prospectus. We sometimes refer to the outstanding notes and the exchange notes collectively as the "notes"; and

  •
  "Exchange offer" refers to our offer to exchange exchange notes for outstanding notes pursuant to this prospectus.

        WE HAVE NOT AUTHORIZED ANY DEALER, SALESMAN OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY INFORMATION OR REPRESENTATION NOT CONTAINED IN THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS CONSTITUTES A PART AS IF WE HAD AUTHORIZED IT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, NOR DOES THIS PROSPECTUS CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN

i

OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the U.S. Securities and Exchange Commission, or the SEC, a registration statement on Form S-4, or the exchange offer registration statement, which term shall encompass all amendments, exhibits, annexes and schedules to the registration statement, pursuant to the Securities Act of 1933 and the rules and regulations thereunder, which we refer to collectively as the Securities Act, covering the exchange notes being offered in the exchange offer. This prospectus constitutes a part of that registration statement. This prospectus does not contain all the information in the exchange offer registration statement because some parts have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the exchange offer, you should refer to the exchange offer registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. For a more complete understanding and description of each contract, agreement and other document filed as an exhibit to the exchange offer registration statement, we encourage you to read the contracts, agreements and other documents contained in the exhibits. As a result of the exchange offer, we will become subject to the periodic reporting and informational requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which we refer to collectively as the Exchange Act.

        You may inspect a copy of the exchange offer registration statement, the periodic reports and other documents we file with the SEC without charge at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any part of the exchange offer registration statement, periodic reports or such other documents may be obtained after payment of fees prescribed by the SEC from the SEC's public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC's web site at http://www.sec.gov.

        The indenture for the notes provides that we will furnish to the holders of the notes copies of the periodic reports required to be filed by us with the SEC under the Exchange Act. Even if we are not subject to the periodic reporting and informational requirements of the Exchange Act, we will provide to the holders of the notes within the time periods specified in the SEC's rules and regulations all quarterly and annual financial information that would be required to be contained in filings with the SEC on Forms 10-Q and 10-K if we were required to file such Forms, including, with respect to the annual information only, a report on our annual financial statements by our certified independent accountants, and all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. We will also make such information available to prospective purchasers of the notes upon request.

COMPETITIVE POSITION DATA

        There are no independent third-party sources that publicly disseminate competitive position data for all of the markets or areas in which we compete. Accordingly, a substantial part of the competitive position data in this prospectus is based on data compiled by us for use in the ordinary course of our business to assess our competitive position, which has not been independently verified. Some data with respect to operations or financial information regarding other companies have been derived, where available, from data published by those companies or from other sources that we believe to be reliable, but have not been independently verified by us. Many of our competitors do not publish data with respect to operations or financial information and, accordingly, we have compiled the data based on our estimates. Although we believe that our estimates are reasonable, they have not been verified by independent third-party sources.

ii

PROSPECTUS SUMMARY

        This summary contains basic information about us and the exchange offer and highlights material information contained elsewhere in this prospectus. Because it is only a summary, it does not include all the information you should consider before participating in the exchange offer. Please review this prospectus in its entirety, including the risk factors and our and certain other parties' financial statements and the related notes, before you decide to participate. Competitive position data are based on data compiled by us in the ordinary course of business, but without independent verification, and to a lesser degree on other sources, where available, which we believe to be reliable but which we have not independently verified.

The Company

        We are one of the leading regional, non-hazardous solid waste management companies in the United States and more than 80% of our collection revenue in 2001 was generated in areas where we believe we are among the top three commercial providers. We provide collection, transfer, disposal and recycling services in two geographic regions: our South Region, consisting of Texas, Louisiana, Oklahoma, Arkansas and Missouri; and our Northeast Region, consisting of New York, New Jersey, Pennsylvania and Maryland. We are the tenth largest, and the third largest privately-held, service provider in the approximately $43 billion non-hazardous solid waste management industry in the United States.

        We were founded in 1995 and have grown rapidly through a combination of strategic acquisitions and internal growth. From 1997 through 2001, we grew our revenue at a 106% compounded annual growth rate, or CAGR, and our adjusted EBITDA, which we define on page 12, at a 198% CAGR. We generated internal growth of 18.7% in 2001, 14.7% in 2000 and 18.6% in 1999. From 1997 through the 12 months ended June 30, 2002, we also increased our adjusted EBITDA margins from 5.4% to 23.7% and our operating profit margins from (7.7)% to 9.9%. We currently serve more than 400,000 residential customers and approximately 50,000 commercial and industrial customers. We generated revenue of $195.6 million, adjusted EBITDA of $46.4 million and income from operations of $19.4 million during the 12 months ended June 30, 2002.

        We provide our services through a network of vertically integrated assets, including 36 collection operations, 22 transfer stations, 13 landfills, seven recycling facilities and a fleet of more than 550 collection vehicles. During the 12 months ended June 30, 2002, our collection operations generated 66.0%, our transfer operations generated 23.4%, our disposal operations generated 7.0%, and our recycling and other operations generated 3.6%, of our revenue. We currently internalize—transfer and dispose of at our own landfills—approximately 40% of the solid waste that we handle.

        Our South Region.    Our South Region consists of nine districts in Texas, Louisiana, Oklahoma, Arkansas and Missouri, and currently serves more than 400,000 residential customers and 37,000 commercial and industrial customers. In this region, we operate 33 collection operations, 17 transfer stations, 11 landfills and six recycling facilities. Our South Region generated revenue of $114.3 million, EBITDA before corporate overhead of $32.7 million and income from operations before corporate overhead of $14.7 million during the 12 months ended June 30, 2002. A substantial majority of our operations in this region are fully or partially integrated, enabling us to internalize approximately 44% of the waste we handle, which allows for increased operating leverage and strong margins.

        Our Northeast Region.    Our Northeast Region consists of our operations in New York, New Jersey, Pennsylvania and Maryland, and currently serves more than 13,000 commercial customers. In this region, we operate three collection operations, five transfer stations, two landfills and one recycling facility. Our Northeast Region generated revenue of $81.3 million, EBITDA before corporate overhead of $19.0 million and income from operations before corporate overhead of $11.3 million during the 12 months ended June 30, 2002. We currently internalize approximately 30% of the total volume of waste we handle in our Northeast Region, thereby enhancing the profitability of our Northeast Region operations.

        Our Northeast Region primarily serves the New York City market, the largest solid waste market in any metropolitan area in the United States with estimated annual revenue of more than $1 billion. We are party to municipal contracts with the City of New York which provide for us to transfer and dispose of up to an aggregate of 1,650 tons of municipal solid waste, or MSW, per day collected by the City. We are one of only four major companies that the City has contracted with to service its collected MSW. Our New York City collection operations are profitable on an EBITDA basis due to our concentration of high-margin accounts, particularly commercial office buildings in Manhattan, and our approximately 92% rate of internalization of the waste we collect in the City.

Industry Overview

        According to industry data, the non-hazardous solid waste management industry in the United States generated revenue of approximately $43 billion in 1999 and is growing at an annual rate of approximately 3%-4%. Growth in the industry is driven by a combination of population growth and economic activity. In addition, because waste disposal is an essential service, the volatility of the economic cycle has a lesser impact on industry growth.

        The non-hazardous solid waste management industry includes collection, transfer and landfill disposal of non-hazardous residential, commercial and industrial wastes; recovery of materials via recycling and composting; and the operation of waste-to-energy facilities. Collection, transfer and landfill disposal operations, the most localized segments of the industry, together account for nearly 90% of the industry's revenue. Landfill disposal is generally characterized as more capital intensive and profitable than the other segments of the industry.

        In the late 1990's, the non-hazardous solid waste management industry experienced a wave of consolidation that resulted in a few publicly-held companies providing nearly 60% of the collection and landfill services in the United States. Since that time, most of these companies have shifted their focus from external expansion to maximizing internal growth and profitability. Additionally, as a result of the foregoing, these large companies have been paring their operations and divesting assets that are of value to the smaller regional consolidators like us. We believe that the benefits of achieving economies of scale and other comparative advantages will lead to additional consolidation among privately-held regional and local companies.

Competitive Strengths

        We have built a growth-oriented business platform based on the following competitive strengths:

  •
  Predictable Revenue Stream with a Solid Base of Municipal Agreements—We estimate that, during 2001, more than 30% of our South Region's revenue was generated from municipal contracts, which typically grant us the exclusive right to collect MSW in a particular municipality, usually for a three to five year term, subject to renewal options. We also have municipal contracts with the City of New York that provide for us to transfer and dispose of up to an aggregate of 1,650 tons of solid waste per day collected by the City. These contracts represented approximately 35% of our Northeast Region's 2001 revenue. At September 30, 2002, we had 245 municipal contracts. In addition, because waste disposal is an essential service, the volatility of the economic cycle has a lesser impact on industry growth.

  •
  Proven Record of Acquisition-Based and Internal Growth—We have executed a selective acquisition strategy whereby we have completed more than 100 acquisitions during the last five years in our two regions. We have been successful in integrating acquired operations into our regions and capitalizing on the synergies created. In addition, we have been able to generate internal growth through price and volume increases. From 1997 through 2001, we grew our revenue at a CAGR of 106% and our adjusted EBITDA at a CAGR of 198%.

  •
  Leading Market Positions—More than 80% of our collection revenue in 2001 and in the first six months of 2002 was generated in areas where we believe we are among the top three commercial providers, as measured by collection routes. Within our two regions, we provide collection services in 35 areas, which we define based on the location of our operations and customers. In addition, in New York City, we are the third largest, and the leading privately-held, non-hazardous solid waste management company. These leading positions provide us with operating leverage and a competitive advantage in attracting and retaining customers as compared to our local competitors. For more information on how we define our collection areas, see "Business—Regional Structure."

  •
  Integrated Network of Assets and Regulatory Experience—We have built a network of integrated assets in many of our local markets which enables us to compete effectively and which, we believe, would be difficult, expensive and time-consuming for new competitors to reproduce or develop. We have significant experience in obtaining and maintaining the permits, authorizations and other types of approvals required under the extensive federal, state and local laws and regulations governing the solid waste management industry and believe we have a good reputation and relationship with industry regulators.

  •
  Experienced Management Team—Our core management team, consisting of our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Chief Development Officer, has 99 years of experience in the solid waste management industry.

Business Strategy

        We plan to continue growing our business and improving our margins by implementing our business strategy, the key elements of which include:

  •
  Provide Superior Customer Service—We continually aim to improve our customer service quality and offer value to our customers to solidify our relationships with corporate, municipal and residential accounts. We believe our individual market and customer focus distinguishes us from, and enables us to effectively compete with, larger waste management companies.

  •
  Continue to Improve Operational Efficiencies—Using efficient operating standards tailored to each of our markets, we track collection and disposal routing efficiency and equipment utilization. We implement cost controls, employee training and safety procedures and establish sales and marketing plans with a goal of improving margins and becoming a low cost operator. We believe that there are further opportunities to improve our operating margins and cash flow by achieving even higher rates of waste internalization.

  •
  Continue Expansion in Our South Region—We have developed leading positions in secondary markets in our South Region. We believe that our South Region has attractive growth potential on which we intend to capitalize through the following elements of our strategy:

  •
  Internal Growth. We seek to obtain new municipal contracts, focusing on municipalities that we can integrate into our existing infrastructure and whose waste flow we can internalize into our landfills. We also seek to increase revenue by soliciting new customers and by marketing additional or upgraded services.

  •
  "Tuck-In" Acquisitions. We intend to continue to expand with a selective acquisition strategy that has historically allowed us to gain market share. In our "tuck-in" acquisitions, we seek to consolidate collection routes into our existing operations while eliminating excess overhead and operating costs. In markets where we have landfill capacity, we internalize the volume, which increases our EBITDA and profit margins.

    •
    New Markets. We expect to make selective acquisitions in and around our South Region that are geographically close to our existing operations.

  •
  Maximize Profitability in Our Northeast Region—Our Northeast Region operations primarily serve New York City, which is the largest waste producing municipality in the United States. We intend to capitalize on this position by:

  •
  Increasing Capacity of Our Current Network. We are currently seeking to obtain permit modifications to expand the permitted volumes of waste that our landfills and transfer stations in our Northeast Region may handle. Increasing our permitted landfill volumes will enable us to internalize more of the waste we handle and thereby retain the margin generated by disposal operations that would otherwise be earned by third-party disposal facilities.

  •
  Acquiring Additional Landfills. We plan to acquire additional landfills to internalize more of the waste we handle, which will increase our capacity for, and margins on, waste that we currently dispose of in third-party facilities.

Recent Developments

        On June 30, 2002, we completed the acquisition in our South Region of Total Waste Systems, Inc., Center Point Disposal, Inc. and several related businesses for an aggregate purchase price of $20.7 million. Total Waste Systems, Center Point Disposal and these related businesses have an aggregate annual revenue of approximately $10.0 million and provide collection, transfer and disposal services to residential, commercial and industrial customers in approximately 80 communities in Oklahoma under long-term municipal contracts. In connection with this acquisition, we acquired three collection operations, one transfer station, the rights under five transfer station operating contracts, one MSW landfill and the rights under one construction and demolition, or C&D, landfill operating contract. In addition, since June 30, 2002, as contemplated by our business strategy, we have in the ordinary course of business completed, or are in the process of completing, the acquisition of other businesses and assets, none of which, either individually or in the aggregate, is expected to have a material effect on our business, results of operations or financial condition.

Additional Information

        IESI Corporation was incorporated in Delaware in 1995. Our principal executive offices are located at 6125 Airport Freeway, Suite 202, Haltom City, Texas 76117, and our telephone number is (817) 314-5800.

The Exchange Offer

        On June 12, 2002, we completed an offering of $150,000,000 aggregate principal amount of unregistered 10 1/4% senior subordinated notes due 2012 in a transaction exempt from the registration requirements of the Securities Act. These outstanding notes are fully and unconditionally guaranteed as to payment of principal and interest by the subsidiary guarantors. The exchange notes will be our obligations and will be entitled to the benefits of the indenture relating to the outstanding notes. The exchange notes will also be unconditionally guaranteed as to payment of principal and interest by the subsidiary guarantors. The form and terms of the exchange notes are substantially identical in all material respects to the form and terms of the outstanding notes, except that the exchange notes:

  •
  have been registered under the Securities Act and, therefore, will contain no restrictive legends;
  •
  will bear a different CUSIP number from the outstanding notes;
  •
  will not have registration rights; and
  •
  will not have the right to additional interest.

        The following is a brief summary of the terms of the exchange offer. It likely does not contain all the information that is important to you. For a more complete description of the exchange offer, see "The Exchange Offer."

The Exchange Offer	We are offering to exchange $1,000 principal amount of our 10 1/4% senior subordinated notes due 2012, which have been registered under the Securities Act, for each $1,000 principal amount of our currently outstanding, unregistered 10 1/4% senior subordinated notes due 2012. Outstanding notes may only be exchanged in integral multiples of $1,000 in principal amount.
Expiration of the Exchange Offer	The exchange offer will expire at 5:00 p.m., New York City time, on , 2002, unless we decide to extend the expiration date.
Registration Rights Agreement	The exchange offer is intended to satisfy your registration rights under the registration rights agreement we entered into with the initial purchasers of the outstanding notes. Those rights will terminate upon completion of the exchange offer. Under the registration rights agreement, we are required to pay liquidated damages in the form of additional interest on the outstanding notes in certain circumstances, including if the exchange offer registration statement is not declared effective by the SEC on or before December 9, 2002 or the exchange offer is not consummated within 40 days after the effective date of the exchange offer registration statement. See "The Exchange Offer—Additional Interest."
Resale of Exchange Notes	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to other parties unrelated to us, we believe that you can resell and transfer the exchange notes you receive pursuant to the exchange offer, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:
• any exchange notes to be received by you will be acquired in the ordinary course of your business;

• you are not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, the distribution of the exchange notes within the meaning of the Securities Act;
• you are not an "affiliate," as defined in Rule 405 under the Securities Act, of ours;
• if you are a broker-dealer, you have not entered into any arrangement with us or any of our "affiliates" to distribute the exchange notes; and
• if you are a broker-dealer and you will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, you will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."
Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions relating to compliance with applicable laws, interpretations by the staff of the SEC and orders of any governmental agency or court of competent jurisdiction, any of which we may waive. See "The Exchange Offer—Conditions to the Exchange Offer."
Procedures for Tendering Outstanding Notes	If you wish to accept the exchange offer, you must transmit a properly completed and signed letter of transmittal, together with all other documents required by the letter of transmittal, including the certificate or certificates representing your outstanding notes to be exchanged, to the exchange agent at the address set forth on the cover page of the letter of transmittal. These materials must be received by the exchange agent before 5:00 p.m., New York City time, on , 2002, the expiration date of the exchange offer. In the alternative, you can tender your outstanding notes by following the procedures for book-entry transfer, as described in this prospectus, prior to the expiration of the exchange offer. For more information on accepting the exchange offer and tendering your outstanding notes, see "The Exchange Offer—Procedures for Tendering" and —Book-Entry Transfer."
Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes that are held through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder of the outstanding notes promptly and instruct the registered holder to tender your notes on your behalf.
Guaranteed Delivery Procedures	If you cannot deliver your outstanding notes, the letter of transmittal or any other required documentation, or if you cannot comply with The Depository Trust Company's, or DTC's, standard operating procedures for electronic tenders, on time, you may tender your outstanding notes according to the guaranteed delivery procedures set forth under "The Exchange Offer—Guaranteed Delivery Procedures."

Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City time, on , 2002, the expiration date. To withdraw, you must send a written or facsimile transmission of your notice of withdrawal to the exchange event at the address set forth on the cover page of the letter of transmittal prior to the expiration of the exchange offer. A notice of withdrawal may also be made by electronic transmission through DTC's Automated Tender Offer Program. See "The Exchange Offer—Withdrawal of Tenders."
Acceptance of the Outstanding Notes and Delivery of the Exchange Notes	We will accept for exchange any and all outstanding notes that you properly tender in the exchange offer prior to the expiration of the exchange offer. We will issue and deliver the exchange notes promptly following the expiration of the exchange offer. See "The Exchange Offer—Terms of the Exchange Offer." If you are a broker-dealer and you receive exchange notes for your own account in exchange for outstanding notes, you must acknowledge that you will deliver a prospectus if you decide to resell your exchange notes. See "Plan of Distribution."
Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer.
U.S. Federal Income Tax Consequences	We believe that the exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable exchange for U.S. federal income tax purposes, but you should consult your tax adviser about the tax consequences of the exchange offer. See "Material U.S. Federal Income Tax Considerations."
Consequences of Failure to Exchange	If you are eligible to participate in the exchange offer and you do not tender your outstanding notes as described in this prospectus, you will not have any further registration rights. In that case, your outstanding notes will continue to be subject to restrictions on transfer. As a result of the restrictions on transfer and the availability of exchange notes, the outstanding notes are likely to be much less liquid than before the exchange offer. The outstanding notes will, after the exchange offer, bear interest at the same rate as the exchange notes. See "The Exchange Offer—Consequences of Failure to Exchange."
Exchange Agent	The Bank of New York, the trustee under the indenture for the notes, is serving as the exchange agent in connection with the exchange offer. The exchange agent can be contacted at Corporate Trust Operations, Reorganization Unit, 101 Barclay Street—7 East, New York, New York 10286, Attention: Mr. William Buckley, its facsimile number is (212) 815-1915 and its telephone number is (212) 815-5788.

The Exchange Notes

        The following is a brief summary of the terms of the exchange notes. It likely does not contain all the information that is important to you. For a more complete description of the terms of the exchange notes, see "Description of the Exchange Notes."

Issuer	IESI Corporation.
Notes Offered	$150,000,000 aggregate principal amount of 10 1/4% senior subordinated notes due 2012.
Maturity Date	June 15, 2012.
Interest
Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the outstanding notes surrendered in exchange for the exchange notes or, if no interest has been paid on the outstanding notes, from June 12, 2002. Interest on the exchange notes will be payable at a rate of 10 1/4% per annum semi-annually in arrears on June 15 and December 15 of each year, commencing December 15, 2002. No additional interest will be paid on outstanding notes tendered and accepted for exchange.
Ranking	The exchange notes and the subsidiary guarantees will rank:
• junior to all of our and the subsidiary guarantors' existing and future senior indebtedness and secured indebtedness, including any indebtedness under our senior credit facility;
• equally with any of our and the subsidiary guarantors' future senior subordinated indebtedness, including trade payables;
• senior to any of our and the subsidiary guarantors' future indebtedness expressly subordinated to the exchange notes and the subsidiary guarantees; and
• effectively junior to all of the liabilities of any future subsidiaries that do not guarantee the exchange notes.

As of September 30, 2002, the exchange notes and the subsidiary guarantees ranked junior to $28.6 million, including $6.2 million underlying letters of credit, outstanding under the revolving loan portion of our senior credit facility. In addition, under the indenture for the notes, we are permitted to incur additional senior indebtedness if we satisfy a fixed charge coverage ratio. We also have the ability under the indenture for the notes to incur additional specified senior indebtedness, including up to $240.0 million under senior credit facilities, regardless of whether or not we satisfy the fixed charge coverage ratio. See "Description of the Exchange Notes—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock."

Optional Redemption
We may redeem any of the exchange notes at any time on or after June 15, 2007, in whole or in part, in cash at the redemption prices listed under "Description of the Exchange Notes—Optional Redemption," plus accrued and unpaid interest to the date of redemption.

In addition, on any one or more occasions on or before June 15, 2005, we may redeem up to 35% of the aggregate principal amount of the exchange notes originally issued at a redemption price equal to 110.250% of the principal amount of the exchange notes, plus accrued and unpaid interest to the date of redemption, with the proceeds from certain public offerings of our equity securities. We may make that redemption only if, immediately after the redemption, at least 65% of the aggregate principal amount of the notes originally issued remain outstanding.
Change of Control
If a change of control occurs, we will be required to make an offer to repurchase the exchange notes. The purchase price will equal 101% of the principal amount of the exchange notes on the date of purchase, plus accrued and unpaid interest to the date of repurchase. However, we may not have sufficient funds at the time of the change of control to repurchase the notes. See "Risk Factors—Required Repurchase of the Notes Upon Change of Control—We may not be able to repurchase the notes upon a change of control."
Subsidiary Guarantees	The exchange notes will be fully and unconditionally and jointly and severally guaranteed on a senior subordinated unsecured basis by all of our current and certain of our future subsidiaries.
Certain Covenants	The indenture for the notes contains covenants that, among other things, limits our ability and the ability of our restricted subsidiaries to:
	•	incur additional debt;
	•	create liens;
	•	engage in sale-leaseback transactions;
	•	pay dividends or make other equity distributions;
	•	purchase or redeem capital stock;
	•	make investments;
	•	sell assets;
	•	engage in transactions with affiliates; and
	•	effect a consolidation or merger.
These limitations are subject to a number of important qualifications and exceptions. For more details, see "Description of the Exchange Notes—Certain Covenants."

Absence of Public Market for the Exchange Notes
The exchange notes are new securities for which there is currently no market. Although the initial purchasers of the outstanding notes have informed us that they currently intend to make a market in the exchange notes, they are not obligated to do so, and any such market-making activities may be discontinued at any time without notice Accordingly, we cannot assure you as to the development or liquidity of any market for the exchange notes. We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation of the exchange notes on Nasdaq.

Risk Factors

        See "Risk Factors" immediately following this summary for a discussion of certain risks relating to an investment in the exchange notes.

Summary Historical Consolidated Financial Data

        We set forth below our summary historical consolidated financial data. The information in the following table is qualified by reference to, and should be read in conjunction with, "Selected Historical Consolidated Financial Data," "Unaudited Pro Forma Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our and certain other parties' financial statements and the related notes included elsewhere in this prospectus.

        The summary historical statement of operations data for the years ended December 31, 1999, 2000 and 2001 set forth below have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary historical statement of operations data for the six-month periods ended June 30, 2001 and 2002 and the summary historical balance sheet data at June 30, 2002 set forth below have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The summary historical statement of operations data for the 12-month period ended June 30, 2002 set forth below have been derived from our unaudited consolidated financial statements not included in this prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the footnotes to our consolidated financial statements regarding acquisitions occurring in 1999, 2000, 2001 and 2002 which affect the comparability of the financial information presented.

        In the opinion of management, all adjustments considered necessary for a fair presentation have been included in our unaudited consolidated financial data. Interim results for the six months ended June 30, 2002 are not necessarily indicative of results that can be expected for the fiscal year ending December 31, 2002.

				Six Months Ended June 30,
	Year Ended December 31,					12 Months Ended June 30, 2002
	1999	2000	2001	2001	2002
	(dollars in thousands)
Statement of Operations Data:
Services revenue	$110,115	$139,634	$185,690	$89,131	$99,028	$195,587
Costs and expenses:
Operating	79,807	90,560	119,816	56,976	62,995	125,835
General and administrative	19,084	18,543	24,063	12,065	12,109	24,107
Depreciation, depletion and amortization	15,007	20,087	25,722	12,267	12,788	26,243

Total costs and expenses	113,898	129,190	169,601	81,308	87,892	176,185

Income (loss) from operations	(3,783)	10,444	16,089	7,823	11,136	19,402
Net Income (loss)	(10,066)	(1,055)	2,247	267	1,044	3,024
At June 30, 2002
(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$2,142
Working capital	7,719
Property and equipment, net	212,578
Goodwill, net	122,012
Other intangible assets, net	22,423
Total assets	392,388
Long-term debt (including current portion)	170,467
Redeemable, preferred stock	204,008
Stockholders' equity (deficit)	(26,454)

				Six Months Ended June 30,
	Year Ended December 31,					12 Months Ended June 30, 2002
	1999	2000	2001	2001	2002
	(dollars in thousands)
Other Financial Data:
Cash provided by (used in) operating activities	$(16,855)	$24,588	$28,803	$13,138	$6,386	$22,051
Cash used in investing activities	(101,409)	(76,035)	(48,642)	(23,345)	(39,730)	(65,027)
Cash provided by (used in) financing activities	118,501	54,471	16,938	7,277	33,314	42,975
EBITDA(1)	11,224	30,531	41,811	20,090	23,924	45,645
EBITDA margin(2)	10.2%	21.9%	22.5%	22.5%	24.1%	23.3%
Adjusted EBITDA(3)	11,224	30,531	43,381	20,874	23,924	46,431
Adjusted EBITDA margin(4)	10.2%	21.9%	23.4%	23.4%	24.1%	23.7%
Capital expenditures	22,429	25,034	30,805	14,260	10,744	27,289
Ratio of adjusted EBITDA to interest expense, net						4.0	x
Ratio of total debt to adjusted EBITDA						3.7	x

(1)
EBITDA represents earnings before interest (including loss on extinguishment of debt and loss on termination of interest rate swaps), income taxes, depreciation, depletion, amortization and other income (expense). The following table shows how we derive EBITDA:

				Six Months Ended June 30,
	Year Ended December 31,					12 Months Ended June 30, 2002
	1999	2000	2001	2001	2002
	(in thousands)
Net income (loss)	$(10,066)	$(1,055)	$(2,247)	$267	$1,044	$3,024
Interest expense, net	7,905	11,142	12,961	7,145	5,664	11,480
Loss on extinguishment of debt	—	—	—	—	586	586
Loss on termination of interest rate swaps	—	—	—	—	826	826
Income tax expense	83	171	703	246	2,963	3,420
Depreciation, depletion and amortization	15,007	20,087	25,722	12,267	12,788	26,243
Other income (expense), net(a)	(1,705)	186	178	165	53	66

EBITDA	$11,224	$30,531	$41,811	$20,090	$23,924	$45,645

  (a)
  Consists primarily of state franchise taxes and includes, in 1999, a one-time gain of $1.9 million realized on the sale of our Georgia and Tennessee operations.

  EBITDA is not a measure of operating income, operating performance or liquidity under generally accepted accounting principles, or GAAP. We present EBITDA because we understand it is used by some investors to determine a company's historical ability to service and incur debt and fund ongoing capital expenditures and because certain covenants in our borrowing agreements are tied to similar measures. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income (as determined in accordance with GAAP) as an indicator of our operating performance, or of cash flows from operating activities (as determined in accordance with GAAP), or as a measure of liquidity. In addition, because EBITDA is not calculated identically by all companies, our measurement of EBITDA may not be comparable to similarly titled measures reported by other companies. See our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

(2)
EBITDA margin represents EBITDA expressed as a percentage of revenue.

(3)
Adjusted EBITDA represents EBITDA before one-time charges of $1.2 million in 2001, $414,000 in the six months ended June 30, 2001 and $786,000 in the 12 months ended June 30, 2002 incurred to write off costs related to certain landfill development projects and one-time charges of $370,000 in 2001 and $370,000 in the six months ended June 30, 2001 primarily related to accounting and legal fees incurred in connection with an aborted equity and debt transaction conducted in late 2000 and in 2001. We believe disclosing adjusted EBITDA helps investors more meaningfully evaluate our ability to service debt. However, we urge investors to carefully review the GAAP financial information included in this prospectus. The following table shows how we derive adjusted EBITDA:

	Year Ended December 31, 2001	Six Months Ended June 30, 2001	12 Months Ended June 30, 2002
	(in thousands)
EBITDA	$41,811	$20,090	$45,645
Adjustments to EBITDA:
Landfill development projects	1,200	414	786
Aborted financing transaction	370	370	—

Adjusted EBITDA	$43,381	$20,874	$46,431

(4)
Adjusted EBITDA margin represents adjusted EBITDA expressed as a percentage of revenue.

RISK FACTORS

        The exchange notes, like the outstanding notes, entail the following risks. You should carefully consider the following risks, as well as the other information contained in this prospectus, before participating in the exchange offer.

Risks Relating to the Exchange Offer and Our Indebtedness

Improper Tenders of Outstanding Notes—If you do not properly tender your outstanding notes, your ability to transfer such outstanding notes will be adversely affected.

        We will only issue exchange notes in exchange for outstanding notes that are timely and properly tendered. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of outstanding notes. If you do not tender your outstanding notes, or if we do not accept your outstanding notes because you did not tender your outstanding notes properly, then, after we consummate the exchange offer, the outstanding notes that you hold will continue to be subject to the existing transfer restrictions. You may also have difficulty selling the outstanding notes because there will likely be fewer outstanding notes outstanding. Consequently, holders of outstanding notes who do not participate in the exchange offer could experience significant diminution in value of their outstanding notes, compared to the value of the exchange notes. In addition, if a large amount of outstanding notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such exchange notes.

        If you tender your outstanding notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes.

Substantial Leverage—Our substantial debt could adversely affect our financial condition and make it more difficult for us to make payments with respect to our debt, including the notes.

        We have a substantial amount of debt with significant debt service requirements. The following table shows important credit statistics as of June 30, 2002 (dollars in thousands):

Total indebtedness	$170,467
Redeemable preferred stock	204,008
Stockholders' deficit	(26,454)

        This leverage could have adverse consequences both for us and for you. For example, it could:

  •
  make it more difficult for us to satisfy our obligations with respect to our debt, including the notes;

  •
  make us more vulnerable to unfavorable economic conditions and competitive pressures in our industry;

  •
  limit our ability to borrow additional funds, whether for working capital, acquisitions, purchases of machinery, equipment or other assets, or otherwise;

  •
  require us to dedicate or reserve a large portion of our cash flow from operations to payments on our debt, which would prevent us from using it for other purposes;

  •
  limit our ability to plan for, or react to, changes in our business or the industry in which we operate; and

  •
  place us at a disadvantage compared to our competitors that have less debt in relation to cash flow.

Additional Borrowings Available—Despite our current indebtedness levels, we and our subsidiaries may be able to incur substantially more debt. This could exacerbate the risk described above.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The indenture for the notes restricts, but does not prohibit, our ability to incur additional indebtedness. There are a number of qualifications and exceptions to these restrictions that could allow us to incur substantial indebtedness, including under our senior credit facility. The revolving loan portion of our senior credit facility currently permits us to borrow up to an aggregate amount of $222.5 million, including up to $30.0 million underlying letters of credit, subject to satisfying certain financial ratios. As of September 30, 2002, $22.4 million had been borrowed, and there was $6.2 million underlying outstanding letters of credit, under the revolving loan portion, all of which would rank senior to the notes and the subsidiary guarantees. Subject to certain conditions, we may request an increase in the revolving loan portion of our senior credit facility of up to $13.3 million such that the total revolving loan portion would equal $235.8 million. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could increase. See "Capitalization," "Selected Historical Consolidated Financial Data," "Description of Senior Credit Facility" and "Description of the Exchange Notes."

Ability To Service Debt—We will require a significant amount of cash to service our debt, including the notes. Our ability to generate cash depends on many factors, some of which are beyond our control.

        As of June 30, 2002, we had outstanding an aggregate principal amount of $150.0 million of senior subordinated notes due 2012, $26.4 million under the revolving loan portion of our senior credit facility, including $6.2 million underlying letters of credit, and an aggregate principal amount of $267,000 under notes we issued to sellers in connection with certain acquisitions. If all of that debt was outstanding for an entire year at the rates in effect on June 30, 2002, our annual debt service, including principal and interest payments, would be $16.8 million. In August 2002, we entered into two interest rate swap agreements which we estimate, as of September 30, 2002, reduced our annual debt service by $1.6 million. As there are many variables involved, including fluctuating interest rates and levels of borrowing under the revolving loan portion of our senior credit facility, we cannot definitively predict what our actual debt service requirements will be in any given period. Holding other variables constant, including the nature and levels of our outstanding debt, a one percentage point increase in interest rates would decrease our annual pre-tax income and cash flow for the next year by $702,000.

        Our ability to make payments on our debt, including the notes, will depend on our ability to generate cash. Our success in doing so will depend on the results of our operations, which in turn depend on many factors, including those described in this "Risk Factors" section and elsewhere in this prospectus. Our ability to generate adequate cash is also subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Also, if we consummate acquisitions in the future, our needs for cash will increase. Accordingly, our business may not generate sufficient cash flow from operations, and future borrowings may not be available to us under our senior credit facility or otherwise, in an amount sufficient to enable us to pay our debt, including the notes, or to fund our other liquidity needs.

Events of Default—Our failure to comply with the covenants contained in our senior credit facility or the indenture for the notes, including as a result of events beyond our control, could result in an event of default, which could materially and adversely affect our operating results and financial condition.

        If a default under the indenture for the notes or our senior credit facility should occur, the holders of the notes or the lenders under our senior credit facility could elect to declare all amounts borrowed to be immediately due and payable. Furthermore, this could result in all amounts borrowed under other instruments, including the indenture for the notes or our senior credit facility, that contain cross-acceleration or cross-default provisions being declared immediately due and payable and the lenders could terminate all commitments thereunder. In such event, we may not be able to pay the accelerated amounts or borrow funds sufficient to make any such payment. Even if additional financing could be obtained, it may not be on terms that are favorable or acceptable to us. Further, if we are unable to repay, refinance or restructure our debt under our senior credit facility, the lenders under our senior credit facility could proceed against the collateral securing that indebtedness. In such event, any proceeds received upon a realization of the collateral would be applied first to amounts due under our senior credit facility before any proceeds would be available to make payments on the notes.

Subordination—Your right to receive payments on the notes is junior to our obligations under our senior credit facility and possibly all of our future borrowings.

        The notes and the subsidiary guarantees rank junior to all of our and the subsidiary guarantors' existing debt and all of our and their future borrowings, except any future debt that expressly provides that it ranks equal with, or is subordinated in right of payment to, the notes and the subsidiary guarantees. As a result, upon any distribution to our creditors or the creditors of the subsidiary guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors or our or their property, the holders of our senior debt and of the senior debt of the subsidiary guarantors will be entitled to be paid in full before any payment may be made on the notes or the subsidiary guarantees. As of September 30, 2002, the outstanding notes and the subsidiary guarantees were junior to $28.6 million, including $6.2 million underlying letters of credit, outstanding under the revolving loan portion of our senior credit facility, and we had approximately $193.9 million undrawn under the revolving loan portion which would constitute additional senior debt. Subject to certain conditions, we may request an increase in the revolving loan portion of up to $13.3 million such that the total revolving loan portion would equal $235.8 million. See "Description of Senior Credit Facility."

        In the event of a bankruptcy, liquidation, reorganization or similar proceeding relating to us or the subsidiary guarantors, holders of the notes will participate with trade creditors and all other holders of our subordinated debt, if any, and that of the subsidiary guarantors in the assets remaining after we have paid all of our senior debt and the subsidiary guarantors have paid all of their senior debt. However, because the indenture for the notes requires that, until all of our senior debt is repaid, amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors and the holders of the notes may receive less, ratably, than the holders of senior debt.

        The subordination provisions of the indenture for the notes also provide that all payments on the notes and the subsidiary guarantees will be blocked if we default on the payment of our senior debt and may be so suspended for up to 179 of 365 consecutive days if a non-payment default occurs under our senior debt.

Unsecured Debt—Since the notes are unsecured, your right to enforce remedies is limited by the rights of holders of secured debt.

        In addition to being contractually subordinated to all existing and future senior debt, our obligations under the notes and the subsidiary guarantors' obligations under the subsidiary guarantees are not secured by any of our or the subsidiary guarantors' assets. Accordingly, the notes and the subsidiary guarantees effectively rank junior in right of payment to any of our and the subsidiary guarantors' existing or future secured debt to the extent of the value of the assets securing such debt. This secured debt includes all debt incurred under our senior credit facility, which is secured by liens on substantially all of our assets and those of our subsidiaries. We may have other debt in the future that will also be secured by our assets. If an event of default were to occur under our senior credit facility or any other secured debt, the lenders of the secured debt could foreclose on the assets securing the debt regardless of any default with respect to the notes, and the secured assets would first be used to repay in full all amounts outstanding under the secured debt. The secured lenders will also have a prior claim on the secured assets if we become insolvent or are liquidated. Because the notes are not secured by any of our or the subsidiary guarantors' assets, it is possible that there would be no assets remaining from which claims of the holders of the notes could be satisfied or, if any assets remained, the assets may be insufficient to satisfy the claims in full. Furthermore, the need to obtain regulatory approvals and comply with applicable governmental regulations could reduce the value obtained for our and the subsidiary guarantors' assets.

Covenant Restrictions—Covenant restrictions in our senior credit facility and the indenture for the notes may limit our ability to operate our business.

        Our senior credit facility and the indenture for the notes contain covenants that restrict our ability to operate our business. The indenture for the notes restricts our ability to, among other things, incur additional debt, sell assets, create liens or other encumbrances, make certain guarantees of debt, make specified payments, including dividends, engage in transactions with affiliates and enter into a merger or consolidation. Our senior credit facility contains similar restrictions and also requires us to comply with certain financial covenants and ratios, including a leverage ratio, a senior leverage ratio, an interest coverage ratio, a minimum consolidated net worth and a limit on capital expenditures. These restrictions, covenants and ratios may limit our ability to operate our business, finance future operations, respond to changing business and economic conditions, secure additional financing, if needed, and take advantage of potential business opportunities as they arise. Furthermore, our ability to comply with these restrictions, covenants and ratios may be affected by changes in economic or business conditions, other events beyond our control or significant asset impairments resulting from a failure to obtain extensions that we are currently seeking with respect to the permitted lives of some of our landfills. If we do not comply with these or other provisions contained in our senior credit facility and the indenture for the notes, we could default under these agreements, and the associated debt, together with accrued interest, could then be declared immediately due and payable. If our indebtedness were accelerated, we may not be able to repay the amounts due or borrow sufficient funds to refinance the debt. Acceleration of the debt under our senior credit facility would constitute an event of default under the indenture for the notes. See "Description of Senior Credit Facility" and "Description of the Exchange Notes."

Holding Company Structure—As a holding company, we depend on our operating subsidiaries for cash to make payments on the notes.

        We are a holding company with no business operations of our own. We do not hold any significant assets other than our interests in our subsidiaries, which conduct all our operations. Although the notes are guaranteed by all of our current subsidiaries and will be guaranteed by certain of our future subsidiaries, as a result of this holding company structure, our ability to meet our debt service obligations, including those under the notes, substantially depends upon the earnings of our subsidiaries and payment of funds to us by our subsidiaries as dividends, loans, advances or other payments. Our operating subsidiaries are separate and distinct legal entities and are not obligated to make funds available for payment of the notes or our other obligations in the form of loans, distributions or otherwise. In addition, each of our operating subsidiaries' ability to make any such loans, distributions or other payments to us will depend on their earnings, business and tax considerations and legal restrictions.

Controlling Stockholders—The interests of our controlling stockholders could conflict with those of the holders of the notes.

        Thayer Equity Investors IV, LP and its affiliates, TC Carting LLC and TC Carting II LLC, control a majority of our capital stock. As a result, Thayer and its affiliates effectively control the outcome of most matters submitted to a vote of our stockholders. In addition, pursuant to our Amended and Restated Stockholders' Agreement, Thayer and TC Carting are entitled to designate up to four of eight members of our board of directors. Our Amended and Restated Stockholders' Agreement also requires us to obtain the consent of the directors designated by Thayer and TC Carting for certain material corporate actions, including the issuance of additional debt and the declaration of dividends. See "Certain Relationships and Related Transactions—Amended and Restated Stockholders' Agreement." Thayer's and its affiliates' interests may not be aligned with yours and transactions may be pursued that could enhance their equity investment while involving risks to your interests.

Required Repurchase of the Notes Upon Change of Control—We may not be able to repurchase the notes upon a change of control.

        Upon the occurrence of certain changes of control specified in the indenture for the notes, we will be required to offer to repurchase all then outstanding notes, including exchange notes. However, it is possible that we will not have sufficient funds at the time of the change of control to repurchase the notes and we may not have the ability to obtain the necessary funds on satisfactory terms, if at all. In addition, a change of control would result in an event of default under our senior credit facility and may result in a default under other debt that we may incur in the future. An event of default under our senior credit facility would entitle the lenders thereunder to, among other things, cause all outstanding debt obligations thereunder to become due and payable, which could, in turn, cause a default under the indenture for the notes. In addition, our senior credit facility restricts us from repurchasing the notes unless all amounts outstanding under our senior credit facility are repaid in full. Any of our future debt agreements may contain similar restrictions. In the event a change of control occurs at a time when we are prohibited from repurchasing the notes, we could seek consent to repurchase the notes or attempt to refinance the borrowings that contain such a prohibition. If we do not obtain such a consent or repay such borrowings, our failure to repurchase the notes would constitute an event of default under the indenture for the notes, which, in turn, would constitute an event of default under our senior credit facility. See "Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control" and "Description of Senior Credit Facility."

Fraudulent Conveyance Matters—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.

        Under federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, guarantees, such as the guarantees of the notes by the subsidiary guarantors, could be voided, or claims in respect of guarantees could be subordinated to all other debts of a guarantor if, among other things, the guarantor, at the time it incurred the debt evidenced by its guarantee, (a) issued the guarantee with the intent of hindering, delaying or defrauding any current or future creditor or contemplated insolvency with a design to favor one or more creditors to the total or partial exclusion of other creditors or (b) received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee, and any one of the following:

  •
  was insolvent or rendered insolvent by reason of such incurrence;

  •
  was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

        In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        If one or more of the subsidiary guarantees is voided as a fraudulent conveyance or found to be unenforceable for any other reason, the holders of the notes will not have a claim against the applicable subsidiary guarantor or subsidiary guarantors. In the event any subsidiary guarantee is voided or subordinated, there may not be sufficient assets remaining, after providing for all prior claims, to satisfy the claims of the holders of the notes.

Lack of Public Market—If an active trading market does not develop for the exchange notes, you may not be able to resell them.

        The exchange notes are a new issue of securities for which there is currently no established trading market. We do not intend to apply for listing of the exchange notes on any securities exchange or quotation of the exchange notes on Nasdaq. No active trading market for the exchange notes may develop. If an active trading market does not develop, you may not be able to resell your exchange notes at the full value or at all. If the exchange notes are traded, the market price and liquidity of the exchange notes may be adversely affected by changes in interest rates in the market for high-yield securities and by changes in general economic conditions, our performance and business prospects, prices of securities of similar companies, prospects for companies in the non-hazardous solid waste management industry generally, the interest of securities dealers in making a market in the exchange notes and other factors. Historically, the market for non-investment-grade debt has been volatile.

Risks Relating to Our Business

Capital Requirements—Our business is capital intensive and may consume cash in excess of cash flow from our operations and borrowings.

        Our ability to remain competitive, sustain our growth and operations, and expand our operations largely depends on our cash flow from operations and our access to capital. We intend to fund our cash needs through our operating cash flow and borrowings under our senior credit facility. We have historically also financed some of our liquidity requirements through private sales of shares of our preferred stock. We may require additional equity or debt financing to fund our growth and debt repayment obligations.

        During 2001, we had capital expenditures, including closure expenditures related to our landfill operations, of $30.8 million. If we undertake acquisitions or expand our operations, our capital expenditures, including closure, final closure and post-closure and remediation expenditures, may increase. The increase in expenditures may result in low levels of working capital or require us to finance working capital deficits.

        In addition, if we must close a landfill sooner than we currently anticipate, or if we reduce our estimate of a landfill's remaining available volume, we may be required to incur such costs earlier or accrue liabilities for them at a higher rate.

        Our cash needs will increase if the expenditures for closure, final closure and post-closure monitoring increase above the current reserves taken for these costs. Expenditures for these costs may increase as a result of any federal, state or local government regulatory action taken to accelerate such expenditures. These factors, together with those discussed above, could substantially increase our operating costs and therefore impair our ability to invest in our existing or new facilities.

        We may need to refinance our senior credit facility, the notes or other debt to pay the principal amounts due at maturity. In addition, we may need additional capital to fund future acquisitions and the integration of solid waste management businesses. Our business may not generate sufficient cash flow, we may not be able to obtain sufficient funds to enable us to pay our debt obligations and capital expenditures or we may not be able to refinance on commercially reasonable terms, if at all.

Constraints to Growth—Our growth strategy depends, in part, on our acquiring other solid waste management or related businesses and expanding our existing landfills and other operations, which we may be unable to do.

        Our growth strategy is based, in part, on our ability to acquire other solid waste management businesses, particularly transfer stations and landfill operations. The success of this acquisition strategy will depend, in part, on our ability to accomplish the following:

  •
  identify suitable businesses to buy;

  •
  complete the purchase of those businesses on terms acceptable to us;

  •
  complete the acquisition in the time frame we expect;

  •
  improve the results of operations of the businesses that we buy and successfully integrate their operations into our own; and

  •
  avoid or overcome any concerns expressed by regulators, including antitrust concerns.

        There can be no assurance that we will be successful in pursuing any or all of these steps. Our failure to implement our acquisition strategy could have an adverse effect on other aspects of our business strategy and our business in general. For example, our ability to continue to successfully implement our vertical integration strategy will depend on our ability to identify and acquire or develop additional suitable landfills, collection operations and transfer stations and obtain necessary permits. We may not be able to find appropriate acquisition candidates, acquire those candidates that we find, obtain necessary permits or integrate acquired businesses effectively or profitably.

        Many of our competitors are also seeking to acquire collection operations, transfer stations and landfills, including many competitors that have greater financial resources than we do. Increased competition may reduce the number of acquisition targets available to us and may lead to unfavorable terms as part of any acquisition, including high purchase prices. If acquisition candidates are unavailable or too costly, we may need to change our business strategy.

        We also cannot be certain that we will have enough capital or be able to raise enough capital by issuing stock or debt instruments or through other financing methods on reasonable terms, if at all, to complete the purchases of the businesses that we want to buy. Acquisitions may increase our capital requirements, and thereby exacerbate the risks mentioned under "—Capital Requirements—Our business is capital intensive and may consume cash in excess of cash flow from our operations and borrowings" above.

        Our senior credit facility requires us to obtain the consent of certain lenders under our senior credit facility before engaging in any acquisition that involves cash consideration in excess of $12.5 million. See "Description of Senior Credit Facility." The indenture for the notes also restricts our ability to consummate acquisitions. See "Description of the Exchange Notes—Certain Covenants."

        Our acquisitions also involve the potential risk that we fail to accurately assess all of the pre-existing liabilities of the operations acquired, including liabilities of the type described under "—Environmental Contamination—We may have liability for environmental contamination" below.

        Our growth strategy also calls for expanding the total capacity and increasing the daily volume limits of a number of our facilities, including our MSW landfill in Bethlehem, PA, one of the two landfills in our Northeast Region, which currently has an estimated remaining operating life, based on current volumes, of less than one year. Failure to expand capacity could have a material adverse effect on our operations or financial condition.

        We do not know whether our growth strategy will continue to be effective. Our integration plan for acquisitions contemplates certain cost savings, including from the elimination of duplicative personnel and facilities. Unforeseen factors may offset the estimated cost savings or other components of our integration plan in whole or in part and, as a result, we may not realize any cost savings or other benefits from future acquisitions. Also, our increased size means that federal and state government regulators, such as antitrust regulators, may examine our acquisitions more closely. They may object to certain purchases or place conditions on them that would limit their benefit to us.

        If we are unsuccessful in implementing our acquisition strategy or expanding our existing landfills and other operations for the reasons discussed above or otherwise, our business, financial condition and results of operations could be materially adversely affected. This, in turn, could affect our ability to pay the principal and interest on the notes as they become due.

Growth—We may not be able to successfully manage our growth.

        Our growth strategy places significant demands on our financial, operational and management resources. In order to continue our growth, we will need to add administrative, management and other personnel, and make additional investments in operations and systems. We may not be able to find and train qualified personnel, or do so on a timely basis, or expand our operations and systems to the extent, and in the time, required.

Competition—Competition could reduce our profitability or limit our ability to grow.

        The non-hazardous solid waste management industry is very competitive and we expect that increased consolidation in the industry will increase competitive pressures. Competition may require us to discount our prices, which could reduce our revenue and have a material adverse effect on our business, financial condition, results of operations and ability to repay the notes.

        We face competition from several larger and better capitalized competitors and a large number of local and regional competitors. Because companies can enter the collection and transportation segments of the solid waste management industry with very little capital or technical know-how, there are a large number of regional and local companies in the industry. We face competition from these businesses in the markets we currently serve. Similar competition may exist in each location into which we try to expand in the future. Our competitors could also take actions that would hurt our growth strategy, including the support of regulations that could delay or prevent us from obtaining or keeping permits. They may also give financial support to citizen groups that oppose our plans to locate a disposal or transfer facility at a particular location.

        In each market in which we operate a landfill, we compete for solid waste volume on the basis of disposal or "tipping" fees, geographical location and quality of operations. Our ability to obtain solid waste volume for our landfills may be limited by the fact that some major collection companies also operate landfills to which they send their waste. In markets in which we do not operate a landfill, our collection operations may operate at a disadvantage to fully integrated competitors.

State and Municipal Landfill Alternatives—State and municipal requirements to reduce landfill disposal by encouraging various alternatives may adversely affect our ability to operate our landfills at full capacity.

        States and localities increasingly have supported the following alternatives to or restrictions on current landfill disposal:

  •
  recycling;

  •
  incinerating;

  •
  composting;

  •
  reducing waste at the source;

  •
  prohibiting disposal of certain types of waste at landfills; and

  •
  limiting landfill capacity.

        Many states have enacted, or are currently considering enacting, laws regarding waste disposal, including:

  •
  requiring counties to use waste planning, composting, recycling or other programs to reduce the amount of waste deposited in landfills; and

  •
  prohibiting the disposal of yard waste, tires and other items in landfills.

        These trends may reduce the volume of waste destined for landfills in certain areas, which could lead to our landfills operating at a reduced capacity or force us to charge lower prices for landfill disposal services. These results could have a material adverse effect on our business, financial condition and results of operations.

Loss of Contracts—We may lose contracts through competitive bidding or early termination, which would cause our revenue to decline.

        We derive a substantial portion of our revenue from services provided under municipal contracts and exclusive franchise agreements. Many of these may be subject to competitive bidding at some time in the future. We also intend to bid on additional municipal contracts and franchise agreements. Whether we are the successful bidder for any particular municipal contract is subject to significant uncertainty. In addition, some of our customers may terminate their contracts with us before the end of the contract term. If we are not able to replace revenue from contracts lost through competitive bidding, early termination or from the renegotiation of existing contracts with other revenue within a reasonable time period, our revenue would decline.

Geographic Concentration—We are geographically concentrated in the northeastern and southern United States and susceptible to those regions' local economies and regulations.

        We operate in the following nine states: Texas, Arkansas, Missouri, Oklahoma, Louisiana, New York, New Jersey, Pennsylvania and Maryland. We estimate that more than 43% of our revenue during 2001 and during the first six months of 2002 was derived from services provided in Texas and 32% of our revenue during 2001 and 30% of our revenue during the first six months of 2002 was derived from services provided in New York. Accordingly, our business and financial results would be harmed by downturns in the economies of Texas or New York and other factors affecting such states, such as state regulations affecting the solid waste management industry and severe weather conditions. In addition, the costs and time involved in obtaining permits for, and the scarcity of, available landfills in the northeastern United States could make it difficult for us to expand vertically in our Northeast Region.

        Our C&D waste services constitute a substantial portion of our business in our South Region. The C&D waste market is more cyclical than the MSW market because it is based on the volume of construction projects. If our South Region suffers a recession or other economic downturn, we would likely experience reduced revenue from our C&D operations in that region.

Customer Concentration—The loss of the City of New York as a customer could have a significant adverse effect on our business and operations.

        15% of our revenue in 2001 and 14% of our revenue during the first six months of 2002 was attributable to our contracts with the City of New York to dispose of residential waste collected by the City in Brooklyn, New York. These contracts expire on September 10, 2003 and may be renewed by the City for two additional one-year terms.

        New York City recently announced changes to update its Solid Waste Management Plan, in which it plans to utilize and upgrade its existing marine transfer station system instead of private transfer stations to process and transfer its residential waste stream of approximately 12,000 tons of MSW per day. New York City intends to implement these changes by retrofitting and repermitting these facilities within the next two years so that the marine transfer stations can containerize the City's residential MSW on site and then transport the loaded containers to ultimate disposal sites by alternative transportation methods, such as barge, rail and truck. Our contracts with the City of New York could be terminated or not renewed or extended upon the expiration of their initial terms if these changes are implemented as presently proposed or for any other reason. If these contracts are terminated or not renewed or extended and we are not able to replace the revenue from the contracts with other revenue within a reasonable time period, our revenue would decline.

Surety Bonds, Letters of Credit and Insurance—If we are unable to obtain performance or surety bonds, letters of credit or insurance, we may not be able to enter into additional MSW collection contracts or retain necessary landfill operating permits.

        MSW collection contracts and landfill closure obligations may require performance or surety bonds, letters of credit or other financial assurance to secure contractual performance or comply with state or local law. We typically satisfy these requirements by posting bonds and, as of June 30, 2002, we had $54.8 million of such bonds in place. Alternatively, we may use letters of credit, for which we have a $30.0 million sublimit available under our senior credit facility. Closure bonds may become more difficult or costly to obtain in the future. If we were to draw fully upon our senior credit facility commitments or were unable to obtain performance or surety bonds or additional letters of credit in sufficient amounts or at acceptable rates, we could be precluded from entering into additional MSW collection contracts or obtaining or retaining landfill operating permits. Any future difficulty in obtaining insurance also could impair our ability to secure future contracts that are conditioned upon the contractor having adequate insurance coverage. Accordingly, our failure to obtain performance or surety bonds, letters of credit or other financial assurances or to maintain adequate insurance coverage could limit our operations or violate state or local requirements.

Key Executives—We depend heavily on our senior management.

        We depend heavily on a limited number of senior executives. Our future success will depend on, among other things, our ability to keep the services of these executives and to hire other highly qualified employees at all levels. We compete with other potential employers for employees, and we may not be successful in hiring and keeping the services of executives and other employees that we need. The loss of the services of, or our inability to hire, executives or key employees could hinder our business operations and growth.

Labor Unions—Efforts by labor unions to organize our employees could divert management attention and increase our operating expenses.

        Labor unions may make attempts to organize our non-unionized employees. Some groups of our employees have chosen to be represented by unions, and we have negotiated collective bargaining agreements with them. We cannot predict which, if any, groups of employees may seek union representation in the future or the outcome of any collective bargaining. The negotiation of these agreements could divert management attention and the terms of any agreements could result in increased operating expenses and lower operating margins. If we are unable to negotiate acceptable collective bargaining agreements, we may have to wait through "cooling off" periods, which are often followed by union-initiated work stoppages, including strikes. Although we have never experienced a work stoppage, we may in the future. Depending on the type and duration of any work stoppage, our operating expenses could increase significantly, which could have a material adverse effect on our business, results of operations and financial condition.

Regulatory and Environmental Risks

Legislation and Governmental Regulation—We are subject to extensive legislation and governmental regulation that may restrict our operations or increase our costs of operations.

        Our equipment, facilities and operations are subject to extensive and changing federal, state and local laws and regulations relating to environmental protection, health, safety, land use, transportation and related matters. These include, among others, laws and regulations governing the use, treatment, storage and disposal of solid and hazardous wastes and materials, air quality, water quality, permissible or mandatory methods of processing waste and the remediation of contamination associated with the release of hazardous substances. Environmental laws and regulations have been enforced more stringently in recent years because of greater public interest in protecting the environment.

        Our compliance with regulatory requirements is costly. We are often required to enhance or replace our equipment and to modify landfill operations and, in some cases, we could be required to close landfills. We may not be able to offset the cost of complying with these standards. In addition, environmental regulatory changes or an inability to obtain extensions to the life of a landfill could accelerate or increase accruals or expenditures for closure, final closure and post-closure monitoring at solid waste facilities and obligate us to spend sums in addition to those presently accrued for such purposes.

        Extensive regulations govern the design, operation and closure of landfills. In October 1991, the EPA established minimum federal requirements for landfills under Subtitle D of the Resource Conservation and Recovery Act of 1976, also referred to as the Subtitle D regulations. If we fail to comply with the Subtitle D regulations, we could be required to undertake investigatory or remedial activities, curtail operations or close a landfill temporarily or permanently, or be subject to monetary penalties.

        Certain of our waste disposal operations traverse state and county boundaries. In the future, our collection, transfer and landfill operations may be affected by proposed federal legislation governing interstate shipments of waste. Such proposed federal legislation could prohibit or limit the disposal of out-of-state waste and may require states, under certain circumstances, to reduce the amount of waste exported to other states. If this or similar legislation is enacted in states in which we operate landfills that receive a significant portion of waste originating from out-of-state, our operations could be negatively affected. We believe that several states have proposed or have considered adopting legislation that would regulate the interstate transportation and disposal of waste in the states' landfills.

        Our collection, transfer and landfill operations may also be affected by "flow control" legislation. Some states and local governments may enact laws or ordinances directing waste generated within their jurisdiction to a specific facility for disposal or processing. If this or similar legislation is enacted, state or local governments could act to limit or prohibit disposal or processing of waste in our transfer stations or landfills.

        In 1996, the New York City Council enacted Local Law 42, which prohibits the collection, disposal or transfer of commercial and industrial waste without a license issued by the New York City Trade Waste Commission and requires Trade Waste Commission approval of all acquisitions or other business combinations in New York City proposed by all licensees. See "Business—Regulation—State and Local Regulations—New York." The need for review by the New York City Trade Waste Commission could delay our consummation of acquisitions in New York City. The delay or prevention of our acquisitions could limit our ability to grow our business in New York City.

        From time to time, states and local authorities consider and sometimes adopt laws or regulations imposing fees or other charges on waste disposed of at landfills located in those states. If any significant fees are imposed in states in which we operate and we are not able to pass the fees through to our customers, our operations and profitability could be negatively affected.

        The operational and financial effects discussed above associated with compliance with the laws and regulations to which we are subject could require us to make material expenditures or otherwise materially adversely affect the way we operate our business, as well as have a material adverse effect on our results of operations and financial condition. As a result, our ability to pay the principal and interest on the notes as they become due may be adversely affected.

Operating Permits—We may not be able to obtain permits we require to operate our business.

        Permits, licenses and approvals to operate or expand non-hazardous solid waste landfills have become increasingly difficult, time consuming and expensive to obtain. Obtaining permits often takes years as a result of numerous hearings and the time needed to comply with land use, environmental and other regulatory requirements. Granting of these permits is also often subject to resistance from citizen or other groups. Our ability to continue to sustain our current vertical integration strategy will depend on our ability to establish new landfills and transfer stations, expand our landfills and transfer stations and increase applicable daily or periodic tonnage allowances. Our failure to obtain the required permits to establish new landfills and transfer stations or expand the permitted capacity of our existing landfills and transfer stations could hinder our vertical integration and impair our business strategy, particularly in our Northeast Region where we are currently seeking to expand the less than one-year estimated remaining operating life, based on current volumes, of our Bethlehem landfill. More specifically, if we fail to obtain such permits, we may have to dispose collected waste at landfills operated by our competitors or haul the waste long distances at a higher cost to another of our landfills, or we may incur closure costs sooner, or accrue them at a higher rate, or suffer asset impairments. Failure to obtain permits could, therefore, significantly increase our waste disposal expenses and have a material adverse effect on our business, financial condition, results of operation and ability to comply with covenants in our senior credit facility and thereby impair our access to capital.

Environmental Litigation—We may be subject to legal action relating to compliance with environmental laws.

        Solid waste management companies like us are often subject to close scrutiny by federal, state and local regulators, as well as private citizens, and may be subject to judicial and administrative proceedings relating to their compliance with environmental and local land use laws.

        In general, environmental laws authorize federal or state environmental regulatory agencies and attorneys general to bring administrative or judicial actions for violations of environmental laws. Potential penalties for such violations may include, among other things, civil and criminal monetary penalties, imprisonment, permit suspension or revocation, and injunctive relief. These agencies and attorneys general may also attempt to revoke or deny renewal of our operating permits, franchises or licenses for violations or alleged violations of environmental laws or regulations. Under certain circumstances, citizens are also authorized to file lawsuits to compel compliance with environmental laws and to impose monetary penalties. Surrounding landowners may assert claims alleging environmental damage, personal injury or property damage.

        From time to time, we have received, and we expect in the future to receive, citations or notices from governmental authorities alleging that our operations are not in compliance with our permits or certain applicable environmental or land use laws or regulations. We generally seek to work with the relevant authorities to resolve the issues raised by these citations or notices. However, we may not always be successful in resolving these types of issues without resorting to litigation or other formal proceedings. Any adverse outcome in these proceedings, whether formal or informal, could result in negative publicity, and reduce the demand for our services and our revenue. A significant judgment against us, the loss of a significant permit or license or the imposition of a significant fine could also have a material negative effect on our financial condition.

Environmental Contamination—We may have liability for environmental contamination.

        We could be liable to federal or state governments or other parties if hazardous substances contaminate or have contaminated our properties, including soil or water under our properties, or if hazardous substances from our properties contaminate or have contaminated the properties of others. We could be liable for this type of contamination even if the contamination did not result from our activities or occurred before we owned or operated the properties. We also could be liable for environmental contamination at properties to which we transported hazardous substances or arranged to have hazardous substances transported, treated or disposed. Certain environmental laws such as the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or CERCLA, and similar state laws, impose joint and several and strict liability in connection with environmental contamination, which means that we could have to pay all recoverable damages, even if we were only partially responsible or not responsible at all for the injury giving rise to the damages. While we may seek contribution for these expenses from others, we may not be able to identify who the other responsible parties are and we may not be able to compel them to contribute to these expenses or they may be insolvent or unable to afford to contribute. If we do incur liability under CERCLA and if we cannot identify other parties who we can compel to contribute to our expenses and who are financially able to do so, it could have a material adverse effect on our business, financial condition and results of operations. See "Business—Regulation."

        In addition, we have previously acquired, and may in the future acquire, businesses that may have handled and stored hazardous substances, including petroleum products, at their facilities. These businesses may have released hazardous substances into soil or groundwater. They also may have transported or disposed of hazardous substances or arranged to have transported, disposed of or treated hazardous substances to or at other properties where hazardous substances were released into soil or groundwater. Depending on the nature of our acquisition of these businesses and other factors, we could be liable for the cost of cleaning up any contamination, and other damages, for which the businesses we acquired or acquire are liable. Any indemnities or warranties we obtained or obtain in connection with the purchases of these businesses may not suffice to cover these liabilities, due to limited scope, amount or duration, the financial limitations of the party who gave or gives the indemnity or warranty or other reasons.

        Accordingly, we could be subject to legal actions brought by governmental or private parties in connection with environmental contamination. Any substantial liability associated with environmental contamination, whether to federal or state environmental authorities or other parties, could have a material adverse effect on our business, financial condition and results of operations.

        We may also be susceptible to negative publicity if we are identified as the source of potential environmental contamination. If an accident occurred with one of our transportation trucks, with the potential risk of even minor environmental contamination, the resulting media coverage could have a material adverse effect on our business, financial condition and results of operations.

Environmental and Other Liabilities—We will always face the risk of liability, and insurance may not always be available or sufficient.

        Our industry presents risks of liability under statutes, regulations, contracts and tort law. If we fail to comply with any duty imposed by these laws and contracts, liability for environmental contamination, personal injury or property damage may result. We maintain pollution liability, general liability and workers' compensation insurance which we believe is adequate to protect our business and employees. If a claim is made against us for which we are uninsured, or for which we are underinsured, it could have a material adverse effect on our business, financial condition and results of operations.

        Because we believe that the cost for environmental liability insurance is high relative to the coverage it would provide, we generally maintain our coverage at statutorily required levels. Due to the limited nature of our insurance coverage for environmental liability, any substantial liability for environmental damage that we may incur could have a material adverse effect on our business, financial condition and results of operation.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements. These forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include phrases such as "believe," "expect," "anticipate," "intend," "plan," "foresee" or other words or phrases of similar import. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. These forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Factors that could materially affect these forward-looking statements include those identified in the "Risk Factors" and "Business" sections of this prospectus. Potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date of this prospectus and we undertake no obligation to publicly update these forward-looking statements to reflect new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events may or may not occur. We cannot assure you that projected results or events will be achieved.

USE OF PROCEEDS

        We will not receive any cash proceeds from the exchange offer. Any outstanding notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.

        On June 12, 2002, we sold the outstanding notes. We used a portion of the net proceeds from the sale of the outstanding notes, after deducting the expenses of the offering, including the initial purchasers' discounts, to repay all of the debt then outstanding under the term loan and revolving loan portions of our senior credit facility (other than $4.7 million underlying outstanding letters of credit), and we intend to use the remainder of the net proceeds for general corporate purposes, including working capital, and to fund any potential acquisitions that we complete. The $39.2 million outstanding under the term loan portion of our senior credit facility repaid with the net proceeds from the sale of the outstanding notes bore interest at the time of repayment at LIBOR plus 325 basis points, or 5.53%, and was subject to amortization of principal in successive installments with final maturity on August 31, 2006. The revolving loan portion of our senior credit facility also repaid with the net proceeds bore interest at the time of repayment with respect to $97.7 million outstanding thereunder at the prime rate of Fleet National Bank, or Fleet, plus 75 basis points, or 5.25%, and with respect to $5.9 million outstanding thereunder at LIBOR plus 275 basis points, or 4.49%, and would have matured on August 31, 2004.

CAPITALIZATION

        Our consolidated cash and cash equivalents; current portion of long-term debt; long-term debt, net of current portion; redeemable preferred stock; and capitalization data, all as of June 30, 2002, are derived from our unaudited consolidated balance sheet included elsewhere in this prospectus. This data should be read in conjunction with "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our and certain other parties' financial statements and the related notes included elsewhere in this prospectus.

As of June 30, 2002
(dollars in thousands)
Cash and cash equivalents	$2,142

Current portion of long-term debt	138
Long-term debt, net of current portion:
Senior credit facility(1)	20,200
Notes payable	129
10 1/4% senior subordinated notes	150,000

Total long-term debt, including current portion	170,467
Redeemable preferred stock(2)	204,008

Stockholders' equity (deficit):
Common stock, $0.10 par value 4,050,000 shares authorized; 254,980.18 shares issued and outstanding(3)	3
Additional paid in capital	—
Accumulated deficit	(26,457)
Cumulative other comprehensive income	—

Total stockholders' deficit	(26,454)

Total capitalization	$350,163

(1)
The revolving loan portion of our senior credit facility allows us to borrow up to $222.5 million, including a maximum of $30.0 million underlying letters of credit. Subject to certain conditions, we may request an increase of up to $13.3 million such that the total revolving loan portion would equal $235.8 million. See "Description of Senior Credit Facility." As of June 30, 2002, we had $196.1 million undrawn under the revolving loan portion of our senior credit facility, of which $57.4 million was available for borrowing.

(2)
For a description of our redeemable preferred stock, see "Description of Capital Stock."

(3)
Does not include the following:

•
191,853.8 shares of our Class A voting common stock reserved for future issuance under our 1999 Stock Option Plan;

•
8,146.2 shares of our Class A voting common stock issuable upon the exercise of outstanding stock options; and

•
4,250 shares of our Class A voting common stock issuable upon the exercise of outstanding warrants.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

        In June 2001, we acquired the assets of Capital City Roll-Offs, Inc. The total purchase price was approximately $1.6 million consisting of cash and liabilities assumed.

        Assuming that the acquisition, which we accounted for using the purchase method of accounting, occurred as of January 1, 2001, in 2001, our pro forma services revenue would have been $186.4 million and our pro forma net income would have been $2.3 million.

        The unaudited pro forma results do not purport to be indicative of the results of operations that would actually have resulted had the acquisition occurred on January 1, 2001, nor are they necessarily indicative of future operating results.

        The pro forma effects of acquisitions completed during 2002 are not significant.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        We set forth below our selected historical consolidated financial data. The information in the following table is qualified by reference to, and should be read in conjunction with, "Unaudited Pro Forma Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our and certain other parties' financial statements and the related notes included elsewhere in this prospectus.

        The selected historical statement of operations data and cash flow data for the years ended December 31, 1999, 2000 and 2001 and the selected historical balance sheet data at December 31, 2000 and 2001 set forth below have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected historical statement of operations data and cash flow data for the years ended December 31, 1997 and 1998 and the selected historical balance sheet data at December 31, 1997, 1998 and 1999 set forth below have been derived from our audited consolidated financial statements not included in this prospectus. The selected historical statement of operations data and cash flow data for the six-month periods ended June 30, 2001 and 2002 and the selected historical balance sheet data at June 30, 2002 set forth below have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The selected historical balance sheet data at June 30, 2001 set forth below have been derived from our unaudited consolidated financial statements not included in this prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the footnotes to our consolidated financial statements regarding acquisitions occurring in 1999, 2000, 2001 and 2002 which affect the comparability of the financial information presented.

        In the opinion of management, all adjustments considered necessary for a fair presentation have been included in our unaudited consolidated financial data. Interim results for the six months ended June 30, 2002 are not necessarily indicative of results that can be expected for the fiscal year ending December 31, 2002.

	Year Ended December 31,					Six Months Ended June 30,
	1997	1998	1999	2000	2001	2001	2002
	(dollars in thousands)
Statement of Operations Data:
Services revenue	$10,305	$48,800	$110,115	$139,634	$185,690	$89,131	$99,028
Costs and expenses:
Operating	6,576	35,003	79,807	90,560	119,816	56,976	62,995
General and administrative	2,494	7,332	19,084	18,543	24,063	12,065	12,109
Start-up and integration	681	1,775	—	—	—	—	—
Depreciation, depletion and amortization	1,351	5,749	15,007	20,087	25,722	12,267	12,788

Total costs and expenses	11,102	49,859	113,898	129,190	169,601	81,308	87,892
Income (loss) from operations	(797)	(1,059)	(3,783)	10,444	16,089	7,823	11,136
Interest expense, net	(452)	(2,590)	(7,905)	(11,142)	(12,961)	(7,145)	(5,664)
Loss on termination of interest rate swaps	—	—	—	—	—	—	(826)
Loss on extinguishment of debt	—	—	—	—	—	—	(586)
Other income (expense), net	35	(208)	1,705	(186)	(178)	(165)	(53)

Income (loss) before income taxes	(1,214)	(3,857)	(9,983)	(884)	2,950	513	4,007
Income tax expense	(209)	—	(83)	(171)	(703)	(246)	(2,963)

Net income (loss)	$(1,423)	$(3,857)	$(10,066)	$(1,055)	$2,247	$267	$1,044

	At December 31,					At June 30,
	1997	1998	1999	2000	2001	2001	2002
	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$1,839	$1,811	$2,048	$5,073	$2,171	$2,142	$2,142
Working capital	(64)	395	11,184	3,828	(158)	715	7,719
Property and equipment, net	13,753	42,211	133,170	175,094	198,521	185,148	212,578
Goodwill, net	4,600	64,659	84,215	106,224	107,656	108,311	122,012
Other intangible assets, net	1,074	9,182	14,733	14,107	15,576	13,748	22,423
Total assets	23,915	136,432	259,254	324,239	354,308	336,615	392,388
Long-term debt (including current portion)	4,415	33,847	107,518	161,849	130,351	169,126	170,467
Redeemable preferred stock	—	64,367	121,575	131,395	195,272	135,900	204,008
Stockholders' equity (deficit)	15,279	16,786	3,019	(7,860)	(18,353)	(12,099)	(26,454)
	Year Ended December 31,					Six Months Ended June 30,
	1997	1998	1999	2000	2001	2001	2002
	(dollars in thousands)
Other Financial Data:
Cash provided by (used in) operating activities	$1,921	$(79)	$(16,855)	$24,588	$28,803	$13,138	$6,386
Cash used in investing activities	(13,060)	(89,683)	(101,409)	(76,035)	(48,642)	(23,345)	(39,730)
Cash provided by (used in) financing activities	12,667	89,734	118,501	54,471	16,938	7,277	33,314
EBITDA(1)	554	4,690	11,224	30,531	41,811	20,090	23,924
EBITDA margin(2)	5.4%	9.6%	10.2%	21.9%	22.5%	22.5%	24.1%
Adjusted EBITDA(3)	$554	$4,690	$11,244	$30,531	$43,381	20,874	23,924
Adjusted EBITDA margin(4)	5.4%	9.6%	10.2%	21.9%	23.4%	23.4%	24.1%
Capital expenditures	$6,163	$15,464	$22,429	$25,034	$30,805	$14,260	$10,744
Ratio of earnings to fixed charges(5)	*	*	*	*	1.1x	1.0x	1.5x
Pro forma ratio of earnings to fixed charges(6)					1.0x		1.1x

(1)
EBITDA represents earnings before interest (including loss on extinguishment of debt and loss on termination of interest rate swaps), income taxes, depreciation, depletion, amortization and other income (expense). The following table shows how we derive EBITDA:

	Year Ended December 31,					Six Months Ended June 30,
	1997	1998	1999	2000	2001	2001	2002
	(in thousands)
Net income (loss)	$(1,423)	$(3,857)	$(10,066)	$(1,055)	$(2,247)	$267	$1,044
Interest expense, net	452	2,590	7,905	11,142	12,961	7,145	5,664
Loss on extinguishment of debt	—	—	—	—	—	—	586
Loss on termination of interest rate swaps	—	—	—	—	—	—	826
Income tax expense	209	—	83	171	703	246	2,963
Depreciation, depletion and amortization	1,351	5,749	15,007	20,087	25,722	12,267	12,788
Other income (expense), net(a)	(35)	208	(1,705)	186	178	165	53

EBITDA	$554	$4,690	$11,224	$30,531	$41,811	$20,090	$23,924

  (a)
  Consists primarily of state franchise taxes and includes, in 1999, a one-time gain of $1.9 million realized on the sale of our Georgia and Tennessee operations.

  EBITDA is not a measure of operating income, operating performance or liquidity under GAAP. We present EBITDA because we understand it is used by some investors to determine a company's historical ability to service and incur debt and fund ongoing capital expenditures and because certain covenants in our borrowing agreements are tied to similar measures. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income (as determined in accordance with GAAP) as an indicator of our operating performance, or of cash flows from operating activities (as determined in accordance with GAAP), or as a measure of liquidity. In addition, because EBITDA is not calculated identically by all companies, our measurement of EBITDA may not be comparable to similarly titled measures reported by other companies. See our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

(2)
EBITDA margin represents EBITDA expressed as a percentage of revenue.

(3)
Adjusted EBITDA represents EBITDA before one-time charges of $1.2 million in 2001 and $414,000 in the six months ended June 30, 2001 incurred to write off costs related to certain landfill development projects and one-time charges of $370,000 in 2001 and $370,000 in the six months ended June 30, 2001 primarily related to accounting and legal fees incurred in connection with an aborted equity and debt transaction conducted in late 2000 and in 2001. We believe disclosing adjusted EBITDA helps investors more meaningfully evaluate our ability to service debt. However, we urge investors to carefully review the GAAP financial information included in this prospectus. The following table shows how we derive adjusted EBITDA:

	Year Ended December 31, 2001	Six Months Ended June 30, 2001
	(in thousands)
EBITDA	$41,811	$20,090
Adjustments to EBITDA:
Landfill development projects	1,200	414
Aborted financing transaction	370	370

Adjusted EBITDA	$43,381	$20,874

(4)
Adjusted EBITDA margin represents adjusted EBITDA expressed as a percentage of revenue.

(5)
For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income (loss) from operations before income taxes plus fixed charges. Fixed charges consist of interest expense, including capitalized interest, amortization of debt issuance costs and a portion of the operating lease rental expense deemed to be representative of the interest factor.

(6)
Gives effect to the offering of the outstanding notes and the application of the net proceeds from the offering of the outstanding notes as described in "Use of Proceeds" as of the beginning of the relevant periods.

*
Earnings were insufficient to cover fixed charges by $1.3 million in 1997, $3.9 million in 1998, $10.1 million in 1999 and $2.8 million in 2000.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        You should read the following discussion in conjunction with "Unaudited Pro Forma Consolidated Financial Data" and "Selected Historical Consolidated Financial Data" and our and certain other parties' financial statements and related notes included elsewhere in this prospectus. Some of the statements in the following discussion are forward-looking statements.

General

        We are one of the leading regional, non-hazardous solid waste management companies in the United States. We provide collection, transfer, disposal and recycling services in two geographic regions: our South Region, consisting of Texas, Louisiana, Oklahoma, Arkansas and Missouri; and our Northeast Region, consisting of New York, New Jersey, Pennsylvania and Maryland. We are the tenth largest, and the third largest privately-held, service provider in the approximately $43 billion non-hazardous solid waste management industry in the United States.

Critical Accounting Policies

        The following is a discussion of accounting policies applicable to areas where, in preparing our consolidated financial statements, we apply significant judgments and estimates that are inherently uncertain and that affect the reported amounts in such consolidated financial statements:

        Landfill Life Cycle Accounting.    We use life cycle accounting and the units-of-consumption method to recognize certain landfill costs. In life cycle accounting, all costs to acquire, construct and close a site and to maintain the site during the post-closure period are capitalized or accrued and charged to expense based on the consumption of cubic yards of available airspace (sometimes referred to as disposal capacity). Costs and airspace estimates are developed annually by independent engineers together with our engineers. These estimates are used by our operating and accounting personnel to annually adjust our rates used to expense capitalized costs and accrue closure and post-closure costs. Changes in these estimates primarily relate to changes in available airspace, inflation rates and applicable regulations. These estimates do not take into account discounts for the present value of total estimated costs. Major changes in the costs or airspace estimates could significantly affect our depletion and closure, final closure and post-closure expenses.

        As of December 31, 2001, we estimated total future construction and other development costs for our then existing landfills to be $235.1 million over their then estimated remaining operating lives. Actual future costs of construction materials and third party labor could differ from the costs we have estimated and changes in legislative or regulatory requirements may cause changes in the landfill permitting process or landfill design and development. Evaluations of new facts and circumstances relating to site permit and design criteria or development costs could also result in revisions to our cost estimates. Changes in our construction and other development cost estimates are reflected prospectively in the landfill amortization rates that are updated annually.

        As of December 31, 2001, we estimated total future payments for closing and post-closing obligations for our then existing landfills to be approximately $28.3 million. The post-closing period during which we are required to maintain and monitor our landfills usually extends for 30 years for MSW landfills and five years for C&D landfills. Changes in legislative or regulatory requirements, including changes in capping or monitoring requirements, types and quantities of materials used or length of post-closure care could cause changes in our closure and post-closure costs. Changes in our closure and post-closure cost estimates are reflected prospectively in the closure and post-closure accrual rates that are updated annually for our operating landfills but are recorded immediately for our closed landfills.

        We revise our estimates of remaining airspace to be consumed, total construction and other development costs and closure and post-closure costs annually in the ordinary course of our business when we receive updated information related to such airspace and costs. Historically, the only material changes we have made to prior remaining airspace, total construction and other development cost and closure and post-closure cost estimates resulted from inclusion of additional remaining airspace related to landfill expansions that had not yet received final approval from the applicable regulatory agencies but met the criteria outlined below and were deemed probable to be permitted where such additional capacity had not been previously included.

        Landfill amortization rates are influenced by our original cost basis for the landfill, including acquisition costs. Landfills acquired with other assets in business acquisitions are valued at the time of acquisition based upon market value and the purchase price is allocated accordingly. Landfill amortization rates are also influenced by site specific engineering and other cost factors and estimates of remaining disposal capacity at our landfills. Closure and post-closure accrual rates are influenced by our closing and post-closing cost estimates, future inflation rate projections and estimates of remaining disposal capacity at our landfills. In addition, when we acquire a new landfill, our then current average landfill amortization rate per ton and closure and post-closure accrual rate per ton will likely be altered based on the acquisition cost for the landfill and our estimates of total construction and other development costs, closure and post-closure costs and remaining airspace available to be consumed with respect to such landfill.

        Our accruals for landfill final closure and post-closure costs were $10.5 million as of June 30, 2002, $10.4 million as of December 31, 2001 and $9.4 million as of December 31, 2000. The net increase of $100,000 from the year ended December 31, 2001 to the six months ended June 30, 2002 resulted from accruals of approximately $166,000 based on the consumption of disposal capacity at our landfills during such period, offset by actual cash expenditures against these accruals during such period of approximately $66,000. The net increase of $1.0 million from the year ended December 31, 2000 to the year ended December 31, 2001 resulted from accruals of approximately $466,000 based on the consumption of disposal capacity at our landfills during 2001 and approximately $565,000 based on the historical consumption of disposal capacity at landfills we acquired in 2001 during the periods prior to such acquisitions, offset by actual cash expenditures against these accruals during 2001 of approximately $81,000.

        Probable to be Permitted Airspace at a Landfill.    We include in our calculation of total available landfill airspace expansion areas that have not yet received final approval from regulatory agencies but that, in our determination, are probable to be permitted. We have developed the following five criteria which must be met before airspace included in an expansion area is determined as probable to be permitted and, therefore, included in our calculation of total available disposal capacity:

  •
  the land associated with the expansion airspace is either owned by us or controlled by us pursuant to an option agreement;
  •
  we are committed to supporting the expansion project financially and with appropriate resources;
  •
  there are no identified fatal flaws or impediments associated with the project, including political impediments;
  •
  the expansion is attainable within a three to five year time frame; and
  •
  progress is being made on the project.

        When our landfill expansion projects meet these criteria, we adjust the rates used for each applicable landfill to expense costs to acquire, construct and close a site and to maintain the site during the post-closure period to include probable to be permitted airspace and all additional costs to be capitalized or accrued associated with the expansion airspace. Once a landfill meets these expansion criteria, our management continually monitors each site's progress in obtaining the expansion permit.

If, at any point, we determine that an expansion area no longer meets the required criteria, the probable to be permitted airspace is removed from the landfill's total available capacity and the rates used at the landfill to expense costs to acquire, construct and close a site and to maintain the site during the post-closure period are adjusted accordingly. In addition, if we remove previously included expansion airspace, the landfill's future operations will typically reflect lower profitability due to higher amortization rates, final closure and post-closure rates, and expenses related to such removal. The landfill may also become subject to impairment, which could be material to our results of operations during any individual reporting period. In any of these scenarios, our depletion and closure, final closure and post-closure expenses could change significantly.

        Useful Lives.    Property and equipment are recorded at cost. Depreciation and amortization expense is provided over the estimated useful lives of the applicable assets using the straight-line method. Depreciation is calculated on the straight-line method over the estimated useful lives of the related assets which generally range from three to five years for furniture, fixtures and computer equipment; five to ten years for containers, compactors, trucks and collection equipment; and ten to 40 years for buildings and improvements. We assume no salvage value for our depreciable property and equipment. Our estimates regarding the useful lives of our depreciable assets are based on our judgment. Accordingly, actual useful lives could differ from our estimates.

        Capitalized Interest.    We capitalize interest on landfill cell construction projects and other construction projects in accordance with Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards, or SFAS, No. 34, "Capitalization of Interest Cost." Capitalizing too much or too little interest expense could lead to a misstatement of interest expense in our statements of operations. In order to minimize this risk, construction projects must meet the following criteria before interest is capitalized: (a) total construction cost must be $100,000 or greater; (b) the construction phase must last a month or longer; and (c) the assets must have a useful life of three years or longer.

        Revenue and Accounts Receivable.    Our revenue consists primarily of collection fees from various customer types, and transfer and landfill disposal fees charged to third parties. Advance billings are recorded as deferred revenue. Our revenue is recognized over the period in which services are provided. Reserves for accounts receivable are provided when a receivable is believed to be uncollectible or generally when a receivable is in excess of 90-120 days old. Establishing reserves against specific accounts receivable and the overall adequacy of our accounts receivable reserve is a matter of professional judgment. If our judgment and estimates concerning the adequacy of our reserves for accounts receivable are incorrect, our bad debt expense would change.

        Asset Impairment.    We periodically evaluate whether events and circumstances have occurred that may warrant revision of the estimated useful lives of our property and equipment and intangible assets or whether the remaining balance of these assets should be evaluated for possible impairment. We use an estimate of the undiscounted cash flow over the remaining life of the assets in assessing their recoverability. We measure impairment loss as the amount of the asset, as carried on our books, that exceeds the fair value of the asset. Our estimates of the future cash flows are based on our judgment. Accordingly, we could designate certain assets as impaired that are not impaired or fail to identify certain impaired assets.

        Derivatives.    We periodically use derivatives to limit our exposure to fluctuations in interest rates. These derivatives have been accounted for in accordance with SFAS No. 133, "Accounting for Derivative and Hedging Activities," as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." The hedging relationships we have developed are, in our judgment, either 100% effective or highly effective and have been determined by us to meet the criteria for hedge accounting. If these relationships are determined to be other than 100% or highly effective, or if they no longer meet the criteria for hedge accounting, our results of operations could change.

Sources of Revenue

        Our revenue consists primarily of fees we charge customers for solid waste collection, transfer and disposal and recycling services. We frequently perform these services under service agreements with businesses, contracts with municipalities, landlords or homeowners' associations, or subscription arrangements with homeowners. We estimate that more than 30% of our South Region's revenue was generated from 139 municipal contracts during 2001 and 146 municipal contracts during the first six months of 2002. Our contracts with the City of New York represented in the aggregate approximately 35% of our Northeast Region's, and approximately 15% of our overall, revenue in 2001 and approximately 34% of our Northeast Region's, and approximately 14% of our overall, revenue in the first six months of 2002. Contracts with municipalities provide relatively consistent cash flow during the terms of the contracts. Our municipal contracts generally last from three to five years and usually have renewal options. Many of our municipal contracts are franchise agreements that give us the exclusive right to provide specified waste services within a specified territory during the contract term. These exclusive arrangements are typically awarded, at least initially, on a competitive bid basis or through a formalized proposal and subsequently on a bid or negotiated renewal basis. Collection fees are paid either by the municipalities from their tax revenue or directly by the residents receiving the services. Our collection business also generates revenue from the sale of recyclable commodities. These recyclables when collected are either delivered to a sorting facility operated by us or a third party facility.

        We typically determine the prices for our collection services by the collection frequency and level of service, route density, volume, weight and type of waste collected, type of equipment and containers furnished, the distance to the disposal or processing facility, the cost of disposing or processing, and prices charged by competitors for similar services. The terms of our contracts sometimes limit our ability to pass on cost increases. Long-term solid waste collection contracts typically contain a formula, normally based on the consumer price index, which automatically adjusts fees to cover increases in some, but not all of our operating costs.

        We charge transfer station and landfill customers a "tipping fee" either on a per-ton or per-yard basis for disposing of their MSW, C&D waste or both at the transfer stations and landfills we operate. We generally base our transfer station "tipping fees" on market factors and the cost of processing the waste deposited at the transfer station, the cost of transporting the waste to a disposal facility and the cost of disposal. We generally base our landfill "tipping fees" on market factors and the type and weight or volume of the waste deposited and the type and size of the vehicles used in the transportation of the waste. Many of our landfills are assessed state, county or local community fees based on the volume of tons or yards disposed of during a defined period, usually either monthly or quarterly. The types and amounts of fees charged can vary widely but typically a state fee is uniformly charged to all landfills within a state. We report our revenue net of all these fees.

        New legislation was recently enacted in Pennsylvania that, effective as of July 9, 2002, imposes an additional disposal fee of $4.00 per ton on all solid waste disposed of at MSW landfills in Pennsylvania, raising the total disposal fees assessed under state law to MSW landfill operators to $7.25 per ton. Landfill operators are authorized to pass through the new fee as a surcharge on any fee schedule established by law or contract. Similarly, transporters and transfer stations are authorized to pass the new fee through as a surcharge to the generators of such MSW. We passed through the new fee by increasing the fees we charge at our Pennsylvania landfills, New York City transfer stations and New York City and Pennsylvania collection operations. Accordingly, we do not expect the new fee to have a significant effect on our revenues or operating expenses.

        The City of New York has placed a maximum limitation of $12.20 per loose yard on the fees a hauler can charge to a commercial customer for waste collection services. The disposal facilities in and around New York City charge by the ton. Based on the weight of certain customers' loose yardage, it is not economical for us to service heavy weighted customers. Accordingly, our New York City collection business focuses on customers that have loose garbage that is lighter and on those customers that have a large paper recycling component, which enables us to reduce our cost of disposal.

        New York City recently announced changes to update its Solid Waste Management Plan, in which it plans to utilize and upgrade its existing marine transfer station system instead of private transfer stations to process and transfer its residential waste stream of approximately 12,000 tons of MSW per day. New York City intends to implement these changes by retrofitting and repermitting these facilities within the next two years so that the marine transfer stations can containerize the City's residential MSW on site and then transport the loaded containers to ultimate disposal sites by alternative transportation methods, such as barge, rail and truck. See "Risk Factors—Customer Concentration—The loss of the City of New York as a customer could have a significant adverse effect on our business and operations."

        The table below shows, for the periods indicated, the percentage of our total reported revenue attributable to each of our services:

	Year Ended December 31,			Six Months Ended June 30,
	1999	2000	2001	2001	2002
Collection	76.5%	69.8%	66.5%	67.1%	66.1%
Transfer	13.0	17.5	23.0	22.5	23.4
Disposal	2.8	6.9	7.0	6.8	6.8
Recycling	7.7	4.7	3.0	3.3	2.9
Other	0.0	1.1	0.5	0.3	0.8

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Cost Structure

        Our cost of operations include labor, fuel, equipment maintenance and "tipping fees" paid to third-party disposal facilities, workers' compensation and vehicle insurance, third-party transportation expenses, and closure, final closure and post-closure landfill accruals. We monitor the fluctuation in fuel pricing and, from time to time, if this cost increases at a higher rate than inflation, we generally pass the additional cost on to our customers. Our business strategy is to develop vertically integrated operations to internalize the waste that we handle and thus realize higher margins from our operations. By disposing of waste at our operated landfills, we retain the margin generated through disposal operations that would otherwise be earned by third-party landfills. We internalize approximately 40% of the solid waste that we handle and deliver the rest to third-party disposal facilities. If the operators of third-party landfills increase their "tipping fees," we would seek to pass along these increases to our customers, but if we are unable to do so, our profitability would be affected. If these operators discontinue their arrangements with us and we cannot find alternative disposal sites with favorable arrangements, our costs of disposal may rise. Also, our failure to obtain the required permits to establish new landfills and transfer stations or expand our existing landfills and transfer stations could hinder our business strategy to develop vertically integrated operations, particularly in our Northeast Region where we are currently seeking to expand the less than one-year estimated remaining operating life, based on current volumes, of our Bethlehem landfill. Failure to expand capacity could lead to decreased profitability as a result of the increased "tipping fees" we would have to pay to third-party landfills.

        We operate 22 transfer stations which reduce our costs by allowing us to use collection personnel and equipment more efficiently and by consolidating waste to gain volume discounts on disposal rates. We have a limited number of municipal contractual obligations that require us to deliver waste collected under the contracts to a designated disposal facility.

        General and administrative expenses include management, clerical and administrative compensation and overhead costs associated with our marketing and sales force, professional services and community relations expenses.

        Depreciation, depletion and amortization expense includes depreciation of fixed assets over their estimated useful lives using the straight-line method, depletion of landfill costs using life cycle accounting and the units-of-consumption method and amortization of goodwill and other intangible assets using the straight-line method. Goodwill amortization includes the amortization of costs paid in excess of the fair value of net assets acquired prior to July 1, 2001 in business combinations accounted for as purchases. In allocating the purchase price of an acquired company among its assets, we first assign value to the tangible assets, followed by intangible assets, including covenants not to compete and certain contracts that are determinable both in terms of size and life. We determine the value of the intangible assets other than goodwill by considering, among other things, the present value of the cash flows associated with those assets. Beginning January 1, 2002, we have no longer amortized any goodwill in accordance with the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets." Also in accordance with SFAS No. 142, we have recorded no amortization for goodwill acquired subsequent to June 30, 2001. Goodwill resulting from acquisitions completed prior to July 1, 2001 was amortized on a straight-line basis over the period of the then expected benefit of up to 40 years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Recent Accounting Pronouncements."

        We capitalize some third-party expenditures related to pending acquisitions or development projects, such as legal and engineering expenses. We expense indirect acquisition costs, such as executive and corporate overhead, public relations and other corporate services, as we incur them. We charge against net income any unamortized capitalized expenditures and advances, net of any portion that we believe we may recover, through sale or otherwise, that relates to any operation that is permanently shut down and any pending acquisition or landfill development project that is not expected to be completed. We routinely evaluate all capitalized costs and expense those related to projects that we believe are not likely to be completed.

        We accrue for estimated landfill closure, final closure and post-closure maintenance costs based on engineering estimates. These estimates do not take into account discounts for the present value of total estimated costs. We will have additional material financial obligations relating to closure, final closure and post-closure costs for any disposal facilities we may operate in the future. In such cases, we will accrue for those obligations over the useful life of any such disposal facility, based on engineering estimates and the units-of-consumption method.

        We periodically evaluate the value and future benefits of our goodwill and other intangible assets. For other intangible assets, we assess the recoverability from future operations using cash flows and income from operations of the related acquired businesses as measures. Under this approach, the carrying value is reduced if it becomes probable that our best estimate of expected future cash flows of the related business would be less than the carrying amount of the intangible assets. As of June 30, 2002, there were no adjustments to the carrying amounts of other intangibles resulting from these evaluations. We test goodwill for impairment using the two-step process prescribed in SFAS No. 142. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. We performed the first of the required impairment tests of goodwill and indefinite-lived intangible assets based on the carrying values as of January 1, 2002 and incurred no impairment of goodwill upon the initial adoption of SFAS No. 142. As of June 30, 2002, goodwill and other intangible assets represented approximately 36.8% of total assets, 70.8% of redeemable preferred stock and 81.3% of the sum of our redeemable preferred stock and stockholders' equity (deficit).

Seasonality

        Seasonality and weather can temporarily affect some of our revenue and expenses. We experience the traditional effects of lower C&D waste volumes during the winter months when the construction industry slows down. Frequent and/or heavy snow and ice storms can affect the productivity of our operations. In our South Region, higher than normal and more frequent rain and ice storms over a 30-60 day time period can put additional stress on the construction industry, lowering our volumes. Significantly below normal rain can assist the construction industry, increasing our volumes.

Impact of Inflation

        To date, inflation has not significantly affected our operations. Consistent with industry practice, many of our contracts allow us to pass through certain costs to our customers, including increases in landfill "tipping fees" and, in some cases, fuel costs. Therefore, we believe that we would be able to increase prices to offset many cost increases that result from inflation. However, competitive pressures and the terms of certain of our long-term contracts may require us to absorb at least part of these cost increases, particularly during periods of high inflation.

Acquisitions

        Our integration plan for acquisitions contemplates certain cost savings, including through the elimination of duplicative personnel and facilities. Unforeseen factors may offset the estimated cost savings or other components of our integration plan, in whole or in part and, as a result, we may not realize any cost savings or other benefits from future acquisitions.

        In accordance with generally accepted accounting principles, we capitalize some expenditures and advances relating to pending acquisitions. For any pending acquisition that is not consummated, we charge against earnings any such expenditures and advances. Therefore, we may incur charges against earnings in future periods, which could have a material adverse effect on our business, financial condition and results of operations.

        All of our acquisitions were accounted for as purchases and, accordingly, only the operations of acquired companies since the acquisition dates are included in our consolidated financial statements. These acquisitions were financed through a combination of funds borrowed under our senior credit facility and proceeds from private offerings of our equity securities. We expect to be able to finance any future acquisitions with cash provided from operations, borrowings under our senior credit facility, debt or equity offerings, or some combination of the foregoing.

        2002.    During the six months ended June 30, 2002, we acquired the assets of six solid waste management companies as well as real estate associated with landfill expansions for an aggregate purchase price of $28.7 million, consisting of cash and liabilities assumed.

        2001.    During 2001, we acquired the assets of 16 solid waste management companies for an aggregate purchase price of approximately $12.1 million, consisting of cash and liabilities assumed.

        2000.    In November 2000, we simultaneously purchased substantially all of the assets of Omega One Company and Omega One Waste, LLC and certain assets from Waste Management, Inc. The aggregate purchase price of the combined transaction consisted of approximately $38.6 million in cash and liabilities assumed. Assets acquired from the Omega entities included three collection operations in Louisiana. Assets acquired from Waste Management included one collection operation, one transfer station and the operating agreements for two MSW landfills, all of which are in Louisiana.

        Additionally, in 2000, we acquired the assets of nine other solid waste management companies in a series of unrelated transactions. The aggregate purchase price was approximately $11.4 million, consisting of cash and liabilities assumed.

        1999.    In June 1999, we purchased from Waste Management two permitted MSW landfills, two MSW transfer stations and two collection operations. The aggregate purchase price consisted of approximately $65 million in cash and approximately $10.2 million in liabilities assumed. The two landfills and two collection operations are located in Pennsylvania and the two transfer stations are located in New York City.

        In July 1999, we acquired the stock of Bellevue Trucking, Inc. and a permitted MSW landfill from Bell Processing, Inc. The aggregate purchase price consisted of approximately $22.6 million in cash and $800,000 of liabilities assumed. The assets acquired from Bellevue Trucking include four collection operations, three transfer stations and a C&D landfill, all located around Wichita Falls, Texas and Southern Oklahoma.

        In December 1999, we sold the stock of our 80% owned subsidiary, IESI TN Corporation, for approximately $15.2 million in cash. The assets sold included three collection operations in Georgia and Tennessee and two transfer stations in Georgia. We recorded a gain of approximately $1.9 million related to the sale.

        Additionally in 1999, we acquired the assets of 31 other solid waste management companies in a series of unrelated transactions. The aggregate purchase price was approximately $11.9 million, consisting of cash and liabilities assumed.

Results of Operations

        The following table sets forth, for the periods indicated, selected consolidated statement of operations data (in thousands) and the percentage relationship that such data bear to our revenue:

	Year Ended December 31,						Six Months Ended June 30,
	1999		2000		2001		2001		2002
	$	%	$	%	$	%	$	%	$	%
South Region	53,717	48.8	76,553	54.8	106,807	57.5	50,726	56.9	58,220	58.8
Northeast Region	46,937	42.6	63,081	45.2	78,883	42.5	38,405	43.1	40,808	41.2
Southeast Region	9,461	8.6	—	—	—	—	—	—	—	—

Services revenue	110,115	100.0	139,634	100.0	185,690	100.0	89,131	100.0	99,028	100.0
Operating expense	79,807	72.5	90,560	64.9	119,816	64.5	56,976	63.9	62,995	63.6
General and administrative	19,084	17.3	18,543	13.3	24,063	13.0	12,065	13.5	12,109	12.2
Depreciation, depletion and amortization	15,007	13.6	20,087	14.4	25,722	13.9	12,267	13.8	12,788	12.9

Income (loss) from operations	(3,783)	(3.4)	10,444	7.5	16,089	8.7	7,823	8.8	11,136	11.2
Interest expense, net	(7,905)	(7.2)	(11,142)	(8.0)	(12,961)	(7.0)	(7,145)	(8.0)	(5,664)	(5.7)
Loss on termination of interest rate swaps	—	—	—	—	—	—	—	—	(826)	(0.8)
Loss on extinguishment of debt	—	—	—	—	—	—	—	—	(586)	(0.6)
Other income (expense), net	1,705	1.5	(186)	(0.1)	(178)	(0.1)	(165)	(0.2)	(53)	(0.1)
Income tax expense	(83)	(0.1)	(171)	(0.1)	(703)	(0.4)	(246)	(0.3)	(2,963)	(3.0)

Net income (loss)	(10,066)	(9.1)	(1,055)	(0.8)	2,247	1.2	267	0.3	1,044	1.1

Three Months Ended June 30, 2002 Compared With Three Months Ended June 30, 2001

        Revenue.    Our revenue increased by $5.8 million, or 12.4%, to $52.4 million during the three months ended June 30, 2002 from $46.6 million during the three months ended June 30, 2001. During the three months ended June 30, 2002, acquisitions completed since April 2001 contributed $1.8 million, or 3.8%, to the increase in our revenue from the three months ended June 30, 2001. Excluding our incremental revenue from acquisitions, our revenue increased by $4.0 million, or 8.6%, during the three months ended June 30, 2002 from the same period in 2001. During the three months ended June 30, 2002, our new business, consisting of new municipal contracts and increased sales from existing operations, contributed 5.5% of such increases, while price increases contributed 3.1%. In our South Region, our revenue increased by $4.2 million, or 15.9%, to $30.6 million during the three months ended June 30, 2002 from $26.4 million during the three months ended June 30, 2001. In our Northeast Region, our revenue increased by $1.6 million, or 7.8%, to $21.8 million during the three months ended June 30, 2002 from $20.2 million during the three months ended June 30, 2001.

        Operating Expenses.    Our operating expenses increased by $3.8 million, or 12.7%, to $33.4 million during the three months ended June 30, 2002 from $29.6 million during the three months ended June 30, 2001. The increase was primarily due to the increase in our revenue during the three months ended June 30, 2002. Operating expenses as a percentage of our revenue increased by 0.2% to 63.7% in the three months ended June 30, 2002 from 63.5% in the three months ended June 30, 2001. The increase in operating expenses as a percentage of our revenue was primarily due to increases in our general and workers compensation insurance premiums at the beginning of 2002, increased costs related to a renewal of a collective bargaining agreement covering some of our New York-based employees which became effective on March 1, 2002 and the above average rainfall in Texas during the three months ended June 30, 2002 that resulted in an increase in yard waste, increasing both labor and disposal expenses in our residential collection operations.

        General and Administrative.    Our general and administrative expenses increased $492,000, or 8.4%, to $6.3 million during the three months ended June 30, 2002 from $5.8 million during the three months ended June 30, 2001. The increase was primarily due to the increase in our revenue during the three months ended June 30, 2002, offset by the effect of "tuck-in" acquisitions closed since April 2001. General and administrative expenses as a percentage of our revenue decreased to 12.1% during the three months ended June 30, 2002 from 12.5% during the three months ended June 30, 2001.

        Depreciation, Depletion and Amortization.    Our depreciation, depletion and amortization expenses increased $375,000, or 6.0%, to $6.6 million during the three months ended June 30, 2002 from $6.2 million during the three months ended June 30, 2001. This increase resulted primarily from the inclusion of depreciation, depletion and amortization of businesses acquired in 2002, the inclusion in the three months ended June 30, 2002 of a full quarter of depreciation, depletion and amortization from businesses acquired since April 2001 and capital assets purchased for internal growth. In accordance with SFAS No. 142, goodwill is deemed to have an indefinite life our and amortization of goodwill ceased on January 1, 2002. During the three months ended June 30, 2001, goodwill expense was $715,000. Depreciation, depletion and amortization as a percentage of our revenue decreased to 12.6% in the three months ended June 30, 2002 from 13.4% during the three months ended June 30, 2001.

        Income from Operations.    Income from our operations increased $1.1 million, or 23.2%, to $6.1 million during the three months ended June 30, 2002 from $5.0 million during the three months ended June 30, 2001. The increase was attributable to operating income recognized from acquisitions closed in 2002, the inclusion in the three months ended June 30, 2002 of operating income from acquisitions closed since April 2001, price increases, greater integration of collection volumes into the transfer stations and landfills we operate and internal growth. Income from operations as a percentage of our revenue increased to 11.6% in the three months ended June 30, 2002 from 10.6% during the three months ended June 30, 2001.

        Interest Expense, Net.    Our interest expenses decreased $412,000, or 11.9%, to $3.0 million during the three months ended June 30, 2002, from $3.5 million during the three months ended June 30, 2001. This decrease is attributable to lower debt levels during most of the three-month period ended June 30, 2002 as compared to the three-month period ended June 30, 2001 and by lower interest rates on our debt during most of the same periods. Interest expense, net, as a percentage of our revenue, decreased to 5.8% in the three months ended June 30, 2002 from 7.4% in the three months ended June 30, 2001.

        Loss on Termination of Interest Rate Swaps.    A loss on the termination of interest rate swaps of $826,000 was incurred in the three months ended June 30, 2002. There was no such expense in the three months ended June 30, 2001. In conjunction with the payoff of the balance owed on our senior credit facility with the proceeds from the issuance of our 10 1/4% senior subordinated notes due 2012, interest rate swaps that were in place on a portion of the debt outstanding under our senior credit facility were terminated at fair value.

        Loss on the Extinguishment of Debt.    A loss on the extinguishment of debt of $586,000 was incurred in the three months ended June 30, 2002. There was no such expense in the three months ended June 30, 2002. In conjunction with the permanent payoff of the $39.2 million term loan under our senior credit facility with the proceeds from the issuance of our 10 1/4% senior subordinated notes due 2012, loan transaction costs incurred in previous years related to the term loan were written off.

        Other Expenses.    Our other expenses decreased to $7,000 during the three months ended June 30, 2002 from $44,000 in the three months ended June 30, 2001.

        Income Tax Expense.    Our income tax expense increased to $671,000 during the three months ended June 30, 2002, from $215,000 during the three months ended June 30, 2001. The effective income tax rate for the three months ended June 30, 2002 was 41.8%, which is above the federal statutory rate of 35% primarily due to state taxes.

        Net Income.    Our net income decreased 22.9% to $934,000 during the three months ended June 30, 2002 from $1.2 million during the three months ended June 30, 2001. The decrease was attributable to the one-time charges incurred in connection with the termination of interest swaps and the extinguishment of debt, and the increase in income tax expense, partially offset by the increase in income from operations and the decrease in interest expense. Net income as a percentage of our revenue decreased to 1.8% in the three months ended June 30, 2002 from 2.6% in the three months ended June 30, 2001.

Six Months Ended June 30, 2002 Compared With Six Months Ended June 30, 2001

        Revenue.    Our revenue increased by $9.9 million, or 11.1%, to $99.0 million during the first six months of 2002 from $89.1 million during the first six months of 2001. During the first six months of 2002, acquisitions completed since January 2001 accounted for $3.2 million, or 3.5%, of the increase in our revenue from the first six months of 2001. Excluding our incremental revenue from acquisitions, our revenue increased by $6.7 million, or 7.6%. During the first six months of 2002, our new business, from both new municipal contracts and increased sales from existing operations, accounted for 4.4% of such increases, while global price increases accounted for 3.2%. In our South Region, our revenue increased by $7.5 million, or 14.8%, to $58.2 million during the first six months of 2002, from $50.7 million during the first six months of 2001. In our Northeast Region, our revenue increased by $2.4, or 6.3%, to $40.8 million during the first six months of 2002 from $38.4 million during the first six months of 2001.

        Operating Expenses.    Our operating expenses increased $6.0 million, or 10.6%, to $63.0 million during the first six months of 2002 from $57.0 million during the first six months of 2001. The increase was primarily due to the increase in our revenue during the first six months of 2002. Operating expenses as a percentage of our revenue declined by 0.3% to 63.6% in the first six months of 2002 from 63.9% in the first six months of 2001. The decline in operating expenses as a percentage of our revenue was primarily attributable to the effect of "tuck-in" acquisitions closed since the beginning of 2001, greater integration of collection volumes into landfills we operate and price increases.

        General and Administrative.    Our general and administrative expenses increased $44,000, or 0.4%, to $12.1 million during the first six months of 2002 from $12.1 million during the first six months of 2001. Our general and administrative expenses increased slightly as a result of additional personnel from companies acquired, offset by one-time financing costs related to an aborted transaction and costs related to certain landfill development projects costs totaling $784,000 written off during the first six months of 2001. General and administrative expenses as a percentage of our revenue decreased to 12.2% during the first six months of 2002 form 13.5% during the first six months of 2001.

        Depreciation, Depletion and Amortization.    Our depreciation, depletion and amortization expenses increased $521,000, or 4.2%, to $12.8 million during the first six months of 2002, from $12.3 million during the first six months of 2001. This increase resulted primarily from the inclusion of depreciation, depletion and amortization of businesses acquired in 2002, the inclusion in 2002 of depreciation, depletion and amortization from businesses acquired 2001, and capital assets purchased for internal growth. In accordance with SFAS No. 142, goodwill is deemed to have an indefinite life and our amortization of goodwill ceased on January 1, 2002. During the first six months of 2001 goodwill expense was $1.4 million. Depreciation, depletion and amortization as a percentage of our revenue decreased to 12.9% in the first six months of 2002 from 13.8% during the first six months of 2001.

        Income from Operations.    Income from our operations increased $3.3 million, or 42.3%, to $11.1 million during the first six months of 2002 from $7.8 million during the first six months of 2001. The increase was attributable to operating income recognized from acquisitions closed in 2002, the inclusion in 2002 of operating income from acquisitions closed in 2001, price increases, greater integration of collection volumes into the transfer stations and landfills we operate and internal growth. Income from operations as a percentage of our revenue increased to 11.2% in the first six months of 2002 from 8.8% during the first six months of 2001.

        Interest Expense, Net.    Our interest expenses decreased $1.5 million, or 20.7%, to $5.7 million during the first six months of 2002, from $7.1 million during the first six months of 2001. This decrease is attributable to lower debt levels during the first six months of 2002 as compared to the first six months of 2001 and by lower interest rates on our senior credit facility during the same periods. Interest Expense, net, as a percentage of our revenue, decreased to 5.7% in the first six months of 2002 from 8.0% in the first six months of 2001.

        Loss on Termination of Interest Rate Swaps.    A loss on the termination of interest rate swaps of $826,000 was incurred in 2002. there was no such expense in 2001. In conjunction with the payoff of the balance owed on our senior credit facility from the issuance of our 10 1/4% senior subordinated notes due 2012, interest rate swaps that were in place on a portion of our senior credit facility outstanding debt were terminated.

        Loss on Extinguishment of Debt.    A loss on the extinguishment of debt of $586,000 was incurred in 2002. There was no such expense in 2001. In conjunction with the permanent payoff of the $39.2 million term loan under our senior credit facility with the proceeds from the issuance of our 10 1/4% senior subordinated notes due 2012, loan transaction costs incurred in previous years related to the term loan were written off.

        Other Expenses.    Our other expenses decreased to $53,000 during the first six months of 2002 from $165,000 in the first six months of 2001.

        Income Tax Expense.    Our income tax expense increased to $3.0 million during the first six months of 2002, from $246,000 during the first six months of 2001. The increase in income tax expense is due to a change in the estimated reversal of temporary differences related to tax deductible goodwill deferred tax liabilities. This non-recurring effect was due to changes in estimates resulting from the adoption of SFAS No. 142.

        Net Income.    Our net income increased $777,000 to $1.0 million during the first six months of 2002 from $267,000 during the first six months of 2001. the increase was attributable to the increase in income from operations and the decrease in interest expense, and was offset by the increase in income tax expense. Net income as a percentage of our revenue increased to 1.1% in the first six months of 2002 from 0.3% in the first six months of 2001.

2001 Compared With 2000

        Revenue.    Our revenue increased by $46.1 million, or 33.0%, to $185.7 million during 2001 from $139.6 million during 2000. During 2001, acquisitions completed since January 2000 accounted for using the purchase method of accounting, contributed $20 million, or 14.3%, to the increase in our revenue from 2001. Excluding our incremental revenue from acquisitions, our revenue increased by $26.1 million, or 18.7%. During 2001, our new business, from both new municipal contracts and increased sales from existing operations, contributed 15.3% of such increases, while selective price increases contributed 3.6%. In our South Region, our revenue increased by $30.2 million, or 39.5%, to $106.8 million during 2001 from $76.6 million during 2000. In our Northeast Region, our revenue increased by $15.8 million, or 25.1%, to $78.9 million during 2001 from $63.1 million during 2000.

        Operating Expenses.    Our operating expenses increased $29.2 million, or 32.3%, to $119.8 million during 2001 from $90.6 million during 2000. The increase was primarily due to the substantial increase in our revenue during 2001. Operating expenses as a percentage of our revenue declined by 0.4% to 64.5% in 2001 from 64.9% in 2000. The decline in operating expenses as a percentage of our revenue was primarily attributable to the effect of "tuck-in" acquisitions closed since the beginning of 2001, greater integration of collection volumes into landfills we operate and selective price increases.

        General and Administrative.    Our general and administrative expenses increased $5.5 million, or 29.8%, to $24.1 million during 2001 from $18.5 million during 2000. Our general and administrative expenses increased as a result of additional personnel from companies acquired and additional corporate and regional overhead to accommodate our internal growth from our collection operations. General and administrative expenses as a percentage of our revenue decreased to 13.0% during 2001 from 13.3% during 2000.

        Depreciation, Depletion and Amortization.    Our depreciation, depletion and amortization expenses increased $5.6 million, or 28.1%, to $25.7 million during 2001, from $20.1 million during 2000. This increase resulted primarily from the inclusion of depreciation, depletion, and amortization of businesses acquired in 2001, the inclusion in 2001 of 12 months of depreciation, depletion, and amortization from businesses acquired in 2000, the amortization of goodwill and other intangible assets associated with acquisitions accounted for using the purchase method of accounting, a greater increase in volume into our landfills and capital expenditures unrelated to acquisition. Depreciation, depletion and amortization as a percentage of our revenue decreased to 13.9% in 2001 from 14.4% during 2000.

        Income from Operations.    Our income from operations increased $5.7 million, or 54.1%, to $16.1 million during 2001 from $10.4 million during 2000. The increase was attributable to operating income recognized from acquisitions closed in 2001, the inclusion in 2001 of 12 months of operating income from acquisitions closed in 2000, selective price increases, greater integration of collection volumes into the transfer stations and landfills we operate, and internal growth. Income from operations as a percentage of our revenue increased to 8.7% in 2001 from 7.5% during 2000.

        Interest Expense, Net.    Our interest expenses increased $1.9 million, or 16.3%, to $13.0 million during 2001, from $11.1 million during 2000. This increase is attributable to higher debt levels which were incurred to fund acquisitions and internal growth and were partially offset by lower interest rates on our senior credit facility and the funding of our Series D convertible preferred stock private placement in September 2001, the net receipts of which were used to reduce amounts outstanding under our senior credit facility.

        Other Expenses.    Our other expenses decreased to $178,000 in 2001 from $186,000 in 2000.

        Income Tax Expense.    Our income tax expense increased to $703,000 during 2001, from $171,000 during 2000. This increase is attributable to the increase in our income before taxes, offset by a reduction in the valuation allowance established previously against net operating loss carryforward benefits. Our effective tax rate was 23.8% in 2001 and 19.3% in 2000.

        Net Income.    Our net income increased $3.3 million to $2.2 million during 2001, from a loss of $1.1 million during 2000. The increase was attributable to the increase in income from operations, partially offset by the increases in interest expense and income tax expense. Net income as a percentage of our revenue increased to 1.2% in 2001, from a loss of 0.8% in 2000.

2000 Compared With 1999

        Revenue.    Our revenue increased $29.5 million, or 26.8%, to $139.6 million during 2000 from $110.1 million during 1999. During 2000, acquisitions completed since January 1999 accounted for using the purchase method of accounting, contributed $22.7 million, or 20.7%, to the increase in our revenue from 2000. The increase was offset by the divestiture of operations in Georgia and Tennessee at December 31, 1999 of $9.5 million, or 8.6%. Excluding our incremental revenue from acquisitions, net of divestitures, our revenue increased by $16.3 million, or 14.7%. During 2000, internal growth, from both new municipal contracts and continuing operations, contributed 10.6% of this increase, while selective price increases contributed 4.1%. In our South Region, our revenue increased by $22.9 million, or 42.5%, to $76.6 million during 2000 from $53.7 million during 1999. In our Northeast Region, our revenue increased by $16.2 million, or 34.4%, to $63.1 million during 2000 from $46.9 million during 1999.

        Operating Expenses.    Our operating expenses increased $10.8 million, or 13.5%, to $90.6 million during 2000, from $79.8 million during 1999. This increase was primarily due to the substantial increase in our revenue during 2000. Operating expenses as a percentage of our revenue declined by 7.6% to 64.9% in 2000 from 72.5% in 1999. The decline in operating expenses as a percentage of our revenue was primarily attributable to the effect of "tuck-in" acquisitions closed since the beginning of 2000, full-year impact of new market acquisitions completed since January 1999, greater integration of collection volumes into landfills we operate and selective price increases.

        General and Administrative.    Our general and administrative expenses decreased $541,000, or 2.8%, to $18.5 million during 2000, from $19.1 million during 1999. This decrease was primarily attributable to a decrease in our bad debt expense from $5.1 million in 1999 to $1.8 million in 2000. Most of our bad debt expense in 1999 related to certain accounts receivable that we acquired as a result of several related acquisitions that we completed in 1998 and 1999. Without the decrease in bad debt expense, our general and administrative expenses would have increased as a result of additional personnel from companies we acquired, additional corporate and regional overhead to accommodate our growth and internal growth at our collection operations. General and administrative expenses as a percentage of our revenue decreased to 13.3% during 2000 from 17.3% during 1999.

        Depreciation, Depletion and Amortization.    Our depreciation, depletion and amortization expenses increased $5.1 million, or 33.9%, to $20.1 million during 2000, from $15 million during 1999. The increase resulted primarily from the inclusion of depreciation, depletion and amortization of businesses acquired in 2000, the inclusion in 2000 of 12 months of depreciation, depletion and amortization from businesses acquired in 1999, the amortization of goodwill and other intangible assets associated with acquisitions accounted for using the purchase method of accounting, a greater increase in volume into our landfills and capital assets purchased for internal growth. Depreciation, depletion and amortization as a percentage of our revenue increased to 14.4% in 2000 from 13.6% during 1999.

        Income from Operations.    Our income from operations increased $14.2 million, to $10.4 million during 2000, from a loss of $3.8 million during 1999. The increase was attributable to operating income recognized from acquisitions completed in 2000, the inclusion in 2000 of 12 months of operating income from acquisitions completed in 1999, selective price increases, reduction in bad debt expenses, greater integration of collection volumes into our transfer stations and landfills we operate, and internal growth. Our income from operations as a percentage of our revenue increased to 7.5% in 2000 from a loss of 3.4% of our revenue during 1999.

        Interest Expense, Net.    Our interest expenses increased $3.2 million, or 41.0%, to $11.1 million during 2000, from $7.9 million during 1999. The increase is attributable to higher debt levels to fund acquisitions and internal growth.

        Other Income (Expense).    Our other expense was $186,000 in 2000 as compared to other income of $1.7 million in 1999, which was primarily due to a $1.9 million gain realized on the sale of our Georgia and Tennessee operations.

        Income Tax Expense.    Our income tax expense increased to $171,000 during 2000, from $83,000 during 1999. This increase is attributable to increased state income tax expense in certain jurisdictions. Our effective tax rate was 19.3% in 2000 and 0.1% in 1999.

        Net Income (Loss).    Our net income increased $9.0 million to a loss of $1.1 million during 2000, from a loss of $10.1 million during 1999. This increase was attributable to the increase in income from operations, offset by the increases in interest expense and income tax expense. Net income as a percentage of our revenue increased to a loss of 0.8% in 2000, from a loss of 9.1% in 1999.

Liquidity and Capital Resources

Cash Flow

        Net cash provided by operating activities increased by $4.2 million from $24.6 million in 2000 to $28.8 million in 2001. This increase was a result of improved net income, and was partially offset by an increase in working capital. During 2001, net cash used by investing activities was $48.6 million. Of this amount, $15.6 million was used to fund the cash portion of acquisitions. Cash used for capital expenditures during 2001 was $30.8 million, which was principally for investments in fixed assets, consisting primarily of trucks, containers, landfill and transfer station equipment and landfill construction projects. Net cash provided by financing activities during 2001 was $16.9 million, which was provided by $52.4 million of net proceeds from the issuance of preferred stock less $2.8 million of cash paid for debt issuance costs, offset by a $32.7 million decrease of net borrowings under our senior credit facility.

        Net cash provided by operating activities decreased by $6.7 million from $13.1 million in the first six months of 2001 to $6.4 million in the first six months of 2002. This decrease resulted, in part, from our payment of $2.5 million of accrued 2001 insurance claims in the first six months of 2002. In addition, towards the end of each quarter, we typically pay down a portion of the then outstanding balance under our senior credit facility as opposed to paying down accounts payable, which, in turn, reduces a portion of the working capital balance on our balance sheet by reducing cash and increasing trade accounts payable. However, leading up to the end of the six months ended June 30, 2002 and prior to the closing of two acquisitions on the last business day of such six-month period, we had no debt outstanding under our senior credit facility and, therefore, we decreased trade accounts payable in lieu of retiring debt under our senior credit facility. During the first six months of 2002, net cash used by investing activities was $39.7 million. Of this amount, $27.5 million was used to fund the cash portion of acquisitions. Cash used for capital expenditures during the first six months of 2002 was $10.7 million, which was principally for investments in fixed assets, consisting primarily of trucks, containers, landfill and transfer station equipment and landfill construction projects. Net cash provided by financing activities during the first six months of 2002 was $33.3 million, which consisted of the proceeds from our issuance of $150.0 million of 10 1/4% senior subordinated notes due 2012, offset by $6.0 million of expenses related to the issuance of the notes and a net borrowing reduction under our senior credit facility of $109.9 million.

        The following table summarizes the components of our cash flow deficit before market development and the reconciliation of our beginning-of-period to end-of-period total debt balances. The following table and the analysis that follows it are provided to highlight and facilitate understanding of the primary elements of our cash flow but are not intended to be considered in lieu of, or independent of, our consolidated financial statements and the related notes included elsewhere in this prospectus. Free cash flow before market development in the table is not a measure of operating performance, liquidity or cash flow from operating activities under GAAP. Accordingly, free cash flow before market development should not be considered in isolation or as a substitute for cash flow from operating activities (as determined in accordance with GAAP) or any other GAAP measures.

	Fiscal Year 2001	Six Months Ended June 30, 2002
	(in thousands)
Free cash flow:
EBITDA(1)	$41,811	$23,924
Other non-cash items:
Doubtful accounts provisions	1,234	541
Gain on sale of assets	(4)	0
Less:
Cash interest	(13,146)	(6,530)
Cash paid for interest rate swap termination	—	(826)
Cash taxes	(61)	(722)
Capital expenditures, excluding acquisitions	(30,805)	(10,744)
Changes in working capital	(2,280)	(12,528)
Remove change in accrued interest from working capital	(1,502)	1,316
Remove change in accrued taxes from working capital	(325)	567
Remove change in fair value of interest rate swap from working capital	665	(665)

Free cash flow before market development	$(4,413)	$(5,667)

Roll-forward of debt balance:
Debt balance at beginning of period	$161,849	$130,351
Free cash flow before market development	4,413	5,667
Market development and divestitures, net	15,628	27,478
Acquisition related and non-recurring expenditures	607	854
Debt issue costs	2,827	5,976
Net proceeds from issuance of preferred stock	(52,380)	0
Decrease in cash	(2,901)	(30)
Other adjustments	308	171

Debt balance at end of period	$130,351	$170,467

(1)
EBITDA represents earnings before interest (including loss on extinguishment of debt and loss on termination of interest rate swaps), income taxes, depreciation, depletion, amortization and other income (expense). EBITDA is not a measure of operating income, operating performance or liquidity under GAAP. We present EBITDA because we understand it is used by some investors to determine a company's historical ability to service and incur debt and to fund ongoing capital expenditures and because certain covenants in our borrowing agreements are tied to similar measures. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income (as determined in accordance with GAAP) as an indicator of our operating performance, or of cash flow from operating activities (as determined in accordance with GAAP), or as a measure of liquidity. In addition, because EBITDA is not calculated identically by all companies, our measurement of EBITDA may not be comparable to similarly titled measures reported by other companies. See our consolidated financial statements and related notes included elsewhere in this prospectus.

        During 2001, we had a cash flow deficit before market development of $4.4 million. This deficit was primarily due to our investment of $30.8 million in capital expenditures in 2001 for property maintenance, landfill development and cell construction, and investment in equipment to support new municipal contracts and other new business. We believe that our high level of investment, among other things, resulted in our internal revenue growth rate, excluding acquisitions and price increases, being 15.3% during 2001. In addition, there was an increase of $6.2 million in accounts receivable during 2001 compared to 2000, of which $4.8 million was related to our New York City operations partially as a result of a slowdown in payments by the City of New York after September 11, 2001. Our strategy in managing our working capital is generally to apply the cash generated from our operations that remains after satisfying our operating capital and capital expenditure requirements to reduce our indebtedness under the revolving loan portion of our senior revolving credit facility and to minimize our cash balances.

        During the first six months of 2002, we had a cash flow deficit before market development and financing activities of $5.7 million. This deficit was primarily due to our investment of $10.7 million in capital expenditures during the six-month period for property maintenance, landfill development and cell construction, and investment in equipment to support new municipal contracts and other new business. We believe that our level of investment, among other things, resulted in our internal growth rate, excluding acquisitions and price increases, being 4.4% during the six-month period. In addition, during the first six months of 2002, working capital increased by $12.6 million. Typically, towards the end of each quarter, we pay down a portion of the then outstanding balance under our senior credit facility, which, in turn, reduces a portion of the working capital balance on our balance sheet by reducing cash and increasing trade accounts payable. However, leading up to the end of the six months ended June 30, 2002 and prior to the closing of two acquisitions on the last business day of such six-month period, we had no debt outstanding under our senior credit facility and, therefore, we decreased trade accounts payable in lieu of retiring debt under our senior credit facility. We also paid $2.5 million of accrued 2001 insurance claims in the first six months of 2002.

Liquidity

        Our business is capital intensive. Our capital requirements include acquisitions, new franchise agreements and fixed asset purchases for internal growth, primarily for trucks, containers and equipment, and for landfill cell construction, landfill development and landfill closure activities. We have historically financed, and plan to continue to finance, our capital needs with cash provided from operations, borrowings under our senior credit facility, debt or equity offerings, or some combination of the foregoing.

        On June 12, 2002, we completed a private offering of the outstanding notes. Interest on the notes is due on June 15 and December 15 of each year. The net proceeds from the offering were approximately $144.0 million after deducting the initial purchasers' discounts and other expenses of the offering. We used $142.8 million of the net proceeds to prepay all of the debt then outstanding under the term loan and revolving loan portions of our senior credit facility (other than approximately $4.7 million underlying then outstanding letters of credit), and intend to use the remainder of the net proceeds for general corporate purposes, including working capital, and to fund any potential acquisitions that we complete. Upon repayment of the term loan portion of our senior credit facility, we expensed approximately $586,000 of debt issue costs related to the term loan portion of our senior credit facility during the three months ended June 30, 2002. In addition, we terminated three interest rate swap agreements in advance of their respective contract termination dates. We recorded a loss on the early termination of the interest rate swap agreements of approximately $826,000 during the three months ended June 30, 2002.

        Our senior credit facility included a $39.2 million senior secured term loan and includes a $222.5 million senior secured revolving loan, including a maximum of $30.0 million underlying letters of credit. We used $142.8 million of the net proceeds from the offering of the outstanding notes to prepay all of the debt then outstanding under the term loan and revolving loan portions of our senior credit facility (other than approximately $4.7 million underlying then outstanding letters of credit). Pursuant to the terms of our senior credit facility, we are not permitted to reborrow any amounts under the now fully repaid term loan portion. Subject to certain conditions, we may request an increase in the revolving loan portion of up to $13.3 million such that the total revolving loan portion would equal $235.8 million. As of June 30, 2002, there was $20.2 million (excluding $6.2 million underlying letters of credit) outstanding under the revolving loan portion of our senior credit facility and additional borrowings of $57.4 million were available under the revolving loan portion, including a maximum of $23.8 million underlying letters of credit. In order to borrow under the revolving loan portion of our senior credit facility, we must satisfy customary conditions including maintaining certain financial ratios. Our senior credit facility is secured by a pledge of the stock of our direct and indirect subsidiaries and a lien on substantially all of our and our direct and indirect subsidiaries' assets.

        Our senior credit facility permits borrowings at floating interest rates based on, at our option, the designated eurodollar interest rate, which generally approximates LIBOR, or the Fleet prime rate, in each case, plus an applicable margin, and requires payment of an annual commitment fee based on the unused portion of the revolving loan portion. The interest rate applicable to the entire revolving loan portion of our senior credit facility was 5.25% at December 31, 2001. As of September 30, 2002, the interest rate applicable to $20.2 million outstanding under the revolving loan portion of our senior credit facility was LIBOR plus 275 basis points, or 4.6%, and with respect to the balance of $2.2 million outstanding thereunder was Fleet's prime rate plus 75 basis points, or 5.5%. The revolving loan portion of our senior credit facility expires on August 31, 2004.

        The proceeds of the loans under our senior credit facility may be used solely to refinance certain debt, fund certain acquisitions, capital expenditures, working capital and general corporate purposes. The letters of credit under our senior credit facility may be used solely for working capital and general corporate purposes.

        Our senior credit facility contains affirmative and negative covenants and other terms customary to such financings, including requirements that we maintain specified financial ratios, including the following:

  •
  Maximum Leverage Ratio—Our consolidated debt to consolidated EBITDA ratio for any period of four consecutive fiscal quarters may not be greater than 4.5 to 1.0.
  •
  Maximum Senior Leverage Ratio—Our consolidated senior debt (generally, consolidated debt other than certain debt, including, without limitation, the notes, subordinated to our senior credit facility) to consolidated EBITDA ratio for any period of four consecutive fiscal quarters may not be greater than 3.0 to 1.0.

  •
  Minimum Interest Coverage Ratio—Our consolidated EBITDA to consolidated interest expense ratio for any period of four consecutive fiscal quarters ending on the last day of any fiscal quarter specified below may not be less than the applicable ratio indicated below:

Fiscal Quarters Ending	Consolidated EBITDA to Consolidated Interest Expense Ratio
June 30, 2002—September 30, 2002	3.50 to 1.0
December 31, 2002	3.10 to 1.0
March 31, 2003	2.75 to 1.0
June 30, 2003—September 30, 2003	2.40 to 1.0
December 31, 2003	2.50 to 1.0
March 31, 2004 and thereafter	2.75 to 1.0
  •
  Minimum Consolidated Net Worth—Our consolidated net worth (generally, excess of our assets over our liabilities excluding redeemable preferred stock) at any time may not be less than approximately $173.9 million, plus (a) the proceeds of any new equity offerings and (b) 50% of our positive consolidated net income for each fiscal quarter beginning with the third quarter of fiscal 2002.
  •
  Maximum Capital Expenditures—Our annual capital expenditures may not be greater than the product of our annual depreciation expense for any fiscal year and the applicable multiple specified below:

Fiscal Year Ending December 31,	Multiple of Depreciation Expense for Such Fiscal year
2001	1.6x
2002	1.6x
Thereafter	1.4x

        As of June 30, 2002, our consolidated debt to consolidated EBITDA ratio was 3.38:1, our consolidated senior debt to consolidated EBITDA ratio was 0.44:1, our consolidated EBITDA to consolidated interest expense ratio was 3.93:1 and our consolidated net worth was $177.6 million ($3.7 million in excess of the minimum required under our senior credit facility). In addition, our fiscal 2001 annual capital expenditures of $30.8 million did not exceed 1.6 times our fiscal 2001 annual depreciation expense. Our ability to comply in future periods with the financial covenants in our senior credit facility will depend on our ongoing financial and operating performance, which, in turn, will be subject to economic conditions and to financial, business and other factors, many of which are beyond our control, and will be substantially dependent on our ability to successfully implement our overall business strategies.

        For more information on the terms of our senior credit facility, see "Description of Senior Credit Facility."

        On September 10, and December 24, 2001, we issued and sold shares of our Series D convertible preferred stock for an aggregate purchase price of $55.0 million. Net proceeds from the sale of $52.4 million were used to reduce outstanding indebtedness under our senior credit facility. For more information on the dividend, conversion, redemption and other rights of our Series D convertible preferred stock, see "Description of Capital Stock."

        In August 2002, we entered into two interest rate swap agreements, which are effective through June 15, 2012, with two financial institutions. Under each swap agreement, the fixed interest rate on $25.0 million of our 10 1/4% senior subordinated notes due 2012 effectively was converted to an interest rate of 5.275% and 5.305%, respectively, plus an applicable floating rate margin that is based on six month LIBOR which is readjusted semiannually on June 15 and December 15 of each year.

        Environmental laws and regulation, including Subtitle D, that apply to the non-hazardous solid waste management industry have required us, as well as others in the industry, to alter the way we conduct our operations and to modify or replace pre-Subtitle D landfills. These expenditures have been, and will continue to be, substantial; however, we do not anticipate that these expenditures relating to our ongoing operations will be substantially different than what we have experienced to date. Legislative or regulatory changes could increase the costs of operating our business, accelerate required expenditures for closure activities and post-closure monitoring and obligate us to spend sums in addition to those presently reserved for such purposes. These factors could substantially increase our operating costs and adversely affect our results of operations, financial condition and cash flow.

        We believe that cash flow from operations and borrowings under the revolving loan portion of our senior credit facility will provide adequate cash to fund our working capital, capital expenditure, debt service and other cash requirements for the foreseeable future. Our ability to meet future working capital, capital expenditure and debt service requirements to provide financial assurance, as requested or required, and to fund capital amounts required for the expansion of our existing business will depend on our future financial performance, which will be affected by a range of economic, competitive and business factors, many of which are outside of our control. See "Risk Factors." We cannot assure you that our business will generate sufficient cash flow from operations, that future financings will be available to us in amounts sufficient to enable us to service our debt or to make necessary capital expenditures, or that any refinancing would be available on commercially reasonable terms, if at all. Further, depending on the timing, amount and structure of any possible future acquisitions and the availability of funds under, and compliance with certain other covenants in, our senior credit facility, we may need to raise additional capital. We may raise such funds through public or private offerings of our debt or equity securities. We cannot assure you that we will be able to secure such funding, if necessary, on favorable terms, if at all.

        We have no off-balance sheet debt or similar obligations, other than as outlined in the "Significant Commercial Commitments" table below. See also "Business—Risk Management, Insurance and Performance or Surety Bonds." We have no transactions or obligations with related parties that are not disclosed, consolidated into or reflected in our reported results of operations or financial position.

Obligations and Commitments

        The following tables outline what we regard as our significant contractual obligations and commercial commitments as of June 30, 2002. The tables do not represent all of our contractual obligations and commercial commitments that we have entered into.

	Payments Due By Period (in thousands)
Significant Contractual Obligations	Total	Less Than 1 Year	1 to 3 Years	4 to 5 Years	Over 5 Years
Long-term debt(1)	$170,467	$106	$20,361	$—	$150,000
Operating leases	7,650	1,920	3,207	1,269	1,254

Total significant contractual cash obligations	$178,117	$2,026	$23,568	$1,269	$151,254

(1)
Long-term debt obligations include $150.0 million aggregate principal amount of the notes and $20.2 million outstanding under the revolving loan portion of our senior credit facility due August 31, 2004. The revolving loan portion of our senior credit facility provides for borrowings of up to

  $222.5 million, of which $57.4 was available for borrowing as of June 30, 2002. The term loan portion of our senior credit facility has been fully repaid and may not be reborrowed.

	Amount of Commitment Expiration per Period (in thousands)
Significant Commercial Commitments	Total	Less Than 1 Year	1 to 3 Years	4 to 5 Years	Over 5 Years
Letters of credit	$6,171	$6,171	$—	$—	$—
Performance and other bonds	26,674	26,674	—	—	—
Landfill closure bonds	28,118	28,118	—	—	—

Total significant commercial commitments	$60,963	$60,963	$—	$—	$—

        The tables above do not include expenditures that we will likely be required to make in connection with the construction of our existing or anticipated landfills, replacement of trucks and other equipment or otherwise in the ordinary course of our business. As of December 31, 2001, we estimated that we would spend approximately $235.1 million on our then operated landfills over their then estimated remaining operating lives, primarily for cell construction and environmental structures. We cannot accurately predict the timing and ultimate amount of these expenditures as they will vary depending on the volumes of waste disposed of at such landfills, future permitting requirements, acquisition of additional landfills or collection operations and other factors many of which are beyond our control. None of these expenditures represent contractual commitments.

        We had a non-recurring environmental cost accrual on our balance sheet of $1.8 million as of June 30, 2002, $2.2 million as of December 31, 2001 and $3.1 million as of December 31, 2000, consisting of a liability related to a consent decree requiring certain waste to be relocated which we assumed in connection with the acquisition of our Blue Ridge landfill. Cash paid against this accrual was approximately $381,000 during the first six months of 2002, approximately $921,000 during 2001 and approximately $676,000 during 2000.

Capital Expenditures

        Our capital expenditures were $30.8 million during 2001 and $10.7 million during the six-month period ended June 30, 2002. We expect to make additional capital expenditures of approximately $17.0 million during the second half of 2002 in connection with our existing business. We intend to fund our remaining planned 2002 capital expenditures principally through existing cash, internally generated funds and borrowings under our senior credit facility.

        In addition, we may make substantial additional capital expenditures in acquiring solid waste management businesses. If we acquire additional landfill disposal facilities, we may also have to make significant expenditures to bring them into compliance with applicable regulatory requirements, obtain permits or expand our available disposal capacity. In addition we may need to make additional capital expenditures if we bid and are awarded new municipal contracts. We cannot currently determine the amount of these expenditures because they will depend on the number, nature, condition and permitted status of any acquired landfill disposal facilities or new municipal contracts.

        From time to time we evaluate our existing operations and their strategic importance to us. If we determine that a given operating unit does not have future strategic importance, we may sell or otherwise dispose of those operations. Although we believe our operations would not be impaired by such dispositions, we could incur losses on them.

Quantitative and Qualitative Disclosures about Market Risk

        In the normal course of business, we are exposed to market risk, including changes in interest rates and certain commodity prices. We use hedge agreements to manage a portion of our risks related to interest rates. While we are exposed to credit risk in the event of non-performance by counterparties to our hedge agreements, in all cases such counterparties are highly rated financial institutions and we do not anticipate non-performance. We do not hold or issue derivative financial instruments for trading purposes. We monitor our hedge positions by regularly evaluating the positions at market and by performing sensitivity analyses.

        We have performed sensitivity analyses to determine how market rate changes will affect the fair value of our market risk sensitive hedge positions and all other debt. Such an analysis is inherently limited in that it represents a singular, hypothetical set of assumptions. Actual market movements may vary significantly from our assumptions. Fair value sensitivity is not necessarily indicative of the ultimate cash flow or earnings effect we would recognize from the assumed market rate movements. We are exposed to cash flow and earnings risk due to changes in interest rates with respect to $20.2 million of the floating rate balance owed under our senior credit facility. A one percentage point increase in interest rates on our variable rate debt as of June 30, 2002 would decrease our annual pre-tax income by approximately $202,000. Because all of our remaining debt is at fixed rates, changes in market interest rates would not significantly impact our cash flows or results of operations.

        In August 2002, we entered into two interest rate swap agreements, which are effective through June 15, 2012, with two financial institutions. Under each swap agreement, the fixed interest rate on $25.0 million of our 10 1/4% senior subordinated notes due 2012 effectively was converted to an interest rate of 5.275% and 5.305%, respectively, plus an applicable floating rate margin that is based on six month LIBOR which is readjusted semiannually on June 15 and December 15 of each year.

        We market a variety of recyclable materials, including cardboard, office paper, plastic containers, glass bottles and ferrous and aluminum metals. We operate seven recycling facilities and sell other collected recyclable materials to third parties for processing before resale. In a few markets, we share the profits from our resale of recycled materials with other parties to our recycling contracts. To reduce our exposure to commodity price risk with respect to recycled materials, we have adopted a pricing strategy of charging collection and processing fees for recycling volume collected from third parties. Although there can be no assurance of market recoveries in the event of a decline, because of the provisions within certain of our contracts which pass commodity risk along to the customers, we believe, given historical trends and fluctuations within the recycling commodities market, that a 10% decrease in average recycled commodity prices from the prices that were in effect at December 31, 2001 would not have a material impact on our cash flows or pre-tax income.

Recent Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets" (collectively, the "Statements"). SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interest method standard. Our adoption of SFAS No. 141 did not have a material impact on our consolidated financial statements. SFAS No. 142, which is effective January 1, 2002, addresses the method of identifying and measuring goodwill and other intangible assets acquired in a business combination, eliminates further amortization of goodwill and other intangible assets deemed to have indefinite lives and requires periodic evaluation of impairment of goodwill balances. Other intangible assets, including those meeting new recognition criteria under the Statements, will continue to be amortized over their estimated useful lives.

        We have adopted the new rules on accounting for goodwill and other intangible assets as of January 1, 2002. As provided for under SFAS No. 142, goodwill and indefinite-lived intangible assets resulting from acquisitions completed after June 30, 2001 have not been amortized and amortization of goodwill incurred prior to June 30, 2001 ceased effective January 1, 2002. In 2001, we recognized $2.5 million of tax deductible goodwill amortization expense and $373,400 of non-tax deductible goodwill amortization. Application of the non-amortization provisions of SFAS No. 142 is expected to result in an increase in pre-tax net income of approximately $2.8 million in 2002 based on goodwill amortized in 2001 that will not be amortized in 2002. Application of the non-amortization provisions of SFAS No. 142 for the three and six months ended June 30, 2001 would have resulted in net income of $1,820,000 and $1,004,000 respectively, including related tax effects. We test goodwill for impairment using the two-step process prescribed in SFAS No. 142. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. We performed the first of the required impairment tests of goodwill and indefinite-lived intangible assets based on the carrying values of January 1, 2002 and incurred no impairment of goodwill upon our initial adoption of SFAS No. 142.

        In July 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," effective for fiscal years beginning after June 15, 2002. SFAS No. 143 applies to all legally enforceable obligations associated with the retirement of tangible long-lived assets and provides the accounting and reporting requirements for such obligations. Under this statement, the amount initially recognized as an asset retirement obligation is measured at fair value. The recognized asset retirement cost is capitalized as part of the cost of the asset and is depreciated over the useful life of the asset. We expect to adopt SFAS No. 143 beginning January 1, 2003.

        SFAS No. 143 will impact how we account for our landfill operations. Costs associated with future capping activities that occur during the operating life of a landfill, which are currently recognized on an undiscounted basis over the operating life of the landfill as airspace is consumed, will be accounted for as an asset retirement obligation under SFAS No. 143, on a discounted basis. We expect to recognize landfill retirement obligations, which relate to capping and other closure and post-closure activities, over the operating life of a landfill as landfill airspace is consumed and the obligations incurred. These obligations will be initially measured at estimated fair value. Landfill retirement costs, which will be capitalized as part of the landfill asset, will be amortized using our existing landfill accounting practices. Our management has not yet determined the cumulative or future effects of the adoption of SFAS No. 143 on our results of operations or financial position. However, we believe that adoption of SFAS No. 143 will have no effect on our cash flow.

        In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," effective for fiscal years beginning after December 15, 2001. This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. We adopted SFAS No. 144 on January 1, 2002 and it did not have an effect on our financial statements.

        In April 2002, the FASB issued SFAS No. 145, "Recission of FASB Statements Nos. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 requires that gains and losses form extinguishment of debt be classified as extraordinary items only if they meet the criteria in Accounting Principles Board Opinion No. 30 ("Opinion No. 30"). Applying the provision of Opinion No. 30 will distinguish transactions that are part of an entity's recurring operations from those that are unusual and infrequent and meet criteria for classification as an extraordinary item. As allowed under the provision of SFAS No. 145, we have adopted SFAS No. 145 as of April 1, 2002. In accordance with SFAS No. 145, we have included the loss on the extinguishment of debt in income before taxes.

        In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities, such as restructurings, involuntarily terminating employees and consolidating facilities. SFAS No. 146 excludes from its scope exit and disposal activities conducted in connection with a business combination and those activities to which SFAS Nos. 143 and 144 are applicable. SFAS No. 146 is effective for exit and disposal activities that are initiated after December 31, 2002. We do not expect the adoption of this statement to have a material effect on our consolidated financial position or results of operations.

BUSINESS

Business Overview

        We are one of the leading regional, non-hazardous solid waste management companies in the United States and more than 80% of our collection revenue in 2001 was generated in areas where we believe we are among the top three commercial providers, as measured by collection routes. We provide collection, transfer, disposal and recycling services in two geographic regions: our South Region, consisting of Texas, Louisiana, Oklahoma, Arkansas and Missouri; and our Northeast Region, consisting of New York, New Jersey, Pennsylvania and Maryland. We are the tenth largest, and the third largest privately-held, service provider in the approximately $43 billion non-hazardous solid waste management industry in the United States.

        We were founded in 1995 and have grown rapidly through a combination of strategic acquisitions and internal growth. From 1997 through 2001, we grew our revenue at a 106% compounded annual growth rate, or CAGR, and our adjusted EBITDA at a 198% CAGR. We generated internal growth of 18.7% in 2001, 14.7% in 2000 and 18.6% in 1999. From 1997 through the 12 months ended June 30, 2002, we also increased our adjusted EBITDA margins from 5.4% to 23.7% and our operating profit margins from (7.7)% to 9.9%. We currently serve more than 400,000 residential customers and approximately 50,000 commercial and industrial customers. We generated revenue of $195.6 million, adjusted EBITDA of $46.4 million and income from operations of $19.4 million during the 12 months ended June 30, 2002.

Industry Overview

        The non-hazardous solid waste management industry provides the following distinct services:

  •
  Collection. Collection, or hauling, involves collecting waste from its multiple sources and transporting it to a transfer station or disposal facility. Residential collection services are provided by municipalities and by companies who contract with municipalities or directly with individual homeowners, homeowners' associations, apartment building owners or similar groups. Commercial and industrial collection operations service businesses and construction and demolition projects.

  •
  Transfer Stations. A transfer station is a facility where solid waste that has been collected by private companies and municipalities is received, compacted and then transferred by large-capacity vehicles to disposal sites. This consolidation reduces costs by increasing the density of the waste being transported. Transfer stations also improve the efficient utilization of collection personnel and equipment by allowing them to focus on collection operations and spend less time travelling to disposal sites. Transfer stations can handle municipal solid waste, or MSW, received from residential, commercial and industrial collection operations, waste collected from construction and demolition, or C&D, operations, or both. Some transfer stations are constructed to receive certain specialized waste, such as asbestos.

  •
  Landfills. Most of the solid waste generated in the United States is disposed of in landfills. The cost of disposing of waste in a landfill includes the "tipping fees" charged by the landfill operator and the cost of transporting the waste to the landfill, which can be significant. Waste collectors who are able to dispose of waste in their own landfills generally secure a significant cost advantage, particularly if the landfill is in close proximity to the source of the solid waste.

  •
  Recycling. Waste recycling includes the collection of pre-sorted recyclable waste, including paper, cardboard, plastic, glass, aluminum and other metals, from residential and commercial customers and the further sorting, binding and preparation of this waste at a recycling facility for resale. Residential and commercial customers generally pay a fee for the removal of recyclable waste from their premises. After collection and sorting, purchasers generally pay a fluctuating, spot-

    market price for recycled materials. Materials for which there is no market, or for which the market price is not sufficient to cover processing, are shipped to a disposal facility, generally a landfill.

        According to industry data, the non-hazardous solid waste management industry in the United States generated revenue of approximately $43 billion in 1999 and is growing at an annual rate of approximately 3%-4%. In terms of tonnage, MSW has increased at a CAGR of 4.6% during the last five years. Growth in the industry is driven by a combination of population growth and economic activity. In addition, because waste disposal is an essential service, the volatility of the economic cycle has a lesser impact on industry growth.

        Collection, transfer and landfill disposal operations, the most localized segments of the non-hazardous solid waste management industry, together account for nearly 90% of the industry's revenue. Landfill disposal is generally characterized as more capital intensive and profitable than the other segments of the industry. The landfill disposal segment of the solid waste management industry has undergone dramatic consolidation in the past decade, in part due to regulatory changes. The U.S. Environmental Protection Agency's, or the EPA's, promulgation of new regulations in September 1991 tightened landfill design, operation and maintenance standards and has had a substantial impact on the industry. The number of MSW landfills in the United States fell from more than 7,900 in 1989 to 2,142 in 2000.

        In the late 1990's, the non-hazardous solid waste management industry experienced a wave of consolidation that resulted in a few publicly-held companies providing nearly 60% of the collection and landfill services in the United States. Since that time, most of these companies have shifted their focus from external expansion to maximizing internal growth and profitability. Additionally, as a result of the foregoing, these large companies have been paring their operations and divesting assets that are of value to the smaller regional consolidators like us. We believe that the following factors, which represent benefits of achieving economies of scale and other comparative advantages, will lead to additional consolidation among privately-held regional and local companies:

  •
  substantial capital resources are necessary to comply with the extensive and changing federal, state and local laws and regulations applicable to waste collection and transfer and landfill operations;

  •
  permitting and operational regulations make it difficult to obtain and maintain permits necessary to conduct business;

  •
  companies with higher waste internalization rates achieve greater operational efficiencies and margins; and

  •
  continued privatization by some municipalities of their collection, transfer and disposal operations will result in grants of long-term municipal contracts and exclusive franchise agreements.

Competitive Strengths

        We believe that we benefit from the following competitive strengths:

        Predictable Revenue Stream with a Solid Base of Municipal Agreements.    We estimate that, during 2001, more than 30% of our South Region's revenue was generated from municipal contracts, which typically grant us the exclusive right to collect MSW in a particular municipality, usually for a three to five year term, subject to renewal options. We also have municipal contracts with the City of New York that provide for us to transfer and dispose of up to an aggregate of 1,650 tons of solid waste per day collected by the City. These contracts represented approximately 35% of our Northeast Region's 2001 revenue. At September 30, 2002, we had 245 municipal contracts. We have been able to maintain and extend these contracts because of our high levels of service and performance. From 1997 through 2001, we received contract extensions on 72 of the 76 municipal contracts that came up for renewal. In addition, because waste disposal is an essential service, the volatility of the economic cycle has a lesser impact on industry growth.

        Proven Record of Acquisition-Based and Internal Growth.    We have executed a selective acquisition strategy whereby we have completed more than 100 acquisitions during the last five years in our two regions. We have been successful in integrating acquired operations into our regions and capitalizing on the synergies created. In addition, we have been able to generate internal growth through price and volume increases. We had average price increases of 3.4% in 2001, 4.1% in 2000 and 3.6% in 1999 and the volume increases from our continuing operations—those that we operated during the relevant periods—were 15.3% in 2001, 10.6% in 2000 and 15.0% in 1999. From 1997 through the 12 months ended June 30, 2002, we increased our adjusted EBITDA margins from 5.4% to 23.7% and our operating profit margins from (7.7)% to 9.9%. From 1997 through 2001, we grew our revenue at a CAGR of 106% and our adjusted EBITDA at a CAGR of 198%.

        Leading Market Positions.    More than 80% of our collection revenue in 2001 and in the first six months of 2002 was generated in areas where we believe we are among the top three commercial providers, as measured by collection routes. Within our two regions, we provide collection services in 35 areas, which we define based on the location of our operations and customers. We believe that we are the operator with the greatest number of collection routes in 19 of those areas, the second greatest number of routes in seven of those areas, and the third greatest number of routes in four others. In some of those areas we are the sole provider of collection services, and we have a limited number of competitors in others. In addition, in New York City, we are the third largest, and the leading privately-held, non-hazardous solid waste management company. We have achieved these leading positions by providing high quality, vertically integrated services, made possible in part by our localized focus and execution, which provide us with operating leverage and a competitive advantage in attracting and retaining customers as compared to our local competitors. For more information on how we define our collection areas, see "—Local and Regional Structure."

        Integrated Network of Assets and Regulatory Experience.    We have built a network of integrated assets in many of our local markets that we believe would be difficult, expensive and time-consuming for new competitors to reproduce or develop. Our 13 landfills and 22 transfer stations are strategically located to serve most of our 36 collection operations. Our portfolio of integrated assets in many of our markets enables us to compete effectively. In addition, the extensive federal, state and local laws and regulations governing the solid waste management industry typically require governmental approval for new facilities. We have significant experience in obtaining and maintaining permits, authorizations and other types of governmental approvals and believe we have a good reputation and relationship with industry regulators.

        Experienced Management Team.    Our core management team, consisting of our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Chief Development Officer, has 99 years of experience in the solid waste management industry. Before joining us, each of these officers served in key management positions in large national waste management companies.

Business Strategy

        Our goal is to be a highly profitable, vertically integrated solid waste management company with a significant presence in select markets. We have built, and seek to continue to build through internal growth and acquisitions, vertically integrated operations which may consist of one or more of the following: collection companies; transfer stations; recycling facilities; and landfills serving a local market. We believe that we can realize competitive advantages and significant future growth by implementing this strategy across existing and nearby markets. To achieve our goal, we intend to:

        Provide Superior Customer Service.    We continually aim to improve our customer service quality and offer value to our customers to solidify our relationships with corporate, municipal and residential accounts. We believe our individual market and customer focus distinguishes us from, and enables us to effectively compete with, larger waste management companies. Additionally, we strive to act with corporate integrity and environmental responsibility, which, in addition to our customer service focus, enables us to retain current customers and gain market share by adding new customers.

        Continue to Improve Operational Efficiencies.    We have developed efficient operating standards tailored to each of our markets. Using these standards, we track collection and disposal routing efficiency and equipment utilization. For all of our operations, we implement cost controls, employee training and safety procedures and establish sales and marketing plans with a goal of improving margins and becoming a low cost operator. To improve the productivity and profitability of a newly-acquired business, we apply to it the same operating standards, information systems and financial controls that we employ in our existing operations. We believe that there are further opportunities to improve our operating margins and cash flow by achieving even higher rates of waste internalization.

        Continue Expansion in Our South Region.    We have developed leading market positions in secondary markets in our South Region. We believe that our South Region has attractive growth potential on which we intend to capitalize through the following elements of our strategy:

  •
  Internal Growth. We seek to obtain new municipal contracts, focusing on municipalities that we can integrate into our existing infrastructure and whose waste flow we can internalize into our landfills. We also seek to increase revenue by soliciting new residential, commercial and industrial customers in our existing or nearby markets and by marketing additional or upgraded services.

  •
  "Tuck-In" Acquisitions. We intend to continue to expand with a selective acquisition strategy that has historically allowed us to gain market share. In our "tuck-in" acquisitions, we seek to consolidate collection routes into our existing operations while eliminating excess overhead and operating costs. In markets where we have landfill capacity, we internalize the volume, which increases our EBITDA and profit margins. We completed 105 acquisitions in our South Region between 1995 and September 30,

  2002, of which 83 were "tuck-in" acquisitions, and we evaluate acquisition candidates on an ongoing basis.

  •
  New Markets. We expect to make selective acquisitions in and around our South Region that are geographically close to our existing operations. We plan to expand by acquiring or creating additional fully or partially integrated operations and we continually evaluate candidates for these acquisitions.

        Maximize Profitability in the Northeast Region.    Our Northeast Region operations primarily service New York City, which is the largest waste producing municipality in the United States. We intend to capitalize on this position by:

  •
  Increasing Capacity of Our Current Network. We are currently seeking to obtain permit modifications to expand the permitted volumes of waste that our landfills and transfer stations in our Northeast Region may handle. Increasing our permitted landfill volumes will enable us to internalize more of the waste we handle and thereby retain the margin generated by disposal operations that would otherwise be earned by third-party disposal facilities.

  •
  Acquiring Additional Landfills. We plan to acquire additional landfills to internalize more of the waste we handle, which will increase our capacity for, and margins on, waste that we currently dispose of in third-party facilities.

Operations

        We provide our services through a network of vertically integrated assets, including 36 collection operations, 22 transfer stations, 13 landfills and seven recycling facilities.

  Collection

        We provide collection services to more than 400,000 residential and approximately 50,000 commercial and industrial customers. We maintain a fleet of more than 550 collection vehicles, which, as of December 31, 2001, had an average age of approximately 5.1 years.

        Residential.    We provide residential waste management services under a variety of contractual arrangements, including contracts with homeowners' associations, apartment building owners and mobile home park operators, on a subscription basis with individual households and contracts with, or franchises granted by, municipalities. Our municipal contracts and municipal franchises typically have three to five year terms, subject to renewal options. Most other arrangements for residential services have terms that vary from monthly for subscription service to up to three years for contracts with homeowners' associations. We seek to enter into residential service arrangements where the route density is high. We base our residential collection fees primarily on route density, the frequency and level of service, the distance to the processing facility or landfill, the cost of processing or disposal. Collection fees are paid either by the municipalities from their tax revenue or directly by the residents receiving the services.

        Commercial and Industrial.    We provide hand collection and containerized services to a wide variety of commercial and industrial customers. We sometimes install stationary compactors that compact waste prior to collection on the premises of large volume customers. Most commercial and industrial customers are provided with containers that are designed to be lifted mechanically and either emptied into a collection vehicle's compaction hopper or, in the case of the large roll-off containers, to be loaded onto the collection vehicle. Our standard containers generally range in size from one to eight cubic yards and our roll-off containers generally range in size from 20 to 40 cubic yards.

        Our contracts with commercial and industrial containers typically have terms of up to three years, have renewal options and may not be terminated by the customer prior to the end of the term without a penalty. Our contracts for roll-off containers may provide for temporary services, such as the removal of waste from a construction site, and are typically for periods of less than one year. Our fees from these contracts are generally fixed over the term of the contract and are determined by factors such as collection frequency, type of collection equipment furnished, the distance to the processing facility or landfill, cost of disposal and type and volume or weight of the waste collected, as well as general competitive and prevailing local economic conditions.

  Transfer Stations

        Currently, we operate 22 transfer stations, which are located near many of our collection routes and receive the solid waste that has been collected by our and third-party collection vehicles. We typically use subcontractors to transport the waste from our transfer stations to our or third-party landfills. Transfer station fees are generally based on the cost of processing, transportation and disposal of waste.

        In addition to improving the utilization of collection personnel and equipment, we believe that our transfer stations benefit us by concentrating the waste stream from a wider area. This increases the volume of waste at the landfills that we operate and gives us greater leverage in negotiating for more favorable disposal rates at third-party landfills. Our transfer stations also help us build relationships with the municipalities and private operators that deliver waste to the transfer stations, which can lead to additional growth opportunities. We believe that, as increased regulations and public pressure restrict the development of landfills in urban and suburban areas, transfer stations will increasingly be used as an efficient means to process and transport waste to landfills and other disposal sites.

  Landfills

        We operate ten MSW landfills (nine of which are currently active)—two in our Northeast Region and eight in our South Region (seven of which are currently active). We also operate three C&D landfills in our South Region.

        We monitor the available permitted disposal capacity of our landfills on a regular basis and evaluate whether to seek to expand this capacity. In making this evaluation, we consider various factors, including the volume of waste disposed of at the landfill, available acreage, the likelihood of obtaining the necessary approvals and permits and the costs associated with these items.

  Recycling

        Our recycling services include collection of recyclable materials from residential, commercial and industrial customers, for which we charge collection and processing fees. Our recycling operations also process for sale certain recyclable materials, such as paper, plastics and aluminum, which are marketed as commodities and are subject to significant price fluctuations. To mitigate our exposure to these price fluctuations, we have entered into a long-term agreement with Weyerhaeuser Company to purchase our recycled office paper and cardboard.

Local and Regional Structure

        We provide collection, transfer, disposal and recycling services in two geographic regions: our South Region, which includes nine operating districts in Texas, Louisiana, Oklahoma, Arkansas and Missouri; and our Northeast Region, which includes two operating districts in New York, New Jersey, Pennsylvania and Maryland. Both our South Region and our Northeast Region are run by local managers who, along with our Chief Operating Officer, are responsible for implementing our acquisition program, maintaining service quality, promoting operational safety, implementing marketing programs, and overseeing day-to-day operations, including contract administration.

        We conduct collection operations in 35 operating areas contained within our districts and regions. We define the boundaries for these areas primarily by the area covered by the routes of our collection operations. This takes into account the distances from our collection facilities, and locations of available disposal facilities, which affect our ability to provide economically competitive service. We exclude from our operating areas, locations where municipalities conduct collection operations themselves and exclude private haulers and we do not consider such municipalities our competitors. We measure the relative competitive position of our collection operations in an area based on our estimates of the number of routes operated by each competitor in the area, which we believe is a fair method of measuring such positions. Our competitors, particularly those that are larger than us, may define their operation areas using different criteria.

        Our localized structure places decision-making authority close to our customers, which we believe enables us to identify our customers' needs quickly and address those needs in a cost-effective manner. In addition, this localized approach reduces overhead costs and establishes a highly efficient operating structure that allows for easier expansion into geographically contiguous markets. This approach also permits us to operate in small markets in our South Region which our larger competitors often do not find attractive.

  South Region

        Our South Region's operations serve customers in the states of Texas, Arkansas, Missouri, Oklahoma and Louisiana. By capitalizing on our senior management team's extensive experience in acquiring, integrating and operating solid waste management businesses, particularly in the southern United States, we have grown this region dramatically. We completed 105 acquisitions in our South Region between 1995 and September 30, 2002.

        Facilities and Services.    We currently operate 33 collection operations, 17 MSW transfer stations, eight MSW landfills, three C&D landfills and six recycling facilities in our South Region. Our South Region's operations serve more than 400,000 residential customers and 37,000 commercial and industrial customers. This base includes customers served pursuant to 226 municipal contracts. Our South Region generated revenue of $114.3 million, EBITDA before corporate overhead of $32.7 million and income from operations before corporate overhead of $14.7 million during the 12 months ended June 30, 2002.

        We seek to create vertically integrated operations within each district that include collection, transfer and disposal services. In addition, we attempt to internalize into our own landfills as much as possible of the waste that we collect. In certain districts, such as East Texas, Arkansas, Northwest Texas and Louisiana, we currently internalize a substantial majority of our collected waste. In other districts, such as Central Texas and Fort Worth, we currently internalize our collected C&D waste but rely on other disposal alternatives for our collected MSW.

        In collection areas where we do not currently operate a MSW landfill or lack the MSW landfill capacity necessary to fully service our transfer stations and collection operations, we utilize a variety of low cost disposal alternatives, including:

  •
  negotiating below-market rates through long-term contracts with private operators;

  •
  obtaining competitive pricing in markets that have numerous disposal options; or

  •
  utilizing municipal landfills which generally charge the same disposal rates to all customers.

        We also implement strategies to increase the amount of waste we internalize in order to lower our costs by acquiring or permitting additional landfill capacity.

        The following table summarizes the facilities in each of our South Region's nine operating districts as of September 30, 2002:

District	Collection Operations	Transfer Stations(1)	Landfills	Recycling Facilities
Arkansas	3	2	1	2
Louisiana	4	3	4	1
Oklahoma	3	6	2	—
Central Texas	3	1	1	—
East Texas/Northern Louisiana	3	—	1	—
Fort Worth	6	2	1	1
North Texas	4	—	—	1
Northwest Texas	5	3	1	—
South Texas	2	—	—	1

Total	33	17	11	6

(1)
All transfer stations in our South Region are permitted to accept both MSW and C&D waste.

        The following table summarizes our landfill operations in our South Region as of September 30, 2002:

Landfill	Type of Waste	Estimated Remaining Operating Lives (in Years)	Owned/Operated
Cherokee Village, AR	MSW and C&D	78	Owned
Henderson, TX	MSW and C&D	52	Owned
Iowa Park, TX	MSW and C&D	119	Owned
Jena, LA	MSW and C&D	4	Operated
Oakdale, LA(1)	MSW and C&D	85	Owned
Prague, OK	MSW and C&D	49	Owned
Sabine, LA	MSW and C&D	18	Operated
St. Joseph, LA	MSW and C&D	6	Operated
Austin, TX	C&D	17	Owned
Fort Worth, TX	C&D	2	Owned
Frederick, OK	C&D	24	Operated

(1)
This recently acquired, fully permitted landfill is currently inactive. We anticipate commencing construction in late 2002 and opening the landfill in 2003.

        Our internal and external engineers calculate the estimated remaining operating life of a landfill by dividing (a) the landfill's remaining available volume (in tonnage or yardage), represented by the difference between (i) the aggregate available landfill volume allocated to the landfill pursuant to the permits obtained for the landfill and (ii) the volume received to date at the landfill (based on land surveys periodically preformed at the landfill), by (b) the current volume being delivered to the landfill.

        We have requested, or are in the process of requesting, permits to vertically and/or horizontally expand our landfills in Jena, and St. Joseph, LA and in Fort Worth, TX. If and when granted, and based on the current design of the expansion area, the applicable landfill lives will be increased to: Jena, more than 75 years; St. Joseph, more than 160 years; and Fort Worth, 30 years. Permits are difficult, time consuming and expensive to obtain and, accordingly, we cannot assure you that we will be able to obtain the requested permits. If we do not obtain one or more of the requested permits to expand these landfills, it could reduce our revenue, hinder our vertical integration and impair our business strategy. In addition, we may have to dispose collected waste at landfills operated by third parties or haul the waste long distances at a higher cost to another of our landfills. We may also incur closure costs sooner, or accrue them at a higher rate, or suffer asset impairments. See "Risk Factors—Operating Permits—We may not be able to obtain permits we require to operate our business."

        South Region Acquisitions.    We have pursued a selective acquisition strategy that has allowed us to consolidate collection routes into our existing operations in order to gain market share while eliminating overhead and operating costs. Additionally, we look to enter new markets adjacent to our existing operations. We completed 105 acquisitions in our South Region between 1995 and September 30, 2002, of which 21 were in new markets and 83 were "tuck-in" acquisitions.

        The following table summarizes our acquisition activity in our South Region as of September 30, 2002:

South Region Acquisition Summary

	Businesses Acquired
Year	Collection	Transfer Station	Landfill	Recycling	Approximate Annualized Revenue(1)
					(in millions)
1995	3	—	—	—	$0.6
1996	2	—	—	—	0.2
1997	6	1	1	—	4.5
1998	35	2	1	2	21.5
1999	24	3	2	—	14.9
2000	12	3	3	3	23.9
2001	15	—	1	—	8.1
2002(Q3)	10	7	3	0	22.9

(1)
Management's estimates of annualized revenue are derived from unaudited information received during due diligence and are based on short-term historical operations of the acquired businesses prior to the applicable acquisition dates.

  Northeast Region

        Our Northeast Region's operations are located in the states of New York, New Jersey, Pennsylvania and Maryland, and consist of three collection operations, three MSW transfer stations, one C&D transfer station, one asbestos transfer station, two MSW landfills and one paper recycling facility. Our Northeast Region's operations serve more than 13,000 commercial customers. We believe that we are the third largest, and the leading privately-held, non-hazardous solid waste management service provider in New York City. We believe that our network of transfer stations in New York City would be very hard to duplicate going forward. We believe that, due to the scarcity of land and the difficulty of obtaining permits for transfer stations, a large majority of the remaining independent collection companies in New York City lack the vertical integration and economies of scale necessary to supply cost-effective services. Our Northeast Region generated revenue of $81.3 million, EBITDA before corporate overhead of $19.0 million and income from operations before corporate overhead of $11.3 million during the 12 months ended June 30, 2002. We have completed 18 acquisitions since 1998 in our Northeast Region, primarily in New York City.

        Facilities and Services.    We divide our Northeast Region operations into two districts: New York/New Jersey and Pennsylvania. In our New York/New Jersey district, we have collection operations located in Bronx, New York and in Jersey City, New Jersey, both of which primarily service customers in Manhattan. In New York City, we have concentrated our collection routes in Manhattan due to the availability of dense routes, high margin commercial customers, a high mix of recyclable paper product, and close proximity to our transfer stations and recycling facility. Our collection operations in our Pennsylvania district serve customers in southern Pennsylvania and northern Maryland.

        Almost all of the MSW and recyclable paper we handle in our Northeast Region is transferred through our three MSW transfer stations or our recycling facility. We typically transport MSW from our transfer stations to landfills in Pennsylvania which are located between 100-300 miles outside New York City. In August 2000, the City of New York awarded us two three-year contracts, each with two optional one-year renewals, which collectively provide for us to transfer and dispose of up to an aggregate of 1,650 tons of MSW per day collected by the City. The City's trucks collect primarily residential waste in Brooklyn and deliver it to two of our Brooklyn transfer stations. The City delivers average daily volumes of approximately 1,300 tons pursuant to these contracts.

        To the extent possible, we seek to internalize all the MSW received by our transfer stations into our landfills. C&D waste that both our collection operations and third parties deliver to our C&D transfer station is partially sorted to remove metals, dirt and small rocks. The sorted material is sent to facilities for specific uses, and the remaining material is transferred in transfer trailers to third-party landfills on Long Island, New York or in Ohio. Asbestos that has been abated by other parties is delivered to our asbestos transfer station and is placed on long-haul trailers and transferred to our landfills in Pennsylvania.

        The following table summarizes the facilities in each of our Northeast Region's operating districts as of September 30, 2002:

District	Collection Operations	Transfer Stations	Landfills	Recycling Facilities
New York/New Jersey	2	5	—	1
Pennsylvania	1	—	2	—

Total	3	5	2	1

        The following table summarizes our transfer station operations in our Northeast Region as of September 30, 2002:

Transfer Station	Permitted Maximum Daily Volume	Waste Type
50th Street, Brooklyn	1,075 tons	MSW
Court Street, Brooklyn	745 tons	MSW
Casanova Street, Bronx	449 cu. yds.	MSW
Varick Street, Brooklyn	1,800 cu. yds.	C&D
Fifth Street, Brooklyn	500 cu. yds.	Abated Asbestos

        We have a recycling facility in Jersey City, New Jersey, where we currently process approximately 6,500 tons of paper products that we collect in Manhattan each month. Approximately 75% of the paper we process at this facility, mostly office paper and corrugated cardboard, is recycled, and the remaining 25% is sent to a landfill. The price paid by purchasers for recycled paper products is based on fluctuating commodity prices. To mitigate the effect of these price fluctuations, we have entered into a long-term agreement with Weyerhaeuser to purchase our recycled office paper and cardboard. This recycling facility represented 4.5% of our Northeast Region's 2001 revenue.

        Our Pennsylvania district is primarily composed of landfill operations. We currently transfer approximately 30% of the total waste we handle in New York City to our Pennsylvania landfills. The following table summarizes our landfill operations in our Northeast Region as of September 30, 2002:

Landfill Location	Type of Waste	Estimated Remaining Operating Lives (in Years)	Owned/ Operated
Bethlehem, PA	MSW	0.75	Owned
Chambersburg, PA	MSW	18.0	Owned

        The permitted average daily volume is currently 750 tons for our Bethlehem landfill and 857 tons for our Chambersburg landfill.

        We have requested a permit to vertically and horizontally expand our Bethlehem landfill. If and when granted, and based on the current design of the expansion area, the landfill life will increase to 14 years and the permitted average daily capacity will increase to 1,375 tons. In addition, we have requested a permit to increase our permitted average daily volume at our Chambersburg landfill to increase it to 1,450 tons. Permits are difficult, time consuming and expensive to obtain and, accordingly, we cannot assure you that we will be able to obtain the requested permit. If we do not obtain one or more of the requested permits to expand these landfills, it could reduce our revenue, hinder our vertical integration and impair our business strategy. In addition, we may have to dispose collected waste at landfills operated by third parties or haul the waste long distances at a higher cost to another of our landfills. We may also incur closure costs sooner, or accrue them at a higher rate, or suffer asset impairments. See "Risk Factors—Operating Permits—We may not be able to obtain permits we require to operate our business."

        Northeast Region Acquisitions.    We completed our first New York City acquisition in February 1998, and to date, we have completed 18 acquisitions in our Northeast Region. In June 1999, we completed a significant acquisition consisting of two New York City MSW transfer stations, two Pennsylvania MSW landfills and two Pennsylvania collection operations for approximately $65.0 million. These two landfills receive 90% of our collection route volumes in our Northeast Region, allowing us to internalize much of the waste from our collection routes and achieve vertical integration.

Northeast Region Acquisition Summary

Businesses Acquired
Year	Collection	Landfill	Transfer Station	Recycling	Approximate Annualized Revenue(1)
					(in millions)
1998	12	—	3	2	$36.7
1999	6	2	2	—	31.6

(1)
Management's estimates of annualized revenue are derived from unaudited information received during due diligence and are based on short-term historical operations of the acquired businesses prior to the applicable acquisition dates.

Acquisition Program

        In pursuing our acquisition strategy, we focus on identifying attractive markets in which to acquire assets and which we believe provide significant opportunities to execute our business strategy. We believe that we have attractive growth potential into locations close to existing operations in our South Region, which will improve our operating margins and cash flow. We intend to continue to expand by means of acquiring or creating additional integrated opportunities or by internalizing acquired businesses into our existing network. In our Northeast Region, we intend to increase the capacity of our existing network by acquiring additional landfills to internalize the waste we collect or handle at our transfer stations.

        We have developed a set of financial, geographic and management criteria to evaluate specific acquisition candidates. Some of the factors that we consider in evaluating an acquisition candidate include:

  •
  expected return on invested capital;
  •
  the candidate's historical and projected financial performance;
  •
  in situations where we retain existing management, the management's experience and relationship with the local community;
  •
  the composition and size of the candidate's customer base and whether the customer base is served under municipal contracts or other exclusive arrangements;

  •
  whether the geographic location of the candidate has a positive projected economic or population growth rate or will enhance or expand our market area or ability to attract other acquisition candidates;
  •
  whether the acquisition will increase our market share or help protect our existing customer base;
  •
  whether the candidate may be integrated into a vertically integrated operation, either immediately or in the near future, and any other potential synergies that may be gained by combining the candidate with our existing operations;
  •
  results of an environmental review typically consisting of a Phase I review, and, in the case of landfills or when concerns are triggered by a Phase I review, consisting of a Phase II review; and
  •
  the existing liabilities of the candidate.

        With respect to potential landfill acquisitions in particular, we seek to identify acquisition candidates to improve our vertical integration and operating margins in our two regions in markets where the economic and regulatory environment makes those acquisitions attractive. We evaluate landfill candidates by determining, among other things:

  •
  the amount of waste that could be diverted to the landfill;
  •
  whether access to the landfill is economically feasible from our existing market areas either directly or through transfer stations;
  •
  the expected permitted life of the landfill in terms of the landfill's future volume capacity;
  •
  the potential for expanding the landfill; and
  •
  current disposal costs compared to the cost of acquiring the landfill.

        Our method of integrating an acquired company with our existing operations will depend on whether we are acquiring a company in a new market or acquiring a company that will be "tucked into" an existing operation. Before acquiring a company, we perform extensive environmental, operational, engineering, legal, human resources and financial due diligence. Our district management prepares a written integration plan which is approved by senior management prior to the close of the acquisition. As part of our due diligence, we also put together a strategy to absorb or integrate the target company's operations and administration into our infrastructure with minimal disruption to the ongoing operations of both the acquired and existing business operations. Depending on whether the acquired company is in a new market or in one of our existing markets, our strategy may include route consolidations, new maintenance programs or the closure of an office or collection operation. In either case, the newly acquired business should immediately be able to take full advantage of our resources and expertise, such as our financial reporting package and buying power in the areas of insurance, purchasing and benefits.

        Our board of directors approves the terms and conditions of all acquisitions with purchase prices in excess of $12.5 million, and has authorized our management to approve acquisitions with purchase prices equal to or less than $12.5 million within certain parameters. We believe our senior management team has a proven track record in integrating acquisitions.

Marketing

        Our marketing and sales strategies are formulated at the regional level. We market our services locally through our sales managers and representatives, many of whom receive a significant portion of their compensation based on meeting certain incentive targets. As of September 30, 2002, we had approximately 59 sales employees. We also obtain new customers from referral sources, our general reputation and local market print advertising including local trade publications and the "yellow pages." Leads are also derived from new building permits, business licenses and other public records.

        In addition to our sales efforts directed at commercial and industrial customers, in our South Region we have municipal marketing representatives in most service areas, who are responsible for interfacing with each municipality or community to which we provide residential service to ensure customer satisfaction. Our municipal representatives organize and handle bids for renewal and new municipal contracts in their service areas.

        Our local presence and identity is an important aspect of our marketing plan, and many of our managers are involved in local governmental, civic and business organizations. Our name and logo are displayed on all our containers, trucks and uniforms worn by our employees. Additionally, we attend and make presentations at municipal and state conferences and industry trade shows and advertise in governmental associations' membership publications.

Property and Equipment

        As of September 30, 2002, we operated 36 collection operations, 22 transfer stations, 13 landfills and seven recycling facilities in our two regions. For more information, see "—Operations."

        We lease various offices and facilities, including our principal executive offices in Haltom City, Texas and our regional executive offices in Bayonne, New Jersey.

        We own more than 550 waste collection vehicles and approximately 155 support vehicles. We also own various other equipment, including, carts, containers, commercial compactors and over 145 pieces of heavy equipment used at our landfills, transfer stations, and recycling facilities. We believe that our existing facilities and equipment are generally adequate for our current operations. Substantially all of our assets secure our obligations under our senior credit facility.

Employees

        As of September 30, 2002, we had approximately 1,400 full-time employees. Approximately 230, or 16%, of our employees are covered by collective bargaining agreements negotiated with three different labor unions. Of our unionized employees, 200 are represented by Waste Material, Recycling and General Industrial Laborers, Local 108, under a contract that expires on February 28, 2005. An additional 21 employees are represented by the Private Sanitation Union Local 813 (affiliated with the International Brotherhood of Teamsters) under a contract that expires on November 30, 2002. Another nine employees are represented by the League of International Federated Employees (Local 890) under a contract that expires on June 30, 2004. We believe our relationships with our employees are generally satisfactory.

Legal Proceedings

        From time to time, we are involved in litigation and administrative proceedings which arise in the ordinary course of our business. Management does not believe that any of the litigations or proceedings in which we are currently involved, either individually or in the aggregate, are likely to have a material adverse effect on our business, financial condition, operating results or cash flows.

Risk Management, Insurance and Performance or Surety Bonds

        We actively maintain environmental and other risk management programs that we believe are appropriate for our business. Our environmental risk management program includes evaluating existing facilities, as well as potential acquisition targets, for environmental law compliance and operating procedures. We do not expect environmental compliance costs to increase on a percentage basis above current levels but we cannot predict whether future acquisitions or regulatory changes will cause these costs to increase. We also maintain a worker safety program that encourages safe practices in the workplace.

        We carry a broad range of insurance, which we consider adequate to protect our assets and operations and customary for companies in our industry. Our coverage includes general liability, automotive, comprehensive property damage, workers' compensation, umbrella and other coverage customary in our industry. These policies generally exclude coverage for damages associated with environmental conditions. We carry a separate general pollution liability policy covering liabilities for environmental problems at our landfills or transfer stations. In recent years, the insurance industry has experienced unusually large financial losses and insurers have aggressively raised premiums and deductibles to offset losses and exposure. Recently, we have experienced increases in premiums significantly above the rate of inflation. To date, we have been able to pass these additional costs on to our customers in the form of price increases.

        Municipal solid waste collection contracts typically require performance bonds or other means of financial assurance to secure contractual performance. Certain environmental regulations also require demonstrated financial assurance to meet closure, final closure and post-closure requirements for landfills. At June 30, 2002, we had provided customers and various regulation authorities with surety bonds and letters of credit in the aggregate amount of approximately $32.1 million to secure our obligations. Our senior credit facility provides for the issuance of letters of credit in an aggregate amount up to $30.0 million. We had approximately $6.2 million of outstanding letters of credit at June 30, 2002. Letters of credit issued reduce the availability of borrowings under our senior credit facility for acquisitions and other general corporate purposes. If we were unable to obtain surety bonds or letters of credit in sufficient amounts or at acceptable rates, we could be precluded from entering into additional municipal solid waste collection contracts or obtaining or retaining landfill operating permits.

Competition

        We operate in a highly competitive industry. Entry into certain segments of our business and the ability to operate profitably in our industry require substantial amounts of capital and managerial experience.

        Competition in the non-hazardous solid waste management industry comes from a number of large, national, publicly-owned companies, including Waste Management, Allied Waste Industries, Inc., Republic Services, Inc. and Vivendi Environnement, S.A., several regional, publicly-owned companies, such as Waste Connections, Inc., Casella Waste Systems, Inc., and Waste Holdings, Inc., and from thousands of mid-size to small privately-owned companies in their respective markets. Certain of our competitors have significantly larger operations, and significantly greater financial resources, than we have. In addition to national and regional firms and numerous local companies, we compete in a few markets with those municipalities that maintain waste collection or disposal operations. These municipalities may have financial advantages due to their access to user fees and similar charges, tax revenue and tax-exempt financing, and some control of the disposal of waste collected within their jurisdictions.

        We compete for collection accounts primarily on the basis of price and the quality of our services. From time to time, competitors may reduce the price of their services in an effort to expand market share or to win a competitively bid municipal contract.

        In each market in which we operate a landfill, we compete for landfill business on the basis of disposal costs, geographical location and quality of operations. Our ability to obtain landfill business may be limited by the fact that integrated collection companies also operate landfills to which they send their waste.

Regulation

  Introduction

        Our operations, including landfills, waste transportation, transfer stations, recycling facilities, vehicle maintenance shops and fueling facilities, are subject to extensive and evolving federal, state and local environmental laws and regulations, which have become increasingly stringent in recent years. The EPA and other federal, state and local environmental, land use, health and safety agencies administer these laws and regulations. These laws and regulations have required us, as well as the other industry participants, to incur substantial operating costs to comply. Because we have historically been subject to such costly regulatory compliance, holding other variables constant, we typically do not experience material increases in such compliance costs when comparing year over year results, nor do we anticipate any such material increases. However, further regulatory changes could accelerate expenditures for closure and post-closure obligations and obligate us to spend sums in addition to those presently reserved for such purposes substantially increasing our operating costs.

        We believe that we are in substantial compliance with applicable federal, state and local environmental laws, permits, orders and regulations. We do not anticipate any material costs necessary to bring our operations into compliance (although there can be no assurance in this regard). We anticipate that regulation, legislation and regulatory enforcement actions related to the solid waste management industry will continue to increase. We attempt to anticipate future regulatory requirements and to plan in advance as necessary to comply with them.

        Our operation of landfills subjects us to certain operational, monitoring, site maintenance, closure, post-closure and other obligations which give rise to increased costs for compliance and corrective measures. In connection with our acquisition and continued operation of existing landfills, we must often spend considerable time, effort and money to obtain permits required to increase the capacity of these landfills. We cannot definitively predict whether or not we will be able to obtain the governmental approvals necessary to establish new or expand existing landfills. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Liquidity."

        The principal federal, state and local statutes and regulations that apply to our operations are described below. Enforcement actions under these statutes may seek civil and/or criminal penalties, as well as injunctive relief in some instances. All of the federal statutes described below contain provisions that authorize, under certain circumstances, lawsuits by private citizens to enforce the provisions of the statutes. In addition to a penalty award, some of those statutes authorize an award of attorneys' fees to parties who successfully bring such actions.

  The Resource Conservation and Recovery Act of 1976, as amended

        RCRA regulates the generation, treatment, storage, handling, transportation and disposal of solid waste and requires states to develop programs to ensure the safe disposal of solid waste. RCRA divides solid waste into two groups, hazardous and non-hazardous. Wastes are generally classified as hazardous if they either (i) are specifically included on a list of hazardous wastes, or (ii) exhibit certain characteristics defined as hazardous. Household wastes are specifically designated as non-hazardous. Wastes classified as hazardous under RCRA are subject to much stricter regulation than wastes classified as non-hazardous. Businesses that generate or manage hazardous waste are subject to regulatory obligations above and beyond those imposed on businesses that generate or manage only non-hazardous waste.

        The EPA regulations issued under Subtitle C of RCRA impose a comprehensive system for tracking the generation, transportation, treatment, storage and disposal of hazardous wastes. The Subtitle C regulations impose obligations on generators, transporters and disposers of hazardous wastes, and generally require permits that are costly to obtain and maintain for sites where hazardous waste is treated, stored or disposed. Subtitle C regulatory requirements include detailed operating, inspection, training and emergency preparedness and response standards, as well as requirements for manifesting, record keeping and reporting, corrective action, facility closure, final closure, post-closure and financial responsibility. Most states have promulgated regulations modeled on some or all of the Subtitle C regulations. Some state regulations impose different, additional and more stringent obligations, and may regulate certain materials as hazardous wastes that are not so regulated under the Subtitle C regulations. We do not transport or dispose of hazardous wastes.

        In October 1991, the EPA adopted new Subtitle D regulations governing solid waste landfills. These regulations, which generally became effective in October 1993, include location restrictions, facility design standards, operating criteria, closure, final closure and post-closure requirements, financial assurance requirements, groundwater monitoring requirements, groundwater remediation standards and corrective action requirements. In addition, the Subtitle D regulations require that new landfill sites meet stringent liner design criteria (typically, composite soil and synthetic liners or two or more synthetic liners) intended to keep potentially toxic liquids and leachate out of groundwater and that they have extensive collection systems to carry away these liquids for treatment prior to disposal. Groundwater monitoring wells must also be installed at virtually all landfills to monitor groundwater quality and, indirectly, the effectiveness of the collection system. The Subtitle D regulations also require, where certain thresholds are exceeded, that facility owners or operators control emissions of methane gas generated at landfills in a manner intended to protect human health and the environment. Each state is required to maintain its landfill regulations to meet these requirements or they will be automatically imposed by the EPA on landfill owners and operators in that state. Each state is also required to adopt and implement a permit program or other appropriate system to ensure that landfills in the state comply with the Subtitle D regulations. Various states in which we operate or in which we may operate in the future have adopted regulations or programs as stringent as, or more stringent than, the Subtitle D regulations. Our landfills are subject to the requirements of the Subtitle D regulations or more stringent state regulations.

        RCRA also regulates underground storage of petroleum and other regulated materials. RCRA requires registration of underground storage tanks, compliance with technical standards for tanks, release detection and reporting and corrective action, among other things. Certain of our facilities and operations are subject to these requirements.

        From time to time, we may incur costs in complying with the foregoing requirements in the ordinary course of our operations.

  The Federal Water Pollution Control Act of 1972, as amended

        This act, commonly known as the Clean Water Act, regulates the discharge of pollutants into streams and other waters of the United States, from a variety of sources, including solid waste disposal sites. If runoff from our landfills or transfer stations may be discharged into surface waters, the Clean Water Act requires us to apply for and obtain discharge permits, conduct sampling and monitoring and, under certain circumstances, reduce the quantity of pollutants in those discharges. The EPA has expanded the permit program to include stormwater discharges from landfills that receive, or in the past have received, industrial waste. In addition, if we plan development that may alter or affect wetlands, we may have to obtain a permit and undertake mitigation measures before development may be commenced. This requirement is likely to affect the construction or expansion of many solid waste disposal sites, including some we own, operate or are developing.

  The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended

        CERCLA addresses contamination of the environment caused by the release or threatened release of hazardous substances. CERCLA's primary mechanism for accomplishing the cleanup of such contamination is to impose strict (i.e. liability imposed without regard to fault), joint and several liability for cleanup on current owners and operators of the contaminated site, former site owners and operators at the time of disposal, and parties who transported or arranged for disposal of hazardous substances to or at the facility. The costs of a CERCLA cleanup can be substantial. Liability under CERCLA can arise from the presence or disposal of even minute amounts of the more than 700 "hazardous substances" listed by the EPA.

  The Clean Air Act of 1970, as amended

        The Clean Air Act of 1970, as amended, regulates the emission of air pollutants. The EPA has applied the Clean Air Act to landfills. In March 1996, the EPA adopted New Source Performance Standard and Emission Guidelines for MSW landfills. These regulations impose limits on air emissions from solid waste landfills. The emission guidelines propose two sets of emissions standards, one of which is applicable to all MSW landfills for which construction, reconstruction or modification was commenced before May 30, 1991. The other applies to all MSW landfills for which construction, reconstruction or modification was commenced on or after May 30, 1991. The emission guidelines may be implemented by the states. These guidelines, combined with the permitting programs established under the Clean Air Act Amendments of 1990, potentially subject solid waste landfills to significant permitting requirements and, in some instances, require installation of costly methane gas recovery systems.

  The Occupational Safety and Health Act of 1970, as amended

        The Occupational Safety and Health Act of 1970, as amended, or OSHA, established certain employer responsibilities, including maintenance of a workplace free of recognized hazards likely to cause death or serious injury, compliance with standards promulgated by the Occupational Safety and Health Administration, and various record-keeping, disclosure and procedural requirements. Various standards, including standards for notices of hazards, safety in excavation and demolition work, and the handling of asbestos, may apply to our operations.

  Future Legislation

        In the future, our collection, transfer and landfill operations may also be affected by legislation that was proposed in the U.S. Congress governing interstate shipments of waste. This type of proposed federal legislation could prohibit or limit the disposal of out-of-state waste under certain circumstances. In the past, proposed legislation would have required states, under certain circumstances, to reduce the amounts of waste exported to other states. If this or similar legislation is enacted, our ability to accept out-of-state waste could be limited or eliminated, and any of our landfills that receives a significant portion of waste originating from out-of-state could be materially adversely affected. Our collection, transfer and landfill operations may also be affected by "flow control" legislation. Certain states and local governments may enact laws or ordinances directing waste generated within their jurisdiction to a specific facility for disposal or processing. If this or similar legislation is enacted, state or local governments could act to limit or prohibit disposal or processing of waste in our transfer stations or landfills.

  Other Flow Control/Interstate Waste Restrictions

        Certain permits and approvals, as well as certain state and local regulations, may require a landfill or transfer station to limit the waste it accepts to waste that originates from specified geographic areas, restrict the importation of out-of-state waste or wastes originating outside the local jurisdiction or otherwise discriminate against non-local waste. These restrictions, generally known as flow control restrictions, are controversial, and some courts have held that some flow control schemes violate constitutional limits on state or local regulation of interstate commerce. These types of actions could adversely affect our landfills. These restrictions could also result in higher disposal costs for our collection operations.

        Certain state and local jurisdictions may also seek to enforce flow control restrictions through local legislation or contractually. In certain cases, we may elect not to challenge the restrictions. These restrictions could reduce the volume of waste going to landfills in certain areas, which may adversely affect our ability to operate our landfills at their full capacity and/or reduce the prices that we can charge for landfill disposal services. These restrictions may also result in higher disposal costs for our collection operations.

  State and Local Regulations

        General.    Each state where we now operate or may operate in the future has laws and regulations governing the generation, storage, treatment, handling, transportation and disposal of solid waste, water and air pollution and, in most cases, the siting, design, operation, maintenance, closure, final closure and post-closure maintenance of landfills and transfer stations. State and local permits and approvals for these operations may be required and may be subject to periodic renewal, modification or revocation by the issuing agencies. In addition, many states have adopted statutes comparable to, and in some cases more stringent than, CERCLA. These statutes impose requirements for investigation and cleanup of contaminated sites and liability for costs and damages caused by contamination. Some even provide for the imposition of liens on property owned by responsible parties. Some of those liens may take priority over previously filed instruments. Furthermore, many municipalities also have local ordinances, laws and regulations affecting our operations. These include land use and health measures that:

  •
  limit solid waste management activities to specified sites or conduct;
  •
  include flow control provisions that direct the delivery of solid wastes to specific facilities or to facilities in specific areas;
  •
  include laws that grant the right to establish exclusive municipal contracts for collection services and then put out for bid the right to provide collection services; and
  •
  ban or restrict the movement of solid wastes into a municipality.

        Permits or other land use approvals with respect to a landfill, as well as state or local laws and regulations, may specify the quantity of waste that may be accepted at the landfill during a given time period, and/or specify the types of waste that may be accepted at the landfill. Once an operating permit for a landfill is obtained, it must generally be renewed periodically.

        The increasing trend at the state and local level has been to mandate and encourage waste reduction at the source and waste recycling, and to prohibit or restrict the disposal of certain types of solid wastes, including yard wastes, leaves and tires in landfills. If regulations reducing the volume and types of wastes available for transport to and disposal in landfills are enacted, we could be prevented from operating our facilities at their full capacity.

        Some state and local authorities enforce certain federal laws in addition to state and local laws and regulations. For example, in some states, RCRA, OSHA, parts of the Clean Air Act and parts of the Clean Water Act are implemented by local or state authorities instead of by the EPA, and in some states those laws are implemented jointly by federal, state or local authorities.

        Some states and local authorities have adopted or proposed laws and regulations that would impose fees on waste disposed of at landfills. For example, new legislation was recently enacted in Pennsylvania that, effective as of July 9, 2002, imposes an additional disposal fee of $4.00 per ton on all solid waste disposed at MSW landfills in Pennsylvania, raising the total disposal fees assessed under state law to MSW landfill operators to $7.25 per ton. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Sources of Revenue." Similarly, Virginia has considered legislation that would impose a fee of an additional $5 on each ton of waste disposed of at landfills in that state. Other proposed laws and regulations would impose an annual fee on collection vehicles doing business in the applicable jurisdiction. If these laws or regulations are adopted in jurisdictions where we operate landfills or collection vehicles, our operations and profitability could be negatively affected.

        New York.    The New York City Trade Waste Commission regulates and licenses our solid waste operations in New York City. In 1996, the New York City Council enacted Local Law 42 to regulate the waste hauling industry within the City of New York. Local Law 42 created the New York City Trade Waste Commission and established rules for licensing and regulating the operations of the private collection industry in New York City. The law prohibits the collection, disposal or transfer of commercial and industrial waste without a license issued by the Trade Waste Commission and requires Trade Waste Commission approval of all acquisitions or other business combinations in New York City proposed by all licensees. The Trade Waste Commission issued a license to us for our New York City collection operations on December 1, 1997. A licensee generally must submit for review by the Trade Waste Commission each acquisition, sale or merger transaction 120 days before the transaction takes effect, although the amount of time required for review depends on the complexity of the transaction and the need by the Trade Waste Commission to investigate the background of the principals involved.

        The Trade Waste Commission also sets maximum rates for the industry and establishes operational requirements. In May 1997, the Trade Waste Commission lowered the maximum collection rates that licensed companies may charge. The Trade Waste Commission has placed a maximum limitation of $12.20 per loose yard on the fees a hauler can charge to a commercial customer for waste collection services. Disposal facilities in and around New York City charge by the ton. Based on the weight of certain customers' loose yardage it is not economical for us to service heavy weighted customers. Accordingly, our New York City collection business focuses on customers that have loose garbage that is lighter and on those customers that have a large paper recycling component, which enables us to reduce our cost of disposal.

  Recycling

        Another of the EPA's objectives is to reduce the industry's reliance on landfills by promoting source reduction and recycling. In 1989, the EPA set a national goal of recycling 25% of the waste stream by 1992 and 40% by 1996. Although this goal was not achieved, significant changes in the level of recycling have occurred. According to the EPA, in 1998, the MSW recycling rate was 28.2%. The EPA's current recycling goal is 35% by 2005.

        Recycling, now mandated by most states, has received much attention over the past few years in response to a perceived shortage of landfill space and increased disposal fees at landfills. Of equal importance has been the public's perception that recycling is a socially desirable goal, regardless of cost. Items targeted most often for recycling include aluminum, metal cans, glass, plastics, newspapers and yard waste. Many municipal waste collection and disposal contracts now require that the collection and handling of recyclables also be provided by the hauler.

        Recycling activities do not reduce the amount of waste generated. Rather, recycling divides existing trash between recyclables and unrecyclable trash that will be disposed of at a landfill or an incinerator. Haulers are usually compensated for recycling collection activities by a municipality with a fixed monthly collection charge per residence and the sale proceeds from the recycled material. The volatility of commodity prices for recycled goods has an effect on profit margins for recycling operations.

        While a portion of the commercial, industrial and residential waste is now recycled industry-wide, the growth of recycling has slowed recently and its future remains uncertain. The detrimental economic effects of recycling often outweigh the perceived social benefits. The imposition of recycling programs increases the costs to municipalities and consumers alike. Much of the projected growth for recycling will depend upon new government regulations which could mandate that industries utilize more recycled products in their manufacturing process.

MANAGEMENT

Directors and Executive Officers

        The table below sets forth certain information regarding our directors and executive officers and certain significant employees:

Name	Age	Positions
Jeffrey J. Keenan	45	Chairman of the Board
Charles F. Flood	56	President, Chief Executive Officer and Director
Thomas J. Cowee	45	Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
P. Lawrence McGee	51	Senior Vice President and Chief Development Officer
Thomas L. Brown	48	Senior Vice President and Chief Operating Officer
Christopher V. Della Pietra	34	Vice President, General Counsel and Secretary
Stephen T. Moody	33	Vice President, Assistant Secretary and Corporate Controller
Gordon D. Peckham	56	Vice President, Operations—South Region
Charles R. Cummings(1)	66	Director
Thierry X. de Vergnes(2)	42	Director
Daniel M. Dickinson	41	Director
Bruce R. McMaken(1)(2)	43	Director
Robert E. Michalik(1)(2)	33	Director

(1)
Member of the audit committee of our board of directors.

(2)
Member of the compensation committee of our board of directors.

Directors

        All of the members of our board of directors have been elected pursuant to our Amended and Restated Stockholders' Agreement. See "Certain Relationships and Related Transactions—Amended and Restated Stockholders' Agreement."

        Jeffrey J. Keenan is one of our founders and has been Chairman of our board of directors since 1997. From 1997 to 1999 he was also our Vice President. From 1983 to 1985, Mr. Keenan served as an Associate and Vice President in the Financial Restructuring Group at Lehman Brothers. From 1985 to 1996, Mr. Keenan served as a Managing Director at three large private equity funds, including AEA Investors, Inc. and Acadia Partners where he had senior responsibility for private equity investments. Mr. Keenan is the Managing Member of IESI Capital LLC, IESI Capital II LLC, IESI Capital III LLC, IESI Capital IV LLC and IESI Capital V LLC (collectively, "IESI Capital"), each of which owns shares of our common and/or preferred stock. He has served as a member of the board of directors of more than 18 private and publicly-traded companies and is currently a director of Oculan Corporation, Drugtest, Inc. and Choctaw Maid Farms, Inc. He has a B.A., M.B.A. and J.D. from the University of Chicago.

        Charles F. Flood is one of our founders and has been our President, Chief Executive Officer and a member of our board of directors since our inception. From 1989 to 1995, he was employed with Waste Management, as Group President from 1993 to 1995 in the northeastern United States, Regional Vice President from 1991 to 1993 in the south central United States and as Vice President of Operations in Texas from 1989 to 1991. He was President of Laidlaw Waste Services' U.S. solid waste operations from 1986 to 1987. He was President of the North American solid waste operations for GSX Corporation from 1984 to 1986. He was the Region Vice President of the Southern Region of SCA Services, Inc.,

from 1976 to 1984. He has over 35 years of experience in the solid waste management industry. He has a B.S. in education from the University of Miami.

        Charles R. Cummings is one of our founders and has been a member of our board of directors since 1997. From 1990 to July 2002, he was involved with AEA Investors, Inc., as a Managing Director from 1990 to 1994 and as a consultant from 1994 to July 2002. From 1982 to 1990, he was the President and Chief Executive Officer of four companies: Coke Enterprises, Inc.; Global Transportation Services; Republic Supply Company; and Vision Hardware Group. Prior to that, he was a partner with Arthur Young & Company. Mr. Cummings is currently Chairman and Chief Executive Officer of Ophthalmic Innovations International, Inc., a designer, manufacturer and distributor of intraocular lenses. In addition, he is currently the president of three equipment rental companies. He has a B.B.A. in accounting from Texas Tech University.

        Thierry X. de Vergnes has been a member of our board of directors since 1999. He is a Managing Director and Co-Head of Indosuez Capital, the U.S.-based merchant banking division of Credit Agricole Indosuez. Prior to that, he was with Compagnie de Suez, where he led the Corporate Finance Group advising on mergers and acquisitions and equity issues. Prior to that, he was with Crdit Agricole Indosuez working on merger and acquisition transactions. Mr. de Vergnes is a graduate of l'Ecole Nationale Superieure des Mines de Nancy and l'Ecole Nationale Superieure des Ptroles et Moteurs.

        Daniel M. Dickinson has been a member of our board of directors since 2001. He has been employed since 2001 by, and is currently a Managing Partner of, Thayer Capital. Prior to Thayer Capital, he spent more than fourteen years in mergers & acquisitions, most recently as Co-Head of Global M&A at Merrill Lynch. His roles at Merrill Lynch also included leading the European M&A Group and, prior to that, the Global Manufacturing and Services M&A effort. Mr. Dickinson has a J.D. and M.B.A. from The University of Chicago and a B.S. in Mechanical Engineering and Materials Science, magna cum laude, from Duke University.

        Bruce R. McMaken has been a member of our board of directors since 1997. He has been employed since 1992 by, and is currently a Senior Vice President and Managing Director of Corporate Finance for, Sanders Morris Harris Inc., an investment banking firm. Mr. McMaken serves as one of the managers of Environmental Opportunities Fund, Ltd. and Environmental Opportunities Fund II, L.P., two private equity funds managed by affiliates of Sanders Morris Harris Inc. He is also a director of Knight Trading Group, Inc. He has a B.A. from Cornell University.

        Robert E. Michalik has been a member of our board of directors since 1998. He has been employed since 1996 by, and is currently a Managing Director of, Thayer Capital, a private investment firm located in Washington, D.C. that focuses on middle market investments. Prior to joining Thayer Capital, he was an associate at UBS Capital Corporation. Prior to that, he worked in the mergers and acquisitions department at Morgan Stanley & Company, Inc. Mr. Michalik is a director of Raleigh Cycle Limited and Iconixx Corporation. He has a B.A. in economics from Yale University and an M.B.A. degree from Harvard Business School.

Executive Officers and Significant Employees

        Additional information regarding our executive officers and certain significant employees who are not also directors is provided below.

        Thomas J. Cowee has been our Chief Financial Officer, Senior Vice President, Treasurer and Assistant Secretary since 2000. From 1997 to 2000, he was our Chief Financial Officer, Vice President, Treasurer and Secretary. From 1995 to 1997, he was Assistant Corporate Controller of USA Waste Services, Inc. Prior to that, beginning in 1979, he held various positions with Waste Management: from 1994 to 1995, he was Division Vice President and Controller of its Texas operations; and from 1993 to 1994, he was Vice President and Regional Controller of its Pennsylvania Hauling Region—East Group.

He has over 20 years of financial management experience in the solid waste management industry. He has a B.S. in accounting from Ohio State University.

        P. Lawrence McGee has been our Senior Vice President and Chief Development Officer since January 2000. Prior to that, he was our Vice President of Development since 1999. Prior to that, in 1998, he provided acquisition consulting services to us. From 1995 to 1998, he was employed with Browning Ferris Industries, Inc. as Vice President and Assistant Corporate Controller. Prior to that, beginning in 1981, he held various positions with Waste Management and from 1990 to 1995 he was Vice President and Regional Controller of the Texas operations of Waste Management. He has a B.S. in accounting from the University of Tennessee.

        Thomas L. Brown has been our Senior Vice President and Chief Operating Officer since January 2000. Prior to that, he was our Vice President, Operations—South Region since 1997. Prior to that, he was employed with Waste Management as Regional President beginning in 1996 and as Division President from 1993 to 1996. He has over 23 years experience in the solid waste management industry. He has an A.S. in accounting from Missouri Southern College.

        Christopher V. Della Pietra has been our Vice President, General Counsel and Secretary since January 2000. Prior to that, beginning in 1999, he was our Vice President and General Counsel. From 1993 until 1998, he was engaged in the private practice of law in New York and New Jersey. He has a B.A. in economics from Columbia College and a J.D. from Fordham University School of Law.

        Stephen T. Moody has been our Vice President and Corporate Controller since 2000. Prior to that, beginning in 1997, he was our Corporate Controller. Prior to that, he worked for five years with Coopers & Lybrand in both litigation services and audit. He has a B.B.A. in accounting from Texas A&M University.

        Gordon D. Peckham has been our Vice President—South Region since January 2000. Prior to that, he was our Vice President—Operations—Southeast Region since 1999. We divested the operations constituting our former Southeast Region at year-end 1999. Prior to that, he spent 24 years in various different managerial capacities with four different waste services companies. Most recently, he spent six years as a Division President with Waste Management.

Committees of Our Board of Directors

        Our by-laws provide that our board of directors may establish committees to exercise certain powers delegated by our board of directors. Our board of directors has established an audit committee, the members of which are Messrs. Cummings, McMaken and Michalik, and a compensation committee, the members of which are Messrs. de Vergnes, McMaken and Michalik. Both committees are made up of directors who are not employees of the Company but who may, collectively, be deemed to beneficially own a majority of the shares of our capital stock. See "Security Ownership of Certain Beneficial Owners and Management." The audit committee oversees actions taken by our independent auditors and reviews our internal controls and procedures. The compensation committee reviews and approves the compensation of our officers and management personnel and administers our 1999 stock option plan and annual bonus plans for management employees.

Compensation of Directors

        None of the members of our board of directors receive compensation for service on our board of directors or any committee of our board of directors. Each of our directors is entitled to be reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at our board of directors' meetings or of any committee thereof.

Executive Compensation

        The following table sets forth information about the cash and other compensation paid by us for services rendered in all capacities during 2001, 2000 and 1999 to our Chief Executive Officer and our other four most highly compensated executive officers:

Summary Compensation Table

		Annual Compensation				Long—Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus	Other Annual Compensation(1)	Securities Underlying Options/SARs(2)	All Other Compensation(3)
Charles F. Flood President and Chief Executive Officer	2001 2000 1999	$290,000 275,000 250,000		$68,750 37,500 50,000	— — —	— — 50,000	$4,834 3,507 4,136
Thomas J. Cowee Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary	2001 2000 1999	200,000 190,000 175,000		47,500 26,250 35,000	— — —	— — 20,000	3,142 5,496 4,136
Thomas L. Brown Senior Vice President and Chief Operating Officer	2001 2000 1999	190,000 150,000 102,026		40,000 7,500 25,000	— — —	2,500 500 3,000	3,106 4,459 3,390
Christopher V. Della Pietra Vice President, General Counsel and Secretary	2001 2000 1999	175,000 130,214 87,500	(4)	32,500 60,132 —	— — —	1,750 250 1,000	2,797 176 54
P. Lawrence McGee Senior Vice President and Chief Development Officer	2001 2000 1999	160,000 175,050 120,193	(5)	36,250 10,000 —	— — —	1,000 500 3,000	3,664 3,788 300

(1)
For the years presented, perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of total annual salary and bonus for any of our named executive officers.
(2)
Reflects the 1-for-10 reverse stock split of shares of our Class A voting common stock and Class B non-voting common stock which was effective on September 10, 2001. All of the options disclosed in the table were cancelled on December 20, 2001 under the terms of our option exchange program in exchange for new options that were granted on August 1, 2002 (more than six months and one day after such cancellation date) under our 1999 stock option plan for the same number of shares. See "—1999 Stock Option Plan—Option Exchange Program."
(3)
For the years presented, "All Other Compensation" consists of the matching contributions we made under our 401(k) plan, and the life insurance premiums we paid, on behalf of our named executive officers. During 2001, we made the following matching contributions under our 401(k) plan: Mr. Flood, $2,512; Mr. Cowee, $2,512; Mr. Brown, $2,512; Mr. Della Pietra, $2,512; and Mr. McGee, $2,919. During the same period, we also paid the following life insurance premiums: Mr. Flood, $2,322; Mr. Cowee, $630; Mr. Brown, $594; Mr. Della Pietra, $285; and Mr. McGee, $745.
(4)
Compensation information for 1999 only includes compensation earned after Mr. Della Pietra joined us on April 22, 1999.
(5)
Compensation information for 1999 only includes compensation earned after Mr. McGee joined us on January 10, 1999.

Option Grants

        The following table provides information with respect to stock options granted to our named executive officers during 2001:

Option Grants in 2001

	Individual Grants(1)				Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Number of Securities Underlying Options/SARs Granted	% of Total Options Granted to Employees in 2001
Name			Exercise or Base Price per Share	Expiration Date
					5%	10%
Charles F. Flood	—	—	—	—	N/A	N/A
Thomas J. Cowee	—	—	—	—	N/A	N/A
Thomas L. Brown	2,500	11.8%	$150	12/31/10	N/A	N/A
Christopher V. Della Pietra.	1,750	4.7%	150	12/31/10	N/A	N/A
P. Lawrence McGee	1,000	4.7%	150	12/31/10	N/A	N/A

(1)
Reflects the 1-for-10 reverse stock split of shares of our Class A voting common stock and Class B non-voting common stock which was effective on September 10, 2001. All of the options disclosed in the table were cancelled on December 20, 2001 under the terms of our option exchange program in exchange for new options that would be granted under our 1999 stock option plan for the same number of shares at least six months and one day after such cancellation date. The new options were granted on August 1, 2002, have an exercise price per share of $80.00, the fair market value per share of our Class A voting common stock on the grant date and will expire on July 31, 2012. Each such new option will continue to vest and become exercisable for the underlying shares in accordance with the same vesting schedule that was in effect for the related cancelled option. Accordingly, each such new option will become exercisable on the eighth anniversary of the date of grant of the related cancelled option, subject to acceleration upon an initial public offering of shares of our common stock or if we experience specific kinds of changes in control. See "—1999 Stock Option Plan—Option Exchange Program."

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

        We entered into employment agreements, effective as of December 1, 2001, with each of Mr. Flood and Mr. Cowee. These agreements expire on December 31, 2003, unless earlier terminated by the executive or us. On December 31, 2002 and continuing on each anniversary thereafter, the terms of the agreements will extend for one additional year unless we advise the executive, in writing, to the contrary.

        Pursuant to his employment agreement, Mr. Flood serves as our President and Chief Executive Officer at a minimum base salary of $300,000 per annum which is subject to annual review and increase in the sole discretion of our board of directors.

        Pursuant to his employment agreement, Mr. Cowee serves as our Chief Financial Officer, Vice President, Treasurer and Assistant Secretary at a minimum base salary of $210,000 per annum which is subject to annual review and increase in the sole discretion of our board of directors.

        Under each of these employment agreements, the executive may receive, in the sole discretion of our board of directors, an annual performance-based bonus of up to 100% of his salary in any given year in accordance with the bonus plan in effect at such time. Each executive is entitled to receive all benefits made available to our executives generally, a monthly car allowance ($1,000 in the case of Mr. Flood and $750 in the case of Mr. Cowee) and reimbursement of reasonably documented expenses incurred in the performance of the executive's duties, including up to $2,500 in annual country club dues. Mr. Flood is entitled to four weeks, and Mr. Cowee is entitled to three weeks, of paid vacation time per year.

        If we terminate the executive's employment for "cause" or the executive terminates his employment without "good reason," as such terms are defined in the respective employment agreements, the executive will be entitled to receive all salary and benefits accrued up to and including the date of termination. In addition, we will have the option, exercisable during the 90-day period following such termination, to purchase all of our stock then owned by the executive, exclusive of unexercised options, at fair market value, as determined in good faith by our board of directors. We will be entitled to pay the purchase price for such stock either in cash or by issuing a promissory note with an interest rate of 10% per annum and the principal payable in no more than three annual installments. If we terminate the executive's employment without "cause" or the executive terminates his employment for "good reason," the executive will be entitled to receive his base salary then in effect and certain benefits for the remainder of the then applicable employment term. In addition, the executive will have the option, exercisable during the 90-day period following such termination, to require us to purchase all of our stock then owned by him, exclusive of unexercised options, at fair market value, as determined in good faith by our board of directors. We will be entitled to pay the purchase price for such stock either in cash or by issuing a promissory note with an interest rate of 10% per annum and the principal payable in no more than three equal annual installments. A representative or executor may also exercise the executive's put option within 90 days of the executive's death or permanent disability.

        In the event of a "change of control," as defined in the respective employment agreements, following which the executive terminates his employment other than for "good reason," the executive will be entitled to receive all salary and benefits accrued up to and including the date of such termination. In the event of a "change of control" following which we terminate the executive's employment without "cause," the executive will be entitled to receive his base salary then in effect and certain benefits for the remainder of the employment term, but in any event for the greater of 18 months or the remainder of the term.

        Messrs. Flood and Cowee are also bound in their employment agreements by non-interference, non-solicitation and non-competition covenants for a period of one year following the termination of their employment (other than a termination without "cause" or for "good reason"). The geographic scope of these covenants extends to any jurisdiction in North America where competition may arise where our customers have operations, provided that such customers had a relationship with us within 90 days prior to the alleged breach of the covenant. Each executive is subject to a confidentiality obligation to us for all our confidential information and trade secrets learned during the course of his employment with us.

        Messrs. Brown and Della Pietra have severance agreements with us that entitle them to receive one year of their respective then current salaries plus 100% of their respective then most recent annual cash bonuses in the event of a "change of control," as defined in the respective severance agreements, as a result of which, within six months following such "change of control," any of the following occurs: (a) the executive's employment is terminated, (b) there is a material reduction of the level of the executive's compensation, prerequisites, responsibility, authority, title or scope of duties or (c) the location of the executive's employment is moved by more than 50 miles.

        Mr. McGee has a severance agreement with us that entitles him to one year of his then current base salary in the event that he is terminated by us for any reason except for "cause," as defined in the severance agreement.

1999 Stock Option Plan

        In January 1999, we adopted our 1999 stock option plan which permits us to make grants of non-qualified stock options exercisable for shares of our Class A voting common stock to certain of our key employees, consultants, advisors and directors. The plan authorizes the issuance of options to acquire up to 200,000 shares of our Class A voting common stock, as adjusted for the 1-for-10 reverse stock split of shares of our Class A voting common stock which was effective on September 10, 2001. We may not grant to any individual optionee an option or options to purchase, in the aggregate, more than 100,000 shares of our Class A voting common stock. The compensation committee of our board of directors administers the plan. Subject to the provisions of the plan, the compensation committee may (a) select those employees and individuals to be granted options, (b) determine the size, type and terms of options granted, (c) accelerate the exercisability of options and (d) generally administer and interpret the plan. The exercise price per share for an option when granted is to be determined by the compensation committee of our board of directors and may be equal to or greater than the then fair market value per share of our Class A voting common stock. Until such time as our stock is publicly traded, our compensation committee in its discretion will determine the fair market value of our Class A voting common stock.

        Options granted under the plan are subject to certain vesting schedules determined by the compensation committee in its discretion, terminate up to ten years from the date of grant and may be exercised for specified periods after termination of the optionee's employment or service relationship with us. Upon exercise of an option, the exercise price must be paid in full, either in cash, or, in the discretion of the compensation committee, by delivery of shares of our Class A voting common stock that have been owned by the optionee for at least six months, or by any combination of the two. The exercise price may also be paid, in the discretion of the compensation committee, by a broker under irrevocable instructions to deliver to us the amount of sale or loan proceeds sufficient to pay the exercise price. The compensation committee is authorized to allow any other method of payment that is consistent with applicable law and the purpose of the plan, including payment by means of a cashless exercise.

        In the event of (a) the consummation of a tender offer for ownership of 50% or more of our outstanding voting stock, (b) the merger, reorganization or consolidation or (c) the sale of all or substantially all of our assets or 50% or more of our outstanding voting stock, each option outstanding on the date of such change of control shall become fully vested and exercisable, subject to certain further terms and conditions in the discretion of the compensation committee.

        Our board of directors may amend or suspend all or any part of the plan, provided that, without prior stockholder approval, no amendment may increase the number of shares that may be issued under the plan or to an individual stockholder. No amendment or suspension of the plan may adversely affect the rights of any optionee without the optionee's written consent.

  Option Exchange Program

        In December 2001, we implemented an option exchange program to more closely align the exercise prices of stock options previously granted under our 1999 stock option plan to our directors, executive officers and other employees with the fair market value of the underlying shares and thereby address the inability of those options to serve as a meaningful incentive for optionees to remain in our employ or as directors. Under this program, each optionee then providing services as an employee or director who held an outstanding option under our 1999 stock option plan was given the opportunity to exchange that option for a new option under our 1999 stock option plan for the same number of shares of Class A voting common stock to be granted at least six months and one day after the date of cancellation of the old option. On or about December 20, 2001, we accepted for exchange and cancellation options to purchase an aggregate of 135,416 shares of our Class A voting common stock, representing more than 94% of our then outstanding options. Each of our named executive officers tendered all of his options pursuant to the exchange program. On August 1, 2002, we granted new options under our 1999 stock option plan to purchase an aggregate of 135,416 shares of our Class A voting common stock to optionees who tendered options pursuant to the option exchange program in exchange for the optionees' related cancelled options. The exercise price per share for such new options is $80.00, the fair market value per share of our Class A voting common stock on the grant date. Each such new option will continue to vest and become exercisable in accordance with the same vesting schedule that was in effect for the related cancelled option.

401(k) Plan

        We maintain a 401(k) Savings Plan, a plan established pursuant to Sections 401(a) and 401(k) of the Internal Revenue Code, for the benefit of our non-union employees. All non-union employees who have completed six months of service with us or certain of our predecessors are eligible to participate. Subject to various limits, eligible employees may defer up to 15% of their annual cash compensation on a pre-tax basis. We have the discretion to match a percentage of a participating employee's pre-tax deferrals up to 6% of the employee's annual cash compensation. Historically, the percentage for this discretionary match has been 50%. Participating employees fully vest with respect to our matching contributions after three years of service with us.

Annual Bonus Plans

        The compensation committee of our board of directors annually adopts a new bonus plan for our management employees. Under the plans, bonuses for our corporate management are based on our annual EBITDA margins and bonuses for our regional, district and division management and employees are based on the EBITDA margins for their respective regions, districts or divisions.

        Each of our Chief Executive Officer and Chief Financial Officer is eligible for a base bonus equal to 25% of his base salary if we attain the budgeted annual EBITDA margin for our entire corporation. If we exceed our budgeted annual EBITDA margin, each of our Chief Executive Officer and Chief Financial Officer will be eligible for an additional bonus of up to 75% of his base salary. If we do not attain our budgeted annual EBITDA margin, bonuses for the Chief Executive Officer and the Chief Financial Officer are discretionary and subject to approval of the compensation committee of our board of directors.

        Each of our Senior Vice Presidents and our South Region Vice President are eligible for a base bonus equal to 25% of their respective base salary if the annual regional budgeted EBITDA margin is attained. If our budgeted annual EBITDA margin is exceeded or if budgeted annual EBITDA margin is not attained, additional bonus amounts for our managers are discretionary and subject to our Chief Executive Officer's approval.

Compensation Committee Interlocks and Insider Participation

        Mr. de Vergnes is a member of the compensation committee of our board of directors. Mr. deVergnes is a member of SEI Capital, LLC, the general partner of Suez Equity Investors, L.P. ("Suez Equity"), and Mr. de Vergnes is also a partner of SEI Associates. Each of Suez Equity and SEI Associates has entered into certain agreements with us as described in "Certain Relationships and Related Transactions" and owns shares of our capital stock. See "Security Ownership of Certain Beneficial Owners and Management."

        Mr. McMaken is a member of the compensation committee of our board of directors. Mr. McMaken is one of the managers of Environmental Opportunities Fund, L.P. ("EOF"), Environmental Opportunities Fund II, L.P. ("EOF2") and Environmental Opportunities Fund II (Institutional), L.P. ("EOF2(I)") and is also a member of the investment committees of Environmental

Opportunities Management Company, L.L.C., the general partner of EOF, and Fund II Mgt. Co., LLC, the general partner of EOF2 and EOF2(I). Each of EOF, EOF2 and EOF2(I) has entered into certain agreements with us as described under "Certain Relationships and Related Transactions" and owns shares of our capital stock. See "Security Ownership of Certain Beneficial Owners and Management."

        Mr. Michalik is a member of the compensation committee of our board of directors. Mr. Michalik is a Managing Director of TC Equity Partners IV, L.L.C., the general partner of Thayer Equity Investors IV, L.P. ("Thayer Equity"), and is also a Managing Director of TC Management Partners IV, L.L.C., the managing member of TC Co-Investors IV, L.L.C., which is the managing member of TC Carting II LLC ("TC Carting II"). Mr. Michalik is also a Managing Director of TC Equity Partners, L.L.C., the general partner of Thayer Equity Investors III, L.P., which is the managing member of TC Carting LLC ("TC Carting"). Each of Thayer Equity, TC Carting and TC Carting II has entered into certain agreements with us as described under "Certain Relationships and Related Transactions" and owns shares of our capital stock. See "Security Ownership of Certain Beneficial Owners and Management."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        As of October 1, 2002, the following shares of our capital stock were issued and outstanding: 142,000 shares of our Class A voting common Stock, 112,980.18 of our Class B non-voting common stock, 32,000 shares of our Series A convertible preferred stock, 20,100 shares of our Series B convertible preferred stock, 55,000 shares of our Series C convertible preferred stock and 55,000 shares of our Series D convertible preferred stock.

        Subject to applicable law, holders of shares of our Class B non-voting common stock are entitled at any time to convert each share of our Class B non-voting common stock into one share of our Class A voting common stock, subject to adjustment. Holders of shares of our preferred stock are entitled at any time to convert all or any portion of their shares of preferred stock into shares of our Class A voting common stock or, if required by applicable law, our Class B non-voting common stock, at the conversion rates described under "Description of Capital Stock—Conversion."

        The principal record owners of our shares of capital stock are as follows:

  •
  Class A voting common stock: IESI Capital LLC, 53.5%; EOF, 28.9%; and Jim Sowell Construction Co., Inc. ("Sowell Construction"), 8.5%;

  •
  Class B non-voting common stock: Suez Equity and its affiliate, SEI Associates (together with Suez Equity, "Suez"), an aggregate of 44.3%; and BancBoston Investments, Inc. ("BancBoston"), 17.7%;

  •
  Series A convertible preferred stock: TC Carting, 50.0%; IESI Capital II LLC, 13.8%; Suez, 12.5%; EOF and its affiliates, EOF2 and EOF2(I), an aggregate of 12.5%; BancBoston, 5.0%; and Sowell Construction, 6.3%;

  •
  Series B convertible preferred stock: TC Carting, 69.7%; IESI Capital III LLC, 6.0%; Suez, 10.0%; and EOF2 and its affiliate, EOF2(I), an aggregate of 11.9%;

  •
  Series C convertible preferred stock: Thayer Equity, 75.9%; IESI Capital IV LLC, 12.3%; and Suez, 11.8%; and

  •
  Series D convertible preferred stock: Thayer Equity and its affiliate, TC Carting II, an aggregate of 72.7%; IESI Capital V LLC, 11.8%; Indosuez Capital Partners 2001, L.P. ("Indosuez"), 11.8%; and EOF2 and its affiliate, EOF2(I), an aggregate of 3.6%.

        Our stockholders include certain investment funds and their affiliates. As of October 1, 2002, these stockholders had the interests in shares of our Class A voting common stock set forth in the table below, assuming conversion of all shares of our Class B non-voting common stock and all shares of all series of our preferred stock into shares of our Class A voting common stock. In addition, certain members of our management hold, in addition to their direct investments in us, interests in one or more of the IESI Capital entities.

Investment Fund	Percent of Total Voting Shares
Thayer Equity Investors Funds	58.9
IESI Capital	14.1
Suez	8.4
Indosuez	4.4
Environmental Opportunities Funds	7.1
BancBoston Investments	2.2

        The following table sets forth certain information as of October 1, 2002 regarding the beneficial ownership of our capital stock by:

  •
  each person known to us to be the beneficial owner of more than 5% of the outstanding shares of any class of our voting securities;

  •
  each of our directors;

  •
  each of our executive officers named in the Summary Compensation Table; and

  •
  all of our directors and executive officers as a group.

        We believe that each individual or entity named has sole investment and voting power with respect to the capital stock indicated as beneficially owned by them, except as otherwise noted. Unless otherwise noted below, the address of each beneficial owner listed in the table below is c/o IESI Corporation, 6125 Airport Freeway, Suite 202, Haltom City, Texas 76117.

Name	Class A Voting Common Stock(1)	Percent of Class	Series A Convertible Preferred Stock	Percent of Class	Series B Convertible Preferred Stock	Percent of Class	Series C Convertible Preferred Stock	Percent of Class	Series D Convertible Preferred Stock	Percent of Class	Percent of Total Voting Shares(2)
Charles F. Flood(3)	5,050	3.5%	—	—	100	*	—	—	—	—	*
Thomas L. Brown(4)	—	—	—	—	—	—	—	—	—	—	—
Charles R. Cummings	3,000	2.1%	—	—	—	—	—	—	—	—	*
Thomas J. Cowee(5)	—	—	—	—	—	—	—	—	—	—	—
Christopher V. Della Pietra(6)	—	—	—	—	—	—	—	—	—	—	—
Jeffrey J. Keenan(7)	258,273	79.6%	4,400	13.8%	1,200	6.0%	6,750	12.3%	6,500	11.8%	14.1%
Thierry X. de Vergnes(11)	153,355	51.9%	4,000	12.5%	2,000	10.0%	6,500	11.8%	—	—	8.4%
P. Lawrence McGee(8)	—	—	—	—	—	—	—	—	—	—	—
Bruce R. McMaken(9)	130,000	56.3%	4,000	12.5%	2,400	11.9%	—	—	2,000	3.6%	7.1%
Robert E. Michalik(10)	1,078,473	88.4%	16,000	50.0%	14,000	69.7%	41,750	75.9%	40,000	72.7%	58.9%
Daniel M. Dickinson(10)	1,078,473	88.4%	16,000	50.0%	14,000	69.7%	41,750	75.9%	40,000	72.7%	58.9%
TC Carting LLC(10)	1,078,473	88.4%	16,000	50.0%	14,000	69.7%	41,750	75.9%	40,000	72.7%	58.9%
Thayer Equity Investors IV, L.P.(10)	1,078,473	88.4%	16,000	50.0%	14,000	69.7%	41,750	75.9%	40,000	72.7%	58.9%
IESI Capital LLC(7)	258,273	79.6%	4,400	13.8%	1,200	6.0%	6,750	12.3%	6,500	11.8%	14.1%
IESI Capital II LLC(7)	258,273	79.6%	4,400	13.8%	1,200	6.0%	6,750	12.3%	6,500	11.8%	14.1%
IESI Capital III LLC(7)	258,273	79.6%	4,400	13.8%	1,200	6.0%	6,750	12.3%	6,500	11.8%	14.1%
IESI Capital IV LLC(7)	258,273	79.6%	4,400	13.8%	1,200	6.0%	6,750	12.3%	6,500	11.8%	14.1%
IESI Capital V LLC(7)	258,273	79.6%	4,400	13.8%	1,200	6.0%	6,750	12.3%	6,500	11.8%	14.1%
Suez Equity Investors, L.P.(11)	153,355	51.9%	4,000	12.5%	2,000	10.0%	6,500	11.8%	—	—	8.4%
Indosuez Capital Partners 2001, L.P.(12)	81,250	36.4%	—	—	—	—	—	—	6,500	11.8%	4.4%
Environmental Opportunities Fund, L.P.(9)	130,000	56.3%	4,000	12.5%	2,400	11.9%	—	—	2,000	3.6%	7.1%
Environmental Opportunities Fund II (Institutional), L.P.(9)	130,000	56.3%	4,000	12.5%	2,400	11.9%	—	—	2,000	3.6%	7.1%
BancBoston Investments Inc.(13)	40,000	24.7%	1,600	5.0%	400	2.0%	—	—	—	—	2.2%
Jim Sowell Construction Co., Inc.(14)	35,500	21.5%	2,000	6.3%	—	—	—	—	—	—	2.2%
All directors and executive officers as a group (13 persons)(15)	1,474,796	98.8%	24,400	76.3%	17,700	88.1%	48,500	88.2%	48,500	88.2%	80.6%

*
Less than 1%

(1)
Reflects the 1-for-10 reverse stock split of shares of our Class A voting common stock and Class B non-voting common stock which was effective on September 10, 2001. In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, for purposes of this table, a person is deemed to be the beneficial owner of any shares of capital stock if such person has or shares voting power or investment power with respect to such capital stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. Any shares of capital stock not outstanding which are subject to any such right to acquire beneficial ownership within 60 days are deemed to be outstanding for the purpose of computing the percentage of outstanding shares of the class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the class by any other person. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares.

  For purposes of determining the number of shares of Class A voting common stock held by a person, the information in the table assumes the conversion by such person of:

  •
  shares of our Class B non-voting common stock into shares of our Class A voting common stock on a 1 for 1 basis;

  •
  shares of our Series A convertible preferred stock and Series B convertible preferred stock into shares of our Class A voting common stock on a 10 for 1 basis;

  •
  shares of our Series C convertible preferred stock into shares of our Class A voting common stock on a 6.67 for 1 basis; and

  •
  shares of our Series D convertible preferred stock into shares of our Class A voting common stock on a 12.5 for 1 basis.

        See "Description of Capital Stock—Conversion."

(2)
Assumes the conversion of all shares of our Class B non-voting common stock and preferred stock into shares of our Class A voting common stock on the basis described in note (1) above.

(3)
Does not include (a) any portion of the 6,750 shares of our Series C convertible preferred stock owned by IESI Capital IV LLC of which Mr. Flood owns a 4.4% membership interest or (b) any portion of the 6,500 shares of our Series D convertible preferred stock owned by IESI Capital V LLC of which Mr. Flood owns a 3.8% membership interest.

(4)
Does not include (a) any portion of the 6,750 shares of our Series C convertible preferred stock owned by IESI Capital IV LLC of which Mr. Brown owns a 1.5% membership interest or (b) any portion of the 6,500 shares of our Series D convertible preferred stock owned by IESI Capital V LLC of which Mr. Brown owns a 0.4% membership interest.

(5)
Does not include any portion of the 6,500 shares of our Series D convertible preferred stock owned by IESI Capital V LLC of which Mr. Cowee owns a 0.4% membership interest.

(6)
Does not include (a) any portion of the 6,750 shares of our Series C convertible preferred stock owned by IESI Capital IV LLC of which Mr. Della Pietra owns a 0.8% membership interest or (b) any portion of the 6,500 shares of our Series D convertible preferred stock owned by IESI Capital V LLC of which Mr. Della Pietra owns a 0.6% membership interest.

(7)
The IESI Capital entities may be deemed to be affiliates. See "Certain Relationships and Related Transactions." Consists of (a) 76,000 shares of our Class A voting common stock owned by IESI Capital LLC, (b) 4,400 shares of our Series A convertible preferred stock owned by IESI Capital II LLC, (c) 1,200 shares of our Series B convertible preferred stock owned by IESI Capital III LLC, (d) 6,750 shares of our Series C convertible preferred stock owned by IESI Capital IV LLC and (e) 6,500 shares of our Series D convertible preferred stock owned by IESI Capital V LLC. Mr. Keenan is a beneficial owner of the shares owned by IESI Capital. The address for such beneficial owners is c/o IESI Capital LLC, 11201 Brookwood Street, Leawood, Kansas, 66211.

(8)
Does not include any portion of the 6,750 shares of our Series C convertible preferred stock owned by IESI Capital IV LLC of which Mr. McGee owns a 1.1% membership interest.

(9)
EOF and EOF2(I) may be deemed to be affiliates. See "Certain Relationships and Related Transactions." Consists of (a) 41,000 shares of our Class A voting common stock and 1,600 shares of our Series A convertible preferred stock owned by EOF, (b) 1,875 shares of our Series A convertible preferred stock, 1,887 shares of our Series B convertible preferred stock and 1,570 shares of our Series D convertible preferred stock owned by EOF2(I) and (c) 525 shares of our Series A convertible preferred stock, 513 shares of our Series B convertible preferred stock and 430 shares of our Series D convertible preferred stock owned by EOF2, which may be deemed to be an affiliate of EOF and EOF2(I). Mr. McMaken may be deemed to be the beneficial owner of the shares owned by EOF, EOF2 and EOF2(I). See "Certain Relationships and Related Transactions." Messrs. Kenneth Ch'uan-K'ai Leung and John Quirk, members of the investment committee of Environmental Opportunities Management Company, L.L.C., the general partner of EOF, may also be deemed to be the beneficial owners of the shares owned by EOF. Messrs. Ch'uan-K'ai Leung and Bruce Cummings, members of the investment committee of Fund II Mgt. Co., LLC, the general partner of EOF2 and EOF2(I), may also be deemed to be the beneficial owners of the shares owned by EOF2 and EOF2(I). Each of Messrs. McMaken, Ch'uan-K'ai Leung, Quirk and Cummings disclaims such beneficial ownership. The address for such beneficial owners is c/o Environmental Opportunities Fund, Sanders Morris Harris, 3100 Chase Tower, 600 Travis Street, Suite 3100, Houston, Texas, 77002.

(10)
TC Carting and Thayer Equity may be deemed to be affiliates. See "Certain Relationships and Related Transactions." Consists of (a) 16,000 shares of our Series A convertible preferred stock and 14,000 shares of our Series B convertible preferred stock owned by TC Carting, (b) 41,750 shares of our Series C convertible preferred stock and 39,967.677 shares of our Series D convertible preferred stock owned by Thayer Equity and (c) 32.323 shares of our Series D convertible preferred stock owned by TC Carting II, which may be deemed to be an affiliate of TC Carting and Thayer Equity. Each of Messrs. Dickinson and Michalik may be deemed to be the beneficial owner of the shares owned by Thayer Equity and TC Carting II, and Mr. Michalik may also be deemed to be the beneficial owner of the shares owned by TC Carting. See "Certain Relationships and Related Transactions." Messrs. Frederick V. Malek, Carl J. Rickertsen and Jeffrey W. Gottman, Managing Partners of TC Equity Partners IV, L.L.C., the general partner of Thayer Equity, may also be deemed to be the beneficial owners of the shares owned by Thayer Equity. Messrs. Malek and Rickertsen and Dr. Paul G. Stern, the managing members of TC Equity Partners, L.L.C., the general partner of Thayer Equity Investors III, L.P., which is the managing member of TC Carting, may also be deemed to be the beneficial owners of the shares owned by TC Carting. Each of Messrs. Dickinson, Michalik, Malek, Rickertsen and Gottman and Dr. Stern disclaims such beneficial ownership. The address for such beneficial owners is c/o Thayer Equity Investors IV, L.P., 1455 Pennsylvania Avenue, N.W., Suite 350, Washington, D.C. 20004.

(11)
Consists of (a) 45,930 shares of our Class B non-voting common stock, 3,674.4 shares of our Series A convertible preferred stock, 1,837.2 shares of our Series B convertible preferred stock and 6,274.15 shares of our Series C convertible preferred stock owned by Suez Equity and (b) 4,070 shares of our Class B non-voting common stock, 325.6 shares of our Series A convertible preferred stock, 162.80 shares of our Series B convertible preferred stock and 225.85 shares of our Series C convertible preferred stock owned by SEI Associates, which may be deemed to be an affiliate of Suez Equity. Mr. de Vergnes may be deemed to be the beneficial owner of the shares owned by Suez Equity and SEI Associates. See "Certain Relationships and Related Transactions." Mr. Les Lieberman, the managing member of SEI Capital, LLC, the general partner of Suez Equity, may also be deemed to be the beneficial owner of the shares owned by Suez Equity. Each of Messrs. de Vergnes and Lieberman disclaims such beneficial ownership. The address for such beneficial owners is 712 Fifth Avenue, 24th Floor, New York, New York 10019.

(12)
The general partner of Indosuez Capital Partners 2001, L.P. is Indosuez CM II, Inc., a wholly-owned subsidiary of Indosuez North America Holdings, Inc., which, in turn, is a wholly-owned subsidiary of Credit Agricole Indosuez, a French socíete anonyme, which, in turn, is a wholly-owned subsidiary of Credit Agricole SA, a French socíete anonyme whose securities are listed on the Paris Stock Exchange. The address for Indosuez Capital Partners 2001, L.P. is 666 Third Avenue, 9th Floor, New York, New York 10017.

(13)
The address for such beneficial owner is c/o Fleet National Bank, 100 Federal Street, MA DE 10008H, Boston, Massachusetts, 02110.

(14)
Consists of (a) 12,000 shares of our Class A voting common stock, (b) 2,000 shares of our Series A convertible preferred stock and (c) a warrant to purchase 3,500 shares of our Class A voting common stock. Mr. Jim Sowell may be deemed to be the beneficial owner of the shares owned by Sowell Construction. The address for such beneficial owners is 1601 Elm Street, Suite 300, Dallas, Texas, 75201.

(15)
Consists of shares held by members of management and certain stockholders that may be deemed to be beneficially owned by certain members of our board of directors. Certain of such members of our board of directors disclaim such beneficial ownership.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stock Purchase Agreements

        Pursuant to a stock purchase agreement, dated as of September 10, 2001, we issued an aggregate of 48,500 shares of our Series D convertible preferred stock for an aggregate purchase price of $48.5 million, as follows: 6,500 shares to IESI Capital V LLC, 39,967.7 shares to Thayer Equity, 32.3 shares to TC Carting II, 430 shares to EOF2 and 1,570 shares to EOF2(I). In addition, pursuant to a stock purchase agreement, dated as of December 24, 2001, we issued 6,500 shares of our Series D convertible preferred stock to Indosuez for an aggregate purchase price of $6.5 million. Shares of our Series D convertible preferred stock are convertible into shares of our Class A voting common stock or Class B non-voting common stock. See "Description of Capital Stock—Conversion." Each purchaser received a closing fee equal to 3% of the aggregate purchase price of the shares of our Series D convertible preferred stock purchased by such purchaser. In addition, in connection with these investments, the purchasers entered into our Amended and Restated Stockholders' Agreement and received certain registration rights. See "—Amended and Restated Stockholders' Agreement" and "—Registration Rights."

        Pursuant to a stock purchase agreement, dated as of June 30, 1999, we issued an aggregate of 55,000 shares of our Series C convertible preferred stock for an aggregate purchase price of $55.0 million, as follows: 6,750 shares to IESI Capital IV LLC, 41,750 shares to Thayer Equity, 6,274.15 shares to Suez Equity and 225.85 shares to SEI Associates. Shares of our Series C convertible preferred stock are convertible into shares of our Class A voting common stock or Class B non-voting common stock. See "Description of Capital Stock—Conversion." Each purchaser received a closing fee equal to 3% of the aggregate purchase price of the shares of our Series C convertible preferred stock purchased by such purchaser. In addition, in connection with these investments, the purchasers entered into a stockholders' agreement with us, which was subsequently amended and restated in connection with our issuance of shares of our Series D convertible preferred stock as described above, and also entered into an Amended and Restated Registration Rights Agreement, dated as of June 30, 1999, with us. See "—Amended and Restated Stockholders' Agreement" and "—Registration Rights."

        Mr. Keenan, our Chairman, is a managing member of IESI Capital IV LLC and IESI Capital V LLC, as well as the other IESI Capital entities. Mr. Keenan also owns a membership interest in each of these companies. In addition to the shares of our Series D convertible preferred stock and Series C convertible preferred stock purchased pursuant to the stock purchase agreements described above, the IESI Capital entities also own shares of our Class A voting common stock, Series A convertible preferred stock and Series B convertible preferred stock. See "Security Ownership of Certain Beneficial Owners and Management." In addition, we paid approximately $250,000 in 2002, $250,000 in 2001 and $1.0 million in 1999 to Mr. Keenan for his advisory services and expenses related to certain of our financing transactions during such periods.

        Mr. Dickinson, a member of our board of directors, is a Managing Partner of, and Mr. Michalik, also a member of our board of directors as well as the audit and compensation committees of our board of directors, is a Managing Director of, TC Equity Partners IV, L.L.C., the general partner of Thayer Equity, which purchased shares of our Series D convertible preferred stock and Series C convertible preferred stock pursuant to the stock purchase agreements described above. In addition, Mr. Dickinson is a Managing Partner of, and Mr. Michalik is a Managing Director of, TC Management Partners IV, L.L.C., the managing member of TC Co-Investors IV, L.L.C., which is the managing member of TC Carting II which also purchased shares of our Series D convertible preferred stock pursuant to the stock purchase agreement described above. Mr. Michalik is also a Managing Director of TC Equity Partners, L.L.C., the general partner of Thayer Equity Investors III, L.P., which is the managing member of TC Carting which owns shares of our Series A convertible preferred stock and

Series B convertible preferred stock. See "Security Ownership of Certain Beneficial Owners and Management."

        Mr. McMaken, a member of our board of directors as well as the audit and compensation committees of our board of directors, is one of the managers of EOF, EOF2 and EOF2(I) and is also a member of the investment committees of Environmental Opportunities Management Company, L.L.C., the general partner of EOF, and Fund II Mgt. Co., LLC, the general partner of EOF2 and EOF2(I). In addition to the shares of our Series D convertible preferred stock purchased pursuant to the stock purchase agreement described above, EOF, EOF2 and EOF2(I) also own shares of our Class A voting common stock, Series A convertible preferred stock and Series B convertible preferred stock. See "Security Ownership of Certain Beneficial Owners and Management."

        Mr. de Vergnes, a member of our board of directors as well as the compensation committee of our board of directors, is a member of SEI Capital, LLC, the general partner of Suez Equity, which, in addition to the shares of our Series C convertible preferred stock purchased pursuant to the stock purchase agreement described above, also owns shares of our Class B non-voting common stock, Series A convertible preferred stock and Series B convertible preferred stock. See "Security Ownership of Certain Beneficial Owners and Management." Mr. de Vergnes also serves as Suez Equity's current director designee pursuant to our Amended and Restated Stockholders' Agreement. In addition, Mr. de Vergnes is a partner of SEI Associates, which, in addition to the shares of our Series C convertible preferred stock purchased pursuant to the stock purchase agreement described above, also owns shares of our Class B non-voting common stock, Series A convertible preferred stock and Series B convertible preferred stock. See "Security Ownership of Certain Beneficial Owners and Management."

        BancBoston, an affiliate of Fleet, owns 20,000 shares of our Class B non-voting common stock, 1,600 shares of our Series A convertible preferred stock and 400 shares of our Series B convertible preferred stock. See "Securities Ownership of Certain Beneficial Owners and Management." Fleet is the administrative agent under our senior credit facility and Fleet Securities, Inc., an affiliate of Fleet, was one of the initial purchasers of the outstanding notes. In June 2002, we paid to Fleet an aggregate amount of $252,500 in fees and expenses related to the amendment to our senior credit facility adopted in connection with the offering of the outstanding notes. See "Description of Senior Credit Facility" and "Plan of Distribution."

Amended and Restated Stockholders' Agreement

        We entered into an Amended and Restated Stockholders' Agreement, dated as of September 10, 2001, with all our stockholders and warrant holders. The terms of our Amended and Restated Stockholders' Agreement are as follows:

  Board of Directors

        Our board of directors currently consists of seven members designated as follows:

  •
  IESI Capital is entitled to designate one director, with Mr. Keenan serving as its current designee;

  •
  Mr. Flood is entitled to be a director as long as he is our Chief Executive Officer;

  •
  EOF is entitled to designate one director, with Mr. McMaken serving as the current designee;

  •
  TC Carting is entitled to designate two directors, with Messrs. Michalik and Dickinson serving as its current designees;

  •
  Thayer Equity is entitled to designate two directors, but, to date, has only designated one director, with Mr. Cummings currently serving as such designee; and

  •
  Suez Equity is entitled, subject to certain regulatory requirements, to designate one director, with Mr. de Vergnes serving as its current designee.

        In the event of a tie in any vote of our board of directors, the TC Carting director nominee who has been designated by TC Carting as the tie-breaker has the right to cast the tie-breaking vote. In addition, James E. Sowell is entitled to designate a representative to attend and observe all of our board of directors' meetings and receive all information and consents distributed to directors. In the event that Suez Equity fails or is unable to designate a director based on certain regulatory requirements, our board of directors will consist of not more than seven members and Suez Equity will be entitled to designate a representative to observe all of our board of directors' meetings and receive all information and consents distributed to directors.

        Any committee that our board of directors may constitute shall include representatives designated by:

  •
  IESI Capital;

  •
  EOF;

  •
  TC Carting;

  •
  Thayer Equity; and

  •
  Suez Equity;

in the same proportions as they are represented on our board of directors.

  Restrictions on Transfer

        There are certain restrictions with respect to the sale, transfer or other disposition of our capital stock, including the following:

  •
  if any stockholder proposes to transfer shares of our capital stock, we have a 10-day period to elect to purchase such shares;

  •
  if any stockholder or group of stockholders proposes to transfer shares constituting at least 5% of the outstanding shares of our capital stock, calculated on an as-converted basis into shares of our Class A voting common stock, all of our other stockholders will be entitled to sell a pro rata portion of their stock in the sale at the same price and on the same terms and conditions as are applicable to the shares proposed to be transferred by such stockholder or group of stockholders;

  •
  if TC Carting, TC Carting II or Thayer Equity propose to transfer a majority of the outstanding shares of our capital stock, calculated on an as-converted basis into shares of our Class A voting common stock, to a non-affiliate, they may require all other stockholders to transfer the same percentage of their stock under the same terms and conditions and, if stockholder approval is necessary, that all other stockholders vote in favor of the transfer; and

  •
  all of our stockholders have certain preemptive rights with respect to issuances of our equity securities, other than (i) issuances of our securities to our employees, officers and directors under our benefit plans and (ii) certain specified issuances made as part of the consideration paid by us in connection with any merger, consolidation or purchase of the assets or business of another entity.

        Upon exercise of their warrants, holders of our warrants will have the same rights as stockholders under, and will be subject to the terms of, our Amended and Restated Stockholders' Agreement with respect to those shares.

  Approval by TC Carting and Thayer Equity

        We must obtain the consent of the directors designated by Thayer Equity and TC Carting before we may, among other things:

  •
  substantially change our business or financial plan;

  •
  make any expenditure for fixed or capital assets greater than 10% of the limit set forth in our business or financial plan (which limit is set by our board of directors annually and is approximately $28.0 million for 2002);

  •
  sell control of all or substantially all of our assets or any of our capital stock;

  •
  modify our senior credit facility or incur certain other debt;

  •
  enter into any material transaction with an affiliate;

  •
  lend funds;

  •
  declare a dividend; or

  •
  change our Chairman, Chief Executive Officer, Chief Operating Officer or Chief Financial Officer.

  Amendment

        Amendments to our Amended and Restated Stockholders' Agreement require our consent and the written consent of holders of not less than 70% of the shares of our capital stock, calculated on an as-converted basis into shares of our Class A voting common stock.

  Termination

        With the exception of the provision relating to composition of our board of directors, all provisions of our Amended and Restated Stockholders' Agreement will terminate upon (a) the effective date of an initial public offering of at least $20 million of our common stock or (b) any merger, sale or other transaction involving the transfer of ownership of more than 50% of our then outstanding voting stock.

Registration Rights

  Amended and Restated Registration Rights Agreement

        We entered into an Amended and Restated Registration Rights Agreement, dated as of June 30, 1999, with all our then existing stockholders and our warrant holders.

        Our Amended and Restated Registration Rights Agreement provides that the holders of at least 15% of the shares of our capital stock, calculated on an as-converted basis into shares of our Class A voting common stock, may request, on any of three occasions on or after the earlier of the effective date of an initial public offering of our capital stock and June 25, 2002, that we register our capital stock; however, less than 15% may demand registration if the anticipated aggregate price of the capital stock to be registered would exceed $5 million, subject to certain exceptions. In addition, whenever we propose to register a public offering of common stock, upon any request by the stockholders, we are required to use our best efforts to include their shares in the offering.

        Pursuant to our Amended and Restated Registration Rights Agreement, our stockholders have agreed with us that they will not effect any public sale or distribution of our equity securities during the seven-day period prior to, and the 90-day period following, the effective date of any registration statement.

        We will bear all registration expenses, except underwriting discounts and selling commissions, incurred in connection with the registrations described above. We have agreed with the stockholders to indemnify each other against certain liabilities, including liabilities under federal and state securities laws.

  Subordinate Registration Rights Agreement

        In connection with the issuance of our Series D convertible preferred stock, we were not able to obtain all signatures necessary to amend and restate the June 1999 Amended and Restated Registration Rights Agreement. Accordingly, we entered into a Subordinate Registration Rights Agreement and we intend to enter into a side letter with our stockholders, as described below. If at any time we are able to obtain all necessary signatures to a new amended and restated registration rights agreement, our Subordinate Registration Rights Agreement and our June 1999 Amended and Restated Registration Rights Agreement will be terminated and superseded by such new amended and restated registration rights agreement.

        Pursuant to our Subordinate Registration Rights Agreement, holders of at least 15% of the shares of our capital stock, calculated on an as-converted basis into shares of our Class A voting common stock, may request on any of three occasions on or after the earlier of the effective date of an initial public offering of our capital stock and June 25, 2004, that we register our capital stock; however, less than 15% may demand registration if the anticipated aggregate price of the capital stock to be registered would exceed $5 million, subject to certain exceptions. In addition, whenever we propose to register a public offering of common stock, upon any request by the stockholders, we are required to use our best efforts to include their shares in the offering.

        Pursuant to our Subordinate Registration Rights Agreement, we agreed along with our stockholders not to effect any public sale or distribution of our equity securities during the seven-day period prior to, and the 90-day period following, the effective date of any registration statement.

        We will bear all registration expenses, except underwriting discounts and selling commissions, incurred in connection with the registrations described above. We have agreed with the stockholders to indemnify each other against certain liabilities, including liabilities under federal and state securities laws.

  Side Letter Regarding Registration Rights of Certain Stockholders

        We also intend to enter into a side letter with certain of our stockholders. The side letter will provide that the rights of the stockholders under the June 1999 Amended and Restated Registration Rights Agreement will be subordinated to the rights which would have been granted if a new amended and restated rights agreement had become effective in connection with the issuance of our Series D convertible preferred stock. The right of the parties, pursuant to the June 1999 Amended and Restated Registration Rights Agreement, to request registration would also be extended until the earlier of an IPO and June 25, 2004. Any provision of the side letter may be waived with our consent along with 70% of our outstanding capital stock.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements; Other

        For a description of certain employment and severance agreements, see "Management—Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

        On August 1, 2002, we granted non-qualified stock options under our 1999 stock option plan to purchase 5,000, 3,000, 6,000, 1,500, 1,500, 2,000 and 1,000 shares of our Class A voting common stock to Messrs. Flood, Cowee, Brown, Della Pietra, McGee, Peckham and Moody, respectively. Each of the options has an exercise price of $80.00, has a term of ten years and will become exercisable on the eighth anniversary of the date of grant, subject to acceleration upon an initial public offering of shares of our common stock or if we experience specific kinds of changes in control.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        We sold the outstanding notes to Credit Suisse First Boston Corporation, Salomon Smith Barney Inc., Fleet Securities, Inc. and J.P. Morgan Securities Inc., the initial purchasers, on June 12, 2002 in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act. Accordingly, the outstanding notes may not be reoffered, resold or otherwise transferred unless registered under the Securities Act and any other applicable securities law or unless applicable exemptions from the registration and prospectus delivery requirements of the Securities Act and any such other securities laws are available.

        In connection with the sale of the outstanding notes, we and the subsidiary guarantors entered into a registration rights agreement with the initial purchasers of the outstanding notes. The registration rights agreement requires us to register the exchange notes under the Securities Act and to offer to exchange the exchange notes for the outstanding notes. We are effecting the exchange offer to comply with the registration rights agreement. Under the registration rights agreement, we and the subsidiary guarantors are obligated:

  •
  to file with the SEC a registration statement for the exchange offer and the exchange notes within 75 days after the date of issuance of the outstanding notes;

  •
  to use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 180 days after the date of issuance of the outstanding notes;

  •
  as soon as practicable after the effectiveness of the exchange offer registration statement, to offer to the holders of outstanding notes, who are not prohibited by any law or policy of the SEC from participating in the exchange offer, the opportunity to exchange their outstanding notes for the exchange notes offered in connection with this prospectus;

  •
  to keep the exchange offer open for not less than 30 days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the outstanding notes; and

  •
  to cause the exchange offer to be consummated no later than 40 days after the effective date of the exchange offer registration statement.

Shelf Registration

        In the registration rights agreement, we agreed to file a shelf registration statement if:

  •
  we are not permitted to effect the exchange offer as contemplated by this prospectus because of any change in law or applicable interpretations of the law by the staff of the SEC;

  •
  we fail to consummate the exchange offer by the 220th day after the date of issuance of the outstanding notes;

  •
  an initial purchaser so requests in writing with respect to outstanding notes not eligible to be exchanged for exchange notes in the exchange offer and held by it following consummation of the exchange offer; or

  •
  any holder of outstanding notes (other than certain broker-dealers) notifies us in writing that it is not eligible to participate in the exchange offer or, in the case of any holder (other than certain broker-dealers) that participates in the exchange offer, such holder does not receive freely tradable exchange notes on the date of the exchange.

        In any such event, we will file with the SEC promptly, but in any case within 60 days after being so required or requested, a shelf registration statement to cover resales of transfer restricted securities by those holders who satisfy various conditions relating to the provision of information in connection with the shelf registration statement.

        If a shelf registration statement is required, we will use our reasonable best efforts to keep the shelf registration statement continuously effective, in order to permit the prospectus included therein to be lawfully delivered by holders of relevant outstanding notes, for a period of two years from the date of its effectiveness or such shorter period that will terminate when all notes covered by it have been sold or disposed of or can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144.

Additional Interest

        If a registration default, as defined below, occurs, we and the subsidiary guarantors will be jointly and severally required to pay additional interest to each holder of outstanding notes. During the first 90-day period that a registration default occurs, we and the subsidiary guarantors will pay additional interest equal to 0.25% per annum. At the beginning of the second and any subsequent 90-day period that a registration default is continuing, the amount of additional interest will increase by an additional 0.25% per annum until all registration defaults have been cured. However, in no event will the rate of additional interest exceed 1.5% per annum and we and the subsidiary guarantors shall in no event be required to pay additional interest for more than one registration default at any given time. Such additional interest will accrue only for those days that a registration default occurs and is continuing. All accrued additional interest will be paid to the holders of the outstanding notes in the same manner as payment of interest is provided for in the indenture for the notes, on each interest payment date. Following the cure of all registration defaults, no more additional interest will accrue.

        A "registration default" includes any of the following:

  •
  we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;

  •
  any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness;

  •
  we fail to consummate the exchange offer on or prior to the date specified for such consummation; or

  •
  any of the registration statements required by the registration rights agreement is declared effective but thereafter ceases to be effective or usable (subject to certain exceptions) during the period required to be effective.

        The exchange offer is intended to satisfy our exchange offer obligations under the registration rights agreement. The above summary of the registration rights agreement is not complete and is subject to, and qualified by reference to, all the provisions of the registration rights agreement. A copy of the registration rights agreement is filed as an exhibit to the registration statement that includes this prospectus. See "Where You can Find More Information."

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we are offering to exchange $1,000 principal amount of exchange notes for each $1,000 principal amount of outstanding notes. You may tender some or all of your outstanding notes only in integral multiples of $1,000 in principal amount. As of the date of this prospectus, $150,000,000 aggregate principal amount of the outstanding notes sold on June 12, 2002 are outstanding.

        The terms of the exchange notes to be issued are substantially identical to the outstanding notes, except that the exchange notes have been registered under the Securities Act and, therefore, the certificates for the exchange notes will not bear legends restricting their transfer. In addition, the exchange notes will bear a different CUSIP number from the outstanding notes and will not entitle their holders to registration rights or rights to additional interest. The exchange notes will be issued under, and be entitled to the benefits of, the indenture, dated as of June 12, 2002, as supplemented, among IESI, the subsidiary guarantors and The Bank of New York, as trustee.

        In connection with the issuance of the outstanding notes, we arranged for the outstanding notes to be issued and transferable in book-entry form through the facilities of The Depository Trust Company, or DTC, acting as depositary. The exchange notes will also be issuable and transferable in book-entry form through DTC.

        There will be no fixed record date for determining the eligible holders of the outstanding notes that are entitled to participate in the exchange offer. We will be deemed to have accepted for exchange validly tendered outstanding notes when and if we have given oral (confirmed in writing) or written notice of acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of outstanding notes for the purpose of receiving exchange notes from us and delivering them to such holders.

        You do not have any appraisal or dissenters' rights under law or the indenture for the notes in connection with the exchange offer.

        If we successfully complete the exchange offer, any outstanding notes that holders do not tender or that we do not accept in the exchange offer will remain outstanding and will continue to be subject to restrictions on transfer. The outstanding notes will continue to accrue interest but, in general, the holders of outstanding notes after the exchange offer will not have further rights under the registration rights agreement, and we will not have any further obligation to register the outstanding notes under the Securities Act. In that case, holders wishing to transfer outstanding notes would have to rely on exemptions from the registration requirements of the Securities Act.

Expiration Date; Extensions; Amendment; Termination

        The "expiration date" is 5:00 p.m., New York City time, on            , 2002, unless we, in our sole discretion, extend the exchange offer, in which case the "expiration date" shall mean the latest date and time to which the exchange offer is extended. In the case of any extension, we will notify the exchange agent orally (confirmed in writing) or in writing of any extension. We will also notify the registered holders of outstanding notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration of the exchange offer.

        To the extent we are legally permitted to do so, we expressly reserve the right, in our sole discretion, to:

  •
  delay accepting any outstanding note;

  •
  extend the exchange offer;

  •
  waive any condition of the exchange offer;

  •
  if any of the conditions described below under "—Conditions to the Exchange Offer" have occurred, to terminate the exchange offer; and

  •
  amend the terms of the exchange offer in any manner.

        Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the exchange agent. If we consider an amendment to the exchange offer to be material, we will promptly inform the registered holders of outstanding notes of such amendment in a reasonable manner. In the event of any such material amendment, we generally will be required to keep the exchange offer open for at least five business days following such material amendment.

        Without limiting the manner by which we may choose to make public announcements of any extension, delay in acceptance, amendment or termination of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Interest on the Exchange Notes

        Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the outstanding notes surrendered in exchange for the exchange notes or, if no interest has been paid on the outstanding notes, from June 12, 2002. Interest on the exchange notes will be payable at a rate of 10 1/4% per annum semi-annually in arrears on June 15 and December 15 of each year, commencing December 15, 2002. We will make each interest payment to the holders of record of the exchange notes on the immediately preceding June 1 and December 1. Interest will be computed on the basis of a 360-day year comprised of 12 30-day months.

Resale of Exchange Notes

        Based on an interpretation by the staff of the SEC set forth in several no-action letters issued to other parties unrelated to us, we believe that the exchange notes issued pursuant to the exchange offer in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by their holders without complying with the registration and prospectus delivery requirements of the Securities Act, provided that:

  •
  any exchange notes to be received by you are acquired in the ordinary course of your business;

  •
  you are not engaged in, do not intend to engage in or have any arrangement or understanding with any person to participate in, the distribution of the exchange notes within the meaning of the Securities Act;

  •
  you are not an "affiliate," as defined in Rule 405 under the Securities Act, of ours or, if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

  •
  if you are a broker-dealer, you have not entered into any arrangement or understanding with us or any "affiliate" of ours to distribute the exchange notes; and

  •
  if you are a broker-dealer, you will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities (but not directly from us or one of our affiliates) and that you will deliver a prospectus in connection with any resale of such exchange notes.

        If you wish to participate in the exchange offer, you will be required to make these representations to us in the letter of transmittal.

        Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

Procedures for Tendering

        The term "holder" with respect to the exchange offer means any person in whose name outstanding notes are registered on our registrar's books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose outstanding notes are held of record by DTC who desires to deliver such outstanding notes by book-entry transfer at DTC.

        Except in limited circumstances, only a holder may tender its outstanding notes in the exchange offer. To tender outstanding notes in the exchange offer:

  •
  the exchange agent must receive, before expiration of the exchange offer, a properly completed and duly executed letter of transmittal, or facsimile of the letter of transmittal, together with any required signature guarantees and with the certificate or certificates representing the outstanding notes being tendered and any other required documents;

  •
  the exchange agent must receive, before expiration of the exchange offer, a confirmation of a book-entry transfer of outstanding notes into the exchange agent's account at DTC according to DTC's standard operating procedures for electronic tenders described below under "—Book-Entry Transfer" and a properly transmitted agent's message in lieu of a letter of transmittal as described below under "—Book-Entry Transfer"; or

  •
  the holder must comply with the guaranteed delivery procedures described below under "—Guaranteed Delivery Procedures."

        The tender by a holder of outstanding notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If less than all the outstanding notes held by a holder are tendered, the tendering holder should fill in the amount of outstanding notes being tendered in the specified box in the letter of transmittal. The entire amount of outstanding notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

        The method of delivery of outstanding notes, the letter of transmittal and all other required documents, including through DTC's Automated Tender Offer Program system as described below under "—Book Entry Transfer," to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery prior to the expiration of the exchange offer. No letter of transmittal or outstanding notes should be sent to us but must instead be delivered to the exchange agent. Delivery of documents to DTC in accordance with its procedures will not constitute delivery to the exchange agent.

        If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either:

  •
  make appropriate arrangements to register ownership of the outstanding notes in your name; or

  •
  obtain a properly completed bond power from the registered holder.

        The transfer of record ownership may take considerable time and may not be completed prior to the expiration date.

        Signatures on a letter of transmittal or a notice of withdrawal as described below in "—Withdrawal of Tenders," as the case may be, must be guaranteed by an eligible institution unless the outstanding notes tendered pursuant thereto are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" in the letter of transmittal; or

  •
  for the account of an eligible institution.

        An "eligible institution" is:

  •
  a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

  •
  a commercial bank or trust company having an office or correspondent in the United States; or

  •
  an "eligible guarantor institution" within the meaning of Rule I7Ad-15 under the Exchange Act.

        If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed therein, the outstanding notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the outstanding notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the outstanding notes. If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

        We will determine in our sole discretion all the questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered outstanding notes. Our determinations will be final and binding. We reserve the absolute right to reject any and all outstanding notes not validly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we will determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of outstanding notes nor shall we or any of them incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed to have been made until such irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holder of such outstanding notes unless otherwise provided in the letter of transmittal, promptly following the expiration date of the exchange offer.

        In addition, we reserve the right in our sole discretion to (a) purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date or, if any of the conditions described below under "—Conditions to the Exchange Offer" have occurred, the termination date and (b) to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

Book-Entry Transfer

        We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent's DTC account in accordance with DTC's Automated Tender Offer Program procedures for such transfer. The exchange for tendered outstanding notes will only be made after a timely confirmation of a book-entry transfer of the outstanding notes into the exchange agent's account, and timely receipt by the exchange agent of an "agent's message."

        The term "agent's message" means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from the participant in DTC tendering the outstanding notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against the participant. Delivery of an agent's message will also constitute an acknowledgment from the tendering DTC participant that the representations and warranties contained in the appropriate letter of transmittal and described above are true and correct.

        In the case of an agent's message relating to guaranteed delivery, the term means a message transmitted by DTC to, and received by, the exchange agent, which states that DTC has received an express acknowledgement from the participant in DTC tendering outstanding notes that such participant has received and agrees to be bound by the terms of the notice of guaranteed delivery.

Guaranteed Delivery Procedures

        Holders who wish to tender their outstanding notes and (a) whose outstanding notes are not immediately available, (b) who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent before expiration of the exchange offer or (c) who cannot complete DTC's standard operating procedures for electronic tenders before expiration of the exchange offer, may tender their outstanding notes if:

  •
  the tender is made through an eligible institution;

  •
  before expiration of the exchange offer, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, or an agent's message in lieu of notice of guaranteed delivery:

•
setting forth the name and address of the holder and the certificate number or numbers of the outstanding notes tendered (if applicable) and the principal amount of outstanding notes tendered;

•
stating that the tender offer is being made by guaranteed delivery; and

•
guaranteeing that, within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery, the letter of transmittal, or facsimile of the letter of transmittal (or a properly transmitted agent's message), together with certificates for the outstanding notes tendered in proper form for transfer (or a book-entry confirmation with an agent's message), and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•
the exchange agent receives the properly completed and executed letter of transmittal, or facsimile of the letter of transmittal (or an agent's message), as well as certificates for all tendered outstanding notes in proper form for transfer (or a book-entry confirmation), and all other documents required by the letter of transmittal, within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery.

        Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on                         , 2002, the expiration date of the exchange offer.

        For a withdrawal to be effective:

  •
  the exchange agent must receive a timely written notice, which may be by facsimile transmission or letter, of withdrawal at the address set forth below under "—Exchange Agent"; or

  •
  for DTC participants, holders must comply with DTC's standard operating procedures for electronic tenders and the exchange agent must receive a timely electronic notice of withdrawal from DTC.

        In addition, tenders of any outstanding notes that we have not accepted for exchange within 40 business days from the commencement of the exchange offer may be withdrawn.

        Any notice of withdrawal must:

  •
  specify the name of the person who tendered the outstanding notes to be withdrawn;

  •
  identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of the outstanding notes to be withdrawn, or, in the case of outstanding notes transferred by book-entry transfer, as indicated below;

  •
  be signed by the person who tendered the outstanding notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees; and

  •
  specify the name in which the outstanding notes are to be re-registered, if different from that of the withdrawing holder.

        If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC for withdrawals.

        We will determine all questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices, and our determination shall be final and binding on all parties. Any outstanding notes properly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly re-tendered. Any outstanding notes which have been tendered and which are properly withdrawn will be returned to the holder without cost to such holder (or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described above, the outstanding notes will be credited to an account maintained with DTC) as soon as practicable after withdrawal. Properly withdrawn outstanding notes may be re-tendered by following the procedures described above under "—Procedures for Tendering" at any time prior to the expiration of the exchange offer.

Conditions to the Exchange Offer

        Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue any exchange notes for, any outstanding notes, and we may terminate or amend the exchange offer as provided in this prospectus if at any time prior to 5:00 p.m., New York City time, on the expiration date we determine in our reasonable judgment that the exchange offer violates any law, statue, rule, regulation or interpretation by the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

        These conditions are for the sole benefit of us and the subsidiary guarantors and may be asserted or waived by us in whole or in part at any time and from time to time prior to the expiration of the exchange offer in our reasonable discretion. Following any such waiver, we will keep the exchange offer open for any additional period required by applicable law, rule or regulation. Our failure to exercise any of these rights at any time shall not be deemed a waiver of such rights and each such right shall be deemed an ongoing right which may be asserted by us at any time and from time to time.

        In addition, we will not accept for exchange, or issue any exchange notes for, any outstanding notes, if at any time any stop order is threatened or in effect with respect to the exchange offer registration statement or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Consequences of Failure to Exchange

        If you do not tender your outstanding notes to be exchanged in the exchange offer, they will remain "restricted securities" within the meaning of Rule 144(a)(3) of the Securities Act. Accordingly, they:

  •
  may be resold only if (a) registered pursuant to the Securities Act and other applicable securities laws, (b) an exemption from registration is available or (c) neither registration nor an exemption is required by law; and

  •
  shall continue to bear a legend restricting transfer in the absence of registration or an exemption therefrom.

        As a result of the restrictions on transfer and the availability of the exchange notes, the outstanding notes are likely to be much less liquid than before the exchange offer. Consequently, holders of outstanding notes who do not participate in the exchange offer could experience significant diminution in value of their outstanding notes, compared to the value of the exchange notes. Following the consummation of the exchange offer, in general, holders of outstanding notes will have no further registration rights under the registration rights agreement.

Accounting Treatment

        The exchange notes will be recorded at the same carrying value as the outstanding notes on the date of exchange. The carrying value is face value. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer and the unamortized expenses relating to the issuance of the outstanding notes will be amortized over the term of the exchange notes. See "—Fees and Expenses."

Regulatory Approvals

        Other than pursuant to the federal securities laws, we do not believe that there are any federal or state regulatory requirements that we must comply with, or any approvals that we must obtain, in connection with the exchange offer.

Exchange Agent

        The Bank of New York, the trustee under the indenture for the notes, has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Facsimile:	By Registered or Certified Mail:	By Hand/Overnight Delivery:
(212) 815-1915 Confirm by Telephone: (212) 815-5788	The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street—7 East New York, New York 10286 Attn: Mr. William Buckley	The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street—7 East New York, New York 10286 Attn: Mr. William Buckley

        Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail. However, our officers and regular employees and those of our affiliates may make additional solicitations by facsimile, telephone, other electronic means or in person.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payment to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the outstanding notes and in handling or forwarding tenders for exchange.

        We will pay the expenses incurred in connection with the exchange offer. The expenses include, among others:

  •
  SEC registration filing fee;

  •
  fees and expenses of compliance with federal securities and state blue sky or securities laws;

  •
  expenses of messengers, delivery services and telephones;

  •
  fees and expenses of the exchange agent and trustee;

  •
  accounting and legal fees; and

  •
  printing costs.

        We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes pursuant to the exchange offer. The tendering holder, however, will be required to pay any transfer taxes (whether imposed on the registered holder or any other person) if:

  •
  certificates representing exchange notes, or outstanding notes for principal amounts not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the outstanding notes tendered;

  •
  tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

  •
  a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

        If satisfactory evidence of payment of these taxes or an exemption therefrom is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed to that tendering holder.

DESCRIPTION OF SENIOR CREDIT FACILITY

General

        On June 7, 2002, in connection with the offering of the outstanding notes, we amended our senior credit facility to, among other things, permit us to issue the notes and to enter into certain of the covenants in the indenture for the notes. The following summary is a description of the material provisions of our Fourth Amended and Restated Revolving Credit and Term Loan Agreement, as amended in connection with the offering of the outstanding notes, and the related documents governing our senior credit facility. The Fourth Amended and Restated Revolving Credit and Term Loan Agreement and the amendment thereto have been filed as exhibits to the exchange offer registration statement. They are available as described under "Where You Can Find More Information."

        Our senior credit facility is provided by a syndicate of lenders led by Fleet, as administrative agent, and Credit Suisse First Boston and Citicorp North America, Inc., jointly as syndication agents. The facility provides for revolving loans of up to $222.5 million, with a $30.0 million letter of credit sublimit, and, until the completion of the offering of the outstanding notes, provided a term loan of $39.2 million. We used $142.8 million of the net proceeds from the offering of the outstanding notes to prepay all of the debt then outstanding under the term loan and revolving loan portions of our senior credit facility (other than $4.7 million underlying outstanding letters of credit). Pursuant to the terms of our senior credit facility, we are not permitted to reborrow any amounts under the fully repaid term loan portion. Subject to certain conditions, we may request an increase in the revolving loan portion of our senior credit facility of up to $13.3 million such that the total revolving loan portion would equal $235.8 million.

        Our senior credit facility is secured by a security interest in substantially all of our and our subsidiaries' assets and a pledge of all of the capital stock of our direct and indirect subsidiaries. All of our current subsidiaries are, and our future subsidiaries will be, jointly and severally liable with us with respect to the repayment of our senior credit facility. Regardless of the adequacy of the collateral, during the continuance of an event of default under our senior credit facility, the lenders may set off, on a pro rata basis, against any obligations under our senior credit facility any deposits, other sums, securities or other property of ours in that lender's possession.

        Proceeds of the loans under our senior credit facility may be used solely to refinance certain debt and to fund certain acquisitions, capital expenditures, working capital and general corporate purposes. The letters of credit under our senior credit facility may be used solely for working capital and general corporate purposes. The revolving loans under our senior credit facility mature in August 2004.

Interest

        The outstanding principal amount of the revolving loans made under our senior credit facility bears interest at the rate per annum equal to, at our option, either:

          (1) the higher of:

            (a) the variable annual rate of interest announced from time to time by Fleet as its prime rate; and

            (b) one-half of one percent above a number equal to the weighted average of the rates on overnight federal funds transactions published each day by the Federal Reserve Bank of New York,

          plus a percentage that varies from 0.25% to 1.25% based on our then current debt to EBITDA ratio; or         (2) the eurodollar interest rate that is determined by a formula based on the interest rate at which Fleet is offered eurodollar deposits in the eurodollar market during the two prior business days, plus a percentage that varies from 2.25% to 3.25% based on our then current debt to EBITDA ratio.

        Interest is payable quarterly in arrears for base rate loans and no less frequently than quarterly for eurodollar rate loans. Interest on overdue amounts accrues monthly at a rate equal to 2% plus the rate otherwise applicable to outstanding amounts. So long as we have not defaulted on our obligations under our senior credit facility, we may also elect to convert any of our outstanding base rate revolving loans into eurodollar rate loans, and vice versa.

Fees

        Our senior credit facility requires us to pay a quarterly commitment fee in arrears for the term of the revolving loan portion of the facility. The commitment fee varies from 0.375% to 0.5% based on our then current debt to EBITDA ratio and is multiplied by the amount of the average daily unused portion of the maximum committed amount of $222.5 million.

        We must pay a financing fee equal to one eighth of one percent per annum of the maximum aggregate amount that the beneficiaries under any letter of credit may draw from time to time. In addition, we must pay a quarterly letter of credit fee in arrears that varies based on our then current debt to EBITDA ratio. The letter of credit fee is equal to (1) 2.25% to 3.00% of the maximum drawing amount of each financial letter of credit or (2) 1.125% to 1.50% of the maximum drawing amount of all other letters of credit. Fleet receives an agent's fee that is payable annually in the amounts mutually determined by Fleet and us.

Prepayment

        We may prepay the outstanding amount of any loan under our senior credit facility, in whole or in part, at any time without penalty or premium except that eurodollar rate revolving loans may only be prepaid on the last day of the applicable interest period for that loan. We must prepay if, at any time, the outstanding amount of the revolving loan, swingline loans and the letters of credit under our senior credit facility exceeds $222.5 million, to the extent of the excess.

Covenants

        Our senior credit facility contains affirmative and negative covenants customary to such financings, including with respect to our:

  •
  incurrence of debt or liens;
  •
  entering into investments, mergers, consolidations or asset sales;
  •
  entering into certain sale and leaseback transactions;
  •
  making distributions, dividends, redemptions and other payments in respect of equity or subordinated debt;
  •
  changes in the nature of our business;
  •
  certain transactions with affiliates;
  •
  taking certain actions (including, without limitation, incurrence and payment) with respect to subordinated debt (including, without limitation, the notes);
  •
  taking certain actions affecting employee benefit plans; and
  •
  making certain pledges and capital expenditures.

        In addition, we must obtain the consent of Fleet and the lenders holding 51% of the outstanding loans under our senior credit facility before engaging in any acquisition that involves cash consideration in excess of $12.5 million (including the aggregate amount of all consolidated debt assumed). Our senior credit facility permits us to incur subordinated indebtedness up to $250.0 million.

        Our senior credit facility also contains financial covenants and ratios customary to such financings, including, without limitation, the following:

  •
  Maximum Leverage Ratio—Our consolidated debt to consolidated EBITDA ratio for any period of four consecutive fiscal quarters may not be greater than 4.5 to 1.0.
  •
  Maximum Senior Leverage Ratio—Our consolidated senior debt (generally, consolidated debt other than certain debt, including, without limitation, the notes, subordinated to our senior credit facility) to consolidated EBITDA ratio for any period of four consecutive fiscal quarters may not be greater than 3.0 to 1.0.
  •
  Minimum Interest Coverage Ratio—Our consolidated EBITDA to consolidated interest expense ratio for any period of four consecutive fiscal quarters ending on the last day of any fiscal quarter specified below may not be less than the applicable ratio indicated below:

Fiscal Quarters Ending	Consolidated EBITDA to Consolidated Interest Expense Ratio
June 30, 2002—September 30, 2002	3.50 to 1.0
December 31, 2002	3.10 to 1.0
March 31, 2003	2.75 to 1.0
June 30, 2003—September 30, 2003	2.40 to 1.0
December 31, 2003	2.50 to 1.0
March 31, 2004 and thereafter	2.75 to 1.0
  •
  Minimum Consolidated Net Worth—Our consolidated net worth (generally, excess of our assets over our liabilities excluding redeemable preferred stock) at any time may not be less than approximately $173.9 million, plus (a) the proceeds of any new equity offerings and (b) 50% of our positive consolidated net income for each fiscal quarter beginning with the third quarter of fiscal 2002.
  •
  Maximum Capital Expenditures—Our annual capital expenditures may not be greater than the product of our annual depreciation expense for any fiscal year and the applicable multiple specified below:

Fiscal Year Ending December 31,	Multiple of Depreciation Expense for Such Fiscal year
2001	1.6x
2002	1.6x
Thereafter	1.4x

        Our senior credit facility also provides for customary representations and warranties, indemnities, including an environmental matters indemnification, conditions precedent to borrowing and events of default.

DESCRIPTION OF CAPITAL STOCK

        The following description is a summary of the material provisions of our capital stock. The summary does not purport to be complete and is subject to, and qualified in its entirety by, applicable Delaware law and to the provisions of our Fourth Amended and Restated Certificate of Incorporation (our "Certificate of Incorporation") and our by-laws, copies of which have been filed as exhibits to the exchange offer registration statement and are available as described under "Where You Can Find More Information."

Authorized and Outstanding Capital Stock

        Our Certificate of Incorporation authorizes 4,302,100 shares of capital stock, consisting of:

  •
  3,600,000 shares of Class A voting common stock, $0.01 par value (our "Class A common stock");

  •
  450,000 shares of Class B non-voting common stock, $0.01 par value (our "Class B common stock" and, together with our Class A common stock, our "common stock");

  •
  32,000 shares of Series A convertible preferred stock, $1.00 par value (our "Series A preferred stock");

  •
  20,100 shares of Series B convertible preferred stock, $1.00 par value (our "Series B preferred stock");

  •
  55,000 shares of Series C convertible preferred stock, $1.00 par value (our "Series C preferred stock"); and

  •
  145,000 shares of Series D convertible preferred stock, $1.00 par value (our "Series D preferred stock" and, collectively with our Series A preferred stock, Series B preferred stock and Series C preferred stock, our "preferred stock").

        As of October 1, 2002, we had issued and outstanding:

  •
  142,000 shares of our Class A common stock;

  •
  112,980.18 shares of our Class B common stock;

  •
  32,000 shares of our Series A preferred stock;

  •
  20,100 shares of our Series B preferred stock;

  •
  55,000 shares of our Series C preferred stock; and

  •
  55,000 shares of our Series D preferred stock.

Ranking

        Our Series D preferred stock ranks senior to all other classes of our capital stock with respect to the payment of dividends and distributions of the liquidation preferences applicable to shares of our capital stock. Our Series C preferred stock ranks junior to our Series D preferred stock and senior to all other classes of our capital stock with respect to the payment of dividends and distributions of the liquidation preferences applicable to shares of our capital stock. Our Series A preferred stock and Series B preferred stock rank junior to our Series D preferred stock and Series C preferred stock, equally as to each other and senior to all other classes of our capital stock with respect to the payment of dividends and distributions of the liquidation preferences applicable to shares of our capital stock

Voting

        Holders of our Class A common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders.

        Except as required by law, holders of our Class B common stock are not entitled to vote.

        Except with respect to the holders of our preferred stock that are limited in their ability to possess voting rights by certain regulatory requirements applicable to such holders, holders of our preferred stock are generally entitled to vote separately as a class on each matter required to be submitted to a vote of common stockholders under our Certificate of Incorporation or the laws of the State of Delaware. However, with respect to the election of members of our board of directors, (a) holders of our Series A preferred stock, Series B preferred stock and Series C preferred stock vote together with the holders of our Class A common stock and not separately as a class (with each share of our Series A preferred stock, Series B preferred stock, Series C preferred stock and Class A common stock having one vote) and (b) holders of our Series D preferred stock are not entitled to vote.

        As long as any shares of our preferred stock are issued and outstanding, we must obtain the approval (by vote or by written consent as provided by law) of TC Carting, TC Carting II, Thayer Equity and the holders of not less than 75% of the aggregate liquidation preference applicable to the shares of our preferred stock then outstanding (including TC Carting, TC Carting II and Thayer Equity) prior to:

  •
  amending or repealing any provision of, or adding any provision to, our Certificate of Incorporation or our by-laws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, our preferred stock;

  •
  authorizing or issuing any additional shares of our preferred stock except as a dividend on outstanding shares of our preferred stock;

  •
  authorizing, creating or issuing any shares of our capital stock having any rights, preferences or priorities senior to or on a parity with our preferred stock, or authorizing, creating or issuing any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of our capital stock having any rights, preferences or priorities senior to or on a parity with our preferred stock; or

  •
  reclassifying any outstanding shares into shares having any rights, preferences or priorities senior to or on a parity with our preferred stock.

Dividends

        Holders of our Series A preferred stock and Series B preferred stock are entitled to receive dividends only as and when our board of directors declares and pays dividends on our common stock. If our board of directors declares a dividend on our common stock, each holder of our preferred stock is entitled to be paid an amount equal to the dividend that would have been payable if such holder had converted its shares of preferred stock into shares of common stock immediately prior to the record date for the payment of such dividend at the conversion price then in effect.

        Holders of our Series C preferred stock are entitled to receive, when, as and if declared by our board of directors, cash dividends at a rate per annum equal to 15% of the liquidation preference applicable to our Series C preferred stock. The dividends are cumulative and compound on a semi-annual basis and are payable only:

  •
  after no shares of our Series D preferred stock remain outstanding; and

  •
  upon (a) our liquidation, dissolution or winding-up or certain types of sale transactions or asset sales, as described in our Certificate of Incorporation, or (b) conversion of the shares of our Series C preferred stock with respect to which such dividends accrued.

        Holders of our Series D preferred stock are entitled to receive, when, as and if declared by our board of directors, cash dividends at a rate per annum equal to 10% of the liquidation preference applicable to our Series D preferred stock. The dividends are cumulative, compound on a semi-annual basis and are payable only upon our liquidation, dissolution or winding-up or certain types of sale transactions or asset sales, as described in our Certificate of Incorporation.

        Except for any dividends accruing in favor of our Series C preferred stock as described above, so long as any shares of our Series D preferred stock are outstanding, we may not declare or pay any dividend on any shares of our Series A preferred stock, Series B preferred stock or Series C preferred stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any shares of our Series A preferred stock, Series B preferred stock or Series C preferred stock or any warrants, rights, calls or options exercisable for or convertible into any shares of our Series A preferred stock, Series B preferred stock or Series C preferred stock, or make any distribution in respect thereof (other than dividends or distributions payable in shares of the same series), and we may not permit any corporation or other entity directly or indirectly controlled by us to purchase or redeem any shares of our Series A preferred stock, Series B preferred stock or Series C preferred stock or any such warrants, rights, calls or options.

        So long as any shares of our Series C preferred stock are outstanding, we may not declare or pay any dividend on any shares of our Series A preferred stock or Series B preferred stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any shares of our Series A preferred stock or Series B preferred stock or any warrants, rights, calls or options exercisable for or convertible into any shares of our Series A preferred stock or Series B preferred stock, or make any distribution in respect thereof (other than dividends or distributions payable in shares of the same series), and we may not permit any corporation or other entity directly or indirectly controlled by us to purchase or redeem any shares of our Series A preferred stock or Series B preferred stock or any such warrants, rights, calls or options.

        So long as any shares of our preferred stock are outstanding, we may not, without the prior written consent of the holders of 75% of all our preferred stock then outstanding, measured by the aggregate liquidation preference applicable to such shares, declare or pay any dividend on any of our securities that rank junior to our preferred stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any such junior securities or any warrants, rights, calls or options exercisable for or convertible into any such junior securities, or make any distribution in respect thereof (other than distributions or dividends payable in such junior securities to the holders of such junior securities), and we may not permit any corporation or other entity directly or indirectly controlled by us to purchase or redeem any such junior securities or any such warrants, rights, calls or options.

        Without the consent of the holders of 75% of the then-outstanding shares of our Series D preferred stock, we may not issue any equity securities ranking senior to, or on a parity with, our Series D preferred stock. Without the consent of the holders of 75% of the outstanding shares of our Series C preferred stock, we may not issue any equity securities ranking senior to, or on a parity with, our Series C preferred stock.

Liquidation Preference

        The holders of our preferred stock are entitled to certain preferences with respect to distributions upon our liquidation, dissolution or winding-up or certain sale transactions or asset sales, as described in our Certificate of Incorporation, as follows:

  •
  Each holder of our Series D preferred stock is entitled to a preference per share in cash (unless such holder elects to convert its shares) equal to the greater of (a) $1,000 plus accrued and unpaid dividends on each such share (subject to anti-dilution adjustment) or (b) the amount the holder would have received had the holder converted its shares of our Series D preferred stock into our common stock immediately prior to the event requiring the payment of the liquidation preference (assuming the conversion into our common stock of all our preferred stock);

  •
  Each holder of our Series C preferred stock is entitled to a preference per share in cash (unless such holder elects to convert its shares) equal to the greater of (a) $1,000 plus accrued and unpaid dividends (subject to anti-dilution adjustment) or (b) the amount the holder would have received had the holder converted its shares of our Series C preferred stock into our common stock immediately prior to the event requiring the payment of the liquidation preference (assuming the conversion into our common stock of all our preferred stock); and

  •
  Each holder of our Series A preferred stock and Series B preferred stock, is entitled to a preference per share in cash (unless such holder elects to convert its shares) equal to $1,250 plus accrued and unpaid dividends thereon (subject to anti-dilution adjustment).

        In the event of our liquidation, dissolution or winding-up, following payment of all amounts payable to the holders of our preferred stock, the holders of our common stock are entitled to participate in the distribution of the remainder of our assets until each such holder has received an amount per share equivalent to the amount per share received by the holders of our preferred stock, considered on an as-if-converted basis (calculated by dividing (a) the aggregate distributions made to all holders of our preferred stock by (b) the total number of shares of our common stock into which such shares of preferred stock could be converted). Thereafter, the holders of our preferred stock are entitled to participate with the holders of our common stock, on an as-if-converted basis, in the distribution of any of our remaining assets in respect of our common stock.

        In the event of certain sale transactions, as described in our Certificate of Incorporation, we are required to cause the sale transaction agreement to provide for the conversion of all outstanding shares of our preferred stock into the right of each holder thereof to receive an amount in cash equal to the liquidation preferences described above in accordance with the priorities described above. In the event of certain asset sales, as described in our Certificate of Incorporation, concurrent with the consummation of such asset sale, we are required to cause the redemption of all outstanding shares of our preferred stock for an amount in cash equal to the liquidation preferences applicable to such shares. In the event of the foregoing redemption, we are required to revalue our assets and liabilities to the fullest extent permitted by law to determine lawfully available funds for such redemption. If we do not have sufficient funds available to redeem the shares of all series of our preferred stock, we are required to redeem, to the fullest extent of available funds as the same become available, the shares of each series of our preferred stock in accordance with the liquidation preferences and priorities described above.

Conversion

        Subject to all applicable laws, rules, regulations and other requirements of any governmental authority, holders of our Class B common stock are entitled at any time to convert each share of our Class B common stock into one share of our Class A common stock, subject to adjustment in direct proportion to any increase or decrease in the number of shares of our Class A common stock outstanding. In the event of any capital reorganization, stock reclassification, consolidation or merger involving us or any sale or other disposition of all or substantially all of our assets, each share of our Class B common stock will be convertible into the kind and number of securities or property as a holder of each share of our Class B common stock would have been entitled to if such holder had converted such share into our Class A common stock immediately prior thereto.

        Holders of our preferred stock are entitled at any time to convert all or any portion of their shares of preferred stock into a number of shares of our Class A common stock or, if required by applicable law, our Class B common stock, equal to the quotient obtained by dividing (a) the liquidation preference applicable to the shares of preferred stock being converted by (b) the then-applicable conversion price for the shares of preferred stock being converted. The initial conversion prices for our preferred stock are as follows:

  •
  as to shares of our Series A preferred stock and Series B preferred stock, $125 per share;

  •
  as to shares of our Series C preferred stock, $150 per share; and

  •
  as to shares of our Series D preferred stock, $80 per share.

        These initial conversion prices are subject to adjustment from time to time as follows:

  •
  if a firm commitment underwritten public offering of our common stock in an aggregate amount of not less that $20 million or certain types of sale transactions or asset sales specified in our Certificate of Incorporation occur and the internal rate of return, calculated in accordance with the formula provided in our Certificate of Incorporation, with respect to either our Series A preferred stock or Series B preferred stock is less than 25%, the then applicable conversion price as to any such series will be reduced, effective as of the date of such triggering event, to the higher of (a) $80.00 (subject to adjustment in certain circumstances) or (b) a price per share that, after giving effect to such reduction, will yield an internal rate of return (calculated in accordance with the same formula) of 25%;

  •
  if we declare a dividend or make any other distribution on our common stock payable in our common stock or any securities convertible into or exchangeable for our common stock, each conversion price in effect immediately prior to such dividend or other distribution will be proportionately adjusted; and

  •
  if we subdivide the outstanding shares of our common stock into a greater number of shares, or combine the outstanding shares of our common stock into a smaller number of shares, each conversion price in effect immediately prior to such subdivision will be proportionately adjusted.

        In the event of capital reorganizations, stock reclassifications, consolidations or mergers that do not constitute sale transactions according to our Certificate of Incorporation, we are required to make proper provision, in form and substance reasonably satisfactory to the holders of 75% of all our preferred stock then outstanding (measured by the aggregate liquidation preference applicable to such shares), so that each share of preferred stock will thereafter be convertible into the kind or number of securities, property or cash to which a holder of such share of preferred stock would have been entitled to if such holder had converted such share immediately prior thereto.

        Upon the consummation of a firm commitment underwritten public offering of our common stock in an aggregate amount of not less than $20 million, in general, we will have the option to require all holders of our preferred stock to convert their shares of preferred stock into a number of shares of our Class A common stock or, if required by applicable law, our Class B common stock equal to the quotient obtained by dividing (a) the liquidation preference applicable to the shares of preferred stock being converted by (b) the respective then applicable conversion price for such shares of preferred stock. However, we are only entitled to require holders of our Series C preferred stock and Series D preferred stock to convert their shares of preferred stock if the internal rate of return, calculated in accordance with the formula provided in our Certificate of Incorporation, on the original purchase price of each such share of Series C preferred stock or Series D preferred stock, as applicable, is equal to or greater than 25%.

        Any accrued but unpaid dividends on any shares of our Series A preferred stock, Series B preferred stock or Series C preferred stock converted form part of the liquidation preference of such preferred stock and will be converted into shares of our common stock. However, the holders of our Series D preferred stock are not entitled to payment in cash or stock of any accrued but unpaid dividends in the event of any conversion of such shares. We will pay cash in lieu of any fractional shares that may result from a conversion.

Amendment to our Certificate of Incorporation

        On June 7, 2002, in connection with the offering of the outstanding notes, we amended our Certificate of Incorporation to provide that no holder of any of our equity securities may receive any payment in respect of its equity securities (including dividends, redemptions, distributions and payments in connection with any merger or acquisition involving us) until all of our outstanding obligations under any existing or future credit facility or other indebtedness have been paid in full in cash, unless such payment would not conflict with the terms of, or be in violation of any covenant under, our then outstanding indebtedness. We also amended our Certificate of Incorporation to provide that the right of any holder of our equity securities to receive any payment in respect of such equity securities is subject to, and subordinated in right of payment to, the payment in full of all our outstanding indebtedness.

DESCRIPTION OF THE EXCHANGE NOTES

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "Company" refers only to IESI Corporation and not to any of its subsidiaries.

        We issued the outstanding notes, and we will issue the exchange notes, as a single series of securities under an Indenture (the "Indenture"), dated as of June 12, 2002, as supplemented, among the Company, the Subsidiary Guarantors and The Bank of New York, as trustee (the "Trustee"). The form and terms of the exchange notes are substantially identical in all material respects to the form and terms of the outstanding notes, except that the exchange notes have been registered under the Securities Act and, therefore, will not be subject to certain transfer restrictions, will bear a different CUSIP number from the outstanding notes and will not entitle their holders to registration rights or rights to additional interest. The outstanding notes and the exchange notes are referred to collectively as the "notes." The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act").

        The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as Holders of the notes. The Indenture has been filed as an exhibit to the exchange offer registration statement and is available as described under "Where You Can Find More Information."

Brief Description of the Exchange Notes and the Guarantees

  The Exchange Notes

        The exchange notes:

  •
  are unsecured general obligations of the Company;

  •
  are subordinated in right of payment to all existing and future Senior Indebtedness of the Company;

  •
  rank pari passu in right of payment with all future Pari Passu Indebtedness of the Company;

  •
  rank senior in right of payment with any future Subordinated Indebtedness of the Company;

  •
  are effectively subordinated to all secured Indebtedness of the Company and its Subsidiaries to the extent of the value of the assets securing such Indebtedness; and

  •
  are unconditionally Guaranteed on a senior subordinated basis by the Subsidiary Guarantors.

  The Guarantees

        The notes are Guaranteed by all the existing Subsidiaries of the Company.

        The Guarantees of the notes:

  •
  are unsecured general obligations of each Subsidiary Guarantor;

  •
  rank subordinate in right of payment to all existing and future Senior Indebtedness of each Subsidiary Guarantor;

  •
  rank pari passu in right of payment to all future Pari Passu Indebtedness of each Subsidiary Guarantor; and

  •
  are senior in right of payment to any future Subordinated Indebtedness of each Subsidiary Guarantor.

        The revolving loan portion of our senior credit facility currently permits aggregate borrowings of up to $222.5 million. As of September 30, 2002, the notes and the Subsidiary Guarantees were junior to $28.6 million, including $6.2 million underlying letters of credit, outstanding under the revolving loan portion of our senior credit facility, and we had approximately $193.9 million undrawn under the revolving loan portion which would constitute additional senior debt. Subject to certain conditions, we may request an increase in the revolving loan portion of up to $13.3 million such that the total revolving loan portion would equal $235.8 million. As indicated above and as discussed in detail below under the subheading "Subordination," payments on the notes and under the Subsidiary Guarantees will be subordinated to the payment of Senior Indebtedness. The Indenture will permit us and the Subsidiary Guarantors to incur additional Senior Indebtedness.

        As of the date of the Indenture, all of our Subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the subheading "Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our Subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Unrestricted Subsidiaries will not Guarantee the notes.

Principal, Maturity and Interest

        The Company issued an aggregate principal amount of $150.0 million of outstanding notes. The Company may issue additional notes ("Additional Notes") from time to time under the Indenture. Any such issuance of Additional Notes will be subject to the limitations set forth under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock." The notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture. The Company issued the outstanding notes, and will issue the exchange notes, in denominations of $1,000 and integral multiples of $1,000. The notes will mature on June 15, 2012.

        Interest on the exchange notes will accrue at the rate of 10 1/4% per annum and will be payable semi-annually in arrears on June 15 and December 15, commencing on December 15, 2002. The Company will make each interest payment to the Holders of record of the exchange notes (or any predecessor outstanding note) on the immediately preceding June 1 and December 1.

        Interest on the exchange notes will accrue from the date of original issuance of the outstanding notes or, if interest has already been paid on the outstanding notes, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of 12 30-day months.

Methods of Receiving Payments on the Notes

        If a Holder has given wire transfer instructions to the Company, the Company will make all principal, premium and interest payments on those notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

        The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders of the exchange notes, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

        A Holder may transfer or exchange notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

        The registered Holder of a note will be treated as the owner of the note for all purposes.

Subsidiary Guarantees

        Each of the Company's current Subsidiaries have Guaranteed, and certain of the Company's future Subsidiaries will Guarantee, the notes. Each Subsidiary Guarantor will jointly and severally Guarantee the Company's obligations under the notes. Each Subsidiary Guarantee will be subordinated to the prior payment in full of all Senior Indebtedness of that Subsidiary Guarantor. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary in an effort to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—Fraudulent Conveyance Matters—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors."

        A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person unless:

          (1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

          (2) either:

            (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Subsidiary Guarantor pursuant to a supplemental indenture satisfactory to the Trustee; or

            (b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture.

        The Subsidiary Guarantee of a Subsidiary Guarantor will be released:

          (1) in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation), if the Company applies the Net Proceeds of that sale or other disposition, in accordance with the applicable provisions of the Indenture; or

          (2) in connection with any sale of all of the capital stock of a Subsidiary Guarantor, if the Company applies the Net Proceeds of that sale in accordance with the applicable provisions of the Indenture; or

          (3) if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary;

        in each case, in compliance with the Indenture.

        See "—Certain Covenants—Limitation on Asset Sales."

Optional Redemption

        At any time prior to June 15, 2005, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes originally issued under the Indenture at a redemption price of 110.250% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that:

          (1) an amount equal to at least 65% of the aggregate principal amount of notes originally issued under the Indenture remain outstanding immediately after the occurrence of such redemption (excluding notes held by the Company and its Subsidiaries); and

          (2) the redemption must occur within 60 days of the date of the closing of the related Public Equity Offering.

        Except pursuant to the preceding paragraph, the notes will not be redeemable at the Company's option prior to June 15, 2007.

        After June 15, 2007, the Company may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on June 15 of the years indicated below:

Year	Percentage
2007	105.125%
2008	103.417%
2009	101.708%
2010 and thereafter	100.000%

Subordination

        The payment of principal, premium and interest, if any, on the notes will be subordinated to the prior payment in full in cash or Cash Equivalents of all Senior Indebtedness of the Company.

        The holders of Senior Indebtedness will be entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness, whether or not such interest is an allowed claim under applicable law) before the Holders of notes will be entitled to receive any payment with respect to the notes (except that Holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under "—Legal Defeasance and Covenant Defeasance"), in the event of any distribution to creditors of the Company:

          (1) in a dissolution of the Company;

          (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property;

          (3) in an assignment for the benefit of creditors; or

          (4) in any marshalling of the Company's assets and liabilities.

        The Company also may not make any payment (or deposit) in respect of the notes (except in Permitted Junior Securities or from the trust described under "—Legal Defeasance and Covenant Defeasance") if:

          (1) a payment default on Designated Senior Indebtedness occurs and is continuing beyond any applicable grace period; or

          (2) any other default occurs and is continuing on Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Indebtedness.

        Payments on the notes may and shall be resumed:

          (1) in the case of a payment default, upon the date on which such default is cured or waived; and

          (2) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated.

        No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

        If the Trustee or any Holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trust described under "—Legal Defeasance and Covenant Defeasance") when:

          (1) the payment is prohibited by these subordination provisions; and

          (2) the Trustee or the Holder has actual knowledge that the payment is prohibited;

the Trustee or the Holder, as the case may be, shall hold the payment in trust for the benefit of the holders of Designated Senior Indebtedness of the Company. Upon proper written request by the holders of Designated Senior Indebtedness of the Company, the Trustee or the Holder, as the case may be, shall deliver the amounts in trust to the holders of Designated Senior Indebtedness of the Company or its proper representative.

        No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 days.

        The Company must promptly notify holders of Senior Indebtedness if payment of the notes is accelerated because of an Event of Default.

        By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Company or a Subsidiary Guarantor who are holders of Senior Indebtedness of the Company or a Subsidiary Guarantor, as the case may be, may recover more, ratably, than the Holders of the notes. Creditors of the Company and the Subsidiary Guarantors who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the Holders of the notes. See "Risk Factors—Subordination—Your right to receive payments on the notes will be junior to our obligations under our senior credit facility and possibly all of our future borrowings."

Book-Entry, Delivery and Form

        The exchange notes will initially be issued in the form of one or more registered, global notes without interest coupons (the "Global Notes"). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or the successor's nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form. In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depositary Procedures

        The following description of the operations and procedures of DTC and the Euroclear System ("Euroclear") and Clearstream Banking, S.A. ("Clearstream"), as indirect participants in DTC, is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement system and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge investors to contact the applicable system or its participants directly to discuss these matters.

        DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers of the outstanding notes), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised us that, pursuant to procedures established by it:

          (1) upon deposit of the Global Notes, DTC will credit the accounts of Participants with portions of the principal amount of the Global Notes; and

          (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

        Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some jurisdictions require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we nor the Trustee nor any agent of ours or the Trustee has or will have any responsibility or liability for:

          (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the exchange notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

        DTC has advised us that it will take any action permitted to be taken by a Holder of exchange notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the exchange notes, DTC reserves the right to exchange the Global Notes for exchange notes in certificated form, and to distribute such exchange notes to its Participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the Trustee nor any of our or its respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

          (1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes and DTC fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

          (2) we, at our option, notify the Trustee in writing that we elect to cause the issuance of the Certificated Notes; or

          (3) there has occurred and is continuing a Default or Event of Default with respect to the exchange notes.

        In addition, beneficial interests in Global Notes may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

        We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. We will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder's registered address. The notes represented by the Global Notes will be eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

Registered Exchange Offer; Registration Rights

        We have filed the exchange offer registration statement to comply with our obligation to register the issuance of the exchange notes pursuant to the registration rights agreement which we entered into with the initial purchasers of the outstanding notes. See "The Exchange Offer."

Repurchase at the Option of Holders

  Change of Control

        If a Change of Control occurs, each Holder of notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder's notes pursuant to a Change of Control Offer. In a "Change of Control Offer," the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest thereon, if any, to the date of repurchase. Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in such notice, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue of its compliance with such securities laws or regulations.

        On the Change of Control Payment Date, the Company will, to the extent lawful:

          (1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

          (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

          (3) deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Company.

        The Paying Agent will promptly mail to each Holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof.

        Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness to permit the repurchase of notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the notes to require that the

Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        The Company's outstanding Senior Indebtedness currently prohibits the Company from purchasing any notes, and also provides that certain change of control events with respect to the Company would constitute a default under the agreements governing the Senior Indebtedness. Any future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing notes, the Company has undertaken to seek the consent of its senior lenders to the purchase of notes or to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing notes. In such case, the Company's failure to purchase tendered notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such Senior Indebtedness. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of notes.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

        The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Company to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

        The provisions under the Indenture relative to the Company's obligation to make a Change of Control Offer may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

Selection and Notice

        If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption as follows:

          (1) if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

          (2) if the notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

        No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them that are called for redemption.

Certain Covenants

        The Indenture contains covenants including, without limitation, those summarized below.

  Incurrence of Indebtedness and Issuance of Preferred Stock

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur" or "issue") any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Disqualified Stock or preferred stock; provided, however, that the Company and the Subsidiary Guarantors may incur Indebtedness (including Acquired Debt), and the Company may issue Disqualified Stock, if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.25 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (1) the incurrence by the Company and the Subsidiary Guarantors of Indebtedness under Credit Facilities; provided that the aggregate principal amount of all Indebtedness outstanding under all Credit Facilities incurred under this clause (1) after giving effect to such incurrence (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) does not exceed an amount equal to $240.0 million less (A) the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any Restricted Subsidiary to repay any Indebtedness under Credit Facilities (and, in the case of any revolving credit Indebtedness under a Credit Facility, to effect a corresponding commitment reduction thereunder) pursuant to the covenant described below under the caption "—Limitation on Asset Sales," less (B) the then outstanding principal amount of Indebtedness arising under any Receivables Program that was incurred pursuant to clause (13) of this paragraph;

          (2) the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;

          (3) the incurrence by the Company and the Subsidiary Guarantors of Indebtedness represented by the notes and the Subsidiary Guarantees (other than Additional Notes and the Subsidiary Guarantees in respect thereof);

          (4) the incurrence by the Company or any Subsidiary Guarantor of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations (including the deferred purchase price of property or related royalty payment obligations and including notes payable to sellers), in each case, incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount not to exceed $20.0 million at any time outstanding;

          (5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clause (2), (3) or this clause (5) of this paragraph;

          (6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

            (a) if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of the Company, or the Subsidiary Guarantee of such Subsidiary Guarantor, in the case of a Subsidiary Guarantor; and

            (b)(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

          (7) the incurrence by the Company for bona fide hedging purposes of Hedging Obligations that are incurred for the purpose of fixing or hedging (a) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding, (b) prices of paper, fiber, aluminum, tin, glass, rubber, plastics or other recycled products or (c) fuel requirements of the Company and its Restricted Subsidiaries;

          (8) the Guarantee by the Company or any of the Subsidiary Guarantors of Indebtedness of the Company or another Subsidiary Guarantor that was permitted to be incurred by another provision of this covenant;

          (9) the incurrence by the Company or any Subsidiary Guarantor of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $15.0 million;

          (10) the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock; provided, that, in each such case the amount thereof is included in Fixed Charges of the Company as accrued;

          (11) obligations in the ordinary course of business in respect of performance, bid and surety bonds and completion Guarantees provided by the Company or any Restricted Subsidiary of the Company or with respect to closure, final-closure and post-closure liabilities related to the Company's landfills;

          (12) Indebtedness incurred by a Restricted Subsidiary that is a Foreign Subsidiary in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed the Borrowing Base of such Restricted Subsidiary;

          (13) Indebtedness incurred by a Receivables Subsidiary pursuant to a Receivables Program; provided, however, that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (13), plus any Indebtedness incurred pursuant to clause (1) of this paragraph and outstanding on the date of such incurrence, does not exceed $240.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any Restricted Subsidiary to repay any Indebtedness under Credit Facilities (and, in the case of any revolving credit Indebtedness under a Credit Facility, to effect a corresponding commitment reduction thereunder) pursuant to the covenant described below under the caption "—Limitation on Asset Sales."

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant and will only be required to include the amount and type of such Indebtedness in one of the above clauses. In addition, the Company will be entitled to divide and classify an item of Indebtedness under two or more of the clauses set forth above.

  Restricted Payments

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions (a) payable in Equity Interests (other than Disqualified Stock) of the Company or (b) to the Company or a Restricted Subsidiary of the Company);

          (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company or any Restricted Subsidiary of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company);

          (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the Subsidiary Guarantees, except a payment at the Stated Maturity thereof; or

          (4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) being collectively referred to as "Restricted Payments"),

        unless, at the time of and after giving effect to such Restricted Payment:

          (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (2) and (3) of the next succeeding paragraph), is less than the sum, without duplication, of

            (a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

            (b) 100% of the aggregate net cash proceeds received by the Company since the date of the Indenture as a contribution to its equity capital (other than Disqualified Stock) or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), plus

            (c) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (x) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (y) the initial amount of such Restricted Investment, plus

            (d) the aggregate amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued as provided in the last paragraph of this covenant), not to exceed in the case of any such Unrestricted Subsidiary the aggregate amount of Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary after the date of the Indenture.

        So long as (with respect to clauses (1), (4), (5), (6), (7) and (8)) no Default or Event of Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

          (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this covenant;

          (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Subsidiary Guarantor or of any Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, or capital contribution (other than from a Subsidiary of the Company) to, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

          (3) the defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness of the Company or any Subsidiary Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

          (4) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis;

          (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any employee, former employee, director, former director or other members of management of the Company of any of its Subsidiaries (or permitted transferees of such persons) pursuant to any stock option or management agreement or plan pursuant to or in connection with which such Equity Interests were granted; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any twelve-month period;

          (6) (a) cash paid in lieu of fractional Equity Interests in an aggregate amount not to exceed $50,000; and (b) the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants if such Capital Stock represents all or a portion of the exercise price thereof or tax payment with respect thereto;

          (7) the declaration and payment of dividends and distributions in the form of additional shares of the same class or series of Disqualified Stock of the Company to holders of any such class or series of Disqualified Stock issued or incurred in accordance with the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that the dividends and distributions on such Disqualified Stock are included in the determination of the Fixed Charges used in computing compliance with such covenant; or

          (8) other Restricted Payments not to exceed $5 million in the aggregate since the date of the Indenture.

        The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) (net of liabilities) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors whose determination shall be conclusive and shall be evidenced by a Board resolution with respect thereto, a copy of which shall be delivered to the Trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal to the extent required by the Indenture. If a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the preceding two paragraphs, the Company may order and classify such Restricted Payment at the time such Restricted Payment is made. In addition, the Company will be entitled to divide and classify a Restricted Payment under two or more of the classifications set forth above.

  No Senior Subordinated Debt

        The Company will not incur, create, issue, assume, Guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness of the Company and senior in any respect in right of payment to the notes. No Guarantor will incur, create, issue, assume, Guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness of such Subsidiary Guarantor and senior in any respect in right of payment to such Subsidiary Guarantor's Subsidiary Guarantee. Unsecured Indebtedness is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured, and Indebtedness that is not Guaranteed by a particular Person is not deemed to be subordinate or junior to Indebtedness merely because it is not so Guaranteed.

  Liens

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind (except Permitted Liens) securing Pari Passu Indebtedness or Subordinated Indebtedness on any asset now owned or hereafter acquired (the "Initial Lien"), unless contemporaneously therewith effective provision is made to secure the Indebtedness due under the Indenture and the notes or, in respect of Liens on any Restricted Subsidiary's property or assets, any Subsidiary Guarantee by such Restricted Subsidiary, equally and ratably with such obligation for so long as such obligation is so secured by such Initial Lien. Any such Lien thereby created in favor of the notes or any such Guarantee of the notes will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, or (ii) any sale, exchange or transfer to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Lien.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1) pay dividends or make any other distributions on its Capital Stock to the Company or any of the Company's Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of the Company's Restricted Subsidiaries;

          (2) make loans or advances to the Company or any of the Company's Restricted Subsidiaries; or

          (3) transfer any of its properties or assets to the Company or any of the Company's Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1) any agreement or instrument as in effect at or entered into on the date of the Indenture (including the Credit Agreement, the Indenture, the Subsidiary Guarantees and the notes);

          (2) any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of an agreement or instrument referred to in clause (1), this clause (2) or clause (4) of this paragraph, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreement or instrument, as in effect on the date of the Indenture;

          (3) applicable law, rule, regulation, or order of governmental authority;

          (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

          (5) customary non-assignment provisions (and sublease restrictions) in leases entered into in the ordinary course of business;

          (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

          (7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

          (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

          (9) Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "—Liens" that limit the right of the Company or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

          (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

          (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

          (12) with respect to a Receivables Subsidiary, encumbrances or restrictions imposed pursuant to a Receivables Program of such Receivables Subsidiary; provided that such encumbrances and restrictions are customarily required by the institutional sponsor or arranger at the time of entering in such Receivables Program in similar types of documents relating to the purchase of similar receivables in connection with the financing thereof.

  Limitation on Asset Sales

        The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

          (2) such fair market value is determined by the Company's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee; and

          (3) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

            (a) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities) that are assumed by another party and from which the Company and all of its Restricted Subsidiaries are released from further liability; and

            (b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are promptly (subject to ordinary settlement periods) converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion).

        Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds at its option:

          (1) to repay Senior Indebtedness and, if the Senior Indebtedness repaid is Revolving Credit Indebtedness, correspondingly reduce commitments with respect thereto;

          (2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business, or to acquire Equity Interests constituting a minority interest in a Person that at such time is a Restricted Subsidiary;

          (3) to make a capital expenditure; or

          (4) to acquire other property, plant, equipment or other non-current assets that are used or useful in a Permitted Business.

        Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will make an Asset Sale Offer to all Holders of notes and all holders of other Pari Passu Indebtedness containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of notes and such Pari Passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the notes and such other Pari Passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the asset sale provisions of the Indenture by virtue of such conflict.

        The agreements governing the Company's outstanding Senior Indebtedness currently prohibit the Company from purchasing any notes, and also provide that certain Asset Sale events with respect to the Company would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing notes. In such case, the Company's failure to purchase tendered notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such Senior Indebtedness. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of notes.

  Merger, Consolidation, or Sale of Assets

The Company may not, directly or indirectly: (i) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company, in one or more related transactions, to another Person; unless:

  (1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          (2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

          (3) immediately after such transaction no Default or Event of Default shall have occurred and be continuing; and

          (4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock."

In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation, or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Wholly Owned Restricted Subsidiaries.

  Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default or Event of Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "—Restricted Payments" or Permitted Investments, as applicable. All such outstanding Investments will be valued at their fair market value at the time of such designation as determined by the Board of Directors in good faith. That designation will only be permitted if such Restricted Payment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default or Event of Default.

  Transactions with Affiliates

        The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

          (1)  such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

          (2)  the Company delivers to the Trustee:

            (a)  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

            (b)  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

        The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1)  any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary;

          (2)  transactions between or among the Company and its Restricted Subsidiaries or between or among Restricted Subsidiaries;

          (3)  payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Company;

          (4)  Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "—Restricted Payments";

          (5)  the issuance and sale of Equity Interests (other than Disqualified Stock); and

          (6)  any Receivables Program of the Company or a Restricted Subsidiary.

  Additional Subsidiary Guarantees

        If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the Indenture (other than an Unrestricted Subsidiary so designated in compliance with the Indenture), then that newly acquired or created Domestic Subsidiary must become a Guarantor and execute a supplemental indenture satisfactory to the Trustee and deliver an Opinion of Counsel to the Trustee within ten Business Days of the date on which it was acquired or created. The foregoing requirement shall not apply to any Receivables Entity.

  Sale and Leaseback Transactions

        The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Restricted Subsidiary of the Company may enter into a sale and leaseback transaction if:

          (1)  the Company or that Restricted Subsidiary, as applicable, could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption "—Incurrence of Additional Indebtedness and Issuance of Preferred Stock";

          (2)  the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee, of the property that is the subject of such sale and leaseback transaction; and

          (3)  the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption "—Asset Sales."

  Limitation on Issuances and Sales of Equity Interests in Wholly Owned Subsidiaries

        The Company will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), unless:

          (1)  such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly Owned Restricted Subsidiary; and

          (2)  the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "—Limitations on Asset Sales."

In addition, the Company will not permit any Wholly Owned Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company.

  Limitations on Issuances of Guarantees of Indebtedness

        The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company or a Subsidiary Guarantor unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the notes by such Restricted Subsidiary, which Guarantee shall be senior to or pari passu with such Restricted Subsidiary's Guarantee of or pledge to secure such other Indebtedness (to the same extent as the notes are senior to or pari passu with such other Indebtedness), unless such other Indebtedness is Senior Indebtedness, in which case the Guarantee of the notes may be subordinated to the Guarantee of such Senior Indebtedness to the same extent as the notes are subordinated to such Senior Indebtedness.

        Notwithstanding the preceding paragraph, any Subsidiary Guarantee will provide by its terms that it will be automatically and unconditionally released and discharged under the circumstances described above under the caption "—Subsidiary Guarantees." The form of the Subsidiary Guarantee will be attached as an exhibit to the Indenture.

  Business Activities

        The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses.

  Reports

        Whether or not required by the Commission, so long as any notes are outstanding, the Company will furnish to the Holders of notes, within the time periods specified in the Commission's rules and regulations:

          (1)  all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K as if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Company's certified independent accountants; and

          (2)  all current reports that would be required to be filed with the Commission on Form 8-K as if the Company were required to file such reports.

        If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

        In addition, whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing, and only commencing after the effectiveness of any registration statement of the Company) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Subsidiary Guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

        Each of the following is an Event of Default:

          (1)  default for 30 days in the payment when due of interest on the notes, whether or not prohibited by the subordination provisions of the Indenture;

          (2)  default in payment when due of the principal of or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the Indenture;

          (3)  failure by the Company or any of its Subsidiaries to comply with the provisions described under the captions "—Change of Control," "—Merger, Consolidation, or Sale of Assets" or "—Asset Sales";

          (4)  failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the Indenture;

          (5)  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default:

            (a)  is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"), or

            (b)  results in the acceleration of such Indebtedness prior to its express maturity,

  and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

          (6)  failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

          (7)  except as permitted by the Indenture, any Subsidiary Guarantee shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

          (8)  certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries.

        However, a default under clause (4) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding notes notify the Company in writing of the default and the Company does not cure such default within the time specified after receipt of such notice.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

        Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

        The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

        The Company is required to deliver to the Trustee within 90 days after the end of its fiscal year (or earlier if required by applicable law, rule or regulation) a statement regarding compliance with the Indenture. Promptly upon becoming aware of any Default or Event of Default, but in any event within three days, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or the Subsidiary Guarantors under the notes, the Indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

          (1)  the rights of Holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due from the trust referred to below;

          (2)  the Company's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3)  the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith; and

          (4)  the Legal Defeasance provisions of the Indenture.

        In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Subsidiary Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1)  the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date;

          (2)  in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)  in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)  no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

          (5)  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

          (6)  the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

          (7)  the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

          (8)  the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

Amendment, Supplement and Waiver

        Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange of the notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each Holder of an outstanding note affected thereby, an amendment or waiver may not, among other things:

          (1)  reduce the amount of notes whose Holders must consent to an amendment;

          (2)  reduce the rate of or extend the time for payment of interest on any note;

          (3)  reduce the principal of or extend the Stated Maturity of any note;

          (4)  reduce the amount payable upon the redemption of any note or change the time at which any note may be redeemed as described under "—Optional Redemption" above;

          (5)  make any note payable in money other than that stated in the note;

          (6)  impair the right of any Holder of the notes to receive payment of principal of and interest on such Holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's notes;

          (7)  make any change in the amendment provisions which require each Holder's consent or in the waiver provisions;

          (8)  make any change in the ranking or priority of any note that would adversely affect the Holders of the notes;

          (9)  make any change in any Subsidiary Guarantee that would adversely affect the Holders of the notes.

        Notwithstanding the preceding, without the consent of any Holder of the notes, the Company, the Subsidiary Guarantors and Trustee may amend the Indenture:

          (1)  to cure any ambiguity, omission, defect or inconsistency;

          (2)  to provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the Indenture;

          (3)  to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

          (4)  to add Guarantees with respect to the notes, including any Subsidiary Guarantees, or to secure the notes;

          (5)  to add to the covenants of the Company or a Subsidiary Guarantor for the benefit of the Holders of the notes or to surrender any right or power conferred upon the Company or a Subsidiary Guarantor;

          (6)  to make any change that does not adversely affect the rights of any Holder of the notes; or

          (7)  to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

        However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness of the Company or a Subsidiary Guarantor then outstanding unless the holders of such Senior Indebtedness (or their representative) consent to such change.

        The consent of the Holders of the notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

        After an amendment under the Indenture becomes effective, the Company is required to mail to Holders of the notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

Concerning the Trustee

        If the Trustee becomes a creditor of the Company or any Subsidiary Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

        The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

          (1)  Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

          (2)  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

        "Asset Sale" means:

          (1)  the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "—Change of Control" and/or the provisions described above under the caption "—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

          (2)  the issuance of Equity Interests by any of the Company's Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

        Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

          (1)  any single transaction or series of related transactions that: (a) involves assets having a fair market value of less than $2.0 million; or (b) results in net proceeds to the Company and its Restricted Subsidiaries of less than $2.0 million;

          (2)  a transfer of assets between or among the Company and its Restricted Subsidiaries,

          (3)  an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary;

          (4)  a Restricted Payment that is permitted by the covenant described above under the caption "—Restricted Payments," and Permitted Investments;

          (5)  a disposition of Receivables and Related Assets with respect to Receivables Program permitted by clause (13) of the second paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (6)  sales or other dispositions of equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or its Restricted Subsidiaries; the sale or disposition of cash or Cash Equivalents; the release, surrender or waiver of contract, tort or other claims of any kind as a result of the settlement of any litigation; and sales of assets received by the Company or any Restricted Subsidiary as a result of a foreclosure upon a Lien securing Indebtedness owed to the Company or such Restricted Subsidiary.

        "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as such term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

        "Borrowing Base" means, at any time of determination, an amount equal to 80% of the book value of the net accounts receivable that are owned by such Person as shown on the balance sheet of such Person for the most recently ended fiscal quarter for which consolidated financial statements of such Person are available.

        "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means:

          (1)  in the case of a corporation, corporate stock (including all preferred stock);

          (2)  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3)  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (4)  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Cash Equivalents" means:

          (1)  United States dollars;

          (2)  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

          (3)  demand deposits, certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $100 million;

          (4)  repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5)  commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within nine months after the date of acquisition; and

          (6)  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

        "Change of Control" means the occurrence of any of the following:

        (1)  the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

        (2)  (a) the adoption of a plan relating to the liquidation or dissolution of the Company, or (b) any LSA Event;

        (3)  the consummation of any transaction (including, without limitation, any merger or consolidation)

          (a)  prior to a Public Equity Offering, the result of which is that (I) the Permitted Holders and their Related Parties (A) become the Beneficial Owners of less than a majority of the voting power of all classes of Voting Stock of the Company or (B) cease to be entitled by voting power, contract or otherwise to elect or cause the election of a majority of the directors of the Company or (II) the Principals and their Related Parties (A) become the Beneficial Owners of less than 35% of the voting power of all classes of Voting Stock of the Company or (B) cease to be entitled by voting power, contract or otherwise to elect or cause the election of 35% or more of the directors of the Company or

          (b)  at any time, the result of which is that any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Principals and their Related Parties, (I) becomes the Beneficial Owner, directly or indirectly of 35% or more of the voting power of all classes of Voting Stock of the Company, and (II)(A) is or becomes, directly or indirectly, the Beneficial Owner of a greater percentage of the voting power of all classes of Voting Stock of the Company than the percentage beneficially owned by the Principals and their Related Parties or (B) is or becomes entitled by voting power, contract or otherwise to elect or cause the election of a greater number of directors than the number of directors that the Principals or their Related Parties are entitled to elect or cause to be elected;

        (4)  the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

        (5)  the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where

          (A)  the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the voting power of all classes of Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and

          (B)  immediately after such transaction

          (a)  prior to a Public Equity Offering, (I) the Permitted Holders and their Related Parties (A) are the Beneficial Owner of a majority of the voting power of all classes of Voting Stock of the Company and (B) are entitled by voting power, contract or otherwise to elect or cause the election of a majority of the directors of the Company and (II) the Principals and their Related Parties (A) are the Beneficial Owner of at least 35% of the voting power of all classes of Voting Stock of the Company and (B) are entitled by voting power, contract or otherwise to elect or cause the election of 35% or more of the directors of the Company and

          (b)  at any time, no "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than the Principals and their Related Parties, (I) becomes, directly or indirectly, the Beneficial Owner of 35% or more of the voting power of all classes of Voting Stock of the Company, as the case may be, and (II)(A) is or becomes, directly or indirectly, the Beneficial Owner of a greater percentage of the voting power of all classes of Voting Stock of the Company, as the case may be, than the percentage beneficially owned by the Principals and their Related Parties or (B) is or becomes entitled by voting power, contract or otherwise to elect or cause the election of a greater number of directors than the number of directors that the Principals or their Related Parties are entitled to elect or cause to be elected.

        "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus:

          (1)  provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

          (2)  consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether or not paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest expense, the interest component of any deferred payment obligations, amortization of premiums, fees and expenses payable in connection with the incurrence of Indebtedness, receivables fees, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net costs, if any, pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

          (3)  depreciation, depletion, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

          (4)  any non-cash charge, together with any related provision for taxes on such charge, related to the write-off of goodwill or intangibles as a result of impairment, in each case, as required by SFAS No. 142 or SFAS No. 144 to the extent any such charges or provisions were deducted in computing such Consolidated Net Income; minus

          (5)  non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business and consistent with past practice,

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation, depletion and amortization expenses and other non-cash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (except as provided in the definition of "Net Income"); provided that:

          (1)  the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Subsidiary thereof;

          (2)  the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that

  Net Income is not at the date of determination permitted without prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

          (3)  the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

          (4)  the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries; and

          (5)  the cumulative effect of a change in accounting principles shall be excluded.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who:

          (1)  was a member of such Board of Directors on the date of the Indenture; or

          (2)  was nominated for election or elected to such Board of Directors (a) with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or (b) pursuant to the Shareholders Agreement (as amended from time to time in accordance with its terms) described under "Certain Relationships and Related Transactions—Amended and Restated Stockholders' Agreement."

        "Credit Agreement" means the Fourth Amended and Restated Revolving Credit and Term Loan Agreement, dated as of September 14, 2001, among the Company and its Subsidiaries; Fleet National Bank, as Administrative Agent; LaSalle Bank National Association, as Documentation Agent; Credit Suisse First Boston, as Syndication Agent; Citicorp North America, Inc., as Syndication Agent; and certain other Lenders party thereto, as amended, restated, modified, renewed, refunded, replaced, refinanced or otherwise restructured (whether with the existing agents or lenders or new agents or lenders or otherwise).

        "Credit Facilities" means, with respect to the Company or any Subsidiary Guarantor, one or more debt facilities (including without limitation the Credit Agreement) or commercial paper facilities entered into from time to time, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced, refinanced or otherwise restructured (whether with the existing agents or lenders or new agents or lenders or otherwise) in whole or in part from time to time (including increases in the available borrowings thereunder or the addition of Subsidiaries of the Company as additional borrowers or guarantors thereunder).

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Senior Indebtedness" means (i) any Indebtedness outstanding under the Credit Agreement and (ii) after the Credit Agreement has terminated, any Senior Indebtedness permitted under the Indenture the principal amount of which is $25.0 million or more and that has been designated by the Company as "Designated Senior Indebtedness."

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof (other than for Capital Stock which is not itself Disqualified Stock), in whole or in part, on or prior to the date that is one year after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock expressly provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Domestic Subsidiary" means any Subsidiary of the Company that is formed under the laws of the United States, or any state or commonwealth of the United States, or the District of Columbia.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock, and excluding any interests in Receivables and Related Assets that are subject to a Receivables Program permitted by the Indenture).

        "Existing Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid.

        "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

          (1)  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether or not paid or accrued, and including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest expense, the interest component of any deferred payment obligations, amortization of premiums, fees and expenses payable in connection with the incurrence of Indebtedness, receivables fees, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net costs, if any, pursuant to Hedging Obligations; plus

          (2)  the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

          (3)  any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

          (4)  all dividends, whether or not paid or accrued, on any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries and all dividends paid in cash on any series of preferred stock of such Person or any of its Restricted Subsidiaries, in each case, other than dividend payments to the Company or a Wholly Owned Subsidiary of the Company.

        "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than revolving credit borrowings) or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

          (1)  acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the applicable period or subsequent to such applicable period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the applicable period and the Consolidated Cash Flow for such applicable period shall be calculated on a pro forma basis (including Pro Forma Cost Savings), but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

          (2)  the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded for the entire applicable period; and

          (3)  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded for the entire applicable period, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

        "Foreign Subsidiary" means a Restricted Subsidiary that is not a Domestic Subsidiary.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

        "Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

          (1)  interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and other agreements or arrangements designed to protect such Person against fluctuations in interest rates;

          (2)  recycled paper, fiber, aluminum, tin, glass, rubber, plastics or other products swap agreements and other agreements or arrangements designed to protect such Person against fluctuations in prices for paper, fiber, aluminum, tin, glass, rubber, plastics or other recycled products; and

          (3)  fuel swap agreements and other agreements or arrangements designed to protect such Person against fluctuations in fuel prices.

        "Holder" means the Person in whose name a note is registered on the Registrar's books.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

          (1)  in respect of borrowed money;

          (2)  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          (3)  in respect of banker's acceptances;

          (4)  representing Capital Lease Obligations;

          (5)  representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

          (6)  representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes (i) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), (ii) all obligations in respect of any Receivables Program, and (iii) to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

        The amount of any Indebtedness outstanding as of any date shall be:

          (1)  the accreted value thereof, in the case of any Indebtedness issued with original issue discount;

          (2)  with respect to any Receivables Program, the total amount in respect of the Receivables and Related Assets (or any interests therein) received from any Person that is not the Company or a Restricted Subsidiary of the Company, less any collections on receivables that have been applied to reduce such total amount; and

          (3)  the principal amount thereof, in the case of all other Indebtedness.

        "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel, moving, entertainment and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Restricted Payments."

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "LSA Event" means the occurrence of (1) any of the following under (and as such terms are defined in) the Company's certificate of incorporation as in effect on the date of the Indenture: (i) a "Liquidation," (ii) a "Sale Transaction," and (iii) an "Asset Sale" and (2) any substantially similar event provided for in any subsequent amendment or restatement of the Company's certificate of incorporation.

        "Net Income" means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

          (1)  any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any sale or other disposition of any asset of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

          (2)  any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

        "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness, other than Senior Indebtedness, secured by a Lien on the asset or assets that were the subject of such Asset Sale.

        "Non-Recourse Debt" means Indebtedness:

  (i)
  as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

  (ii)
  no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

  (iii)
  as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Pari Passu Indebtedness" means

          (1)  with respect to the Company, Indebtedness which by its terms expressly ranks equal in right of payment to the notes and which is not subordinated by its terms in right of payment to any Indebtedness or other obligation that is not Senior Indebtedness; and

          (2)  with respect to any Subsidiary Guarantor, Indebtedness which by its terms expressly ranks equal in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor and which is not subordinated by its terms in right of payment to any Indebtedness or other obligation that is not Senior Indebtedness.

        "Permitted Business" means any business that derives its revenues from the collection, transfer, disposal or recycling of non-hazardous commercial, residential or industrial solid waste or any businesses or activities ancillary, complementary or reasonably related thereto (in the good faith determination of the Board of Directors, which shall be conclusive evidence thereof).

        "Permitted Holders" means the Principals, Charles F. Flood, Environmental Opportunities Fund II, L.P., a Delaware limited partnership; Environmental Opportunities Fund II (Institutional), L.P., a Delaware limited partnership; Environmental Opportunities Fund, L.P., a Delaware limited partnership; BancBoston Investments, Inc., a Massachusetts corporation; Suez Equity Investors, L.P., a Delaware limited partnership; Indosuez Capital Partners 2001, L.P.; and SEI Associates, a Delaware partnership.

        "Permitted Investments" means:

          (1)  any Investment in the Company or in a Restricted Subsidiary of the Company, other than a Foreign Subsidiary;

          (2)  any Investment in Cash Equivalents;

          (3)  any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

            (a)  such Person becomes a Restricted Subsidiary of the Company; or

            (b)  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

          (4)  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales";

          (5)  any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

          (6)  any Investment in (or in a Person that, upon making such investment, becomes) a Foreign Subsidiary, provided that any such Investment has an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (6) since the date of the Indenture, not to exceed $10 million;

          (7)  other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (7) since the date of the Indenture, not to exceed $10 million; and

          (8)  (a) an Investment in a trust, limited liability company, special purpose entity or other similar entity in connection with a Receivables Program; provided, however, that (A) such Investment is made by a Receivables Subsidiary and (B) the only assets transferred to such trust, limited liability company, special purpose entity or other similar entity consist of Receivables and Related Assets of such Receivables Subsidiary, and (b) Investments of funds in any accounts permitted or required by the arrangements governing a Receivables Program.

        "Permitted Junior Securities" means: (1) Equity Interests in the Company or any Subsidiary Guarantor; or (2) debt securities of the Company or any Subsidiary Guarantor that are subordinated to all Senior Indebtedness and any debt securities issued in exchange for Senior Indebtedness to substantially the same extent as, or to a greater extent than, the notes and the Subsidiary Guarantees are subordinated to Senior Indebtedness pursuant to the Indenture.

        "Permitted Liens" means:

          (1)  Liens in favor of the Company or the Subsidiary Guarantors;

          (2)  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with, or otherwise acquired by, the Company or any Restricted Subsidiary of the Company; provided that such Liens were not incurred in connection with the financing of such transaction and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

          (3)  Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were not incurred in connection with the financing of such transaction;

          (4)  Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, bid bonds or other obligations of a like nature incurred in the ordinary course of business;

          (5)  Liens existing on the date of the Indenture and extensions thereof;

          (6)  Liens on Receivables and Related Assets to reflect sales of receivables pursuant to a Receivables Program; and

          (7)  Liens on any landfill acquired after the date of the Indenture securing reasonable royalty or similar payments (determined by reference to volume or weight utilized) due to the seller of such landfill as a consequence of such acquisition.

        "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

          (1)  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

          (2)  such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (3)  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (4)  such Indebtedness is incurred either by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or by the Company.

        "Person" means any individual, corporation, partnership limited liability company, joint venture, association joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

        "Principal" means Jeffrey J. Keenan; IESI Capital LLC, a Mississippi limited liability company; IESI Capital II LLC, a Mississippi limited partnership; IESI Capital III LLC, a Mississippi limited liability company; IESI Capital IV LLC, a Mississippi limited liability company; IESI Capital V, LLC, a Mississippi limited liability company; TC Carting LLC, a Delaware limited liability company; Thayer Equity Investors IV, L.P.; and TC Carting II LLC, a Delaware limited liability company.

        "Pro Forma Cost Savings" means, with respect to any period, the reduction in costs that occurred during the four-quarter period or after the end of the four-quarter period and on or prior to the transaction date that were directly attributable to an asset acquisition and calculated on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act as in effect on the date of the indenture, as if all the reductions in costs had been effected as of the beginning of the period.

        "Public Equity Offering" means any underwritten public offering and sale for cash of common stock of the Company (and not of any Disqualified Stock) made on a primary basis by the Company after the date of the Indenture.

        "Receivables and Related Assets" means accounts receivable, instruments, chattel paper, obligations, general intangibles and other similar assets, including interests in merchandise or goods, the sale or lease of which give rise to the foregoing, related contractual rights, guarantees, insurance proceeds, collections, other related assets and proceeds of all the foregoing.

        "Receivables Entity" means (a) any Receivables Subsidiary or (b) any other Person that is engaged in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets.

        "Receivables Program" means, with respect to any Person, any accounts receivable securitization program pursuant to which such Person pledges, sells or otherwise transfers or encumbers its accounts receivable, including a trust, limited liability company, special purpose entity or other similar entity.

        "Receivables Subsidiary" means a Wholly Owned Subsidiary (i) created for the purpose of financing receivables created in the ordinary course of business of the Company and its Subsidiaries and (ii) the sole assets of which consist of Receivables and Related Assets of the Company and its Subsidiaries and related Permitted Investments.

        "Related Party" with respect to any Person means:

          (1)  any controlling stockholder, 80% or more owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Person; or

          (2)  any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners, managing members or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (1); or any Related Party Fund of such Person.

        "Related Party Fund" means

          (1)  with respect to a Person that is an investment fund or vehicle having Beneficial Ownership of Capital Stock of the Company on the date of the Indenture (an "existing fund"): any other investment fund or vehicle that is managed, sponsored or advised to substantially the same extent as the existing fund by the same manager, sponsor or advisor of the existing fund (or by a manager, sponsor or advisor with substantially the same controlling interest); and

          (2)  with respect to a Person that is a manager, sponsor or advisor of an existing fund: any investment fund or vehicle that is managed, sponsored or advised to substantially the same extent as the existing fund by such manager, sponsor or advisor (or by a manager, sponsor or advisor with substantially the same controlling interest).

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "Senior Indebtedness" means:

          (1)  all Indebtedness outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

          (2)  any other Indebtedness permitted to be incurred by the Company under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes; and

          (3)  all Obligations with respect to the items listed in the preceding clauses (1) and (2).

        Notwithstanding anything to the contrary in the preceding, Senior Indebtedness will not include:

          (1)  any liability for federal, state, local or other taxes owed or owing by the Company or any of its Subsidiaries;

          (2)  any Indebtedness of the Company to any of its Subsidiaries or other Affiliates;

          (3)  any trade payables;

          (4)  any Indebtedness of a Person that is subordinate or junior in right of payment to any other Indebtedness or other obligations of such Person; or

          (5)  any Indebtedness that is incurred in violation of the Indenture.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof, provided, however, that every reference to 10% in such definition shall be 5% for purposes of the notes.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subordinated Indebtedness" means,

          (1)  with respect to the Company, any Indebtedness of the Company which is by its terms expressly subordinated in right of payment to the notes; and

          (2)  with respect to any Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor which is by its terms expressly subordinated in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor.

        "Subsidiary" means, with respect to any Person:

          (1)  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (2)  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

        "Subsidiary Guarantee" means a Guarantee by a Subsidiary Guarantor of the Company's obligations with respect to the notes.

        "Subsidiary Guarantors" means each of:

          (1)  each of the Company's current Subsidiaries; and

          (2)  any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture;

        and their respective successors and assigns.

        "Unrestricted Subsidiary" means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

          (1)  has no Indebtedness other than Non-Recourse Debt;

          (2)  is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

          (3)  is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

          (4)  has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and

          (5)  has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries.

        Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "Certain Covenants—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1)  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2)  the then outstanding principal amount of such Indebtedness.

        "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general discussion of the material U.S. federal income tax considerations relevant to the exchange of outstanding notes for exchange notes in the exchange offer, and the ownership and disposition of exchange notes. This discussion is based on the Internal Revenue Code of 1986, as amended, sometimes referred to as the "Code," Treasury Regulations thereunder, and rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or to different interpretations. We cannot assure you that the IRS will not challenge one or more of the conclusions described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring or holding the notes. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder's circumstances (for example, persons subject to the alternative minimum tax provisions of the Code). Also, it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities, broker-dealers, financial institutions, flow-through entities, thrifts, persons with "functional currency" other than the U.S. dollar, banks, insurance companies, tax-exempt organizations, foreign persons that are hybrid entities, and persons holding notes as part of a hedging or conversion transaction or straddle or other risk reduction or constructive sale transaction) may be subject to special rules. The discussion also does not discuss any aspect of state, local or foreign law, or U.S. federal estate and gift tax law. In addition, this discussion is limited to holders that acquired outstanding notes at their initial issue price in the original offering and who hold the outstanding notes, and will hold the exchange notes, as "capital assets" within the meaning of Section 1221 of the Code.

        Prospective purchasers of the notes are advised to consult their tax advisors regarding the federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the notes.

Tax Consequences of the Exchange Offer

        The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable sale or exchange. A holder's basis in its outstanding notes will carry over to the exchange notes received and the holding period of the exchange notes will include the holding period of the outstanding notes surrendered. Accordingly, there will be no U.S. federal income tax consequences to holders who exchange their outstanding notes for exchange notes in connection with the exchange offer and any such holder will have the same adjusted tax basis and holding period in the exchange notes as it had in the outstanding notes immediately before the exchange.

U.S. Holders

        The following discussion is limited to a holder of a note that for U.S. federal income tax purposes is (i) a citizen or resident (as defined in Section 7701(b) of the Code) of the United States, (ii) a corporation, partnership or other entity formed under the laws of the United States or of any state or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all its substantial decisions.

  Stated Interest

        Stated interest on the notes generally will be included in a U.S. holder's gross income and taxable as ordinary income for U.S. federal income tax purposes at the time it is paid or accrued in accordance with the U.S. holder's regular method of accounting.

  Sale, Exchange or Retirement of Notes

        Each U.S. holder generally will recognize gain or loss upon the complete or partial sale, exchange, redemption, retirement or other disposition of a note measured by the difference (if any) between (i) the amount of cash and the fair market value of any property received (except to the extent that such cash or other property is attributable to the payment of accrued interest which amount will be taxable as ordinary income in accordance with the U.S. holder's regular method of accounting), and (ii) such holder's tax basis in the note. Any such gain or loss recognized on the sale, exchange, redemption, retirement or other disposition of a note should be capital gain or loss. Gain on most capital assets held by an individual for more than 12 months is subject to tax at a maximum rate of tax of 20% (18% for capital assets acquired after December 31, 2000 and held for more than five years at the time of the sale, exchange, redemption, retirement or other disposition). A U.S. holder's tax basis in a note generally will be the amount paid for the note.

  Information Reporting and Backup Withholding

        A U.S. holder of a note may be subject to "backup withholding" with respect to certain "reportable payments," including interest payments and, under certain circumstances, principal payments on the notes. These backup withholding rules apply if the holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect taxpayer identification number, (iii) fails to report properly the receipt of interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number furnished is the correct number and that such holder is not subject to backup withholding. The rate of backup withholding tax is currently 30% and is scheduled to be reduced to 28% by the year 2006. A U.S. holder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount withheld from a payment to a U.S. holder under the backup withholding rules is creditable against the holder's federal income tax liability, provided that the required information is furnished to the IRS. Backup withholding will not apply with respect to payments made to certain holders, including corporations and tax-exempt organizations, provided their exemptions from backup withholding are properly established.

        We will report to the U.S. holders of the notes and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

Non-U.S. Holders

        The following discussion is limited to the U.S. federal income tax considerations relevant to any holder other than a U.S. holder, sometimes referred to as a "non-U.S. holder." For purposes of withholding tax on interest discussed below, a non-U.S. holder includes a non-resident fiduciary of an estate or trust. For purposes of the following discussion, interest and gain on the sale, exchange or other disposition of a note generally will be considered "U.S. trade or business income" of a non-U.S. holder if such income or gain is (i) effectively connected with a U.S. trade or business conducted by the non-U.S. holder, or (ii) in the case of most treaty residents, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

  Stated Interest

        Generally, interest paid to a non-U.S. holder of a note will not be subject to U.S. tax if the interest qualifies as "portfolio interest" and is not otherwise treated as U.S. trade or business income of the non-U.S. holder. Interest on the notes generally will qualify as portfolio interest if (i) the non-U.S. holder does not actually or constructively own 10% or more of the total voting power of all our voting stock, (ii) the non-U.S. holder is not a "controlled foreign corporation" with respect to which we are a "related person" within the meaning of the Code, (iii) the non-U.S. holder is not a bank receiving interest on an extension of credit made pursuant to a loan agreement made in the ordinary course of its trade or business, and (iv) either (a) the beneficial owner of a note certifies on Form W-8BEN, under penalties of perjury, to us or the paying agent, as the case may be, that such owner is a non-U.S. holder and provides such owner's name and address, or (b) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business and holds the note on behalf of a beneficial owner thereof, certifies, under penalties of perjury, that such certificate has been received by it or by the qualifying financial institution intermediary between it and the beneficial owner and furnishes the payor with a copy thereof together with the Form W-8IMY. In the case of the notes held by or through a foreign intermediary or partnership, such foreign intermediary or partnership must also satisfy the certification requirements of applicable Treasury Regulations.

        The gross amount of interest payments made to a non-U.S. holder of a note that do not qualify for the portfolio interest exemption and that do not constitute U.S. trade or business income of the non-U.S. holder will be subject to withholding of U.S. federal income tax at a 30% rate, unless a U.S. income tax treaty applies to reduce or eliminate such withholding. Interest paid to a non-U.S. holder that constitutes U.S. trade or business income will be subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates and will be exempt from the 30% withholding described above. In the case of a non-U.S. holder that is a corporation, such U.S. trade or business income also may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or, if applicable, a lower treaty rate). To claim the benefit of a tax treaty or to claim an exemption from withholding because interest income is U.S. trade or business income, a non-U.S. holder must provide a properly executed Form W-8BEN or Form W-8ECI, as applicable, prior to the payment of interest. These forms may need to be periodically updated. Under applicable Treasury Regulations, a holder claiming either such exemption may be required to provide a taxpayer identification number.

  Sale, Exchange or Redemption of Notes

        Subject to the discussion below concerning backup withholding, gain realized by a non-U.S. holder on the complete or partial sale, exchange or redemption of a note generally will not be subject to U.S. federal income tax, unless (i) such gain is U.S. trade or business income, (ii) subject to certain exceptions, the non-U.S. holder is an individual who holds the note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, or (iii) the non-U.S. holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the United States).

  Information Reporting and Backup Withholding

        We must report annually to the IRS and to each non-U.S. holder any interest that is subject to withholding, or that is exempt from U.S. withholding tax pursuant to a tax treaty, or interest that is exempt from U.S. tax under the portfolio interest exception. Copies of these information returns also may be made available, under the provisions of a specific treaty or agreement, to the tax authorities of the country in which the non-U.S. holder resides.

        Treasury Regulations provide that backup withholding and information reporting will not apply to payments of principal on the notes by us to a non-U.S. holder if the holder certifies as to its non-U.S. holder status under penalties of perjury or otherwise establishes an exemption (provided that neither we nor our paying agent, if any, has actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied).

        The payment of the proceeds from the disposition of the notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. holder status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The rate of backup withholding tax is currently 30% and is scheduled to be reduced to 28% by the year 2006. The payment of the proceeds from the disposition of a note to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will not be subject to information reporting or backup withholding. In the case of the payment of proceeds from the disposition of a note to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, information reporting is required on the payment unless the broker has documentary evidence in the files that the owner is a non-U.S. holder and the broker has no knowledge to the contrary. For purposes of this paragraph, a "U.S. related person" is (i) a "controlled foreign corporation" for U.S. federal income tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business, or (iii) a foreign partnership that, at any time during its taxable year, is 50% or more (by income or capital interest) owned by U.S. persons or is engaged in the conduct of a U.S. trade or business. Treasury Regulations provide certain presumptions under which a non-U.S. holder will be subject to backup withholding and information reporting unless the non-U.S. holder provides a certification as to its non-U.S. holder status.

        Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a refund or credit against such non-U.S. holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

        THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making or other trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until 90 days after the date of this prospectus, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the exchange notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the exchange notes offered hereby will passed upon for us by McDermott, Will & Emery, New York, New York. Stephen B. Selbst, a partner in McDermott, Will & Emery, owns a 0.7% membership interest in IESI Capital IV LLC, which beneficially owns 12.3% of our Series C preferred stock, and a 0.4% interest in IESI Capital V LLC, which beneficially owns 11.8% of our Series D preferred stock.

EXPERTS

        Our consolidated financial statements and schedule as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001 appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The financial statements of Capital City Roll-Offs, Inc. as of, and for the year ended, December 31, 2000 appearing in this prospectus and registration statement have been audited by

Howard McElroy & Co., P.C., certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The financial statements of Eastern Waste of Bethlehem, Inc., as of and for period ended, December 31, 1998, Bethlehem Landfill (a division of the City of Bethlehem), as of and for the years ended, December 31, 1998 and 1997, N. Vaccaro Transfer Station, as of and for the year ended, December 31, 1998, Atlantic of New York Inc., as of and for the six month periods ended, June 30, 1998 and December 31, 1998 and R&A Bender, Inc. for the years ended December 31, 1998 and 1997 appearing in this prospectus and registration statement have been audited by Shapiro Goldstein & Company, LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

REPORT OF INDEPENDENT AUDITORS

The Board of Directors
IESI Corporation

        We have audited the accompanying consolidated balance sheets of IESI Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of IESI Corporation and subsidiaries at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

                      /s/ ERNST & YOUNG LLP

Fort Worth, Texas
March 22, 2002

IESI CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31
	2001	2000
Assets
Current assets:
Cash	$2,171,384	$5,072,646
Accounts receivable—trade, less allowance of $939,000 and $1,293,000 at December 31, 2001 and 2000, respectively	24,725,532	18,546,633
Deferred income taxes	356,807	454,647
Prepaid expenses and other current assets	3,151,215	3,617,557

Total current assets	30,404,938	27,691,483
Property and equipment, net of accumulated depreciation of $50,697,000 and $30,742,000 at December 31, 2001 and 2000, respectively	198,520,614	175,093,596
Goodwill, net	107,656,183	106,223,964
Other intangible assets, net	15,575,760	14,107,035
Other assets	2,150,581	1,123,268

Total assets	$354,308,076	$324,239,346
Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable—trade	$15,948,738	$12,407,220
Accrued expenses and other current liabilities	11,434,663	8,321,879
Deferred revenue	2,650,238	2,643,676
Current portion of long-term debt	529,573	491,113

Total current liabilities	30,563,212	23,863,888
Long-term debt	129,821,089	161,357,611
Accrued environmental and landfill costs	12,600,157	12,571,520
Deferred income taxes	2,589,279	2,011,771
Other liabilities	1,814,927	899,730

Total liabilities	177,388,664	200,704,520
Redeemable preferred stock:
Redeemable Series A Convertible Preferred Stock, 32,000 shares authorized, issued and outstanding, liquidation preference of $40,000,000 at December 31, 2001 and 2000	39,683,637	39,683,637
Redeemable Series B Convertible Preferred Stock, 20,100 shares authorized, issued and outstanding, liquidation preference of $25,125,000 at December 31, 2001 and 2000	24,808,636	24,808,636
Redeemable Series C Convertible Preferred Stock, 55,000 shares authorized, issued and outstanding, liquidation preference of $78,959,613 and $68,945,349 at December 31, 2001 and 2000, respectively	76,917,152	66,902,888
Redeemable Series D Convertible Preferred Stock, 145,000 and 0 shares authorized, 55,000 and 0 shares issued and outstanding, liquidation preference of $56,482,917 and $0 at December 31, 2001 and 2000, respectively	53,863,040	—

Total redeemable preferred stock	195,272,465	131,395,161
Stockholders' equity (deficit):
Common stock, par value $.01 at December 31, 2001 and 2000, respectively: Authorized shares: Class A—3,600,000 and 16,000,000, Class B Convertible—450,000 and 4,000,000, at December 31, 2001 and 2000, respectively; issued and outstanding shares: Class A—142,000 and 1,584,091, Class B Convertible—112,980 and 1,129,802, at December 31, 2001 and 2000, respectively	2,550	27,139
Additional paid-in capital	—	9,574,060
Accumulated deficit	(18,754,079)	(17,461,534)
Cumulative other comprehensive income	398,476	—

Total stockholders' equity (deficit)	(18,353,053)	(7,860,335)

Total liabilities and stockholders' equity (deficit)	$354,308,076	$324,239,346

See accompanying notes.

IESI CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31
	2001	2000	1999
Services revenue	$185,690,309	$139,633,535	$110,115,383
Costs and expenses:
Operating	119,816,245	90,560,274	79,807,117
General and administrative	24,062,826	18,542,639	19,084,532
Depreciation, depletion and amortization	25,721,970	20,086,215	15,007,141

	169,601,041	129,189,128	113,898,790
Income (loss) from operations	16,089,268	10,444,407	(3,783,407)
Interest expense, net	(12,960,630)	(11,142,491)	(7,904,796)
Other income (expense), net	(178,238)	(186,214)	1,705,469

Income (loss) before income taxes	2,950,400	(884,298)	(9,982,734)
Income tax expense	(703,501)	(170,880)	(83,287)

Net income (loss)	$2,246,899	$(1,055,178)	$(10,066,021)

See accompanying notes.

IESI CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

	Common Stock
			Additional Paid-In Capital	Accumulated Deficit	Cumulative Other Comprehensive Income
	Shares	Par Amount				Total
Balance at January 1, 1999	2,668,893	$26,689	$23,099,177	$(6,340,335)	$—	$16,785,531
Accretion of dividends on redeemable preferred stock	—	—	(4,125,000)	—	—	(4,125,000)
Common stock issued, net	45,000	450	424,450	—	—	424,900
Net loss	—	—	—	(10,066,021)	—	(10,066,021)

Balance at December 31, 1999	2,713,893	27,139	19,398,627	(16,406,356)	—	3,019,410

Accretion of dividends on redeemable preferred stock	—	—	(9,820,349)	—	—	(9,820,349)
Common stock issued, net	—	—	(4,218)	—	—	(4,218)
Net loss	—	—	—	(1,055,178)	—	(1,055,178)

Balance at December 31, 2000	2,713,893	27,139	9,574,060	(17,461,534)	—	(7,860,335)

Comprehensive income:
Net income	—	—	—	2,246,899	—	2,246,899
Other comprehensive income:
Unrealized gain on market value of interest rate swaps, net of tax of $266,456	—	—	—	—	398,476	398,476

Comprehensive income	—	—	—	—	—	2,645,375

Accretion of dividends on Series C and D Preferred Stock	—	—	(9,607,737)	(1,889,444)	—	(11,497,181)
Allocation of beneficial conversion feature from issuance of Series D Preferred Stock	—	—	1,650,000	—	—	1,650,000
Recognition of beneficial conversion feature from issuance of Series D Preferred Stock	—	—	—	(1,650,000)	—	(1,650,000)
Common stock returned from escrow	(164,091)	(1,641)	(1,639,271)	—	—	(1,640,912)
1-for-10 reverse stock split	(2,294,822)	(22,948)	22,948	—	—	—

Balance at December 31, 2001	254,980	$2,550	$—	$(18,754,079)	$398,476	$(18,353,053)

See accompanying notes.

IESI CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31
	2001	2000	1999
Operating Activities
Net income (loss)	$2,246,899	$(1,055,178)	$(10,066,021)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	25,721,970	20,086,215	15,007,141
Amortization of deferred financing costs	1,543,023	1,203,375	790,281
Provision for doubtful accounts	1,233,554	1,835,692	5,117,498
Gain on sale of waste management operations	(3,541)	—	(1,865,863)
Deferred income tax expense	408,892	139,370	—
Changes in operating assets and liabilities, net of effects of acquired waste management operating assets and liabilities:
Accounts receivable, net	(7,052,394)	(3,767,802)	(5,355,258)
Prepaid expenses and other current assets	1,472,401	2,354,352	(5,613,058)
Accounts payable	3,541,518	4,027,152	2,445,933
Accrued expenses and other liabilities	(309,514)	(235,350)	(17,315,764)

Net cash provided by (used in) operating activities	28,802,808	24,587,826	(16,855,111)
Investing Activities
Purchases of property and equipment	(30,804,989)	(25,034,344)	(22,428,719)
Acquisitions of waste management operations	(15,628,394)	(48,735,097)	(93,324,153)
Capitalized interest	(1,601,635)	(1,882,867)	(80,173)
Deferred costs associated with transactions in process	(607,060)	(382,496)	(298,574)
Net proceeds from sale of waste management operations	—	—	14,722,802

Net cash used in investing activities	(48,642,078)	(76,034,804)	(101,408,817)
Financing Activities
Borrowings under long-term debt	23,800,000	54,800,000	134,000,000
Payments on long-term debt	(56,415,262)	(469,495)	(63,888,599)
Net proceeds from issuance of common stock	—	—	424,900
Net proceeds from issuance of preferred stock	52,380,123	185,782	52,767,639
Debt issue costs	(2,826,853)	(45,000)	(4,802,766)

Net cash provided by financing activities	16,938,008	54,471,287	118,501,174

Net increase (decrease) in cash and cash equivalents	(2,901,262)	3,024,309	237,246
Cash and cash equivalents at beginning of year	5,072,646	2,048,337	1,811,091

Cash and cash equivalents at end of year	$2,171,384	$5,072,646	$2,048,337

Supplemental Disclosure
Cash paid for interest	$13,145,782	$12,686,244	$6,888,303
Cash paid for income taxes	$60,505	$31,510	$83,287
Noncash Investing and Financing Activities
Liability assumed in connection with acquisition of business	$1,200,000	$—	$—
Receivable from issuance of preferred stock	$—	$—	$190,000

See accompanying notes.

IESI CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001, 2000 AND 1999

1.    Business and Organization

        IESI Corporation (IESI) is a Delaware holding company incorporated in March 1997. IESI and its subsidiaries (together, the Company), is a regional, integrated non-hazardous solid waste management company that provides collection, transfer, disposal, and recycling services to commercial, industrial and residential customers. The Company was formed in order to participate in the consolidation of the fragmented solid waste industry. The Company is executing this strategy through an acquisition program, which targets businesses in two principal geographic regions, the Northeast and the South United States. The Company is currently operating in nine states: Arkansas, Louisiana, Maryland, Missouri, New Jersey, New York, Oklahoma, Pennsylvania, and Texas.

2.    Summary of Significant Accounting Policies

Basis of Presentation

        The accompanying consolidated financial statements include the accounts of IESI and its subsidiaries. All significant inter-company accounts and transactions have been eliminated. Certain amounts in the prior year's financial statements have been reclassified to conform to the current year presentation.

Airspace Amortization and Final Closure / Post-Closure Rate Per Unit

        The Company expenses amounts for landfill airspace usage and landfill final closure and post-closure costs for each unit of waste accepted for disposal at its landfills. In determining the amount to expense for each unit of waste accepted, the Company estimates the total cost to develop each landfill site to its final capacity and the total final closure and post-closure costs for each landfill site. The Company's engineers also estimate the capacity of the landfill. The expense for each unit is then calculated based on the total costs remaining to be provided and the total remaining capacity. Estimates for projected landfill site costs and for final closure and post-closure costs are developed using input from the Company's engineers and accountants and are reviewed by management, typically at least once per year.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and related notes. Actual results could differ from these estimates and assumptions.

        As it relates to estimates and assumptions in rates per ton, significant engineering and accounting input is required. The Company reviews these estimates and assumptions not less than annually. In many circumstances, the ultimate outcome of the estimates and assumptions may not be known for decades into the future. Actual results could differ materially from these estimates and assumptions due to changes in environmental-related regulations, changes in future operational plans, and inherent imprecision associated with estimating environmental matters so far into the future.

New Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other

Intangible Assets, (collectively, the Statements) effective for fiscal years beginning after December 15, 2001. Under the Statements, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests. Other intangible assets, including those meeting new recognition criteria under the Statements, will continue to be amortized over their estimated useful lives.

        The Company will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002, except, as provided for under SFAS No. 142, goodwill and indefinite-lived intangible assets resulting from acquisitions completed after June 30, 2001, will not be amortized. In 2001, the Company recognized $2,453,783 of tax deductible goodwill amortization expense and $373,406 of non-tax deductible goodwill amortization expense. Application of the non-amortization provisions of SFAS No. 142 is expected to result in an increase in net income of approximately $1,900,000 in 2002 based on goodwill amortization occurring in 2001 that will not occur in 2002. The Company will test goodwill for impairment using the two-step process prescribed in SFAS No. 142. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. Prior to June 30, 2002, the Company expects to perform the first of the required impairment tests of goodwill and indefinite lived intangible assets based on the carrying values as of January 1, 2002. Any impairment charge resulting from these transitional tests will be reflected as the cumulative effect of a change in accounting principle in the first quarter of 2002. The Company has not yet determined what the effect of these tests will be on the earnings and financial position of the Company.

        In July 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, effective for fiscal years beginning after June 15, 2002. This Statement addresses financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Statement may require the Company to change the accounting methodology used to record final closure and post-closure liabilities related to its landfills. The Company is currently evaluating the effect SFAS No. 143 will have on its financial statements and related disclosures.

        In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, effective for fiscal years beginning after December 15, 2001. This Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company is currently evaluating the effect, if any, SFAS No. 144 will have on its financial statements and related disclosures.

Property and Equipment

        Property and equipment are stated at cost. Improvements or betterments, which significantly extend the life of an asset, are capitalized. Expenditures for maintenance and repair costs are charged to operations as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal and any resulting gain or loss is reflected in the Consolidated Statements of Operations.

        The Company revises the estimated useful lives of property and equipment acquired through business acquisitions to conform with its' policies regarding property and equipment. Depreciation is calculated on the straight-line method over the estimated useful lives of the related assets which generally range from three to five years for furniture and fixtures and computer equipment, five to 10 years for containers, compactors, trucks and collection equipment, and 10 to 40 years for buildings and improvements. The Company assumes no salvage value for its depreciable property and equipment. Depreciation expense on property and equipment was approximately $13,443,000, $10,775,000 and $8,921,000 during 2001, 2000 and 1999, respectively.

        Landfills and landfill improvements are stated at cost and are depleted based on consumed airspace. Landfill improvements include direct costs incurred to obtain landfill permits and direct costs incurred to construct and develop the site. All indirect landfill development costs are expensed as incurred. Depletion expense was approximately $6,988,000, $4,931,000 and $2,359,000 during 2001, 2000 and 1999, respectively.

        Interest is capitalized on certain projects under development including landfill projects and probable landfill expansion projects, and on certain assets under construction, including operating landfills. The capitalization of interest for operating landfills is based on the costs incurred on discrete cell construction projects. Interest capitalized was approximately $1,602,000, $1,883,000 and $80,000 during 2001, 2000 and 1999, respectively.

        Property and equipment consisted of the following at December 31:

	2001	2000
Land and landfills	$130,453,284	$108,356,710
Vehicles	52,164,834	43,594,923
Containers and compactors	33,438,128	27,685,118
Machinery and equipment	15,600,878	12,051,067
Buildings and improvements	13,755,113	11,250,346
Furniture and office equipment	3,805,232	2,897,012

	249,217,469	205,835,176
Less accumulated depreciation and depletion	50,696,855	30,741,580

	$198,520,614	$175,093,596

Goodwill and Other Intangible Assets

        Intangible assets consist primarily of the cost of acquired businesses in excess of the fair value of net assets acquired (Goodwill). Goodwill, resulting from acquisitions completed on or before June 30, 2001, is amortized on a straight-line basis over the period of expected benefit or 40 years. However, with the adoption of SFAS No. 142, amortization of Goodwill incurred prior to June 30, 2001, will cease effective January 1, 2002. In accordance with the provisions of SFAS No. 142, Goodwill resulting from acquisitions completed subsequent to June 30, 2001, which totaled $2,301,000, is not amortized. The impact of this change resulted in an increase of $16,000 in net income for the year ended December 31, 2001.

        The following table presents the effect on net income (loss), as reported, of the non-amortization provisions of SFAS No. 142 had such provisions been in effect as of the beginning of each year presented. The amortization expense and adjusted net income (loss) for the three years ended December 31, 2001 is as follows:

	Year Ended December 31,
	2001	2000	1999
Net income (loss) as reported	$2,246,899	$(1,055,178)	$(10,066,021)
Amortization, net of tax	2,153,065	2,346,216	1,836,817

Adjusted net income (loss)	$4,399,964	$1,291,038	$(8,229,204)

        During 2001, Goodwill was reduced approximately $1,600,000 due to the receipt of common stock from escrow that was previously issued in conjunction with the acquisition of a business. Other intangibles consist of values assigned to customer lists and covenants not-to-compete and costs incurred to obtain debt financing. Except for debt issue costs, other intangibles are recorded at cost and amortized over periods ranging from five to seven years, computed on the straight-line method. The Company defers costs incurred in obtaining debt and amortizes, as additional interest expense, these costs over the term of the related debt using the effective interest method. Amortization expense was approximately $5,291,000, $4,380,000 and $3,728,000 during 2001, 2000 and 1999, respectively.

        Other intangible assets consisted of the following at December 31:

	2001	2000
Customer lists	$11,126,538	$9,514,686
Noncompetition agreements	5,294,695	4,616,950
Debt issue costs	8,646,479	5,819,626
Other	483,303	360,199

	25,551,015	20,311,461
Less accumulated amortization	9,975,255	6,204,426

	$15,575,760	$14,107,035

        On an ongoing basis, management reviews the valuation and amortization of such assets with consideration toward recovery through future operating results at the current rate of amortization. The Company periodically evaluates the value and future benefits of its intangible assets, including Goodwill. The Company assesses recoverability from future operations using cash flows and income from operations of the related acquired business as measures. In accordance with SFAS No. 121, the carrying value would be reduced to estimated fair value if it becomes probable that the Company's estimate for expected future cash flows of the related business would be less than the carrying amount of the related intangible assets. There have been no adjustments to the carrying amount of intangible assets resulting from these evaluations as of December 31, 2001 and 2000.

Accrued Expenses and Other Current Liabilities

        The following is a summary of accrued expenses and other current liabilities at December 31:

	2001	2000
Acquisition related accrued liabilities	$512,223	$2,629,094
Interest	2,370,474	868,062
Accrued payroll and other employee related liabilities	2,069,597	1,252,148
Accrued insurance liabilities	2,203,507	1,250,037
Other	4,278,862	2,322,538

	$11,434,663	$8,321,879

Revenue Recognition

        Revenue is recognized as services are provided to customers. Certain customers are billed in advance and, accordingly, recognition of the related revenue is deferred until the services are provided.

        The Company reviews its revenue producing contracts in the ordinary course of business to determine if the direct costs to service the contractual arrangements exceed the revenues to be produced by the contract. Any resulting loss (excess direct costs) over the life of the contract is expensed at the time of such determination.

Advertising Costs

        All advertising costs are expensed when paid. Advertising costs were $381,000, $274,000 and $255,000 in 2001, 2000 and 1999, respectively.

Income Taxes

        Deferred income taxes are determined based on the difference between the financial reporting and tax bases of assets and liabilities. Deferred income tax provision represents the change during the reporting period in the deferred tax assets and deferred tax liabilities, net of the effect of acquisitions and dispositions. Deferred tax assets include tax loss carryforwards and are reduced by a valuation allowance if, based on available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Stock-Based Compensation

        The Company grants stock options for a fixed number of shares to employees with stock option exercise prices equal to the fair value of the shares on the date of the grant. The Company accounts for stock option grants to employees in accordance with the Accounting Principles Board Opinion No. 25 (APB No. 25), Accounting for Stock Issued to Employees, and related interpretations. The Company grants stock options for a fixed number of shares to employees with stock option exercise prices equal to the fair value of the shares on the date of grant and, accordingly, recognizes no compensation expense for the stock option grants.

Risks and Uncertainties

        The Company's business could be impacted by federal and state legislative changes in the area of environmental policy. As of December 31, 2001, management believes that the Company has no significant risk of a near-term severe impact resulting from such changes.

Fair Values of Financial Instruments

        The Company's financial instruments consist primarily of cash, trade receivables, trade payables, debt instruments, and interest rate swaps. The carrying values of cash, trade receivables, and trade payables are considered to be representative of their respective fair values. The carrying values of the Company's debt instruments approximate their fair values as of December 31, 2001 and 2000, based on current incremental borrowing rates for similar types of borrowing arrangements. The Company's interest rate swaps are recorded at their fair values based on estimated cash flows calculated using interest rate yield curves as of December 31, 2001.

Concentrations of Credit Risk

        The Company provides services to commercial, industrial, municipal, and residential customers. Financial instruments that potentially subject the Company to concentrations of credit risks consist primarily of accounts receivable from these customers. Credit risk on accounts receivable is minimized as a result of the large and diverse nature of the Company's customer base. The Company performs ongoing credit evaluations of its customers, but does not require collateral to support customer receivables. The Company maintains an allowance for losses based on various factors including the credit risk of specific customers, age of receivables outstanding, historical trends, and other information. Credit losses have been within management's expectations. One customer accounted for approximately 15% and 6% of the Company's services revenue for the periods ending December 31, 2001 and 2000, respectively. At December 31, 2001 and 2000, this same contract accounted for approximately 33% and 18%, respectively, of accounts receivable.

Derivative Financial Instruments

        From time to time, the Company uses derivatives to manage interest rate risk. The Company's policy is to use derivatives for risk management purposes only, which includes maintaining the ratio between the Company's fixed and floating rate debt obligations that management deems appropriate, and prohibits entering into such contracts for trading purposes. To minimize credit risk, the Company enters into derivatives only with counterparties (primarily financial institutions) which have substantial financial wherewithal. The amount of gains or losses from the use of derivative financial instruments has not been, and is not expected to be, material to the Company's financial statements.

        In June 1998, the FASB issued SFAS No. 133, Accounting for Derivatives and Hedging Activities, which was amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities (an Amendment of FASB Statement 133), (collectively SFAS No. 133). SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities.

        SFAS No. 133 requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value is immediately recognized in earnings.

        The Company adopted SFAS No. 133 effective January 1, 2001. The Company has evaluated its derivative instruments, consisting solely of three interest rate swaps effective through August 2004, and believes these instruments qualify for hedge accounting pursuant to SFAS No. 133. The adoption of SFAS No. 133 did not have a material effect on the Company's results of operations. Because the relevant terms of the interest rate swaps and the specific cash flows related to the debts they have been designated to hedge are virtually identical, there was no material ineffectiveness required to be recognized in earnings. In addition, there are no components of the derivative instruments' gain or loss that have been excluded from the assessment of hedge effectiveness. At December 31, 2001, the fair value of the Company's interest rate swaps was approximately $665,000. No interest rate swaps were in place at December 31, 2000.

Reclassifications

        Certain reclassifications have been made in prior years' financial statements to conform to the 2001 presentation.

3.    Acquisitions and Dispositions

        All acquisitions were accounted for as purchases and, accordingly, only the operations of the acquired companies since the acquisition dates are included in the accompanying consolidated financial statements.

2001

        In June 2001, the Company acquired the assets of Capital City Roll-Offs, Inc. (Capital). The approximate total purchase price of Capital was $1,644,000 consisting of cash and liabilities assumed.

        The following unaudited pro forma results of operations assume that the Company's acquisition of Capital, accounted for using the purchase method of accounting, occurred as of January 1, 2000:

	Year ended December 31
	2001	2000
Services revenue	$186,402,079	$141,054,972
Net income (loss)	$2,300,564	$(965,449)

        The unaudited pro forma results do not purport to be indicative of the results of operations which actually would have resulted had the acquisition occurred on January 1, 2000, nor are they necessarily indicative of future operating results.

        During the year, the Company acquired the assets of 15 other waste management companies. The approximate total purchase price of the 15 waste management companies was $10,451,000, consisting of cash and liabilities assumed.

2000

        In November, the Company simultaneously purchased the assets of Omega One Company, Omega One Waste, LLC (together, Omega) and certain assets from Waste Management, Inc. (WMI). The total purchase price of the combined transaction consisted of approximately $38,575,000 in cash and liabilities assumed. Assets acquired from Omega included three hauling operations in Louisiana. Assets acquired from WMI included one hauling operation, one transfer station and the operating agreements for two municipal solid waste (MSW) landfills, all of which are in Louisiana.

        The following unaudited pro forma results of operations assume that the Company's acquisitions of certain assets from Omega and WMI, accounted for using the purchase method of accounting, occurred as of January 1, 1999:

	Year ended December 31
	2000	1999
Services revenue	$155,983,750	$124,765,199
Net loss	$(3,862,890)	$(13,808,863)

        The unaudited pro forma results do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions occurred on January 1, 1999, nor are they necessarily indicative of future operating results.

        Additionally, in 2000, the Company acquired the assets of nine other waste management companies. The approximate total purchase price of the nine waste management companies was $11,418,000, consisting of cash and liabilities assumed.

1999

        In June, the Company purchased the stock of two permitted MSW landfills: R and A Bender, Inc. and Eastern Waste of Bethlehem, Inc., and the assets of two MSW transfer stations and two hauling companies from WMI. The total purchase price consisted of approximately $65,000,000 in cash and $10,200,000 in liabilities assumed. The two landfills and two hauling companies are located in Pennsylvania and the two transfer stations are located in New York City.

        In July, the Company acquired the stock of Bellevue Trucking, Inc. and a permitted MSW landfill from Bell Processing, Inc. The total purchase price consisted of approximately $22,600,000 in cash and $800,000 of liabilities assumed. Assets acquired from Bellevue Trucking, Inc. included four hauling operations, three transfer stations and a Construction and Demolition (C&D) landfill, all located around Wichita Falls, Texas and Southern Oklahoma.

        The following unaudited pro forma results of operations assume that the Company's acquisitions of R and A Bender, Inc., Eastern Waste of Bethlehem, Inc., two MSW transfer stations and two hauling companies from WMI, Bellevue Trucking, Inc., and a permitted MSW landfill from Bell Processing, Inc., accounted for using the purchase method of accounting, occurred as of January 1, 1999:

Year ended December 31, 1999
Services revenue	$126,716,062
Net loss	$(13,354,530)

        The unaudited pro forma results do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions occurred on January 1, 1999, nor are they necessarily indicative of future operating results.

        Additionally, in 1999, the Company acquired the assets of 31 other waste management companies. The approximate total purchase price of the 31 waste management companies was $11,902,000, consisting of cash and liabilities assumed.

        In December, the Company sold the stock of its 80% owned subsidiary, IESI TN Corporation for approximately $15,155,000 in cash. The assets sold included three hauling operations in Georgia and Tennessee and two transfer stations in Georgia. The Company recorded a gain of approximately $1,866,000 related to the sale.

4.    Landfill and Accrued Environmental Costs

        The following is a roll-forward of amounts accrued for final closure and post-closure costs and environmental costs:

	Final Closure/ Post-Closure Costs	Environmental Costs	Total
Balance at December 31, 1999	$6,238,527	$3,808,135	$10,046,662
Additions charged to income	364,869	—	364,869
Additions from acquisitions	2,835,958	—	2,835,958
Final closure/post-closure costs incurred	—	—	—
Waste relocation costs incurred	—	(675,969)	(675,969)

Balance at December 31, 2000	$9,439,354	$3,132,166	$12,571,520
Additions charged to income	465,779	—	465,779
Additions from acquisitions	565,092	—	565,092
Final closure/post-closure costs incurred	(80,987)	—	(80,987)
Waste relocation costs incurred	—	(921,247)	(921,247)

Balance at December 31, 2001	$10,389,238	$2,210,919	$12,600,157

Life Cycle Accounting

        The Company uses life cycle accounting and the units-of-consumption method to recognize certain landfill costs. In life cycle accounting, all costs to acquire, construct, close and maintain a site during the post-closure period are capitalized or accrued and charged to expense based upon the consumption of cubic yards or tons of available airspace. Costs and airspace estimates are developed annually by independent engineers together with the Company's engineer. These estimates are used by the Company's operating and accounting personnel to annually adjust the Company's rates used to expense capitalized costs and accrue closure and post-closure costs. Changes in these estimates primarily relate to changes in available airspace, inflation rates and applicable regulations. Changes in available airspace primarily include changes due to the addition of airspace lying in expansion areas deemed probable to be permitted.

Total Available Disposal Capacity

        As of December 31, 2001, the Company owned or operated eight MSW landfills and two C&D landfills. Based on engineering estimates, the total available disposal capacity of the 10 landfills is approximately 140,062,000 in-place cubic yards, which consists of approximately 63,046,000 in-place cubic yards of estimated permitted airspace and approximately 77,016,000 in-place cubic yards of estimated additional airspace deemed probable to be permitted.

Probable to be Permitted Expansion Airspace

        Before airspace included in an expansion area is determined as probable to be permitted and, therefore, included in the Company's calculation of total available disposal capacity, the following criteria must be met:

  1.
  The land associated with the expansion airspace is either owned by the Company or controlled by the Company pursuant to an option agreement;
  2.
  The Company is committed to supporting the expansion project financially and with appropriate resources;
  3.
  There are no identified fatal flaws or impediments associated with the project, including political impediments;
  4.
  The expansion is attainable within a three to five year time frame;
  5.
  Progress is being made on the project

        Upon meeting the Company's expansion criteria, the rates used for each applicable landfill to expense costs to acquire, construct, close and maintain a site during the post-closure period are adjusted to include probable to be permitted airspace and all additional costs to be capitalized or accrued associated with the expansion airspace. Once a landfill meets the Company's expansion criteria, management continuously monitors each site's progress in obtaining the expansion permit. If at any point it is determined that an expansion area no longer meets the required criteria, the probable to be permitted airspace is removed from the landfill's total available capacity and the rates used at the landfill to expense costs to acquire, construct, close and maintain a site during the post-closure period are adjusted accordingly. Additionally, the landfill's future operations will typically reflect lower profitability due to higher amortization rates, final closure and post-closure rates, and expenses related to the removal of previously included expansion airspace. The landfill may also become subject to impairment, which could be material to the results of operations of any individual reporting period.

Capitalized Landfill Costs

        Capitalized landfill costs include expenditures for land, operating agreements, permitting costs, cell construction costs and environmental structures. Capitalized permitting and cell construction costs are limited to direct costs relating to these activities, including legal, engineering and construction associated with excavation, liners and site berms. Interest is capitalized on landfill construction projects while the assets are undergoing activities to ready them for their intended use.

4.    Landfill and Accrued Environmental Costs (Continued)

        Capitalized landfill costs, excluding the estimated residual value of unpermitted land, are depleted as airspace is consumed using the units-of-consumption method.

        As of December 31, 2001, the Company expected to spend an estimated additional $235,100,000 on existing landfills, primarily related to cell construction and environmental structures, over their expected remaining lives.

Closure and Post-Closure Costs

        Landfill site closure and post-closure costs include estimated costs to be incurred for final closure of the landfills and estimated costs for providing required post-closure monitoring and maintenance of landfills. These costs are accrued and charged to operations based upon consumed airspace in relation to total available disposal capacity using the units-of-consumption method of amortization. The Company estimates future cost requirements for final closure and post-closure monitoring and maintenance for its solid waste facilities based on the technical standards of the Environmental Protection Agency's Subtitle D regulations and applicable state and local regulations. Reviews of the future requirements for closure and post-closure monitoring and maintenance costs for the Company's operating landfills are performed by the Company's engineer and independent engineers at least annually. These estimates do not take into account discounts for the present value of total estimated costs. The total estimated future payments related to final closure and post-closure monitoring and maintenance was estimated to be approximately $28,255,000 as of December 31, 2001.

        A number of the Company's landfills were previously operated by other entities. Accordingly, the Company assessed and recorded a final closure and post-closure liability as of the date of the landfill acquisition based upon the estimated total final closure and post-closure costs and the percentage of total available disposal capacity utilized as of such date. Thereafter, the difference between the final closure and post-closure costs accrued and the total estimated final closure and post-closure costs to be incurred are accrued and charged to expense as the remaining airspace is consumed. Estimated aggregate final closure and post-closure costs will be fully accrued for the Company's landfills at the time such facilities cease to accept waste and are closed.

        The Company pays annual premiums to obtain performance bonds underwritten by a large insurance carrier, which support the Company's financial assurance obligations for its facilities' closure and post-closure costs. These premiums are expensed as incurred.

5.    Long-Term Debt

        Long-term debt consisted of the following at December 31:

	2001	2000
Revolving credit loan	$90,850,000	$117,257,611
Term loan maturing August 31, 2006	39,200,000	44,550,000
Other	300,662	41,113

Total long-term debt	130,350,662	161,848,724
Less current portion	529,573	491,113

	$129,821,089	$161,357,611

        Scheduled maturities of long-term debt are as follows:

2002	$529,573
2003	555,089
2004	91,242,000
2005	392,000
2006	37,632,000
Thereafter	—

$130,350,662

        On September 14, 2001, the Company entered into a new syndicated Senior Secured Credit Facility, the Fourth Amended and Restated Revolving Credit and Term Loan Agreement (the Credit Facility) with Fleet National Bank as agent. The Credit Facility consists of a $222,500,000 Revolving Credit Loan and $39,200,000 Term Loan (including $30,000,000 in stand-by letters of credit, of which approximately $3,550,000 were issued as of December 31, 2001). The Credit Facility is secured by substantially all of the assets of the Company.

        The Revolving Credit Loan expires on August 31, 2004. The interest rate on the Revolving Credit Loan is based, at the Company's option, on the prime rate plus an applicable margin from 0.25% to 1.00% or the designated short-term Eurodollar rates (which generally approximate the London Interbank Offered Rates or LIBOR) plus an applicable margin of 2.25% to 3.00% and was approximately 5.25% and 9.74% at December 31, 2001 and 2000, respectively. In addition, commitment fees of 0.375% to 0.50% per annum, depending on the ratio of debt to earnings before interest, taxes, depreciation and amortization for up to the preceding twelve months are payable on the unused portion of the line of credit. As of December 31, 2001, approximately $39,769,000 was available under the Revolving Credit Loan.

        The Term Loan expires on August 31, 2006. The interest rate on the Term Loan is based on the designated short-term Eurodollar rate plus an applicable margin of 3.25%. The terms of the Credit Facility require the maintenance of certain specified financial and operating covenants and provide for restrictions on capital expenditures and future acquisitions and the payment of dividends.

        In October 2001, the Company entered into three interest rate swaps with three financial institutions. Under the swap agreements, which are effective through August 2004, the interest rates on

$87,000,000 of the Company's LIBOR-based Revolving Credit Loan and $38,000,000 of the Company's LIBOR-based Term Loan were effectively fixed with an interest rate of 3.77% and 3.79%, respectively, plus an applicable margin.

6.    Income Taxes

        The provision for income taxes for each of the last three years consists of:

	2001	2000	1999
Federal:
Current	$—	$—	$—
Deferred	376,611	128,367	—
State:
Current	294,609	31,510	83,287
Deferred	32,281	11,003	—

	$703,501	$170,880	$83,287

        At December 31, 2001, the Company had a net operating loss carryforward of approximately $32,800,000, which is available to reduce future taxable income and will begin to expire in 2012.

        The Company's carryforwards expire at specific future dates and utilization of certain carryforwards is limited to specific amounts each year. Due to the uncertain nature of their ultimate realization, the Company has established a valuation allowance against these carryforward benefits and will recognize benefits only as reassessment demonstrates they are realizable. Realization is dependent upon future taxable earnings in specific tax jurisdictions.

        Significant components of the Company's deferred income tax liabilities and assets as of December 31 are as follows:

	2001	2000
Deferred income tax liabilities:
Depreciation and amortization	$13,642,760	$10,731,513
Other	266,456	—

Total deferred income tax liabilities	13,909,216	10,731,513
Deferred income tax assets:
Allowance for doubtful accounts	356,807	454,647
Amortization	338,346	144,312
Other	55,220	78,842
Net operating loss carryforward	12,468,743	10,793,366
Valuation allowance	(1,542,372)	(2,296,778)

Total deferred income tax assets	11,676,744	9,174,389

Net deferred income tax liability	$2,232,472	$1,557,124

        The following is a reconciliation from the federal statutory income tax rate to the effective income tax rate for 2001, 2000 and 1999:

	2001	2000	1999
Federal statutory income tax rate (benefit)	34.0%	(34.0)%	(34.0)%
State income taxes, net of federal benefit	10.0%	30.5%	3.8%
Change in valuation allowance	(25.6)%	2.4%	25.3%
Non-deductible amortization	4.4%	13.5%	1.2%
Other	1.0%	6.9%	4.5%

	23.8%	19.3%	0.8%

7.    Commitments and Contingencies

        The Company has operating lease agreements for service facilities, office space and equipment. Some of these lease agreements contain renewal clauses that allow the Company, at its option, to extend the term of the leases for additional periods. At December 31, 2001, total future minimum payments under the noncancelable operating leases with terms of one year or more consisted of:

Operating Leases
2002	$1,964,000
2003	1,833,000
2004	1,504,000
2005	1,044,000
2006	394,000
Thereafter	1,379,000

Total minimum lease payments	$8,118,000

        Rental expense was $2,989,000, $2,466,000 and $1,862,000 during 2001, 2000 and 1999, respectively.

        The Company's business activities are conducted in the context of a developing and changing statutory and regulatory framework. Governmental regulation of the waste management industry requires the Company to obtain and retain numerous governmental permits to conduct various aspects of its operations. These permits are subject to revocation, modification or denial. The costs and other capital expenditures, which may be required to obtain or retain the applicable permits or comply with applicable regulations, could be significant. Any revocation, modification or denial of permits could have a material adverse effect on the Company.

        The Company is subject to liability for any environmental damage that its solid waste facilities may cause to neighboring landowners or residents, particularly as a result of the contamination of soil, groundwater or surface water, and especially drinking water, including damage resulting from conditions existing prior to the acquisition of such facilities by the Company. The Company may also be subject to liability for any off-site environmental contamination caused by pollutants or hazardous substances whose transportation, treatment or disposal was arranged by the Company or its predecessors.

        Any substantial liability for environmental damage incurred by the Company could have a material adverse effect on the Company's financial condition, results of operations or cash flows. As of December 31, 2001, the Company was not aware of any such environmental liabilities.

        In the normal course of its business and as a result of the extensive governmental regulation of the solid waste industry, the Company is subject to various judicial and administrative proceedings involving federal, state or local agencies. In these proceedings, an agency may seek to impose fines on the Company or to revoke or deny renewal of an operating permit held by the Company. From time to time the Company may also be subject to actions brought by citizens' groups or adjacent landowners or residents in connection with the permitting and licensing of landfills and transfer stations, or alleging environmental damage or violations of the permits and licenses pursuant to which the Company operates.

        In addition, the Company may become party to various claims and suits pending for alleged damages to persons and property, alleged violations of certain laws and alleged liabilities arising out of matters occurring during the normal operation of the waste management business. However, as of December 31, 2001, there were no proceedings or litigation involving the Company that the Company believed would have a material adverse impact on its business, financial condition, results of operations or cash flows.

8.    Redeemable Preferred Stock

        In 2001, the Company issued 55,000 shares of Series D Convertible Preferred Stock (Series D Preferred) at $1,000 per share. At the issuance, the Company paid the holders of the Series D Preferred a 3% fee, which was accounted for as a reduction of the carrying value of the Series D Preferred. The Series D Preferred was issued with a beneficial conversion feature. The amount of the beneficial conversion feature was $1,650,000, which represents the excess of fair value of common stock that the holder would receive at conversion over the proceeds received. As the Series D Preferred is convertible at any time at the option of the holder into Common Stock of the Company, the discount related to the beneficial conversion feature was amortized upon issuance. The difference between the redemption value and carrying value as of December 31, 2001, of $2,619,877 will be recognized upon the determination that redemption is probable. As of December 31, 2001, redemption was considered uncertain as redemption is contingent upon the occurrence of a Liquidation, Sale Transaction or Asset Sale (LSA Event).

        The holders of the Series D Preferred, subject to certain regulatory requirements applicable to such holders, along with the Series A, B and C Preferred holders are entitled to vote separately as a class (Preferred Holders) on each matter required to be submitted to a vote of holders of Common Stock. In respect to the election of the members of the Board of Directors, the holders of Series A, B and C Preferred vote together with the holders of Class A Common Stock, with each holder having one vote per share, while the holders of the Series D Preferred have no right to vote. Certain matters requiring a vote, such as amending the Company's Certificate of Incorporation or by-laws, issuing additional shares of preferred stock or authorizing and issuing capital stock, must obtain the approval of not less than 75% of the Preferred Holders.

        The Series D Preferred shall be entitled to receive, when and if declared by the Board of Directors, a dividend at a rate of 10% per annum, or $100 per share. Such dividends accrue and compound semiannually on a cumulative basis whether or not they have been declared. During 2001, the carrying amount of the Series D Preferred was increased for accumulated and unpaid dividends of $1,482,917 in the aggregate, or $26.96 per share.

        The Series D Preferred ranks senior to all other classes of stock with respect to the payment of dividends and distributions of the applicable liquidation preferences. In the event of an LSA Event, the holders of the Series D Preferred are entitled to a Liquidation Preference equal to $1,000 per share, plus all accrued and unpaid dividends for each share of the Series D Preferred, if any, before any distribution of assets are made to the holders of Series A, B and C Preferred and the holders of Common Stock of the Company. In the specific event of a Sales Transaction (as defined in the Company's Certificate of Incorporation), it is the right of each holder of the Series D Preferred to redeem into cash its Series D Preferred shares along with all accrued and unpaid dividends. In the specific event of an Asset Sale (as defined in the Company's Certificate of Incorporation) of the Company, the Series D Preferred shares along with all accrued and unpaid dividends will be redeemed into cash. The Series D Preferred shares are convertible into the Company's Common Stock at the Company's option upon an IPO only if the Series D Preferred's calculated annual return is at least 25%. The Series D Preferred is convertible at any time into Common Stock of the Company at $80 per Common Share at the option of the holder.

        In 1999, the Company issued 55,000 shares of Series C Convertible Preferred Stock (Series C Preferred) at $1,000 per share. At the issuance, the Company paid the holders of the Series C Preferred a 3% fee, which was accounted for as a reduction of the carrying value of the Series C Preferred. The difference between the redemption value and carrying value as of December 31, 2001, of $2,042,461 will be recognized upon the determination that redemption is probable. As of December 31, 2001, redemption is considered uncertain as redemption is contingent upon the occurrence of an LSA Event.

        The Series C Preferred shall be entitled to receive, when and if declared by the Board of Directors, a dividend at a rate of 15% per annum, or $150 per share. Such dividends accrue and compound semiannually on a cumulative basis whether or not they have been declared. During 2001, 2000 and 1999 the carrying amount of the Series C Preferred was increased for accumulated and unpaid dividends of $10,014,264, $9,820,349 and $4,125,000 in the aggregate, or $182.08, $178.55 and $75.00 per share, respectively.

        The Series C Preferred ranks junior to the Series D Preferred and senior to all other classes of stock with respect to the payment of dividends and distributions of the applicable liquidation preferences. Upon the occurrence of an LSA Event, the holders of the Series C Preferred are entitled to a Liquidation Preference equal to $1,000 per share plus all accrued and unpaid dividends for each share of the Series C Preferred, if any, before any distribution of assets made to the holders of Series A and B Preferred Stock and Common Stock of the Company. In the specific event of a Sales Transaction, it is the right of each holder of the Series C preferred to redeem into cash its Series C

Preferred shares along with all accrued and unpaid dividends. In the specific event of an Asset Sale of the Company, the Series C Preferred shares along with all accrued and unpaid dividends will be redeemed into cash. The Series C Preferred shares are convertible into the Company's Common Stock at the Company's option upon an IPO (as defined in the Company's Certificate of Incorporation) only if the Series C Preferred calculated annual return is at least 25% annually. The Series C Preferred is convertible at any time along with all accrued and unpaid dividends into Common Stock of the Company at $150 per Common Share at the option of the holder.

        The Company has 32,000 shares of Series A Convertible Preferred Stock (Series A Preferred) and 20,100 shares of Series B Convertible Preferred Stock (Series B Preferred), both issued at $1,250 per share. Upon the occurrence of an LSA Event of the Company, the holders of the Series A and B Preferred are entitled to a Liquidation Preference equal to the $1,250 per share plus all declared and unpaid dividends, if any, on each share before any distribution of assets made to the holders of Common Stock of the Company. So long as shares of Series D Preferred or Series C Preferred are outstanding, the Company may not declare or pay any dividends on shares of Series A Preferred or Series B Preferred. Additionally, holders of Series A and B Preferred are entitled to receive dividends only as dividends are declared and paid on the common stock. The difference between the redemption value and carrying value as of December 31, 2001 of $507,727 will be recognized upon the determination that redemption is probable. As of December 31, 2001, redemption is considered uncertain as redemption is contingent upon the occurrence of an LSA Event.

        The Series A and B Preferred rank junior to the Series D and C Preferred, equally as to each other and senior to all other classes of stock with respect to the payment of dividends and distributions of the applicable liquidation preferences. In the event of a Sales Transaction, Asset Sale or IPO (a Triggering Event) and the calculated internal rate of return, calculated in accordance with the formula provided in our Certificate of Incorporation, with respect to the Series A and B Preferred is less than 25%, the then-applicable conversion price per share will be reduced, effective as of the date of such triggering event, to the higher of (a) $80 per share (subject to adjustment in certain circumstances) or (b) a price per share that, after giving effect to such reduction, will yield an internal rate of return (calculated in accordance with the same formula) of 25%. In the specific event of a Sales Transaction, it is the right of the each holder of the Series A and B Preferred to redeem into cash its shares of Series A and B Preferred, along with all accrued and unpaid dividends. In the specific event of an Asset Sale of the Company, the Series A and B Preferred shares along with all accrued and unpaid dividends will be redeemed into cash. The shares are convertible into shares of Common Stock of the Company at the Company's option upon an IPO. The shares are convertible at any time into Common Stock of the Company at $125 per Common Share at the option of the holder.

        The Company's Series A, B, C and D Preferred is considered redeemable due to certain terms of the Preferred Shares and due to a majority of members of the Board of Directors being holders of Preferred Shares. Certain events, as defined, can trigger redemption and the occurrence of such events is effectively controlled by the holders of the Preferred Shares.

9.    Stockholders' Equity

        In September 2001, the Company completed a 1-for-10 reverse stock applicable to all authorized and outstanding shares of common stock.

        The Company's Certificate of Incorporation authorizes 4,050,000 shares of common stock consisting of 3,600,000 shares of Class A voting common stock and 450,000 shares of Class B Convertible non-voting common stock. Holders of Class A common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders. Except as required by law, holders of Class B Convertible common stock are not entitled to vote. At any time, holders of the Class B Convertible common stock can convert, on a 1-for-1 basis, such stock into shares of Class A voting common stock.

        In January 1999, the Company adopted the 1999 Stock Option Plan (the Plan). Options granted under the Plan are nonqualified stock options (options). The Plan provides for the granting of options to key employees, certain consultants and advisors who perform services for the Company, and members of the Board of Directors of the Company. Under the Plan, the Company is authorized to issue up to 200,000 shares of the Company's Common Stock.

        Options issued under the Plan expire 10 years from date of grant and become fully vested and exercisable eight years from date of grant. All granted options become fully vested and exercisable prior to eight years upon a change in control of the Company. Additionally, upon the occurrence of an IPO (as defined in the Company's Certificate of Incorporation) or anytime thereafter, the exercisability of the options can accelerate if an internal rate of return of 30%, measured from June 25, 1997 to the date of the IPO, has been achieved. After an IPO, the options becoming eligible for accelerated exercisability, vest in four equal amounts on the first four anniversary dates after the date of grant.

        The following table, adjusted for all periods to reflect the 1-for-10 reverse stock split, summarizes activity of the Company's stock options:

	Shares	Weighted Average Exercise Price	Weighted Average Fair Value at the Date of Grant
Options outstanding at December 31, 1998	57,273	$100.00
Granted	119,212	$100.00	$17.70
Canceled	(55,523)	$100.00

Options outstanding at December 31, 1999	120,962	$100.00
Granted	12,050	$125.00	$17.70
Canceled	(4,850)	$104.40

Options outstanding at December 31, 2000	128,162	$102.20
Granted	22,600	$150.00	$21.80
Canceled	(138,366)	$110.20

Options outstanding at December 31, 2001	12,396	$100.00

Weighted average remaining contractual life of options outstanding at December 31, 2001	6 years
The exercise price of options outstanding at December 31, 2001	$100.00

        No shares were exercisable at December 31, 2001 or 2000.

        The Company accounts for its employee stock-based compensation plan under APB No. 25. In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation, which requires that if a company accounts for stock-based compensation in accordance with APB No. 25, the company must also disclose the effects on its results from operations as if an estimate of the value of stock-based compensation at the date of grant was recorded as an expense in the company's statement of operations. These effects for the Company are as follows:

	2001	2000	1999
Net income (loss):
As reported	$2,246,899	$(1,055,178)	$(10,066,021)
Pro forma for SFAS No. 123	$2,112,133	$(1,300,029)	$(10,582,471)

        The effects of applying SFAS No. 123 in the pro forma disclosure may not be indicative of future amounts as additional option grants in future years are anticipated. The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumption:

	2001	2000
Expected dividend yield	0%	0%
Expected stock price volatility	1%	1%
Risk free interest rate	4.50%	5.10%
Expected life of options	3.00 years	3.00 years

        Of the 3,795,020 shares of Common Stock authorized but unissued as of December 31, 2001, the following shares were reserved for issuance:

Conversion of Series A	500,000
Conversion of Series B	314,063
Conversion of Series C	526,397
Conversion of Series D	687,500
Common stock options	12,396

2,040,356

10.    Segment Reporting

        The Company's two geographic regions are the Company's reportable segments. The segments provide integrated waste management services consisting of collection, transfer, disposal, and recycling services to commercial, industrial, municipal, and residential customers. Summarized financial information concerning the Company's reportable segments for the respective years ended December 31 is shown in the following table:

	South Region	Northeast Region	Southeast Region	Corporate Functions	Total
Year ended December 31, 2001
Outside revenues
Collection	$94,569,239	$28,938,761	$—	$—	$123,508,000
Transfer	3,155,898	39,572,298	—	—	42,728,196
Disposal	6,233,082	6,762,644	—	—	12,995,726
Recycling	2,047,233	3,603,701	—	—	5,650,934
Other	801,732	5,721	—	—	807,453
Total outside revenues	106,807,184	78,883,125	—	—	185,690,309
Income (loss) from operations	13,140,189	10,095,720	—	(7,146,641)	16,089,268
Depreciation, depletion and amortization	16,921,772	8,277,993	—	522,205	25,721,970
Purchases of property and equipment	24,902,403	6,907,824	—	596,397	32,406,624
Acquisitions of waste operations	12,481,295	3,147,099	—	—	15,628,394
Total assets	196,373,949	149,838,183	—	8,095,944	354,308,076
Year ended December 31, 2000
Outside revenues
Collection	$69,439,543	$28,079,093	$—	$—	$97,518,636
Transfer	686,613	23,860,135	—	—	24,546,748
Disposal	3,306,140	6,141,699	—	—	9,447,839
Recycling	1,594,466	4,967,562	—	—	6,562,028
Other	1,526,136	32,148	—	—	1,558,284
Total outside revenues	76,552,898	63,080,637	—	—	139,633,535
Income (loss) from operations	9,861,352	4,967,314	—	(4,384,259)	10,444,407
Depreciation, depletion and amortization	11,466,888	8,302,689	—	316,638	20,086,215
Purchases of property and equipment	14,993,131	11,066,980	—	857,100	26,917,211
Acquisitions of waste operations	48,653,365	81,732	—	—	48,735,097
Total assets	169,376,059	147,867,945	—	6,995,342	324,239,346
Year ended December 31, 1999

Outside revenues
Collection	$51,145,633	$24,100,643	$8,944,613	$—	$84,190,889
Transfer	268,848	13,526,806	517,004	—	14,312,658
Disposal	1,243,574	1,887,594	—	—	3,131,168
Recycling	1,058,777	7,420,968	—	—	8,479,745
Other	—	923	—		923
Total outside revenues	53,716,832	46,936,934	9,461,617	—	110,115,383
Income (loss) from operations	5,078,518	(4,773,675)	(2,289,401)	(1,798,849)	(3,783,407)
Depreciation, depletion and amortization	7,909,575	5,707,171	1,265,457	124,938	15,007,141
Purchases of property and equipment	15,570,803	5,535,524	879,386	523,179	22,508,892
Acquisitions of waste operations	24,604,408	66,838,577	1,881,168	—	93,324,153
Total assets	105,793,202	143,908,410	—	9,552,676	259,254,288

11.    Employee Benefit Plans

        The Company has a defined contribution 401(k) savings plan that covers substantially all non-union employees meeting certain minimum eligibility requirements. Participating employees can elect to defer a portion of their compensation and contribute it to the plan on a pretax basis. The Company also matches certain amounts, as defined.

        Contributions made by the Company under the plan were $390,000, $231,000 and $202,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

12.    Related Parties

        During 2001 and 1999, IESI paid a company affiliated with a director of the Company approximately $250,000 and $1,000,000, respectively, for expenses related to financing transactions.

REPORT OF INDEPENDENT AUDITORS

The Board of Directors
IESI Corporation

        We have audited the consolidated financial statements of IESI Corporation as of December 31, 2000 and 2001, and for each of the three years in the period ended December 31, 2001, and have issued our report thereon dated March 22, 2002 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 21 of Part II of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

        In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                      /s/ Ernst & Young LLP

Fort Worth, Texas
March 22, 2002

IESI Corporation
Schedule II—Valuation and Qualifying Accounts and Reserves

	Year Ended December 31,
	1999	2000	2001
Allowance for doubtful accounts
Balance at beginning of year	$1,208,000	$3,340,000	$1,293,000
Additions charged to income	5,118,000	1,836,000	1,234,000
Additions from acquisitions	—	100,000	50,000
Balances written off, net of recoveries	(2,986,000)	(3,983,000)	(1,637,000)

Balance at end of year	$3,340,000	$1,293,000	$940,000

IESI CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2002	December 31, 2001
	(unaudited)
Assets
Current assets:
Cash	$2,141,875	$2,171,384
Accounts receivable trade, less allowance of $837,000 and $939,000 at June 30, 2002 and December 31, 2001, respectively	27,392,835	24,725,532
Deferred income taxes	340,303	356,807
Prepaid expenses and other current assets	3,245,330	3,151,215

Total current assets	33,120,343	30,404,938
Property and equipment, net of accumulated depreciation of $61,649,000 and $50,697,000 at June 30, 2002 and December 31, 2001, respectively	212,578,293	198,520,614
Goodwill, net	122,012,472	107,656,183
Other intangible assets, net	22,422,755	15,575,760
Other assets	2,253,806	2,150,581

Total assets	$392,387,669	$354,308,076

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable—trade	$9,891,159	$15,948,738
Accrued expenses and other current liabilities	12,101,231	11,434,663
Deferred revenue	3,271,443	2,650,238
Current portion of long-term debt	137,573	529,573

Total current liabilities	25,401,406	30,563,212
Long-term debt	170,329,390	129,821,089
Accrued environmental and landfill costs	12,320,357	12,600,157
Deferred income taxes	5,190,987	2,589,279
Other liabilities	1,591,125	1,814,927

Total liabilities	214,833,265	177,388,664
Redeemable preferred stock:
Redeemable Series A Convertible Preferred Stock, 32,000 shares authorized, issued and outstanding, liquidation preference of $40,000,000 at June 30, 2002 and December 31, 2001	39,683,637	39,683,637
Redeemable Series B Convertible Preferred Stock, 20,100 shares authorized, issued and outstanding, liquidation preference of $25,125,000 at June 30, 2002 and December 31, 2001	24,808,636	24,808,636
Redeemable Series C Convertible Preferred Stock, 55,000 shares authorized, issued and outstanding, liquidation preference of $84,881,584 and $78,959,613 at June 30, 2002 and December 31, 2001, respectively	82,839,123	76,917,152
Redeemable Series D Convertible Preferred Stock, 145,000 shares authorized, 55,000 shares issued and outstanding, liquidation preference of $59,307,063 and $56,482,917 at June 30, 2002 and December 31, 2001, respectively	56,676,857	53,863,040

Total redeemable preferred stock	204,008,253	195,272,465
Stockholders' equity (deficit):
Common stock, par value $.01 at June 30, 2002 and December 31, 2001, respectively:
Authorized shares: Class A—3,600,000 and 16,000,000, Class B—450,000 and 4,000,000, at June 30, 2002 and December 31, 2001, respectively; issued and outstanding shares: Class A—142,000, Class B—112,980, at June 30, 2002 and December 31, 2001, respectively	2,550	2,550
Additional paid-in capital	—	—
Accumulated deficit	(26,456,399)	(18,754,079)
Cumulative other comprehensive income	—	398,476

Total stockholders' equity (deficit)	(26,453,849)	(18,353,053)

Total liabilities and stockholders' equity (deficit)	$392,387,669	$354,308,076

IESI CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the six months ended June 30,		For the three months ended June 30,
	2002	2001	2002	2001
Services revenue	$99,028,226	$89,131,428	$52,370,268	$46,611,288
Costs and expenses:
Operating	62,994,601	56,975,500	33,359,243	29,609,365
General and administrative	12,109,334	12,065,368	6,334,478	5,842,394
Depreciation, depletion and amortization	12,788,293	12,267,491	6,611,743	6,236,286

	87,892,228	81,308,359	46,305,464	41,688,045
Income from operations	11,135,998	7,823,069	6,064,804	4,923,243
Interest expense, net	(5,664,431)	(7,145,144)	(3,041,007)	(3,453,137)
Loss on termination of interest rate swaps	(825,665)	—	(825,665)	—
Loss on extinguishment of debt	(585,591)	—	(585,591)	—
Other income (expense), net	(53,249)	(164,950)	(7,099)	(44,045)

Income before income taxes	4,007,062	512,975	1,605,442	1,426,061
Income tax expense	(2,963,265)	(246,025)	(671,262)	(215,270)

Net income	$1,043,797	$266,950	$934,180	$1,210,791

See accompanying notes.

IESI CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

(UNAUDITED)

	Common Stock
			Additional Paid-In Capital	Accumulated Deficit	Cumulative Other Comprehensive Income
	Shares	Par Amount				Total
Balance at December 31, 2001	254,980	$2,550	$—	$(18,754,079)	$398,476	$(18,353,053)
Comprehensive income:
Net income	—	—	—	1,043,797	—	1,043,797
Other comprehensive income, net of tax:
Unrealized loss on market value of interest rate swaps	—	—	—	—	(893,875)	(893,875)
Reclassification of loss on termination of interest rate swaps	—	—	—	—	495,399	495,399

Comprehensive income	—	—	—	—	—	645,321

Accretion of dividends on Series C and D Preferred Stock	—	—	—	(8,746,117)	—	(8,746,117)

Balance at June 30, 2002	254,980	$2,550	$—	$(26,456,399)	$—	$(26,453,849)

See accompanying notes.

IESI CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the six months ended June 30,
	2002	2001
Operating Activities
Net income	$1,043,797	$266,950
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	12,788,293	12,267,491
Amortization of deferred financing costs	1,103,911	620,606
Provision for doubtful accounts	541,252	537,295
Loss on extinguishment of debt	585,591	—
Deferred income tax expense	2,884,671	136,297
Changes in operating assets and liabilities, net of effects of acquired waste management operating assets and liabilities:
Accounts receivable, net	(2,365,769)	(3,051,683)
Prepaid expenses and other current assets	785,020	(631,860)
Accounts payable	(6,057,579)	2,175,964
Accrued expenses and other liabilities	(4,923,414)	816,964

Net cash provided by operating activities	6,385,773	13,138,024
Investing Activities
Purchases of property and equipment	(10,744,044)	(14,259,874)
Acquisitions of waste management operations	(27,478,240)	(8,167,836)
Capitalized interest	(653,163)	(737,334)
Deferred costs associated with transactions in process	(854,083)	(180,010)

Net cash used in investing activities	(39,729,530)	(23,345,054)
Financing Activities
Borrowings under long-term debt	185,800,000	11,400,000
Payments on long-term debt	(145,683,699)	(4,123,148)
Debt issue costs	(5,976,388)	—
Payments on interest rate swap termination	(825,665)	—

Net cash provided by financing activities	33,314,248	7,276,852

Net decrease in cash and cash equivalents	(29,509)	(2,930,178)
Cash and cash equivalents at beginning of period	2,171,384	5,072,646

Cash and cash equivalents at end of period	$2,141,875	$2,142,468

See accompanying notes.

IESI CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1. Business and Organization

        IESI Corporation (IESI) (together with its subsidiaries, the Company) is a regional, integrated non-hazardous solid waste management company that provides collection, transfer, disposal, and recycling services to commercial, industrial and residential customers in two principal geographic regions, the Northeast and the South United States. The Company is currently operating in nine states: Arkansas, Louisiana, Maryland, Missouri, New Jersey, New York, Oklahoma, Pennsylvania, and Texas.

2. Summary of Significant Accounting Policies

Basis of Presentation

        The accompanying unaudited condensed consolidated financial statements include the accounts of the Company. All significant intercompany accounts and transactions have been eliminated. Certain information related to the Company's organization, significant accounting policies and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, these unaudited condensed consolidated financial statements reflect all material adjustments (which include only normal recurring adjustments) necessary to fairly state the financial position and the results of operations for the periods presented, and the disclosures herein are adequate to make the information presented not misleading. Operating results for interim periods are not necessarily indicative of the results for full years. These interim financial statements should be read in conjunction with the Company's audited consolidated financial statements and notes thereto for the year ended December 31, 2001.

        The unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles and necessarily include amounts based on estimates and assumptions made by management. Actual results could differ from these amounts. Significant items subject to such estimates and assumptions include the depletion and amortization of landfill development costs, accruals for final closure and post-closure costs, valuation allowances for accounts receivable, liabilities for potential litigation, claims and assessments, and liabilities for environmental remediation, deferred taxes and self-insurance.

New Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets (collectively, the Statements). SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interest method standard. The Company's adoption of SFAS No. 141 did not have a material impact on its consolidated financial statements. SFAS No. 142, which is effective January 1, 2002, addresses the method of identifying and measuring goodwill and other intangible assets acquired in a business combination, eliminates further amortization of goodwill and other intangible assets deemed to have indefinite lives and requires periodic evaluation of impairment of goodwill balances. Other intangible assets, including those meeting new recognition criteria under the Statements, will continue to be amortized over their estimated useful lives.

        The Company has adopted the new rules on accounting for goodwill and other intangible assets as of January 1, 2002. As provided for under SFAS No. 142, goodwill and indefinite-lived intangible assets resulting from acquisitions completed after June 30, 2001 have not been amortized and amortization of goodwill incurred prior to June 30, 2001 ceased effective January 1, 2002. In 2001, the Company recognized $2,453,783 of tax deductible goodwill amortization expense and $373,406 of non-tax deductible goodwill amortization expense. Application of the non-amortization provisions of SFAS No. 142 is expected to result in an increase in pre-tax net income of approximately $2,800,000 in 2002 based on goodwill amortization occurring in 2001 that will not occur in 2002. Application of the non-amortization provisions of SFAS No. 142 for the three and six months ended June 30, 2001 would have resulted in net income of approximately $1,820,000 and $1,004,000, respectively, including related tax effects. The Company tests goodwill for impairment using the two-step process prescribed in SFAS No. 142. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. The Company performed the first of the required impairment tests of goodwill and indefinite lived intangible assets based on the carrying values as of January 1, 2002, and incurred no impairment of goodwill upon the initial adoption of SFAS No. 142.

        In July 2001, the Financial Accounting Standards Board issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 applies to all legally enforceable obligations associated with the retirement of tangible long-lived assets and provides the accounting and reporting requirements for such obligations. Under this statement, the amount initially recognized as an asset retirement obligation is measured at fair value. The recognized asset retirement cost is capitalized as part of the cost of the asset and is depreciated over the useful life of the asset. The Company expects to adopt SFAS No. 143 beginning January 1, 2003.

        SFAS No. 143 will impact the Company's accounting for its landfill operations. Costs associated with future capping activities that occur during the operating life of a landfill, which are currently recognized on an undiscounted basis over the operating life of the landfill as airspace is consumed, will be accounted for as an asset retirement obligation under SFAS No. 143, on a discounted basis. The Company expects to recognize landfill retirement obligations, which relate to capping, other closure activities and post-closure, over the operating life of a landfill as airspace is consumed and the obligation is incurred. These obligations will be initially measured at estimated fair value. Landfill retirement costs, which will be capitalized as part of the landfill asset, will be amortized using the Company's existing landfill accounting practices. The Company's management has not yet determined the cumulative or future effects of the adoption of SFAS No. 143 on its results of operations or financial position. Management believes that adoption of SFAS No. 143 will have no effect on the Company's cash flow.

        In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, effective for fiscal years beginning after December 15, 2001. This Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. There was no effect on the financial statements related to this adoption.

        In April 2002, the Financial Accounting Standards Board issued SFAS No. 145, Recission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 requires that gains and losses from extinguishment of debt be classified as extraordinary items only if they meet the criteria in Accounting Principles Board Opinion No. 30 ("Opinion No. 30"). Applying the provision of Opinion No. 30 will distinguish transactions that are part of an entity's recurring operations from those that are unusual and infrequent that meet criteria for classification as an extraordinary item. As allowed under the provisions of SFAS No. 145, the Company has adopted the provisions of SFAS No. 145 as of April 1, 2002. In accordance with SFAS No. 145, the Company has included the loss on extinguishment of debt (see Note 5) in income before income taxes.

        In July 2002, the Financial Accounting Standards Board issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities, such as restructurings, involuntarily terminating employees and consolidating facilities. SFAS No. 146 excludes from its scope exit and disposal activities conducted in connection with a business combination and those activities to which SFAS Nos. 143 and 144 are applicable. SFAS No. 146 is effective for exit and disposal activities that are initiated after December 31, 2002. The Company does not expect the adoption of this statement to have a material effect on its consolidated financial position or results of operations.

Property and Equipment

        Property and equipment are stated at cost. Improvements or betterments, which significantly extend the life of an asset, are capitalized. Expenditures for maintenance and repair costs are charged to operations as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal and any resulting gain or loss is reflected in the Consolidated Statements of Operations.

        The Company revises the estimated useful lives of property and equipment acquired through business acquisitions to conform with its' policies regarding property and equipment. Depreciation is calculated on the straight-line method over the estimated useful lives of the related assets which generally range from three to five years for furniture and fixtures and computer equipment, five to 10 years for containers, compactors, trucks and collection equipment, and 10 to 40 years for buildings and improvements. The Company assumes no salvage value for its depreciable property and equipment. Depreciation expense on property and equipment was approximately $7,513,000 and $6,405,000 for the six months ended June 30, 2002 and 2001, respectively, and approximately $3,837,000 and $3,192,000 for the three months ended June 30, 2002 and 2001, respectively.

        Landfills and landfill improvements are stated at cost and are depleted based on consumed airspace. Landfill improvements include direct costs incurred to obtain landfill permits and direct costs incurred to construct and develop the site. All indirect landfill development costs are expensed as incurred. Depletion expense was approximately $3,874,000 and $3,307,000 for the six months ended June 30, 2002 and 2001, respectively and approximately $2,032,000, and $1,755,000 for the three months ended June 30, 2002 and 2001, respectively.

        Interest is capitalized on certain projects under development including landfill projects and probable landfill expansion projects, and on certain assets under construction, including operating landfills. The capitalization of interest for operating landfills is based on the costs incurred on discrete cell construction projects. Interest capitalized was approximately $653,000 and $737,000 for the six months ended June 30, 2002 and 2001, respectively and approximately $351,000 and $382,000 for the three months ended June 30, 2002 and 2001, respectively.

        Property and equipment consisted of the following at June 30, 2002 and December 31, 2001:

	June 30, 2002	December 31, 2001
Land and landfills	$138,814,298	$130,453,284
Vehicles	64,056,428	52,164,834
Containers and compactors	35,389,779	33,438,128
Machinery and equipment	16,955,065	15,600,878
Buildings and improvements	14,713,778	13,755,113
Furniture and office equipment	4,298,115	3,805,232

	274,227,463	249,217,469
Less accumulated depreciation and depletion	61,649,170	50,696,855

	$212,578,293	$198,520,614

Goodwill and Other Intangible Assets

        Intangible assets consist primarily of the cost of acquired businesses in excess of the fair value of net assets acquired (Goodwill). With the adoption of SFAS No. 142, amortization of Goodwill incurred prior to June 30, 2001 ceased effective January 1, 2002. In accordance with the provisions of SFAS No. 142, Goodwill resulting from acquisitions completed subsequent to June 30, 2001, is not amortized. Other intangibles consist of values assigned to customer lists and covenants not-to-compete and costs incurred to obtain debt financing. Except for debt issue costs, other intangibles are recorded at cost and amortized over periods ranging from two to seven years, computed on the straight-line method. Amortization expense for customer list and covenants not to compete was $1,393,000 and $1,136,000 for the six months ended June 30, 2002 and 2001, respectively and $733,000 and $573,000 for the three months ended June 30, 2002 and 2001, respectively. The Company defers costs incurred in obtaining debt and amortizes, as additional interest expense, these costs over the term of the related debt using the effective interest method.

        Other intangible assets consisted of the following at June 30, 2002 and December 31, 2001:

	2002	2001
Customer lists	$12,983,384	$11,126,538
Non-competition agreements	6,469,358	5,294,695
Debt issue costs	15,032,603	8,646,479
Other	360,354	483,303

	34,845,699	25,551,015
Less accumulated amortization	12,422,944	9,975,255

	$22,422,755	$15,575,760

        Accumulated amortization related to customer lists, non-competition agreements and debt issue costs were $4,819,000, $3,209,000 and $4,350,000, respectively, at June 30, 2002, and $3,969,000, $2,665,000 and $3,313,000, respectively, at December 31, 2001.

        On an ongoing basis, management reviews the valuation and amortization of such assets with consideration toward recovery through future operating results at the current rate of amortization. The Company periodically evaluates the value and future benefits of its other intangible assets. The Company assesses recoverability from future operations using cash flows of the related acquired business as measures. In accordance with SFAS No. 144, the carrying value would be reduced to estimated fair value if it becomes probable that the Company's estimate for expected future cash flows from the asset would be less than the carrying amount of the related other intangible assets. There have been no adjustments to the carrying amount of intangible assets resulting from these evaluations as of June 30, 2002 and December 31, 2001.

        Scheduled estimated amortization of other intangible assets is as follows:

2003	$5,611,000
2004	4,358,000
2005	2,640,000
2006	1,876,000
2007	1,449,000
Thereafter	3,665,000

$19,599,000

Accrued Expenses and Other Current Liabilities

        The following is a summary of accrued expenses and other current liabilities at June 30, 2002 and December 31, 2001:

	2002	2001
Acquisition related accrued liabilities	$3,932,464	$512,223
Interest	1,054,597	2,370,474
Accrued payroll and other employee related liabilities	1,607,381	2,069,597
Accrued insurance liabilities	680,105	2,203,507
Other	4,826,684	4,278,862

	$12,101,231	$11,434,663

Income Taxes

        Deferred income taxes are determined based on the difference between the financial reporting and tax bases of assets and liabilities. Deferred income tax provision represents the change during the reporting period in the deferred tax assets and deferred tax liabilities, net of the effect of acquisitions and dispositions. Deferred tax assets include tax loss carryforwards and are reduced by a valuation allowance if, based on available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

        The increase in income tax expense and the effective income tax rate is due to a change in the estimated reversal of temporary differences related to tax deductible goodwill deferred tax liabilities.

3. Acquisitions

        All acquisitions were accounted for as purchases and, accordingly, only the operations of the acquired companies since the acquisition dates are included in the accompanying consolidated financial statements.

        During the six months ended June 30, 2002, the Company acquired the hauling and disposal assets of six waste management companies and real estate associated with planned landfill expansions. The approximate total purchase price of the six waste management companies and real estate was approximately $28,700,000 consisting of cash and liabilities assumed. The Company recorded approximately $14,400,000 of goodwill, of which $13,000,000 is expected to be deductible for tax purposes, and approximately $2,900,000 of amortizing intangible assets related to the acquisition of the six waste management companies. The amortizing intangible assets consist of $1,700,000 of customer lists with a seven year amortization period and $1,200,000 of non-compete agreements with a two to five year amortization period. The pro forma effects of these acquisitions on the operating results of the Company are not significant.

        The allocation of the purchase price for a certain acquisition which closed on June 30, 2002 is preliminary and will be finalized upon completion of valuations of related landfill final closure/post closure liabilities and certain property and equipment, which the Company expects to occur in mid-November. Upon completion of such valuations, the Company may be required to reallocate a portion of such purchase price between assets and liabilities. The Company does not believe any such reallocation will have a material effect on its consolidated financial statements.

4. Landfill and Accrued Environmental Costs

        The following is a roll-forward of amounts accrued for final closure and post-closure costs and environmental costs:

	Final Closure/ Post-Closure Costs	Environmental Costs	Total
Balance at December 31, 2001	$10,389,238	$2,210,919	$12,600,157

Additions charged to income	166,300	—	166,300
Final closure/post-closure costs incurred	(65,525)	—	(65,525)
Waste relocation costs incurred	—	(380,575)	(380,575)

Balance at June 30, 2002	$10,490,013	$1,830,344	$12,320,357

Life Cycle Accounting

        The Company uses life cycle accounting and the units-of-consumption method to recognize certain landfill costs. In life cycle accounting, all costs to acquire, construct, close and maintain a site during the post-closure period are capitalized or accrued and charged to expense based upon the consumption of cubic yards of available airspace. Costs and airspace estimates are developed annually by independent engineers together with the Company's engineer. These estimates are used by the Company's operating and accounting personnel to annually adjust the Company's rates used to expense capitalized costs and accrue final closure and post-closure costs. Changes in these estimates primarily relate to changes in available airspace, inflation rates and applicable regulations. Changes in available airspace primarily include changes due to the addition of airspace lying in expansion areas deemed likely to be permitted.

Total Available Disposal Capacity

        As of June 30, 2002, the Company owned or operated nine MSW landfills and three C&D landfills. Based on engineering estimates, the total available disposal capacity of the 12 landfills is approximately 154,610,000 in-place cubic yards, which consists of approximately 69,094,000 in-place cubic yards of estimated permitted airspace and approximately 85,516,000 in-place cubic yards of estimated additional airspace deemed probable to be permitted.

Probable to be Permitted Expansion Airspace

        Before airspace included in an expansion area is determined as probable to be permitted and, therefore, included in the Company's calculation of total available disposal capacity, the following criteria must be met:

  1.
  The land associated with the expansion airspace is either owned by the Company or controlled by the Company pursuant to an option agreement;
  2.
  The Company is committed to supporting the expansion project financially and with appropriate resources;
  3.
  There are no identified fatal flaws or impediments associated with the project, including political impediments;
  4.
  The expansion is attainable within a three to five year time frame;
  5.
  Progress is being made on the project

        Upon meeting the Company's expansion criteria, the rates used for each applicable landfill to expense costs to acquire, construct, close and maintain a site during the post-closure period are adjusted to include probable to be permitted airspace and all additional costs to be capitalized or accrued associated with the expansion airspace. Once a landfill meets the Company's expansion criteria, management continuously monitors each site's progress in obtaining the expansion permit. If at any point it is determined that an expansion area no longer meets the required criteria, the probable to be permitted airspace is removed from the landfill's total available capacity and the rates used at the landfill to expense costs to acquire, construct, close and maintain a site during the post-closure period are adjusted accordingly. Additionally, the landfill's future operations will typically reflect lower profitability due to higher amortization rates, final closure and post-closure rates, and expenses related to the removal of previously included expansion airspace. The landfill may also become subject to impairment, which could be material to the results of operations of any individual reporting period.

Capitalized Landfill Costs

        Capitalized landfill costs include expenditures for land, operating agreements, permitting costs, cell construction costs and environmental structures. Capitalized permitting and cell construction costs are limited to direct costs relating to these activities, including legal, engineering and construction associated with excavation, liners and site berms. Interest is capitalized on landfill construction projects while the assets are undergoing activities to ready them for their intended use.

        Capitalized landfill costs, excluding the estimated residual value of unpermitted land, are depleted as airspace is consumed using the units-of-consumption method.

        As of June 30, 2002, the Company expected to spend an estimated additional $253,000,000 on existing landfills, primarily related to cell construction and environmental structures, over their expected remaining lives.

Closure and Post-Closure Costs

        Landfill site closure and post-closure costs include estimated costs to be incurred for final closure of the landfills and estimated costs for providing required post-closure monitoring and maintenance of landfills. These costs are accrued and charged to operations based upon consumed airspace in relation to total available disposal capacity using the units-of-consumption method of amortization. The Company estimates future cost requirements for final closure and post-closure monitoring and maintenance for its solid waste facilities based on the technical standards of the Environmental Protection Agency's Subtitle D regulations and applicable state and local regulations. Reviews of the future requirements for closure and post-closure monitoring and maintenance costs for the Company's operating landfills are performed by the Company's engineer and independent engineers at least annually. These estimates do not take into account discounts for the present value of total estimated costs. The total estimated future payments related to final closure and post-closure monitoring and maintenance was estimated to be approximately $33,455,000 as of June 30, 2002.

        A number of the Company's landfills were previously operated by other entities. Accordingly, the Company assessed and recorded a final closure and post-closure liability as of the date of the landfill acquisition based upon the estimated total final closure and post-closure costs and the percentage of total available disposal capacity utilized as of such date. Thereafter, the difference between the final closure and post-closure costs accrued and the total estimated final closure and post-closure costs to be incurred are accrued and charged to expense as the remaining airspace is consumed. Estimated aggregate final closure and post-closure costs will be fully accrued for the Company's landfills at the time such facilities cease to accept waste and are closed.

        The Company pays annual premiums to obtain performance bonds underwritten by a large insurance carrier, which support the Company's financial assurance obligations for its facilities' closure and post-closure costs. These premiums are expensed as incurred.

5. Long-Term Debt

        Long-term debt consisted of the following at June 30, 2002 and December 31, 2001:

	2002	2001
Revolving credit loan	$20,200,000	$90,850,000
Term loan maturing August 31, 2006	—	39,200,000
Senior subordinated notes maturing June 15, 2012	150,000,000	—
Other	266,963	300,662

Total long-term debt	170,466,963	130,350,662
Less current portion	137,573	529,573

	$170,329,390	$129,821,089

        Scheduled maturities of long-term debt are as follows:

2002	$105,726
2003	142,743
2004	20,218,494
2005	—
2006	—
Thereafter	150,000,000

$170,466,963

        On June 12, 2002, IESI issued $150,000,000 of 10.25% Senior Subordinated Notes due 2012 (Outstanding Notes) in a private placement. Interest is payable semi-annually on June 15th and December 15th. Under the terms of a registration rights agreement entered into in connection with the offering of the Outstanding Notes, IESI is required to file with the Securities and Exchange Commission (SEC) within 75 days after the date of issuance of the Outstanding Notes a registration statement under the Securities Act of 1933, as amended, to register new 10.25% Senior Subordinated Notes due 2012 (Exchange Notes) and to offer to exchange the Exchange Notes for the Outstanding Notes. The net proceeds from the offering of the Outstanding Notes were approximately $144,000,000, after deducting the initial purchasers' discounts and other expenses of the offering. We used $142,800,000 of these proceeds to repay amounts outstanding under the term loan and revolving credit loan portions of our senior credit facility. Upon repayment of the term loan portion of our senior credit facility, IESI expensed approximately $586,000 of debt issue costs related to the term loan portion of our senior credit facility during the three months ended June 30, 2002. In addition, IESI terminated three interest rate swap agreements in advance of the contract termination dates. IESI recorded a loss on the early termination of the interest rate swap agreements of approximately $826,000 during the three months ended June 30, 2002.

        The Outstanding Notes are, and the Exchange Notes will be, guaranteed by all of IESI's current subsidiaries, all of which are 100% owned by IESI. Condensed consolidating financial information is not provided as IESI has no independent assets or operations, the subsidiary guarantees are full and unconditional and joint and several and there are no significant restrictions on the ability of the Company or any subsidiary guarantor to obtain funds from its subsidiaries by dividend or loan.

        In connection with the issuance of the Outstanding Notes, the Company's senior credit facility was amended to revise certain financial covenants to provide the Company with greater operating flexibility. As of June 30, 2002, the Company had $57,371,000 of availability under the revolving credit loan portion of its senior credit facility.

        In August 2002, the Company entered into two interest rate swap agreements, which are effective through June 15, 2012, with two financial institutions. Under each swap agreement, the fixed interest rate on $25.0 million of the Company's 10 1/4% senior subordinated notes due 2012 was effectively converted to an interest rate of 5.275% and 5.305%, respectively, plus an applicable floating rate margin that is based on six month LIBOR which is readjusted semiannually on June 15 and December 15 of each year.

6. Commitments and Contingencies

        The Company has operating lease agreements for service facilities, office space and equipment. Some of these lease agreements contain renewal clauses that allow the Company, at its option, to extend the term of the leases for additional periods.

        The Company's business activities are conducted in the context of a developing and changing statutory and regulatory framework. Governmental regulation of the waste management industry requires the Company to obtain and retain numerous governmental permits to conduct various aspects of its operations. These permits are subject to revocation, modification or denial. The costs and other capital expenditures, which may be required to obtain or retain the applicable permits or comply with applicable regulations, could be significant. Any revocation, modification or denial of permits could have a material adverse effect on the Company.

        The Company is subject to liability for any environmental damage that its solid waste facilities may cause to neighboring landowners or residents, particularly as a result of the contamination of soil, groundwater or surface water, and especially drinking water, including damage resulting from conditions existing prior to the acquisition of such facilities by the Company. The Company may also be subject to liability for any off-site environmental contamination caused by pollutants or hazardous substances whose transportation, treatment or disposal was arranged by the Company or its predecessors.

        Any substantial liability for environmental damage incurred by the Company could have a material adverse effect on the Company's financial condition, results of operations or cash flows. As of June 30, 2002, the Company was not aware of any such environmental liabilities.

        In the normal course of its business and as a result of the extensive governmental regulation of the solid waste industry, the Company is subject to various judicial and administrative proceedings involving federal, state or local agencies. In these proceedings, an agency may seek to impose fines on the Company or to revoke or deny renewal of an operating permit held by the Company. From time to time the Company may also be subject to actions brought by citizens' groups or adjacent landowners or residents in connection with the permitting and licensing of landfills and transfer stations, or alleging environmental damage or violations of the permits and licenses pursuant to which the Company operates.

        In addition, the Company may become party to various claims and suits pending for alleged damages to persons and property, alleged violations of certain laws and alleged liabilities arising out of matters occurring during the normal operation of the waste management business. However, as of June 30, 2002, there were no proceedings or litigation involving the Company that the Company believed would have a material adverse impact on its business, financial condition, results of operations or cash flows.

7. Redeemable Preferred Stock

        The Company's Series A, B, C and D Preferred is considered redeemable due to certain terms of the Preferred Shares and due to a majority of members of the Board of Directors being holders of Preferred Shares. Certain events, as defined, can trigger redemption and the occurrence of such events is effectively controlled by the holders of the Preferred Shares.

8. Segment Reporting

        The Company's two geographic regions are the Company's reportable segments. The segments provide integrated waste management services consisting of collection, transfer, disposal, and recycling services to commercial, industrial, municipal, and residential customers. Summarized financial information concerning the Company's reportable segments for the respective six months and three months ended June 30 is shown in the following table.

	South Region	Northeast Region	Corporate Functions	Total
Six months ended June 30, 2002
Outside revenues
Collection	$50,552,004	$14,866,705	$—	$65,418,709
Transfer	2,208,838	20,964,456	—	23,173,294
Disposal	3,607,479	3,166,855	—	6,774,334
Recycling	1,055,252	1,800,956	—	2,856,208
Other	796,553	9,128	—	805,681
Total outside revenues	58,220,126	40,808,100	—	99,028,226
Income (loss) from operations	8,516,375	5,749,878	(3,130,255)	11,135,998
Depreciation, depletion and amortization	8,920,088	3,553,070	315,135	12,788,293
Purchases of property and equipment	7,880,115	3,110,133	406,959	11,397,207
Acquisitions of waste operations	26,779,727	698,513	—	27,478,240
Goodwill acquired	14,356,289	—	—	14,356,289
Total assets	226,638,615	149,961,007	15,788,047	392,387,669
Six months ended June 30, 2001
Outside revenues
Collection	$45,360,621	$14,464,991	$—	$59,825,612
Transfer	1,141,665	18,940,959	—	20,082,624
Disposal	2,962,590	3,083,472	—	6,046,062
Recycling	1,009,238	1,913,289	—	2,922,527
Other	252,533	2,070	—	254,603
Total outside revenues	50,726,647	38,404,781	—	89,131,428
Income (loss) from operations	6,909,253	4,510,182	(3,596,366)	7,823,069
Depreciation, depletion and amortization	7,883,355	4,143,613	240,523	12,267,491
Purchases of property and equipment	11,941,881	2,758,565	296,762	14,997,208
Acquisitions of waste operations	6,688,801	1,479,035	—	8,167,836
Goodwill acquired	3,504,599	—	—	3,504,599
Total assets	183,604,681	147,097,258	5,912,933	336,614,872

Three months ended June 30, 2002
Outside revenues
Collection	$26,407,119	$7,686,452	$—	$34,093,571
Transfer	1,154,612	11,155,727	—	12,310,339
Disposal	1,979,708	1,978,178	—	3,957,886
Recycling	564,552	946,584	—	1,511,136
Other	490,915	6,421	—	497,336
Total outside revenues	30,596,906	21,773,362	—	52,370,268
Income (loss) from operations	4,554,373	3,158,067	(1,647,636)	6,064,804
Depreciation, depletion and amortization	4,662,530	1,786,143	163,070	6,611,743
Purchases of property and equipment	4,960,517	1,939,562	285,466	7,185,545
Acquisitions of waste operations	24,005,642	—	—	24,005,642
Goodwill acquired	13,828,978	—	—	13,828,978
Three months ended June 30, 2001
Outside revenues
Collection	$23,503,415	$7,448,572	$—	$30,951,987
Transfer	642,477	10,033,839	—	10,676,316
Disposal	1,637,255	1,783,808	—	3,421,063
Recycling	487,206	934,980	—	1,422,186
Other	137,184	2,552	—	139,736
Total outside revenues	26,407,537	20,203,751	—	46,611,288
Income (loss) from operations	3,840,997	2,615,144	(1,532,898)	4,923,243
Depreciation, depletion and amortization	4,044,209	2,067,011	125,066	6,236,286
Purchases of property and equipment	8,725,205	1,170,510	183,338	10,079,053
Acquisitions of waste operations	5,051,159	837,670	—	5,888,829
Goodwill acquired	2,094,435	—	—	2,094,435

9. Related Parties

        During the six months ended June 30, 2002, IESI paid the Chairman of the Board of Directors $250,000 for services related to the issuance of the Outstanding Notes.

10. Subsequent Events

        On August 1, 2002, the Board of Directors of the Company authorized the issuance of 179,716 options under the Company's existing 1999 Stock Option Plan (the Plan). Options granted under the Plan are nonqualified stock options to certain employees and directors. The options were issued at an exercise price of $80 per share, which was considered to be equal to, or greater than, the estimated fair value of the underlying shares. Options issued under the Plan expire 10 years from the date of grant and become fully vested over periods ranging from 5 to 8 years.

REPORT OF INDEPENDENT AUDITORS

April 15, 2002
Capital City Roll-Offs, Inc.
Austin, Texas

        We have audited the accompanying balance sheet of Capital City Roll-Offs, Inc. as of December 31, 2000 and the related statements of income, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Capital City Roll-Offs, Inc. as of December 31, 2000, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Howard McElroy & Co., P.C.

CAPITAL CITY ROLL-OFFS, INC.

BALANCE SHEET

DECEMBER 31, 2000

ASSETS
CURRENT ASSETS
Cash	$23,881
Accounts receivable—trade	49,512
Accounts receivable—other	1,371

Total Current Assets	74,764

FIXED ASSETS
Equipment—containers	407,561
Roll-off trucks	465,538
Other equipment and vehicles	64,059
Furniture and fixtures	6,214
943,372
Less: accumulated depreciation	(405,521)

Total Fixed Assets	537,851

TOTAL ASSETS	$612,615
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable—trade	$42,452
Notes payable—current	73,936
Accounts payable—credit cards	3,206
Accrued expenses	10,594

Total Current Liabilities	130,188
LONG-TERM LIABILITIES
Long-term debt—net of current	199,939

Total Liabilities	330,127

STOCKHOLDERS' EQUITY
Common stock, 1,000 shares authorized, issued, and outstanding	1,000
Retained earnings	281,488

Total Stockholders' Equity	282,488

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$612,615

The accompanying notes are an integral part of these financial statements.

CAPITAL CITY ROLL-OFFS, INC.

STATEMENT OF INCOME AND RETAINED EARNINGS

FOR THE YEAR ENDED DECEMBER 31, 2000

REVENUE	$1,421,437
COST OF SERVICES	778,223

GROSS PROFIT	643,214

OPERATING EXPENSES
Advertising	11,345
Bank and credit card fees	2,609
Lease—Diversion Center	21,450
Donations	97
Depreciation	141,695
Entertainment / travel / meals	1,833
Pension / profit sharing	2,400
Insurance	46,316
Office supplies	6,130
Miscellaneous	11,520
Professional fees	2,186
Repairs and maintenance	13,834
Rent	9,600
Salaries	107,861
Taxes and licenses	29,942
Truck expenses	20,834
Telephone	10,931

Total Operating Expenses	440,583

Operating Income	202,631
OTHER INCOME (EXPENSE)
Interest expense/late fees	(20,400)

NET INCOME	182,231
RETAINED EARNINGS—beginning of period	348,883
Shareholder distributions	(249,626)

RETAINED EARNINGS—end of period	$281,488

The accompanying notes are an integral part of these financial statements.

CAPITAL CITY ROLL-OFFS, INC.

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2000

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$182,231
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	141,695
Decrease in receivables—trade	6,630
Increase in accounts payable—trade	6,174
Increase in accrued liabilities	4,189

NET CASH PROVIDED BY OPERATING ACTIVITIES	340,919

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(189,732)

NET CASH USED IN INVESTING ACTIVITIES	(189,732)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term debt	(80,933)
Distributions to shareholders	(249,626)
Proceeds from issuance of long-term debt	100,287

NET CASH USED IN FINANCING ACTIVITIES	(230,272)

DECREASE IN CASH AND CASH EQUIVALENTS	(79,085)
CASH AND CASH EQUIVALENTS AT DECEMBER 31, 1999	102,966

CASH AND CASH EQUIVALENTS AT DECEMBER 31, 2000	$23,881

Supplemental Disclosures:
Interest paid	$20,401

The accompanying notes are an integral part of these financial statements.

CAPITAL CITY ROLL-OFFS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2000

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

        The Company derives substantially all of its revenue through solid waste collection services and sale of scrap metal.

FIXED ASSETS

        Property and equipment are recorded at cost. For financial reporting purposes, depreciation of property and equipment is provided on the straight-line method based upon the estimated useful lives of the assets, generally estimated as follows: vehicles and equipment, 3 to 10 years. For Federal tax purposes, the modified accelerated cost recovery method is utilized.

REVENUE RECOGNITION

        Revenue is recognized as services are provided to customers.

INCOME TAXES

        The Company, with the consent of its shareholders, has elected to be taxed as an S Corporation. In lieu of corporate income taxes, the shareholders are taxed individually on their share of corporate earnings. Therefore, these financial statements do not include a provision or liability for income taxes.

USE OF ESTIMATES

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company's management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

        Cash and equivalents include all highly-liquid investments with a maturity of three months or less at the date of purchase. The Company minimizes its credit risk by placing its cash and equivalents with major banks and financial institutions located principally in the United States. The Company believes that no concentration of credit risk exists with respect to cash. At December 31, 2000 there were no cash equivalents.

COMPREHENSIVE INCOME

        There were no items of other comprehensive income as of December 31, 2000; thus, net income is equal to comprehensive income.

NOTE 2—NOTES PAYABLE

Notes payable—lending institutions, secured by equipment, interest rates from 9.5-11.0%, due at variable dates from 2002 to 2005	$273,875
Less current portion	(73,936)

Notes payable, net of current portion	$199,939

Amounts due annually are as follows:
Year ending December 31,
2001	$73,936
2002	92,496
2003	64,666
2004	34,436
2005 & beyond	8,341

$273,875

NOTE 3—SUBSEQUENT EVENT

        On June 21, 2001, Independent Environmental Services, Inc. purchased the assets of Capital City Roll-Offs, Inc.

REPORT OF INDEPENDENT AUDITORS

To the Shareholder
EASTERN WASTE OF BETHLEHEM, INC.
Bethlehem, Pennsylvania

        We have audited the accompanying balance sheet of EASTERN WASTE OF BETHLEHEM, INC. as of December 31, 1998 and the related statements of income and retained earnings, and cash flows for the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        Except as discussed in the following paragraph, we conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        We were unable to obtain written representations from management of the Company concerning transactions within the audit period since the Company was sold and is under substantially different management.

        In our opinion, except for the effects of such adjustments, if any, as might have been determined to be necessary had the written representations referred to in the preceding paragraph been furnished to us by management, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of EASTERN WASTE OF BETHLEHEM, INC. at December 31, 1998, and the results of its operations, and its cash flows for the period then ended, in conformity with generally accepted accounting principles

/s/ SHAPIRO BRESS & GOLDSTEIN, L.L.P.

Jericho, New York
December 14, 1999

EASTERN WASTE OF BETHLEHEM, INC.

BALANCE SHEET

DECEMBER 31, 1998

ASSETS
CURRENT ASSETS
Cash and cash equivalents—Note 1	$35,916
Accounts receivable (net of allowance for doubtful accounts of $10,441)	451,852
Prepaid expenses	19,225

Total current assets	506,993

PROPERTY AND EQUIPMENT—at cost—Note 2	34,175,023

Total assets	$34,682,016

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable and other accrued expenses	$965,429
Environmental liability—Note 5	5,670,718
Current maturities on long-term debt—Note 3	18,809
Income taxes payable	779,938

Total current liabilities	7,434,894

LONG-TERM LIABILITIES
Long-term debt—Note 3	19,944
Due to affiliates—Note 4	26,358,481

Total long-term liabilities	26,378,425

Total liabilities	33,813,319

COMMITMENTS AND CONTINGENCIES—Note 6 EQUITY
Retained earnings	868,697

Total equity	868,697

Total liabilities and equity	$34,682,016

See Auditors' Report
and Notes to Financial Statements.

EASTERN WASTE OF BETHLEHEM, INC.

STATEMENT OF INCOME AND RETAINED EARNINGS

PERIOD ENDED DECEMBER 31, 1998

		% of Revenues
INCOME FROM SERVICES	$3,646,390	100.00
COST OF SERVICES	644,370	17.67

GROSS PROFIT	3,002,020	82.33

OPERATING EXPENSES
Salaries and related expenses	77,304	2.12
Rent and occupancy costs	93,405	2.56
General and administrative	66,254	1.82

	236,963	6.50

INCOME FROM OPERATIONS BEFORE DEPRECIATION AND AMORTIZATION	2,765,057	75.83

OTHER INCOME
Interest, dividend, and other income	3,965	0.11

OTHER EXPENSES
Depreciation	90,874	2.49
Amortization	1,045,158	28.66
Interest expense (recapture)	(15,645)	(0.43)

	1,120,387	30.73

INCOME BEFORE TAXES	1,648,635	45.21
Provision for income taxes	779,938	21.40

NET INCOME	868,697	23.82
Retained earnings, beginning of period	—

Retained earnings, end of period	$868,697

See Auditors' Report
and Notes to Financial Statements.

EASTERN WASTE OF BETHLEHEM, INC.

STATEMENT OF CASH FLOWS

PERIOD ENDED DECEMBER 31, 1998

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$868,697
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	90,874
Amortization	1,045,158
Increase in allowance for doubtful accounts	10,441
Changes in operating assets and liabilities:
(Increase) in accounts receivable	(462,293)
(Increase) in prepaid expenses	(19,225)
Increase in income taxes payable	779,938
Increase in accounts payable	965,429
Increase in environmental liability	5,670,718

Net cash provided by operating activities	8,949,737

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property, plant, and equipment	(35,311,055)
Increase in due to affiliates	26,358,481

Net cash (used in) investing activities	(8,952,574)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from loan payable	38,753

Net cash provided by financing activities	38,753

Net increase in cash and equivalents	35,916

Cash and cash equivalents, beginning of period	—

Cash and cash equivalents, end of period	$35,916

See Auditors' Report
and Notes to Financial Statements.

EASTERN WASTE OF BETHLEHEM, INC.

NOTES TO FINANCIAL STATEMENTS

PERIOD ENDED DECEMBER 31, 1998

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        This summary of significant accounting policies of EASTERN WASTE OF BETHLEHEM, INC., (the "Company") is presented to assist in the understanding of the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

a.
Business Description

        The Company owns and operates a solid waste landfill located in Bethlehem, Pennsylvania. The Company receives and disposes of solid wastes generated primarily within the city limits of the City of Bethlehem.

        The Company is a wholly-owned subsidiary of a large international corporation. These financial statements reflect the subsidiary alone.

b.
Property and equipment

        Property and equipment are carried at cost. Depreciation of property and equipment is provided using the straight-line and accelerated methods for financial purposes over their estimated useful lives.

        Landfill site costs include expenditures for acquisition of land and related airspace, engineering, permitting, legal, capitalized interest, and certain direct site preparation costs which management believes are recoverable. The Company commences depreciation of landfill site costs when the construction is completed and the constructed area begins to accept waste. Landfill site costs for facilities currently in use are depreciated based upon consumed airspace using the unit-of-production method of airspace filled during the period ending December 31, 1998 in relation to estimates of total available airspace.

        Annually, the Company prepares topographic analyses of the sites using various survey techniques to confirm airspace utilization during the current period and remaining capacity. Engineering, legal, and other costs associated with the expansion of permitted capacity of existing sites are deferred until receipt of all necessary operating permits. Such costs are capitalized and amortized after receipt of the necessary operating permits. The Company reviews the realization of landfill development projects on a periodic basis.

        The Company capitalizes interest costs as part of the cost of developing landfill sites and constructing disposal space. Interest costs of $17,982 were capitalized for the period ended December 31, 1998.

c.
Landfill Closure, Post-Closure, and Other Environmental Costs

        Accrued landfill closure and other environmental costs include the cost of closure and post-closure monitoring and maintenance of landfills, as well as, environmental and remediation costs of which are estimated based on currently available facts, existing technology and interpretation of presently enacted laws and regulations. Landfill post-closure costs represent management's estimate of the current costs of the future obligation associated with maintaining and monitoring the landfill for generally a 30 year period subsequent to the closure of the landfill. The Company estimates the future cost of closure and post-closure costs based on its interpretation of the U.S. Environmental Protection Agency's Subtitle D technical standards. The Company periodically updates its estimates of future closure and post-closure costs with the impact of changes in estimates of future closure and post-closure costs with the impact of changes in estimates accounted for on a prospective basis. The Company recognizes these costs on a unit-of-production method based on consumed airspace in relation to management's estimate of total available airspace. Environmental costs relating to remediation work are accrued and charged to operations in the period the potential environmental liability is known.

d.
Income taxes

        The Company files a combined tax return with its other affiliates for Federal purposes and files separately for State purposes. Income tax expense includes taxes currently payable.

e.
Use of Estimates

        Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

f.
Cash, Cash Equivalents, and Concentrations of Risk

        Consist of cash on hand, cash held in bank checking accounts, and cash held in money market or savings accounts.

        The statements of cash flows classify changes in cash and cash equivalents (short-term, highly liquid investments readily convertible into cash with an original maturity of three months or less) according to operating, investing, or financing activities.

        Financial instruments which potentially expose the Company to concentrations of risk consist principally of cash, marketable securities and accounts receivable.

        The Company places its cash with a financial institution which management considers to be of high quality; however, at times such deposits may be in excess of the Federal Deposit Insurance Corporation insurance limit.

        Concentration of credit risk with respect to accounts receivable can result from a significant portion of the revenues being derived from a small number of entities. The Company generally extends credit to its customers without collateral; however, it closely monitors extensions of credit and its customers consist of very large commercial entities to whom management believes credit can be issued to with minimal risk.

NOTE 2—PROPERTY AND EQUIPMENT

Landfill Equipment	$1,203,147
Office Equipment	78,750
Machinery & Equipment	98,218
Automobiles	40,925
Landfill Expansion	33,890,015

35,311,055
Less: Accumulated depreciation and amortization	1,136,032

$34,175,023

        The total charge to income for depreciation and amortization of this equipment for the period ended December 31, 1998 was $1,136,032.

NOTE 3—LONG TERM DEBT

Equipment note, payable annually at 6.03%, maturing January 2000, secured by a compactor/roller	$38,753
Less: Current portion	18,809

Total long-term	$19,944

Maturities of long-term debt at December 31, 1998 are as follows:
1999	$18,809
2000	19,944

$38,753

NOTE 4—DUE TO AFFILIATES

        These amounts represent advances to/from affiliated entities. They have no specific repayment terms and do not provide for interest and are therefore classified as long-term.

NOTE 5—ACCRUED LANDFILL CLOSURE AND OTHER ENVIRONMENTAL COSTS

        The Company will have financial obligations related to closure and post-closure monitoring and maintenance of their currently permitted and operating landfill. While the exact amount of future closure and post-closure obligations cannot be determined, the Company has developed procedures to estimate these total projected costs based on currently available facts, existing technology, and presently enacted laws and regulations. Accordingly, the Company will continue to periodically review and update underlying assumptions and projected costs and record required adjustments. The closure and post-closure requirements are established under the standards of the U.S. Environmental protection Agency's Subtitle D regulations as implemented and applied on a state-by-state basis. Final closure and post-closure accruals consider estimates for the final cap and cover for the site, methane gas control, leachate management and groundwater monitoring, and other operational and maintenance costs to be incurred after the site discontinues accepting waste, which is generally expected to be for a period of up to thirty years after final site closure.

NOTE 6—COMMITMENTS AND CONTINGENCIES

        The Company is subject to extensive and evolving federal, state, and local environmental laws and regulations that have been enacted in response to technological advances and the public's increased concern over environmental issues. The majority of expenditures necessary to comply with environmental laws and regulations are made in the normal course of business. Although the Company, to the best of its knowledge, is in compliance in all material respects with the laws and regulations affecting its operations, there is no assurance that the Company will not have to expend substantial amounts for compliance in the future.

        The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the Company's financial position, results of operations, or liquidity.

NOTE 7—SUPPLEMENTARY CASH FLOW INFORMATION

        Cash paid for interest was $0.

        Cash paid for income taxes was $0.

        Non-Cash transactions: During the year, the Company capitalized $38,753 of equipment and obligated itself for a like amount of long-term debt.

NOTE 8—SUBSEQUENT EVENT

        Effective July 1, 1999, IESI PA Corporation acquired the landfill and all of the equipment and intangible assets of the Company.

REPORT OF INDEPENDENT AUDITORS

To the Shareholder
 BETHLEHEM LANDFILL
(A division of the City of Bethlehem)
Bethlehem, Pennsylvania

        We have audited the accompanying balance sheets of BETHLEHEM LANDFILL as of December 31, 1998 and 1997 and the related statements of operations and retained deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        Except as discussed in the following paragraph, we conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        We were unable to obtain written representations from management of the Company concerning transactions within the audit periods since the Company was sold and is under substantially different management.

        In our opinion, except for the effects of such adjustments, if any, as might have been determined to be necessary had written representations referred to in the preceding paragraph been furnished to us by management, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of BETHLEHEM LANDFILL at December 31, 1998 and 1997, and the results of its operations, and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                      /s/ SHAPIRO BRESS & GOLDSTEIN, L.L.P.

Jericho, New York
September 29, 1999

BETHLEHEM LANDFILL
(A DIVISION OF THE CITY OF BETHLEHEM)

BALANCE SHEETS

DECEMBER 31, 1998 AND 1997

	1998	1997
ASSETS
CURRENT ASSETS
Cash and cash equivalents—Note 1	$18,613,531	$98,118
Accounts receivable (net of allowance for doubtful accounts of $28,748 and $32,047)	29,592	541,211
Prepaid expenses	—	50,000

Total current assets	18,643,123	689,329

PROPERTY AND EQUIPMENT—at cost—Notes 2 and 5	—	6,887,775

OTHER ASSETS
Cash and cash equivalents, restricted—Note 6	194,186	145,116
Deferred charges, net of accumulated amortization	609,796	660,613
Bond discount, net of accumulated amortization	165,695	179,503

Total other assets	969,677	985,232

Total assets	$19,612,800	$8,562,336

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable and other accrued expenses	$7,868	$309,183
Interest payable	462,444	510,942
Line of credit—Note 4	—	3,200,000
Current portion of capital lease obligation	—	17,739
Current portion of bonds payable—Note 3	2,190,000	2,095,000

Total current liabilities	2,660,312	6,132,864
LONG-TERM LIABILITIES
General obligation bonds payable—Note 3	29,635,000	31,825,000
Environmental liability—Notes 5 and 6	—	2,339,075
Long-term portion of capital lease obligation	—	38,752

Total long-term liabilities	29,635,000	34,202,827

Total liabilities	32,295,312	40,335,691
COMMITMENTS AND CONTINGENCIES—Note 6
EQUITY
Retained deficit	(12,682,512)	(31,773,355)

Total liabilities and equity	$19,612,800	$8,562,336

See Auditors' Report and Notes to Financial Statements.

BETHLEHEM LANDFILL
(A DIVISION OF THE CITY OF BETHLEHEM)

STATEMENTS OF OPERATIONS AND RETAINED DEFICIT

YEARS ENDED DECEMBER 31, 1998 AND 1997

	1998	% of Revenues	1997	% of Revenues
INCOME FROM SERVICES	$3,001,015	100.00	$5,893,862	100.00
COST OF SERVICES	777,007	25.89	2,388,184	40.52

GROSS PROFIT	2,224,008	74.11	3,505,678	59.48
OPERATING EXPENSES
General and administrative	665,501	22.18	1,013,368	17.19

	1,558,507	51.93	2,492,310	42.29

INCOME FROM OPERATIONS BEFORE DEPRECIATION AND AMORTIZATION OTHER INCOME
Interest, dividend, and other income	374,425	12.48	11,200	0.19
Gain on sale of landfill—Note 5	20,339,821	677.76	—

	20,714,246	690.24	11,200	0.19

OTHER EXPENSES
Depreciation	1,394,480	46.47	4,686,990	79.52
Amortization	64,625	2.15	64,625	1.10
Interest expense	1,742,685	58.07	1,929,569	32.74

	3,201,790	106.69	6,681,184	113.36

NET INCOME (LOSS)	19,070,963	635.48	(4,177,674)	(70.88)
Retained deficit, beginning of year	(31,773,355)		(27,531,661)
Interfund transfer	19,880		(64,020)

Retained deficit, end of year	$(12,682,512)		$(31,773,355)

See Auditors' Report and Notes to Financial Statements.

BETHLEHEM LANDFILL
(A DIVISION OF THE CITY OF BETHLEHEM)

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 1998 AND 1997

	1998	1997
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$19,070,963	$(4,177,674)
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	1,394,480	4,686,990
Amortization	64,625	64,625
Increase (decrease) in allowance for doubtful accounts	(3,299)	8,089
Gain on sale of landfill	(20,339,821)	—
Changes in operating assets and liabilities
(Increase) decrease in accounts receivable	514,918	(98,158)
(Increase) decrease in prepaid expenses	50,000	50,000
Increase (decrease) in accounts payable and other accrued expenses	(301,315)	33,490
Increase (decrease) in interest payable	(48,498)	(29,924)
Increase (decrease) in environmental liability	(2,339,075)	1,167,160

Net cash provided by (used in) operating activities	(1,937,022)	1,704,598

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property, plant, and equipment	—	(130,796)
(Increase) decrease in interest receivable	—	157,897
Proceeds from sale of landfill, net	25,833,116	—
Net decrease in investments, restricted	—	11,122

Net cash provided by investing activities	25,833,116	38,223

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on bonds payable	(2,095,000)	(2,005,000)
Additional line of credit borrowings	—	60,972
Repayment of line of credit	(3,200,000)	—
Principal payments on capital lease obligations	(56,491)	(16,730)
Interfund transfers	19,880	(64,020)

Net cash (used in) financing activities	(5,331,611)	(2,024,778)

Net increase (decrease) in cash and equivalents	18,564,483	(281,957)
Cash and cash equivalents, beginning of year	243,234	525,191

Cash and cash equivalents, end of year	$18,807,717	$243,234

See Auditors' Report and Notes to Financial Statements.

BETHLEHEM LANDFILL
(A DIVISION OF THE CITY OF BETHLEHEM)

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 1998 AND 1997

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        This summary of significant accounting policies of Bethlehem Landfill, a division of the City of Bethlehem, Pennsylvania, (the "Bethlehem Landfill") is presented to assist in the understanding of the Bethlehem Landfill's financial statements. The financial statements and notes are representations of Bethlehem Landfill's management who is responsible for their integrity and objectivity. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

a.
Business Description

        The Bethlehem Landfill is a solid waste landfill that was owned and operated by the City of Bethlehem, Pennsylvania ("the City"). The Bethlehem Landfill received and disposed of solid wastes predominately generated within the city limits of the City of Bethlehem. For the purposes of these financial statements, we have isolated the Landfill Enterprise Fund from the City's other Proprietary Funds and have presented the operations of Bethlehem Landfill as if it were an independent commercial enterprise.

b.
Property and equipment

        Property and equipment are carried at cost. Depreciation of property and equipment is provided using the straight-line method for financial purposes over their estimated useful lives, generally five years.

c.
Income taxes

        Bethlehem Landfill is a component unit of the municipal government of the City, hence exempt from paying Federal, state or local income taxes. Therefore, no provision for income taxes has been provided.

d.
Use of Estimates

        Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

e.
Cash, Cash Equivalents, and Concentrations of Risk

        Consist of cash on hand, cash held in bank checking accounts, and cash held in money market or savings accounts.

        The statements of cash flows classify changes in cash and cash equivalents (short-term, highly liquid investments readily convertible into cash with an original maturity of three months or less) according to operating, investing, or financing activities.

        Financial instruments which potentially expose Bethlehem Landfill to concentrations of risk consist principally of cash, marketable securities and accounts receivable.

        Bethlehem Landfill places its cash with a financial institution which management considers to be of high quality; however, at times such deposits may be in excess of the Federal Deposit Insurance Corporation insurance limit.

        Concentration of credit risk with respect to accounts receivable can result from a significant portion of the revenues being derived from a small number of entities. The Company generally extends credit to its customers without collateral; however, it closely monitors extensions of credit and its customers consists of very large commercial entities to whom management believes credit can be issued to with minimal risk.

NOTE 2—PROPERTY AND EQUIPMENT

	1998	1997
Buildings & fixtures	$—	$1,332,661
Improvements other than buildings	—	19,269,362
Major equipment	—	3,231,191
Vehicles	—	69,659
Construction on progress	—	9,004
Land	—	624,631

	—	24,536,508
Less: Accumulated depreciation	—	17,648,733

	$—	$6,887,775

        The total charges to income for depreciation of this equipment were $1,394,480 and $4,686,990 for 1998 and 1997, respectively. On July 17, 1998, the Bethlehem Landfill was sold. (See Note 5).

NOTE 3—LONG-TERM DEBT

	1998	1997
General Obligation Bonds Series of 1986, due in annual installments of $420,000 on March 15, 1998 and $116,000 on March 15, 1999; interest rates vary from 7.40% to 7.50%	$116,000	$536,000
General Obligation Bonds Series A and B of 1992, due in annual installments of $334,000 to $760,000 from June 1, 1999 to June 1, 2006; interest rates range from 5.65% to 6.40%	4,624,000	4,624,000
General Obligation Bonds, Series B of 1993, due in annual installments of $1,675,000 to $2,630,000 through September 1, 2008 and $5,675,000 due on September 1, 2010; interest rates range from 3.90% to 5.25%	27,085,000	28,760,000

	31,825,000	33,920,000
Less: Current portion	2,190,000	2,095,000

Long-term	$29,635,000	$31,825,000

        Maturities of long-term debt at December 31, 1998, are as follows:

1999	$2,190,000
2000	2,295,000
2001	2,410,000
2002	2,540,000
2003	2,670,000
Thereafter to 2009	19,720,000

$31,825,000

NOTE 4—LINE OF CREDIT

        In August 1995, the City executed a five year, $5,000,000 line of credit agreement with a bank to provide revolving, short-term financing for operations of the Landfill Enterprise Fund. At December 31, 1997, Bethlehem Landfill had outstanding borrowings of $3,200,000 at an interest rate of 7.00% under the line of credit. On July 17, 1998, this line of credit was paid off with proceeds from the sale of Bethlehem Landfill. (See Note 5).

NOTE 5—SALE OF LANDFILL

        On July 17, 1998, the City completed the sale of Bethlehem Landfill for $26,100,000. The sales agreement required the City to transfer all assets, both tangible and intangible, used in the normal course of operation as well as certain liabilities to the buyer. The buyer assumed full responsibility for environmental liabilities for the entire site, including areas previously filled and capped, after a period of 18 months subsequent to the date of the sale if no significant liabilities are discovered during that period. The sale has resulted in a net gain of $20,339,821 which has been included in other income in 1998.

NOTE 6—ENVIRONMENTAL LIABILITY

        The City was required by state and federal laws and regulations to make annual contributions to a trust and maintain a letter of credit to fund the costs of closure and postclosure care of the landfill. The City was required to cap filled landfill areas and perform certain maintenance and monitoring functions at the site for thirty years after closure. Although closure and postclosure care costs will be paid near or after the date that the landfill stops accepting waste, the City reported a portion of these costs as an operating expense in each period based on landfill capacity used as of each balance sheet date. At December 31, 1997, the landfill fund had recognized $2,339,075 as an environmental liability related to the future closure of Phase III and postclosure care costs for the entire site. The City was in compliance with the funding requirements and, at December 31, 1997, cash of $145,116 as well as an unused letter of credit in the amount of $6,210,532 were maintained by the City. The cash is included in restricted cash on the balance sheet. At December 31, 1998, this restricted cash balance was $194,186. As per the sales agreement (See note 5), the purchaser assumed responsibility for all environmental liabilities for the entire site, including areas previously filled and capped, after a period of 18 months subsequent to the date of the sale if no significant liabilities are discovered during that period. The restricted cash balance is scheduled to be released to the general fund on January 17, 2000.

        As part of the sales agreement for the purchase of the Bethlehem Landfill, the buyer assumed full responsibility for environmental liabilities for the entire site, including areas previously filled and capped. (See Note 5.)

NOTE 7—SUPPLEMENTARY CASH FLOW INFORMATION

        Cash paid for interest was $1,742,685 (1998) and $1,929,569 (1997).

        Cash paid for income taxes was $0 (1998) and $0 (1997).

NOTE 8—SUBSEQUENT EVENT

        On December 31, 1998, the buyer of the Bethlehem Landfill from the City was acquired in a stock purchase by another entity. This entity was the owner of record when Bethlehem Landfill was subsequently sold to IESI PA Corporation effective July 1, 1999.

REPORT OF INDEPENDENT AUDITORS

To the Management
 N. VACCARO TRANSFER STATION
Brooklyn, New York

        We have audited the accompanying balance sheet of N. VACCARO TRANSFER STATION as of December 31, 1998 and the related statements of operations and retained deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        Except as discussed in the following paragraph, we conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        We were unable to obtain written representations from management of the Company concerning transactions within the audit period since the Company was sold and is under substantially different management.

        In our opinion, except for the effects of such adjustments, if any, as might have been determined to be necessary had the written representations referred to in the preceding paragraph been furnished to us by management, the financial statements referred to above present fairly, in all material respects, the financial position of N. VACCARO TRANSFER STATION at December 31, 1998, and the results of its operations, and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                      /s/ SHAPIRO GOLDSTEIN & COMPANY, L.L.P.

Jericho, New York
November 8, 1999

N. VACCARO TRANSFER STATION

BALANCE SHEET

DECEMBER 31, 1998

ASSETS
CURRENT ASSETS
Prepaid Expenses	$25,173

Total current assets	25,173

PROPERTY AND EQUIPMENT—at cost—Note 2	777,401

OTHER ASSETS
Intangible assets—Notes 3	12,677,514
Security deposits	98,467

Total other assets	12,775,981

Total assets	$13,578,555

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Current maturities on long-term debt—Note 5	$3,276,067

Total current liabilities	3,276,067

LONG-TERM LIABILITIES
Due to affiliates—Note 6	9,465,693
Long-term debt—Note 5	1,500,000

Total long-term liabilities	10,965,693

Total liabilities	14,241,760

COMMITMENTS—Note 5 EQUITY
Retained deficit	(663,205)

Total equity	(663,205)

Total liabilities and equity	$13,578,555

See Auditors' Report
and Notes to Financial Statements.

N. VACCARO TRANSFER STATION

STATEMENT OF OPERATIONS AND RETAINED DEFICIT

YEAR ENDED DECEMBER 31, 1998

		% of Revenues
INCOME FROM SERVICES	$7,620,069	100
COST OF SERVICES	6,289,028	82.53

GROSS PROFIT	1,331,041	17.47

OPERATING EXPENSES
Rent and occupancy costs	80,661	1.06
General and administrative	450,434	5.91

	531,095	0.10

INCOME FROM OPERATIONS BEFORE DEPRECIATION AND AMORTIZATION	799,946	10.50

OTHER INCOME
Interest, dividend, and other income	8,000	(0.10)
Gain on sale of assets	97,173	1.28

	105,173	1.38

OTHER EXPENSES
Interest expense	609,975	7.95
Depreciation	59,229	0.78
Amortization	541,389	7.10

	1,206,593	15.83

NET LOSS	(301,474)	(3.96)
Retained deficit, beginning of year	(361,731)

Retained deficit, end of year	$(663,205)

See Auditors' Report
and Notes to Financial Statements.

N. VACCARO TRANSFER STATION

STATEMENTS OF CASH FLOWS

YEAR ENDED DECEMBER 31, 1998

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(301,474)
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	605,975
Amortization	59,229
Changes in operating assets and liabilities:
(Increase) in prepaid expenses	(25,173)
(Increase) decrease in refundable income taxes	—
(Increase) decrease in prepaid expenses and other current assets	—
Increase (decrease) in accounts payable	(570,323)

Net cash provided by operating activities	(231,766)

CASH FLOWS FROM INVESTING ACTIVITIES
Addition to security deposits	(98,467)

Net cash provided by investing activities	(98,467)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in due to affiliates	2,670,368
Repayment of notes payable	(2,340,135)

Net cash (used in) financing activities	330,233

Net increase (decrease) in cash and equivalents	—
Cash and cash equivalents, beginning of year	—

Cash and cash equivalents, end of year	$—

See Auditors' Report
and Notes to Financial Statements.

N. VACCARO TRANSFER STATION

NOTES TO FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 1998

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        This summary of significant accounting policies of N. VACCARO TRANSFER STATION, (the "Company") is presented to assist in the understanding of the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

a.
Business Description

        The Company operates a transfer station located in Brooklyn, New York which services the New York Metropolitan area.

        The Company is a wholly-owned subsidiary of a large international corporation. These financial statements reflect the subsidiary alone.

        In September, the transfer station collapsed and business ceased from that day forward.

b.
Property and equipment

        Property and equipment are carried at cost. Depreciation of property and equipment is provided using the straight-line method for financial purposes over their estimated useful lives, generally five to ten years.

c.
Amortization of intangible assets

        Goodwill which represents the excess of the cost of purchased companies over the fair market value of their net assets at dates of acquisition is being amortized using the straight-line method over twenty-five years and ten years, respectively.

d.
Income taxes

        The Company files a combined tax return with its other affiliates for Federal purposes and files separately for State and City purposes. Income tax expense includes taxes currently payable.

e.
Use of Estimates

        Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

f.
Cash, Cash Equivalents, and Concentrations of Risk

        Consist of cash on hand, cash held in bank checking accounts, and cash held in money market or savings accounts.

        The statements of cash flows classify changes in cash and cash equivalents (short-term, highly liquid investments readily convertible into cash with an original maturity of three months or less) according to operating, investing, or financing activities.

        Financial instruments which potentially expose the Company to concentrations of risk consist principally of cash, marketable securities and accounts receivable.

        The Company places its cash with a financial institution which management considers to be of high quality; however, at times such deposits may be in excess of the Federal Deposit Insurance Corporation insurance limit.

        Concentration of credit risk with respect to accounts receivable can result from a significant portion of the revenues being derived from a small number of entities. The Company generally extends credit to its customers without collateral; however, it closely monitors extensions of credit and its customers consist of very large commercial entities to whom management believes credit can be issued to with minimal risk.

NOTE 2—PROPERTY AND EQUIPMENT

Land	$500,000
Building	186,484
Building Improvements	58,949
Machinery & Equipment	68,270
Office Equipment	17,304

831,007
Less: Accumulated depreciation	53,606

$777,401

        The total charges to income for depreciation of this equipment was $59,229 for 1998.

NOTE 3—INTANGIBLE ASSETS

        Intangible assets, stated at cost, consist of the following:

Goodwill	13,534,713
Less: Accumulated amortization	857,199

$12,677,514

        The total charges to income for amortization of goodwill was $541,389.

NOTE 4—LONG-TERM DEBT

Notes payable monthly at 8.5%, maturing at various times through 2000, secured by fixed and intangible assets of the Company	$4,776,067
Less: Current portion	3,276,067
Long-term	$1,500,000
Maturities are as follows:	1999	$3,276,067
	2000	1,500,000
		$4,776,067

NOTE 5—DUE TO AFFILIATES

        These amounts represent advances to/from affiliated entities. They have no specific repayment terms and do not provide for interest and are therefore classified as long-term.

NOTE 6—COMMITMENTS

        The Company owns their Brooklyn facility.

        During the year ended December 31, 1998, real estate taxes and utilities of $49,296 and $31,365, respectively, was recognized relating to this space.

NOTE 7—SUPPLEMENTARY CASH FLOW INFORMATION

        Cash paid for interest was $605,975.

        Cash paid for income taxes was $-0-.

NOTE 8—SUBSEQUENT EVENT

        Effective July 1, 1999, IESI NY Corporation acquired all of the equipment and intangible assets of the Company and the Company ceased operations.

REPORT OF INDEPENDENT AUDITORS

To the Shareholder
ATLANTIC OF NEW YORK INC.
Brooklyn, New York

        We have audited the accompanying balance sheet of ATLANTIC OF NEW YORK INC. as of June 30, 1998 and the related statement of operations and retained deficit, and cash flows for the six months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        Except as discussed in the following paragraph, we conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        We were unable to obtain written representations from management of the Company concerning transactions within the audit period since the Company was sold and is under substantially different management.

        In our opinion, except for the effects of such adjustments, if any, as might have been determined to be necessary had the written representations referred to in the preceding paragraph been furnished to us by management, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of ATLANTIC OF NEW YORK INC. at June 30, 1998, and the results of its operations, and its cash flows for the six months then ended, in conformity with generally accepted accounting principles.

                      /s/ SHAPIRO BRESS & GOLDSTEIN, L.L.P.

Jericho, New York
August 12, 1999

ATLANTIC OF NEW YORK INC.

BALANCE SHEET JUNE 30, 1998

ASSETS
CURRENT ASSETS
Cash and cash equivalents—Note 1	$1,683
Accounts receivable (net of allowance for doubtful accounts of $101,822)	842,483
Prepaid expenses	20,938

Total current assets	865,104

PROPERTY AND EQUIPMENT—at cost—Note 2	1,252,507

OTHER ASSETS
Intangible assets—Note 3	1,749,185
Due from affiliates—Note 4	259,963
Security deposits	269,259

Total other assets	2,278,407

Total assets	$4,396,018

LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
Accounts payable and other accrued expenses	$344,487
Income taxes payable	680

Total current liabilities	345,167

LONG-TERM LIABILITIES
Other payables	33,120

Total long-term liabilities	33,120

Total liabilities	378,287

COMMITMENTS—Note 5
STOCKHOLDERS' EQUITY
Common stock, par value $.10	—
Paid in capital	9,553,631
Retained deficit	(5,535,900)

Total stockholder's equity	4,017,731

Total liabilities and stockholder's equity	$4,396,018

See Auditors' Report and Notes to Financial Statements

ATLANTIC OF NEW YORK INC.

STATEMENT OF OPERATIONS AND RETAINED

DEFICIT SIX MONTHS ENDED JUNE 30, 1998

		% of Revenues
INCOME FROM SERVICES	$5,067,008	100
COST OF SERVICES	4,644,248	91.66

GROSS PROFIT	422,760	8.34

OPERATING EXPENSES
Rent and occupancy costs	175,547	3.46
General and administrative	371,027	7.32

	546,574	10.79

(LOSS) FROM OPERATIONS BEFORE DEPRECIATION AND AMORTIZATION	(123,814)	(2.44)

OTHER INCOME
Interest, dividend, and other income	18,358	0.36
OTHER EXPENSES
Depreciation	132,509	2.62
Amortization	217,522	4.29

	350,031	6.91

(LOSS) BEFORE TAXES	(455,487)	(8.99)
Provision for income taxes	680	0.01

NET (LOSS)	(456,167)	(9.00)
Retained deficit, beginning of period	(5,079,733)

Retained deficit, end of period	$(5,535,900)

See Auditors' Report and Notes to Financial Statements

ATLANTIC OF NEW YORK INC.

STATEMENT OF CASH FLOWS

SIX MONTHS ENDED JUNE 30, 1998

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(456,167)
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	132,509
Amortization	217,522
Other	4,998
Decrease in allowance for doubtful accounts	(1,439)
Changes in operating assets and liabilities:
Decrease in accounts receivable	149,464
Decrease in deferred taxes receivable	121,690
Decrease in prepaid expenses and other current assets	267,182
Decrease in accounts payable	(79,805)
Decrease in payroll taxes payable	(3,341)
Net cash provided by operating activities	352,613
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property, plant, and equipment	(45,761)
Net increase in due from affiliates	(275,180)
Net increase in security deposits	(97,344)
Net cash (used in) investing activities	(418,285)
Net decrease in cash and equivalents	(65,672)
Cash and cash equivalents, beginning of period	67,355
Cash and cash equivalents, end of period	$1,683

See Auditors' Report
and Notes to Financial Statements.

ATLANTIC OF NEW YORK INC.

NOTES TO FINANCIAL STATEMENTS

SIX MONTHS ENDED JUNE 30, 1998

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        This summary of significant accounting policies of ATLANTIC OF NEW YORK INC., (the "Company") is presented to assist in the understanding of the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

a.
Business Description

        The Company operates a transfer station located in Brooklyn, New York which services the New York Metropolitan area.

        The Company is a wholly-owned subsidiary of a large international corporation. These financial statements reflect the subsidiary alone.

b.
Property and equipment

        Property and equipment are carried at cost. Depreciation of property and equipment is provided using the straight-line method for financial purposes over their estimated useful lives, generally three to ten years.

c.
Amortization of intangible assets

        Intangible assets are being amortized using the straight-line method over their estimated lives.

d.
Income taxes

        The Company files a combined tax return with its other affiliates for Federal purposes and files separately for State and City purposes. Income tax expense includes taxes currently payable.

e.
Use of Estimates

        Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

f.
Cash, Cash Equivalents, and Concentrations of Risk

        Consist of cash on hand, cash held in bank checking accounts, and cash held in money market or savings accounts.

        The statements of cash flows classify changes in cash and cash equivalents (short-term, highly liquid investments readily convertible into cash with an original maturity of three months or less) according to operating, investing, or financing activities.

        Financial instruments which potentially expose the Company to concentrations of risk consist principally of cash, marketable securities and accounts receivable.

        The Company places its cash with a financial institution which management considers to be of high quality; however, at times such deposits may be in excess of the Federal Deposit Insurance Corporation insurance limit.

        Concentration of credit risk with respect to accounts receivable can result from a significant portion of the revenues being derived from a small number of entities. The Company generally extends credit to its customers without collateral; however, it closely monitors extensions of credit and its customers consist of very large commercial entities to whom management believes credit can be issued to with minimal risk.

NOTE 2—PROPERTY AND EQUIPMENT

Operating equipment	$1,001,896
Capital expenditures in progress	2,500
Office equipment	12,676
Leasehold improvements	566,013
1,583,085
Less: Accumulated depreciation and amortization	330,578

$1,252,507

        The total charge to income for depreciation of this equipment for the six months ended June 30, 1998 was $132,509.

NOTE 3—INTANGIBLE ASSETS

        Intangible assets, stated at cost, consist of the following:

Acquisition costs	$2,710,536
Organization costs	50,000
2,760,536
Less: Accumulated amortization	1,011,351

$1,749,185

        The total charge to income during the six months ended June 30, 1998 for amortization relating to these assets was $217,522.

NOTE 4—DUE FROM AFFILIATES

        These amounts represent advances to/from affiliated entities. They have no specific repayment terms and do not provide for interest and are therefore classified as long-term.

NOTE 5—COMMITMENTS

        The Company's lease on their Brooklyn facility expires on March 31, 2004. The lease calls for a monthly base rental of $21,713 and has an escalation clause for increases in real estate taxes.

        During the period ended June 30, 1998, rental expense of $132,110 was recognized relating to this space.

NOTE 6—SUPPLEMENTARY CASH FLOW INFORMATION

        Cash paid for interest was $-0-.

        Cash paid for income taxes was $680.

        Noncash transactions during the period, $398,664 was reclassed from due to affiliates to paid in capital.

NOTE 7—SUBSEQUENT EVENT

        Effective July 1, 1999, IESI NY Corporation acquired all of the equipment and intangible assets of the Company.

REPORT OF INDEPENDENT AUDITORS

To the Shareholder
ATLANTIC OF NEW YORK INC.
Brooklyn, New York

        We have audited the accompanying balance sheet of ATLANTIC OF NEW YORK INC. as of December 31, 1998 and the related statement of operations and retained earnings, and cash flows for the six months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        Except as discussed in the following paragraph, we conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        We were unable to obtain written representations from management of the Company concerning transactions within the audit period since the Company was sold and is under substantially different management.

        In our opinion, except for the effects of such adjustments, if any, as might have been determined to be necessary had the written representations referred to in the preceding paragraph been furnished to us by management, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of ATLANTIC OF NEW YORK INC. at December 31, 1998, and the results of its operations, and its cash flows for the six months then ended, in conformity with generally accepted accounting principles.

                      /s/ SHAPIRO BRESS & GOLDSTEIN, L.L.P.

Jericho, New York
August 12, 1999

ATLANTIC OF NEW YORK INC.

BALANCE SHEET DECEMBER 31, 1998

ASSETS
CURRENT ASSETS
Accounts receivable (net of allowance for doubtful accounts of $151,163)	$607,283
Prepaid expenses	15,500

Total current assets	622,783

PROPERTY AND EQUIPMENT—at cost—Note 2	1,006,781

OTHER ASSETS
Intangible assets—Note 3	3,158,310
Due from affiliates—Note 4	1,014,375
Security deposits	153,759

Total other assets	4,326,444

Total assets	$5,956,008

LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
Accounts payable and other accrued expenses	$95,586
Payroll taxes payable	1,072
Income taxes payable	95,138

Total current liabilities	191,796

LONG-TERM LIABILITIES
Other payables	33,120

Total long-term liabilities	33,120

Total liabilities	224,916

COMMITMENTS—Note 6
STOCKHOLDERS' EQUITY
Paid in capital	5,542,118
Retained earnings	188,974

Total stockholder's equity	5,731,092

Total liabilities and stockholder's equity	$5,956,008

See Auditors' Report and Notes to Financial Statements

ATLANTIC OF NEW YORK INC.

STATEMENT OF OPERATIONS AND RETAINED

EARNINGS SIX MONTHS ENDED DECEMBER 31, 1998

		% of Revenues
INCOME FROM SERVICES—Note 5	$6,399,828	100
COST OF SERVICES—Note 5	5,645,633	88.22

GROSS PROFIT	754,195	11.78

OPERATING EXPENSES
Salaries and related expenses	28,274	0.44
Rent and occupancy costs	196,102	3.06
General and administrative	147,548	2.31

	371,924	5.81

INCOME FROM OPERATIONS BEFORE DEPRECIATION AND AMORTIZATION	382,271	5.97

OTHER INCOME
Interest, dividend, and other income	8,571	0.13
OTHER EXPENSES
Depreciation	110,181	1.72
Amortization	40,088	0.63

	150,269	2.35

INCOME BEFORE TAXES	240,573	3.76
Provision for income taxes	113,138	1.77

NET INCOME	127,435	1.99
Retained earnings, beginning of period	61,539

Retained deficit, end of period	$188,974

See Auditors' Report
and Notes to Financial Statements

ATLANTIC OF NEW YORK INC.

STATEMENT OF CASH FLOWS

SIX MONTHS ENDED DECEMBER 31, 1998

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$127,435
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	110,181
Amortization	40,088
Increase in allowance for doubtful accounts	151,163
Changes in operating assets and liabilities:
Increase in accounts receivable	(484,524)
Increase in prepaid expenses	(15,500)
Increase in accounts payable	95,586
Increase in payroll taxes payable	1,072
Increase in income taxes payable	95,138
Increase in other payables	33,120

Net cash provided by operating activities	153,759

CASH FLOWS FROM INVESTING ACTIVITIES
Increase in security deposits	(153,759)

Net cash (used in) investing activities	(153,759)
Net increase (decrease) in cash and equivalents	—
Cash and cash equivalents, beginning of period	—

Cash and cash equivalents, end of period	$—

See Auditors' Report
and Notes to Financial Statements.

ATLANTIC OF NEW YORK INC.

NOTES TO FINANCIAL STATEMENTS

SIX MONTHS ENDED DECEMBER 31, 1998

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        This summary of significant accounting policies of ATLANTIC OF NEW YORK INC., (the "Company") is presented to assist in the understanding of the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

a.
Business Description

        The Company operates a transfer station located in Brooklyn, New York which services the New York Metropolitan area.

        The Company is a wholly-owned subsidiary of a large international corporation. These financial statements reflect the subsidiary alone. Effective July 1, 1998, the stock of the Company was sold to another entity and the financial statements reflect the results of operations for the six months ended December 31, 1998.

b.
Property and equipment

        Property and equipment are carried at cost. Depreciation of property and equipment is provided using the straight-line method for financial purposes over their estimated useful lives, generally five years.

c.
Amortization of intangible assets

        Goodwill, which represents the excess of the cost of purchased companies over the fair market value of their net assets at dates of acquisition is being amortized using the straight-line method over forty years.

d.
Income taxes

        The Company files a combined tax return with its other affiliates for Federal purposes and files separately for State and City purposes. Income tax expense includes taxes currently payable.

e.
Use of Estimates

        Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

f.
Cash, Cash Equivalents, and Concentrations of Risk

        Consist of cash on hand, cash held in bank checking accounts, and cash held in money market or savings accounts.

        The statements of cash flows classify changes in cash and cash equivalents (short-term, highly liquid investments readily convertible into cash with an original maturity of three months or less) according to operating, investing, or financing activities.

        Financial instruments which potentially expose the Company to concentrations of risk consist principally of cash, marketable securities and accounts receivable.

        The Company places its cash with a financial institution which management considers to be of high quality; however, at times such deposits may be in excess of the Federal Deposit Insurance Corporation insurance limit.

        Concentration of credit risk with respect to accounts receivable can result from a significant portion of the revenues being derived from a small number of entities. The Company generally extends credit to its customers without collateral; however, it closely monitors extensions of credit and its customers consist of very large commercial entities to whom management believes credit can be issued to with minimal risk.

NOTE 2—PROPERTY AND EQUIPMENT

Operating equipment	$732,314
Capital expenditures in progress	25,097
Office equipment	3,836
Leasehold improvements	337,058

1,098,305
Less: Accumulated depreciation and amortization	91,524

$1,006,781

        The total charge to income for depreciation of this equipment for the six months ended December 31, 1998 was $110,181.

NOTE 3—INTANGIBLE ASSETS

        Intangible assets, stated at cost, consist of the following:

Goodwill	$3,198,398
Less: Accumulated amortization	40,088

$3,158,310

        The total charge to income during the six months ended December 31, 1998 for amortization relating to these assets was $40,088.

NOTE 4—DUE FROM AFFILIATES

        These amounts represent advances to/from affiliated entities. They have no specific repayment terms and do not provide for interest and are therefore classified as long-term.

NOTE 5—RELATED PARTY TRANSACTIONS

        For the six month period ended December 31, 1998, services provided to affiliates amounted to $2,153,893. In addition, the Company incurred transportation costs from affiliated companies in the amount of $1,268,592.

NOTE 6—COMMITMENTS

        The Company's lease on their Brooklyn facility expires on March 31, 2004. The lease calls for a monthly base rental of $21,713 and has an escalation clause for increases in real estate taxes.

        During the period ended December 31, 1998, rental expense of $134,549 was recognized relating to this space.

NOTE 7—SUPPLEMENTARY CASH FLOW INFORMATION

        Cash paid for interest was $-0-.

        Cash paid for income taxes was $18,000.

NOTE 8—SUBSEQUENT EVENT

        Effective July 1, 1999, IESI NY Corporation acquired all of the equipment and intangible assets of the Company.

REPORT OF INDEPENDENT AUDITORS

To the Shareholders
 R & A BENDER, INC.
Scotland, Pennsylvania

        We have audited, in accordance with generally accepted auditing standards, the financial statements of R & A BENDER, INC. for the years ended December 31, 1998 and 1997 and have issued our report thereon dated October 5, 1999. We have also audited the accompanying statements of operations related to landfill activities. These statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements based on our audits.

        Except as discussed in the following paragraph, we conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of operations related to landfill activities are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statements presentation. We believe that our audits provide a reasonable basis for our opinion.

        We were unable to obtain written representations from management of the Company concerning transactions within the audit periods since the Company was sold and is under substantially different management.

        In our opinion, except for the effects of such adjustments, if any, as might have been determined to be necessary had the written representations referred to in the preceding paragraph been furnished to us by management, the statements referred to in the first paragraph present fairly, in all material respects, the results of its operations related to landfill activities of R & A BENDER, INC. for the years ended December 31, 1998 and 1997, in conformity with generally accepted accounting principles.

                      /s/ SHAPIRO GOLDSTEIN & COMPANY, L.L.P.

Jericho, New York
October 18, 2000

R & A BENDER, INC.

STATEMENTS OF LANDFILL ACTIVITIES

YEARS ENDED DECEMBER 31, 1998 AND 1997

	1998	% of Revenues	1997	% of Revenues
INCOME FROM SERVICES—Note 2	$6,180,473	100	$5,257,282	100

COST OF SERVICES—Note 2
Dumping expense	6,400	0.10	4,000	0.08
Truck expenses	217,186	3.51	134,641	2.56
Salaries	251,378	4.07	263,823	5.02
Insurance	29,730	0.48	(19,555)	(0.37)
Employee benefits	10,887	0.18	33,767	0.64
Payroll taxes	17,783	0.29	5,976	0.11
Outside labor	1,028	0.02	—	—
Landfill expenses	443,643	7.18	418,003	7.95
Supplies and other costs	27,875	0.45	23,895	0.45
Equipment maintenance	57,598	0.93	21,568	0.41

	1,063,508	17.21	886,118	16.86

GROSS PROFIT	$5,116,965	82.79	$4,371,164	83.14

See Auditors' Report and Notes to Financial Statements.

	1998	% of Revenues	1997	% of Revenues
GROSS PROFIT (Carried Forward)	$5,116,965	82.79	$4,371,164	83.14

OPERATING EXPENSES
Salaries and related expenses	146,448	2.37	44,921	0.85

Rent and occupancy costs	41,956	0.68	30,019	0.57

General and administrative—Notes 2 & 3
Employee benefits	9,487	0.15	—	—
Automobile expense	2,541	0.04	5,330	0.10
Professional fees	6,345	0.10	8,966	0.17
Telephone	10,771	0.17	3,008	0.06
Equipment rental	75,495	1.22	72,273	1.37
Office expenses	30,231	0.49	9,607	0.18
Management fees	846,000	13.69	704,000	13.39
Travel and entertainment	14,513	0.23	410	0.01
Insurance	8,541	0.14	26,451	0.50
Performance bond expense	46,676	0.76	62,016	1.18
Dues and subscriptions	2,406	0.04	125	—
Bad Debt expense	7,025	0.11	4,324	0.08
Licenses and permits	5,295	0.09	5,501	0.10
Advertising	3,370	0.05	1,156	0.02
Repairs & maintenance	4,398	0.07	3,955	0.08
Security	277	—	—	—
Depreciation	889,621	14.39	928,095	17.65
Miscellaneous	19,075	0.31	5,914	0.11

	1,982,067	32.07	1,841,131	35.02

TOTAL OPERATING EXPENSES	2,170,471	35.12	1,916,071	36.45

INCOME FROM LANDFILL ACTIVITIES	$2,946,494	47.67	$2,455,093	46.70

See Auditors' Report and Notes to Financial Statements.

R & A BENDER, INC.

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 1998 AND 1997

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        This summary of significant accounting policies of R & A BENDER, INC., (the "Company") is presented to assist in the understanding of the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

a.
Basis of Presentation

        The Company is engaged in the business of providing integrated solid waste management services, consisting of collection, transportation, and disposal services through nonhazardous waste disposal facilities and waste hauling operations. The Company's customers include commercial, industrial, and residential customers. The financial statements presented include only the landfill operations.

b.
Property and equipment

        Property and equipment are carried at cost. Depreciation of property and equipment (except for landfill sites) is provided using the straight-line and accelerated methods for financial purposes over their estimated useful lives.

        Landfill site costs include expenditures for acquisition of land and related airspace, engineering, permitting, legal, capitalized interest, and certain direct site preparation costs which management believes are recoverable. The Company commences depreciation of landfill site costs when the construction is completed and the constructed area begins to accept waste. Landfill site costs for facilities currently in use are depreciated based upon consumed airspace using the unit-of-production method of airspace filled during the years ending 1998 and 1997 in relation to estimates of total available airspace.

        Annually, the Company prepares topographic analyses of the sites using various survey techniques to confirm airspace utilization during the current year and remaining capacity. Engineering, legal, and other costs associated with the expansion of permitted capacity of existing sites are deferred until receipt of all necessary operating permits. Such costs are capitalized and amortized after receipt of the necessary operating permits. The Company reviews the realization of landfill development projects on a periodic basis.

        The Company capitalizes interest costs as part of the cost of developing landfill sites and constructing disposal space.

c.
Landfill Closure, Post-Closure, and Other Environmental Costs

        Accrued landfill closure and other environmental costs include the cost of closure and post-closure monitoring and maintenance of landfills, as well as, environmental and remediation costs of which are estimated based on currently available facts, existing technology and interpretation of presently enacted laws and regulations. Landfill post-closure costs represent management's estimate of the current costs of the future obligation associated with maintaining and monitoring the landfill for generally a 30-year period subsequent to the closure of the landfill. The Company estimates the future cost of closure and post-closure costs based on its interpretation of the U.S. Environmental Protection Agency's Subtitle D technical standards. The Company periodically updates its estimates of future closure and post-closure costs with the impact of changes in estimates of future closure and post-closure costs with the impact of changes in estimates accounted for on a prospective basis. The Company recognizes these costs on a unit-of-production method based on consumed airspace in relation to management's estimate of total available airspace. Environmental costs relating to remediation work are accrued and charged to operations in the period the potential environmental liability is known.

d.
Income taxes

        The Company files a combined tax return with its other affiliates for Federal purposes and files separately for State purposes. The statement presented only pertains to the landfill operation. Since this is not a complete presentation, no provision for income taxes has been presented.

e.
Use of Estimates

        Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

f.
Revenue Recognition

        The Company recognizes revenues upon receipts and acceptance of waste material at its landfills. Amounts billed prior to services being performed are classified as unearned revenue.

NOTE 2—RELATED PARTY TRANSACTIONS

        For the year ended December 31, 1998 and 1997, services provided to affiliates amounted to $4,526,672 and $3,161,276, respectively. In addition, the Company incurred disposal costs from affiliated companies of $6,400 and $4,000 in 1998 and 1997, respectively. Management fees incurred in 1998 and 1997 amounted to $846,000 and $704,000, respectively.

NOTE 3—ALLOCATION OF EXPENSES

        Joint costs are allocated based on percentage of effort, square footage, and other basis as required depending on costs being allocated.

NOTE 4—COMMITMENTS AND CONTINGENCIES

        In December, 1996, the Company entered into a five year lease involving a certain parcel of real estate and appurtenant garage, furnace room, and parking facilities. This lease requires annual rental payments of $80,000, and after the initial term, is renewable monthly.

        During the years ended December 31, 1998 and 1997, the landfill operations recognized an allocated rental expense of $41,956 and $30,019, respectively, relating to this space.

        The Company is subject to extensive and evolving federal, state, and local environmental laws and regulations that have been enacted in response to technological advances and the public's increased concern over environmental issues. The majority of expenditures necessary to comply with environmental laws and regulations are made in the normal course of business. Although the Company, to the best of its knowledge, is in compliance in all material respects with the laws and regulations affecting its operations, there is no assurance that the Company will not have to expend substantial amounts for compliance in the future.

        The Company is involved in various claims and legal actions arising in the ordinary courses of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the Company's financial position, results of operations, or liquidity.

NOTE 5—SUBSEQUENT EVENT

        Effective July 1, 1999, IESI PA Corporation acquired all of the equipment and intangible assets of the Company.

IESI Corporation

Offer To Exchange

$150,000,000 aggregate principal amount of 10 1/4% Senior Subordinated Notes due 2012, which have been registered under the Securities Act,
for any and all
outstanding, unregistered 10 1/4% Senior Subordinated Notes due 2012

PROSPECTUS

                 , 2002

The Exchange Agent for the Exchange Offer is:
The Bank of New York
Corporate Trust Operations
Reorganization Unit
101 Barclay Street—7 East
New York, New York 10286
Attn: Mr. William Buckley
Facsimile: (212) 815-1915

        Until 90 days after the date of this prospectus, all dealers that effect transactions in the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the General Corporation Law of the State of Delaware provides in relevant part that a Delaware corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, provided the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that the person's conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

        Our Third Amended and Restated By-Laws provide for the indemnification of our directors and officers to the fullest extent permitted under Delaware law. Our Fourth Amended and Restated Certificate of Incorporation, as amended, limits the personal liability of our directors to us or stockholders to damages for breach of the director's fiduciary duty.

        We have purchased insurance on behalf of our directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors or officers of the registrants, or that may arise out of their status as directors or officers of the registrants, including liabilities under the federal and state securities laws.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)
Exhibits

See
the index to exhibits that appears immediately following the signature pages of this Registration Statement.

(b)
Financial Statement Schedules

The
following financial statement schedule is included herein:

        Schedule II—Valuation and Qualifying Accounts and Reserves.

ITEM 22. UNDERTAKINGS

        Each registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (a)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (b)
  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this effective registration statement; and

    (c)
    To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (5)
  to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by any registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, IESI Corporation has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Haltom City, State of Texas, on October 17, 2002.

IESI CORPORATION
By:	/s/ CHARLES F. FLOOD Name: Charles F. Flood Title: President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Jeffrey J. Keenan	Chairman of the Board of Directors	October 17, 2002
/s/ CHARLES F. FLOOD Charles F. Flood	President, Chief Executive Officer and Director (Principal Executive Officer)	October 17, 2002
/s/ THOMAS J. COWEE Thomas J. Cowee	Vice President, Chief Financial Officer, Treasurer and Assistant Secretary (Principal Financial Officer and Principal Accounting Officer)	October 17, 2002
* Charles R. Cummings	Director	October 17, 2002
Thierry X. de Vergnes	Director
* Daniel M. Dickinson	Director	October 17, 2002

Bruce R. McMaken	Director
* Robert E. Michalik	Director	October 17, 2002
*By:	/s/ THOMAS J. COWEE Thomas J. Cowee Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, each of the Subsidiary Guarantors listed on Schedule A hereto has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Haltom City, State of Texas, on October 17, 2002.

On behalf of each Subsidiary Guarantor listed on Schedule A hereto
By:	/s/ CHARLES F. FLOOD Name: Charles F. Flood Title: Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHARLES F. FLOOD Charles F. Flood	Chief Executive Officer, President and Director (Principal Executive Officer)	October 17, 2002
/s/ THOMAS J. COWEE Thomas J. Cowee	Vice President, Chief Financial Officer, Treasurer, Assistant Secretary and Director (Principal Financial Officer and Principal Accounting Officer)	October 17, 2002
* Jeffrey J. Keenan	Director	October 17, 2002
*By:	/s/ THOMAS J. COWEE Thomas J. Cowee Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, each of the Subsidiary Guarantors listed on Schedule B hereto has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on October 17, 2002.

On behalf of each Subsidiary Guarantor listed on Schedule B hereto
By:	/s/ ROBERT W. GRIER Name: Robert W. Grier Title: President and Treasurer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT W. GRIER Robert W. Grier	President, Treasurer and Director (Principal Executive Officer)	October 17, 2002
* Robert A. Sagedy, Jr.	Secretary and Director (Principal Financial Officer and Principal Accounting Officer)	October 17, 2002
/s/ THOMAS J. COWEE Thomas J. Cowee	Director	October 17, 2002
* Christopher V. Della Pietra	Director	October 17, 2002
* Stephen T. Moody	Director	October 17, 2002
*By:	/s/ THOMAS J. COWEE Thomas J. Cowee Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, IESI TX Landfill LP has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Haltom City, State of Texas, on October 17, 2002.

IESI TX Landfill LP
By:	IESI TX GP Corporation, its General Partner (the "General Partner")
By:	/s/ CHARLES F. FLOOD Name: Charles F. Flood Title: Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHARLES F. FLOOD Charles F. Flood	Chief Executive Officer, President and Director of the General Partner (Principal Executive Officer)	October 17, 2002
/s/ THOMAS J. COWEE Thomas J. Cowee	Vice President, Chief Financial Officer, Treasurer, Assistant Secretary and Director of the General Partner (Principal Financial Officer and Principal Accounting Officer)	October 17, 2002
* Jeffrey J. Keenan	Director of the General Partner	October 17, 2002
*By:	/s/ THOMAS J. COWEE Thomas J. Cowee Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Central Louisiana Waste, L.L.C. has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Haltom City, State of Texas, on October 17, 2002.

Central Louisiana Waste, L.L.C.
By:	IESI LA Landfill Corporation, its managing member (the "Managing Member")
By:	/s/ CHARLES F. FLOOD Name: Charles F. Flood Title: Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement of Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHARLES F. FLOOD Charles F. Flood	Chief Executive Officer, President and Director of the Managing Member (Principal Executive Officer)	October 17, 2002
/s/ THOMAS J. COWEE Thomas J. Cowee	Vice President, Chief Financial Officer, Treasurer, Assistant Secretary and Director of the Managing Member (Principal Financial Officer and Principal Accounting Officer)	October 17, 2002
* Jeffrey J. Keenan	Director of the Managing Member	October 17, 2002
*By:	/s/ THOMAS J. COWEE Thomas J. Cowee Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Best Disposal Service, Inc. has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Haltom City, State of Texas, on October 17, 2002.

Best Disposal Service, Inc.
By:	/s/ CHARLES F. FLOOD Name: Charles F. Flood Title: Chief Executive Officer and President

        The undersigned directors and officers of Best Disposal Service, Inc. hereby constitute and appoint Charles F. Flood and Thomas J. Cowee and each of them with full power to act without the other and with full power of substitution and resubstitution our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below this Amendment No. 1 to Registration Statement on Form S-4 and any and all amendments thereto, including post-effective amendments thereto and to sign any and all additional registration statements relating to the same offering of securities as this Amendment No. 1 to Registration Statement on Form S-4 that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm all that such attorneys-in-fact, or any of them, or their substitutes shall lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHARLES F. FLOOD Charles F. Flood	Chief Executive Officer, President and Director (Principal Executive Officer)	October 17, 2002
/s/ THOMAS J. COWEE Thomas J. Cowee	Vice President, Chief Financial Officer, Treasurer, Assistant Secretary and Director (Principal Financial Officer and Principal Accounting Officer)	October 17, 2002
/s/ JEFFREY J. KEENAN Jeffrey J. Keenan	Director	October 17, 2002

EXHIBIT INDEX

Exhibit Number	Document Name
3.1	Fourth Amended and Restated Certificate of Incorporation of IESI Corporation (the "Company"), as amended.*
3.2	Third Amended and Restated By-Laws of the Company.*
3.3	Articles of Incorporation of IESI TX Corporation, as amended.
3.4	Certificate of Incorporation of IESI TX GP Corporation, as amended.
3.5	Certificate of Incorporation of IESI NY Corporation, as amended.
3.6	Certificate of Incorporation of IESI NJ Corporation, as amended.
3.7	Certificate of Incorporation of IESI NJ Recycling Corporation, as amended.
3.8	Articles of Incorporation of IESI AR Corporation, as amended.
3.9	Amended & Restated Articles of Incorporation of IESI AR Landfill Corporation.
3.10	Amended Articles of Incorporation of IESI MO Corporation, as amended.
3.11	Certificate of Incorporation of IESI OK Corporation, as amended.
3.12	Articles of Incorporation of IESI PA Blue Ridge Landfill Corporation, as amended.
3.13	Certificate of Incorporation of IESI PA Corporation, as amended.
3.14	Restated Certificate of Incorporation of IESI PA Bethlehem Landfill Corporation, as amended.
3.15	Certificate of Incorporation of IESI LA Corporation.
3.16	Certificate of Incorporation of IESI LA Landfill Corporation.
3.17	Certificate of Incorporation of IESI DE Corporation, as amended.
3.18	Certificate of Incorporation of IESI DE LP Corporation, as amended.
3.19	Certificate of Limited Partner of IESI TX Landfill LP, as amended.
3.20	Articles of Organization of Central Louisiana Waste, LLC, as amended.
3.21	Amended and Restated Certificate of Incorporation of Total Waste Systems, Inc., as amended.
3.22	Articles of Incorporation of Best Disposal Service, Inc.
3.23	Certificate of Incorporation of TWS, Inc., as amended.
3.24	Second Amended and Restated Certificate of Incorporation of Grand Lake Sanitation, Inc., as amended.
3.25	Certificate of Incorporation of Center Point Disposal, Inc., as amended.
3.26	Articles of Incorporation of Ervin's Trash Service, Inc., as amended.
3.27	Certificate of Incorporation of TWS of Caddo County, as amended.
3.28	Certificate of Incorporation of TWS of Southwestern Oklahoma, as amended.
3.29	Certificate of Incorporation of AMD Inc.
3.30	Articles of Incorporation of Enviroclean Systems, Inc.
3.31	By-Laws of IESI TX Corporation.
3.32	By-Laws of IESI TX GP Corporation.
3.33	By-Laws of IESI NY Corporation.
3.34	By-Laws of IESI NJ Corporation.
3.35	By-Laws of IESI NJ Recycling Corporation.
3.36	By-Laws of IESI AR Corporation.
3.37	By-Laws of IESI AR Landfill Corporation.
3.38	By-Laws of IESI MO Corporation.

3.39	Amended & Restated By-Laws of IESI OK Corporation.
3.40	By-Laws of IESI Blue Ridge Landfill Corporation.
3.41	By-Laws of IESI PA Corporation.
3.42	By-Laws of IESI PA Bethlehem Landfill Corporation.
3.43	By-Laws of IESI LA Corporation.
3.44	By-Laws of IESI LA Landfill Corporation.
3.45	By-Laws of IESI DE Corporation.
3.46	By-Laws of IESI DE LP Corporation.
3.47	Limited Partnership Agreement of IESI TX Landfill L.P.
3.48	Operating Agreement of Central Louisiana Waste, LLC.
3.49	By-Laws of Total Waste Systems, Inc.
3.50	By-Laws of Best Disposal Service, Inc.
3.51	By-Laws of TWS, Inc., as amended.
3.52	By-Laws of Grand Lake Sanitation, Inc.
3.53	By-Laws of Center Point Disposal, Inc.
3.54	By-Laws of Ervin's Trash Service, Inc., as amended.
3.55	By-Laws of TWS of Caddo County, Inc.
3.56	By-Laws of TWS of Southwestern Oklahoma, Inc.
3.57	By-Laws of AMD Inc.
3.58	By-Laws of Enviroclean Systems, Inc.
4.1	Indenture, dated as of June 12, 2002, among the Company, the subsidiary guarantors named therein and The Bank of New York, as trustee.*
4.2	Form of 10 1/4% Senior Subordinated Notes due 2012 (included in Exhibit 4.1).*
4.3	Registration Rights Agreement, dated June 7, 2002, among the Company, the subsidiary guarantors named therein, Credit Suisse First Boston Corporation, Salomon Smith Barney Inc., Fleet Securities, Inc. and J.P. Morgan Securities Inc.*
4.4	Supplemental Indenture No. 1, dated as of October 16, 2002, among the Company, the Existing Subsidiary Guarantors named therein, the New Subsidiary Guarantors named therein and The Bank of New York, as Trustee.
5.1	Opinion and Consent of McDermott, Will & Emery.
10.1	Purchase Agreement, dated June 7, 2002, among the Company, the subsidiary guarantors named therein, Credit Suisse First Boston Corporation, Salomon Smith Barney Inc., Fleet Securities, Inc. and J.P. Morgan Securities, Inc.*
10.2	Stock Purchase Agreement, dated as of September 10, 2001, among the Company and the purchasers named on the signature pages thereto.*
10.3	Stock Purchase Agreement, dated as of December 24, 2001, between the Company and Indosuez Capital Partners 2001, L.P.*
10.4	Amended and Restated Registration Rights Agreement, dated June 30, 1999, among the Company and the stockholders named on the signature pages thereto.*
10.5	Subordinate Registration Rights Agreement, dated September 10, 2001, among the Company and the stockholders named on the signature pages thereto.*
10.6	Amended and Restated Stockholders' Agreement, dated September 10, 2001, among the Company, the stockholders named on the signature pages thereto, the warrant holder named therein and certain other parties.*

10.7	Fourth Amended and Restated Revolving Credit a nd Term Loan Agreement, dated as of September 14, 2001, among the Company, the subsidiaries thereof listed on Schedule 2 thereto, the lenders listed on Schedule 1 thereto, Fleet National Bank, as administrative agent, LaSalle Bank National Association, as documentation agent, Credit Suisse First Boston and Citicorp North America, Inc., as syndication agents, and with Fleet Securities, Inc. as arranger (the "Credit Agreement").*
10.8	First Amendment to the Credit Agreement, dated as of May 22, 2002, among the Company, the subsidiaries thereof named therein, Fleet National Bank, as administrative agent, LaSalle Bank National Association, as documentation agent, and Credit Suisse First Boston and Citicorp North America, Inc., as syndication agents.*
10.9	Solid Waste Disposal Agreement, dated March 31, 2001, by and between IESI TX Corporation and Waste Management of Texas, Inc. Confidential treatment has been requested for certain confidential commercial and financial information pursuant to Rule 406 under the Securities Act of 1933, as amended.*
10.10	Department of Sanitation, City of New York, Service and Supply Agreements, each dated July 31, 2001, by and between the City of New York, acting by and through the Department of Sanitation, and IESI NY Corporation, together with related bid sheets and signature pages, each dated August 4, 2000.*
10.11	Employment Agreement, dated as of December 1, 2001, by and between the Company and Charles F. Flood.*
10.12	Employment Agreement, dated as of December 1, 2001, by and between the Company and Thomas J. Cowee.*
10.13	Severance Agreement, dated as of March 7, 2001, by and between the Company and Thomas Brown.*
10.14	Severance Agreement, dated as of June 29, 2001, by and between the Company and Christopher V. Della Pietra.*
10.15	Severance Agreement, dated as of January 13, 1999, by and between the Company and Larry McGee.*
10.16	Severance Agreement, dated as of March 7, 2001, by and between the Company and Jeffrey Peckham.*
10.17	1999 Stock Option Plan.*
10.18	Form of Stock Option Agreement under the 1999 Stock Option Plan.*
12.1	Computation of Ratio of Earnings to Fixed Charges.*
21.1	Subsidiaries of the Company.*
23.1	Consent of McDermott, Will & Emery (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP.
23.3	Consent of Howard McElroy & Co., P.C.
23.4	Consent of Shapiro Goldstein & Company, LLP.
24.1	Powers of Attorney.*
25.1	Statement of Eligibility of the Trustee on Form T-1.*
99.1	Form of Letter of Transmittal.*
99.2	Form of Notice of Guaranteed Delivery.*
99.3	Form of Letter from the Company to Registered Holders and DTC Participants.*
99.4	Form of Letter to Clients.*
99.5	Form of Exchange Agent Agreement.
99.6	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*

*
Previously filed.